Exhibit 4.5

EXECUTION VERSION

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
Depositor,

BERKADIA COMMERCIAL MORTGAGE LLC,
Master Servicer,

SITUS HOLDINGS, LLC,
Special Servicer,

and

COMPUTERSHARE TRUST COMPANY, national association,
Trustee, Certificate Administrator, Paying Agent and Custodian,

TRUST AND SERVICING AGREEMENT Dated as of December 12, 2023

TYSN 2023-CRNR Mortgage Trust
Commercial Mortgage Pass-Through Certificates

TABLE OF CONTENTS

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Section 3.07	Investment of Funds in the Collection Account, the REO Account, the Lockbox Accounts, the Cash Collateral Accounts and the Reserve Accounts	122
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	124
Section 3.09	Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions	128
Section 3.10	Appraisals; Realization upon Defaulted Mortgage Loan	133
Section 3.11	Custodian to Cooperate; Release of Mortgage File	139
Section 3.12	Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation	140
Section 3.13	Reports to the Certificate Administrator; Collection Account Statements	146
Section 3.14	Access to Certain Documentation	152
Section 3.15	Title and Management of REO Property and REO Accounts	159
Section 3.16	Sale of a Specially Serviced Mortgage Loan or the REO Property	164
Section 3.17	Additional Obligations of the Master Servicer and the Special Servicer; Inspections	168
Section 3.18	Authenticating Agent	170
Section 3.19	Appointment of Custodians	171
Section 3.20	Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Account	171
Section 3.21	Property Advance	171
Section 3.22	Appointment of Special Servicer	175
Section 3.23	Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report	178
Section 3.24	Special Instructions for the Master Servicer and/or Special Servicer	183
Section 3.25	Certain Rights and Obligations of the Master Servicer and/or the Special Servicer	184
Section 3.26	Modification, Waiver, Amendment and Consents	184
Section 3.27	[Reserved]	186
Section 3.28	[Reserved]	186
Section 3.29	[Reserved]	186
Section 3.30	No Downgrade Confirmation	187
Section 3.31	Certain Co-Lender Matters Relating to the Whole Loan	188
ARTICLE IV DISTRIBUTIONS TO CERTIFICATEHOLDERS and RR INTeREST OWNERS
Section 4.01	Distributions	191
Section 4.02	Statements to Certificateholders and the RR Interest Owners; Reports by Certificate Administrator; Other Information Available to the Holders and Others	197
Section 4.03	Compliance with Withholding Requirements	212
Section 4.04	REMIC Compliance	213
Section 4.05	Imposition of Tax on the Trust Fund	215
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TABLE OF SCHEDULES
Schedule I	Servicing Criteria to Be Addressed in Assessment of Compliance
Schedule II	Initial Companion Loan Holder
TABLE OF EXHIBITS
Exhibit A-1	Form of Class A Certificate
Exhibit A-2	Form of Class B Certificate
Exhibit A-3	Form of Class LR Certificate
Exhibit A-4	Form of Class R Certificate
Exhibit A-5	Form of Class RR Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C-1	Form of Transferee Affidavit
Exhibit C-2	Form of Transferor Certificate
Exhibit C-3	Form of Transferee Certificate for Transfers of Class RR Certificates or the RR Interest
Exhibit C-4	Form of Transferor Certificate for Transfers of Class RR Certificates or the RR Interest
Exhibit D-1	Form of Investment Representation Letter
Exhibit D-2	Form of ERISA Representation Letter
Exhibit E	Form of Request for Release
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Exhibit F	Securities Legend
Exhibit G	Form of Regulation S Transfer Certificate
Exhibit H	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate during the Restricted Period
Exhibit I	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period
Exhibit J	Form of Transfer Certificate for Exchange or Transfer from Regulation S Global Certificate to Rule 144A Global Certificate
Exhibit K	Form of Distribution Date Statement
Exhibit L-1-A	Form of Investor Certification for Non-Borrower Related Parties and/or Risk Retention Consultation Party
Exhibit L-1-B	Form of Investor Certification for Borrower Related Parties
Exhibit L-1-C	Form of Certification of the Directing Holder
Exhibit L-1-D	Form of Notice of Conflicted Controlling Class Holder Who Becomes a Borrower Related Party
Exhibit L-1-E	Form of Certification of the Risk Retention Consultation Party
Exhibit L-2	Form of Investor Certification to Exercise Voting Rights
Exhibit L-3	Form of Online Vendor Certification
Exhibit L-4	Form of CREFC® Certification
Exhibit M	Form of Notification from Custodian
Exhibit N-1	Form of Closing Date Custodian Certification
Exhibit N-2	Form of Post-Closing Custodian Certification
Exhibit O	Form of NRSRO Certification
Exhibit P-1	[Reserved]
Exhibit P-2	[Reserved]
Exhibit Q-1	Form of Power of Attorney by Trustee for Master Servicer
Exhibit Q-2	Form of Power of Attorney by Trustee for Special Servicer
Exhibit R	[Reserved]
Exhibit S	[Reserved]
Exhibit T	[Reserved]
Exhibit U	Form of Certificate Administrator Receipt of Class RR Certificates
Exhibit V	[Reserved]
Exhibit W-1	Form of Current Report
Exhibit W-2	Current Report Disclosure Information
Exhibit W-3	Current Report Disclosure Notification
Exhibit X	Additional Form 10-D Disclosure
Exhibit Y	Additional Form 10-K Disclosure
Exhibit Z	Form 8-K Disclosure
Exhibit AA	Additional Disclosure Notification
Exhibit BB	Initial Sub-Servicers
Exhibit CC	Backup Certification
Exhibit DD	Form of Companion Loan Holder Certification

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Trust and Servicing Agreement, dated as of December 12, 2023, between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Berkadia Commercial Mortgage LLC, as Master Servicer, Situs Holdings, LLC, as Special Servicer, and Computershare Trust Company, National Association , as Trustee, Certificate Administrator, Paying Agent and Custodian.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate, together with the RR Interest, will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Trust Loan.

As provided for herein, the Certificate Administrator shall elect or shall cause elections to be made to treat designated portions of the Trust Fund for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC” and, each, a “REMIC”). The Class A, Class B and Class RR Certificates and the RR Interest represent “regular interests” in the Upper-Tier REMIC. The Class LA, Class LB and Class LRR and Class LRI Interests represent “regular interests” in the Lower-Tier REMIC. The Class R Certificates will evidence the sole class of “residual interests” in the Upper-Tier REMIC and the Class LR Certificates will represent the sole class of “residual interests” in the Lower-Tier REMIC for purposes of the REMIC Provisions under federal income tax law.

The Lower-Tier REMIC will hold the Trust Loan and certain other related assets subject to this Agreement, and will issue (i) the Lower-Tier Regular Interests set forth in the table below, as classes of “regular interests” in the Lower-Tier REMIC and (ii) the Class LT-R Interest represented by the Class LR Certificates as the sole class of residual interests in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue (i) the Class A, Class B, Class RR, and the RR Interest, each of which is a “regular interest” in the Upper-Tier REMIC and (ii) the Class R Interest represented by the Class R Certificates as the sole class of residual interests in the Upper-Tier REMIC.

LOWER-TIER REMIC

The Class LA, Class LB, Class LRR and Class LRI Interests will evidence the “regular interests” in the Lower-Tier REMIC created hereunder. The Class LT-R Interest will constitute the sole class of “residual interests” in the Lower-Tier REMIC created hereunder and will be evidenced by the Class LR Certificates. The following table sets forth the initial Lower-Tier Principal Balances and Pass-Through Rates for the Lower-Tier Regular Interests and the Class LT-R Interest comprising the interests in the Lower-Tier REMIC created hereunder:

Designation	Pass-Through Rate	Original Lower-Tier Principal Balance
Class LA	(1)	$415,245,000
Class LB	(1)	$2,945,000
Class LRR	(1)	$8,804,000
Class LRI	(1)	$13,206,000
Class LT-R(2)	N/A	N/A
(1)	The Pass-Through Rate of each of the Class LA, Class LB, Class LRR and Class LRI Interests will at all times be equal to the Net Mortgage Rate.
(2)	The Class LT-R Interest (evidenced by the Class LR Certificates) will not have a Certificate Balance, will not bear interest and will not be entitled to distributions of Yield Maintenance Premiums. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount will be distributed to the Holders of the Class LR Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

UPPER-TIER REMIC

The Class A, Class B and Class RR Certificates and the RR Interest shall represent the “regular interests” in the Upper-Tier REMIC created hereunder. The Class R Interest will constitute the sole class of “residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The following table sets forth the class designation and the aggregate initial Certificate Balance (the “Initial Certificate Balance”) for each Class of Certificates (other than the Class R and Class LR Certificates) (collectively, the “Corresponding Certificates”), which comprise the interests in the Upper-Tier REMIC created hereunder:

Corresponding Certificates or RR Interest	Pass-Through Rate or VRR Interest Rate	Certificate Balance or RR Interest Balance	Corresponding Lower-Tier Regular Interests	Lower-Tier Principal Balance
Class A	(1)	$415,245,000	Class LA	$415,245,000
Class B	(1)	$2,945,000	Class LB	$2,945,000
Class RR	(2)	$8,804,000	Class LRR	$8,804,000
RR Interest	(2)	$13,206,000	Class LRI	$13,206,000
Class R(3)	(3)	(3)	N/A	N/A
(1)	The Pass-Through Rate on each of the Class A and Class B Certificates with respect to any Distribution Date (and the related Certificate Interest Accrual Period) will be a per annum rate equal to the Class A Pass-Through Rate and the Class B Pass-Through Rate, respectively.
(2)	The Class RR Certificates and the RR Interest do not have specified Pass-Through Rates. However, the effective interest rate on the VRR Interest will be a per annum rate equal to the Net Mortgage Rate as of the related due date in the month preceding the month in which such Distribution Date occurs.
(3)	The Class R Interest (evidenced by the Class R Certificates) is the residual interest in the Upper-Tier REMIC. It has no principal balance or pass-through rate and pays no principal or interest.

The foregoing structure is intended to cause all of the cash from the Trust Loan to flow through to the Upper-Tier REMIC as cash flow on the “regular interests” in the Upper-Tier REMIC, without creating any shortfall, actual or potential (other than for credit losses), to any REMIC regular interests. To the extent that the structure is believed to diverge from such intention, the parties identifying such ambiguity shall notify the other parties hereto and the parties involved will resolve such ambiguities to accomplish the intended result and will to the extent necessary rectify any drafting errors or seek clarification to the structure without Certificateholder approval

(but with guidance of counsel) to accomplish such intention, including, to the extent necessary, making any amendments in accordance with Section 10.08 of this Agreement.

The Initial Certificate Balance of each of the Class R and Class LR Certificates is zero. The Certificate Balance of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Trust Loan and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates in reduction of the Certificate Balance thereof are subsequently recovered (including, without limitation, after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01 of this Agreement.

As of the Cut-off Date, the Trust Loan has a Stated Principal Balance equal to approximately $440,200,000.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the other parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider, initially located at www.ctslink.com, under the “NRSRO” tab of the respective transaction, access to which is limited to NRSROs who have provided an NRSRO Certification to the 17g-5 Information Provider.

“30/360 Basis”: The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“AB Modified Loan”: The Whole Loan (1) if it became a Corrected Mortgage Loan due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Whole Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Acceptable Insurance Default”: With respect to the Whole Loan, any Default arising when the Loan Documents require that the Borrowers must maintain (or cause to be maintained) standard extended coverage casualty insurance or other insurance that covers acts of terrorism and the Special Servicer has determined, in accordance with the Servicing Standard, that either (i) such insurance is not available at any rate, or (ii) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the affected Mortgaged Property and located in or around the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates). In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant (such expense to be advanced as a Property Advance).

“Accrued AB Loan Interest”: With respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the new junior note(s) of such AB Modified Loan.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Activity”: Solely as used with respect to Section 4.02(l), any review, analysis, comfort, verification, manipulation, reorganization, restructuring, recompilation, recomposition, revision or modification of any information or data.

“Actual/360 Basis”: The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure.

“Additional Form 10-D Disclosure”: The information described in the Form 10-D items set forth under the “Item on Form 10-D” column on Exhibit X hereto.

“Additional Form 10-K Disclosure”: The information described in the Form 10-K items set forth under the “Item on Form 10-K” column on Exhibit Y hereto.

“Additional Data Request”: As defined in Section 4.02(l) of this Agreement.

“Additional Servicer”: Each Affiliate of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Trust Loan Sellers or the Initial Purchasers (other than an Affiliate of any such party acting in the capacity of a Sub-Servicer), that Services the Trust Loan, and each Person, other than the Special Servicer, who is not an Affiliate of any of the Master Servicer, the Certificate Administrator, the Trustee, the Trust Loan Sellers or the Initial Purchasers, who Services 10% or more of the Trust Loan (based on its Stated Principal Balance).

“Additional Trust Fund Expense”: (i) any extraordinary expense incurred with respect to the Trust Fund (including interest on Advances (to the extent such amounts cannot be paid from Default Interest or late payment fees on the Whole Loan), Special Servicing Fees, Liquidation Fees and Workout Fees) and not otherwise treated as a Realized Loss that would result in the Holders of any Class of Non-VRR Certificates or any RR Interest Owner receiving less than the full amount of principal and/or the Interest Distribution Amount to which they are entitled on any Distribution Date, and (ii) any expense incurred as a result of the exercise of the Master Servicer or Special Servicer, as applicable, of any right granted under the Loan Documents to obtain terrorism insurance in the event that the Borrowers (A) are not required to purchase such terrorism insurance or (B) are only required to purchase terrorism insurance up to a cap.

“Administrative Advance”: As defined in Section 4.07(c) of this Agreement.

“Administrative Fee Rate”: The percentage rate per annum equal to the sum of (i) the Servicing Fee Rate, (ii) the Trustee/Certificate Administrator Fee Rate, (iii) the EU Reporting Administrator Fee Rate and (iv) the CREFC® License Fee Rate. The Administrative Fee Rate is equal to 0.020855% per annum and accrues on the same basis as interest accrues on the Whole Loan.

“Advance”: Any Monthly Advance, Property Advance or Administrative Advance.

“Advance Interest Amount”: Interest at the Advance Rate on the aggregate amount of Monthly Advances, Property Advances and Administrative Advances for which the Master Servicer or the Trustee, as applicable, has not been reimbursed for the number of days from the date on which such Advance was made to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance; provided that if, during any Collection Period in which an Advance was made, the Borrowers make a payment of an amount in respect of which such Advance was made with interest at the Default Rate or a late payment fee, the Advance Interest Amount payable to the Master Servicer or the Trustee shall be paid first, from Default Interest and late payment fees in the manner set forth in Section 9(d) of the Co-Lender Agreement, and then, upon determining in accordance with the Servicing Standard that such Advance Interest Amount is not recoverable from such amounts from other amounts on deposit in the Collection Account.

“Advance Rate”: A per annum rate equal to the greater of (i) the Prime Rate and (ii) 2.00%. Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Trust Loan as to which such Advances were made or servicing expenses incurred or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made; provided that such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Account for such reimbursement of such Advance.

“Adverse REMIC Event”: Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause either Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

“Affected Reporting Party”: As defined in Section 11.12 of this Agreement.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliated Person”: Any Person (other than the Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

“Agent Member”: Members of, or Depository Participants in, the Depository.

“Aggregate Available Funds”: For any Distribution Date, the sum of (i) all previously undistributed Monthly Payments or other receipts on account of principal and interest on or in respect of the Trust Loan (including Unscheduled Payments and Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.15(b) of this Agreement) received by or on behalf of the Master Servicer in the Collection Period relating to such Distribution Date, (ii) all Monthly Advances made by the Master Servicer or the Trustee, as applicable, in respect of the Trust Loan for such Distribution Date, (iii) all other amounts received by the Master Servicer in such Collection Period and required to be deposited in the Collection Account by the Master Servicer pursuant to Section 3.05 of this Agreement, (iv) without duplication, any late Monthly Payments on or in respect of the Trust Loan received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date, (v) any Master Servicer Prepayment Interest Shortfall Amount remitted by the Master Servicer to the Collection Account; and (vi) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Withheld Amounts then on deposit in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05 of this Agreement; but excluding (without duplication) the following (in no order of priority):

(a)       all amounts permitted to be used to reimburse the Master Servicer or the Trustee, as applicable, for previously unreimbursed Advances and interest thereon as described in Section 3.06 of this Agreement;

(b)       the aggregate amount of the Servicing Fee, the Special Servicing Fee, the Trustee/Certificate Administrator Fee, the EU Reporting Administrator Fee, the CREFC® License Fee and any other Servicing Compensation, Net Default Interest, late payment fees (to the extent not applied to the reimbursement of Advance Interest Amounts and/or Additional Trust Fund Expenses as provided in Section 3.06 of this Agreement), Workout Fees, Liquidation Fees, Assumption Fees, Modification Fees, loan service transaction fees, Permitted Special Servicer/Affiliate Fees, defeasance fees, demand fees, beneficiary statement charges and similar fees on the Trust Loan payable to the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, together with interest on Advances to the extent provided herein, and reinvestment earnings on payments received with respect to the Trust Loan (in the case of all of the foregoing, which the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee is entitled to retain as Servicing Compensation, Special Servicing Compensation or other compensation, as applicable, and is allocable to the Trust Loan), in each case in respect of such Distribution Date;

(c)       all amounts representing scheduled Monthly Payments on the Trust Loan due after the related Due Date;

(d)       to the extent permitted hereunder, that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to the Trust Loan which represents any unpaid Servicing Fee, Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fee, the EU Reporting Administrator Fee and CREFC® License Fee, to which the Master Servicer, the Special Servicer, any Sub-Servicer, the EU Reporting Administrator, the Certificate Administrator, the Trustee and/or CREFC®, as the case may be, are entitled and is allocable to the Trust Loan;

(e)       all amounts representing certain fees and expenses, including indemnity amounts, reimbursable or payable to the Master Servicer, the Special Servicer, the Certificate Administrator (in all of its capacities under this Agreement), the Custodian or the Trustee and other amounts permitted to be retained by the Master Servicer or withdrawn by the Master Servicer from the Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 of this Agreement and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement (to the extent allocable to the Trust Loan);

(f)       [Reserved];

(g)       any interest or investment income on funds on deposit in the Collection Account or any interest on Permitted Investments in which such funds may be invested;

(h)       all amounts received with respect to the Trust Loan if previously purchased or repurchased from the Trust Fund pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement or the Trust Loan Purchase Agreements or the Co-Lender Agreement during the related Collection Period and subsequent to the date as of when the Trust Loan was purchased or repurchased;

(i)       the amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(j)       Prepayment Charges; and

(k)       with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year and (B) February of each calendar year, in each case, unless such Distribution Date is the final Distribution Date, the Withheld Amounts deposited into the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(f) of this Agreement.

For the avoidance of doubt, Aggregate Available Funds will not include any amounts allocable to the Companion Loans under the Co-Lender Agreement.

“Agreement”: This Trust and Servicing Agreement and all amendments hereof and supplements hereto.

“A.M. Best”: A.M. Best Company, Inc., or its successor in interest.

“Annual Budget”: As defined in the Loan Agreement.

“Anticipated Final Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Procedures”: As defined in Section 5.02(c)(ii)(A) of this Agreement.

“Applicable Fitch Permitted Investment Rating”: (A) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated at least “F1” by Fitch or the long-term debt obligations of which are rated at least “A” by Fitch, and (B) in the case of such investments with maturities of more than thirty (30) days, the short-term obligations of which are rated at least “F1+” by Fitch or the long-term obligations of which are rated at least “AA-” by Fitch.

“Applicable Moody’s Permitted Investment Rating”: (A) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated in the highest short-term rating category by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s, (B) in the case of such investments with maturities of 3 months or less, but more than 30 days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term debt obligations of which are rated at least “A1” by Moody’s, (C) in the case of such investments with maturities of 6 months or less, but more than 3 months, the short term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term debt obligations of which are rated at least “Aa3” by Moody’s, and (D) in the case of such investments with maturities of more than 6 months, the short-term obligations of which are rated in the highest short term rating category by Moody’s or the long-term obligations of which are rated at least “Aaa” by Moody’s.

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York and (b) such state or local tax laws whose applicability shall have been brought to the attention of the Certificate Administrator by either (i) an opinion of counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: With respect to the Mortgaged Property, an appraisal prepared by an Independent MAI appraiser with at least five years of experience in appraising properties of like kind, similar size, quality and condition and in the same area.

“Appraisal Reduction Amount”: For any Distribution Date as to which an Appraisal Reduction Event has occurred, an amount calculated by the Master Servicer by the first Determination Date that is at least ten (10) Business Days following the date the Master Servicer receives from the Special Servicer the required Appraisal (and thereafter by the first Determination Date following any change in the amounts set forth in the following equation) and receipt of any additional relevant information from the Special Servicer equal to the excess, if any, of (a) the sum of (without duplication) (i) the Stated Principal Balance of the Whole Loan, plus (ii) to the extent not previously advanced by the Master Servicer, the Trustee, the Other Servicer or the Other Trustee, all unpaid interest on the Whole Loan at a per annum rate equal to the Whole Loan Rate, plus (iii) all unreimbursed Advances, and all unpaid interest on Advances at the Advance Rate in respect of the Trust Loan or the Companion Loan, plus (iv) any other unpaid Additional Trust Fund Expenses of the Trust and all unreimbursed monthly debt service advances made by the master servicer or the trustee under any Companion Loan securitization and interest thereon in respect of the Whole Loan, plus (v) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows and reserves therefor) and all other amounts (excluding principal, Default Interest, late charges, penalty charges, exit fees, Prepayment Charges and any similar amounts) due and unpaid with respect to the Whole Loan (which taxes, premiums (net of any escrows and reserves therefor) and other amounts that have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable), over (b) the sum of (without duplication) (i) 90% of the appraised value (net of any prior mortgage liens) of the Mortgaged Property as determined by an Updated Appraisal obtained by the Special Servicer (the costs of which shall be paid by the Master Servicer as a Property Advance) minus, solely for purposes of determining the amount by which Monthly Advances or monthly debt service advances under any Companion Loan securitization made by the Master Servicer or Other Servicer with respect to the Trust Loan or the Companion Loan, as applicable, is to be reduced, any downward adjustments the Special Servicer deems appropriate in accordance with the applicable Servicing Standard (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate, plus (ii) all escrows, letters of credit and reserves (other than escrows and reserves for taxes, ground rents, assessments and insurance), plus (iii) all insurance and casualty proceeds and condemnation awards that constitute collateral for the Whole Loan (whether paid or then payable by any insurance company or government authority); provided, that the Appraisal Reduction Amount shall be reduced to zero as of the date the Whole Loan becomes a Corrected Mortgage Loan; provided, further, that without limiting the Special Servicer’s obligation to order and obtain such Appraisal, if the Special Servicer has not obtained an Appraisal or an Updated Appraisal, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), solely for purposes of determining the amount by which Monthly Advances or monthly debt service advances under any Companion Loan securitization made by the Master Servicer or Other Servicer with respect to the Trust Loan or the Companion Loan, as applicable, are to be reduced (and not for the purpose of determining whether a Subordinate Control Period or Subordinate Consultation Period has occurred and is continuing or for reducing the Voting Rights of Certificateholders), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the Whole Loan until such time as such Updated Appraisal referred to above is received and the Appraisal Reduction Amount is calculated (an “Assumed Appraisal Reduction Amount”).

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to the Whole Loan or the REO Property will be reduced to zero as of the date the Whole Loan is paid in full, liquidated, repurchased or otherwise removed from the

Trust Fund. In addition, to the extent an Appraisal Reduction Event has occurred, the Whole Loan shall no longer be subject to the Appraisal Reduction Amount if (a) the Whole Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the Whole Loan) or (b) an Updated Appraisal is obtained and after giving effect thereto, no Appraisal Reduction Amount exists; provided that in case of either of clause (a) or (b), no other Appraisal Reduction Event has occurred and is continuing. The Trust Loan and the Companion Loan shall be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such Whole Loan. Any Appraisal Reduction Amount in respect of the Whole Loan shall be allocated to the Notes on a pro rata and pari passu basis.

“Appraisal Reduction Event”: With respect to the Whole Loan, on the earliest of the following (i) the date on which the Whole Loan becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured Delinquency in Monthly Payments, (iii) receipt of notice that a Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of the Mortgaged Property or the 60th day after a Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of the Mortgaged Property, (iv) the date on which the Mortgaged Property becomes an REO Property and (v) a payment default shall have occurred with respect to the Balloon Payment; provided, however, that for purposes of clause (v) above, if (a) such Borrower is diligently seeking a refinancing or sale of the related Mortgaged Property and delivers, on or prior to the applicable Maturity Date, a statement to that effect to the Master Servicer (who shall promptly deliver a copy to the Special Servicer), and deliver to the Master Servicer, within thirty (30) days following the applicable Maturity Date, a refinancing commitment, letter of intent or otherwise binding application for refinancing or similar document, in each case from a lender reasonably acceptable to the Master Servicer, or a signed purchase agreement reasonably acceptable to the Master Servicer (who shall promptly deliver a copy to the Special Servicer), (b) the Borrowers continue to make their Assumed Scheduled Payments and (c) no other Appraisal Reduction Event has occurred with respect to the Whole Loan, an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date (or extended Maturity Date) and (2) the termination of such refinancing commitment, letter of intent or otherwise binding application for refinancing or similar document. The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events if the Whole Loan is a Specially Serviced Mortgage Loan.

“Appraised-Out Class”: As defined in Section 4.08(b) of this Agreement.

“Asset Status Report”: As defined in Section 3.23(e) of this Agreement.

“Assignment of Leases and Rents”: With respect to the Mortgaged Property, any assignment of leases and rents or similar agreement executed by the Borrowers, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Management Agreement”: As defined in the Loan Agreement.

“Assignment of Mortgage”: An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the Mortgaged Property is located to reflect of record the sale of the Mortgage.

“Assumed Scheduled Payment”: If the Trust Loan is delinquent in respect of its Balloon Payment (including any REO Loan), an amount equal to the sum of (a) the principal portion, if any, of the Monthly Payment that would have been due on the Trust Loan on the related Due Date (or the portion thereof not received), based on the constant payment required by the Trust Notes or, if applicable, the amortization or payment schedule thereof (as calculated with interest at the Trust Loan Rate), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the Trust Loan Rate minus the applicable Servicing Fee Rate.

“Assumption Fees”: Any fees (other than assumption application fees) collected by the Master Servicer or the Special Servicer in connection with an assumption of the Whole Loan or related substitution of the Borrowers (or an interest therein) thereunder (in each case, as permitted or set forth in the Loan Documents or under the provisions of this Agreement).

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 3.18 of this Agreement.

“Balloon Payment”: With respect to the Trust Loan or Whole Loan, as applicable, the scheduled payment of principal due on the Maturity Date (less, principal included in the applicable amortization schedule or scheduled Monthly Payment).

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes. Each of the Trustee, the Certificate Administrator and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person executes an Investor Certification.

“BMO”: Bank of Montreal, a Canadian chartered bank, and its successors in interest.

“BMO Indemnification Agreement”: The indemnification agreement dated as of the Pricing Date, between BMO, the Depositor and the Initial Purchasers.

“BMO Trust Loan Purchase Agreement”: The Trust Loan Purchase Agreement dated and effective the Pricing Date, between BMO and the Depositor.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Accounts”: As defined in Section 3.07(a) of this Agreement.

“Borrower Related Party”: Any of (a) a Borrower, the Borrower Sponsor, any Guarantor, a Manager or a Restricted Holder, (b) any other Person controlling or controlled by or under common control with a Borrower, the Borrower Sponsor, any Guarantor, a Manager or Restricted Holder, as applicable, or (c) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in any Borrower, the Borrower Sponsor, any Guarantor, a Manager or a Restricted Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Borrower Sponsor”: “Sponsor” as defined in the Loan Agreement.

“Borrowers”: “Borrower” as defined in the Loan Agreement.

“Breach”: As defined in Section 2.03(e) of this Agreement.

“Business Day”: Any day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing or corporate offices of either the Master Servicer or Special Servicer, the Corporate Trust Office of either the Certificate Administrator or the Trustee or the primary corporate office of any financial institution holding the Collection Account, REO Account or other trust administration accounts are located, or (iii) a day on which the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

“Calculation Rate”: A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payments on the Whole Loan or sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrowers on similar non-defaulted debt of the Borrowers as of such date of determination, (2) the Trust Loan Rate or Whole Loan Rate, as applicable, and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or Updated Appraisal).

“Cash Collateral Account”: Any account or accounts created pursuant to a Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lockbox Account monies are swept on a regular basis for the benefit of the Trustee, on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, as successor to the Trust Loan Sellers. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the Loan Agreement and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the Loan Agreement. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the Collection Account. To the extent not inconsistent with the terms of the related Loan Documents, the Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”: The cash collateral account agreement between the Originators and the Borrowers, pursuant to which the Cash Collateral Account, if any, may have been established.

“Cash Management Agreement”: As defined in the Loan Agreement.

“Certificate”: Any of the Class A, Class B, Class R, Class LR or Class RR Certificates issued, authenticated and delivered hereunder. For the avoidance of doubt, the RR Interest is not a Certificate.

“Certificate Administrator”: Computershare Trust Company, National Association, a national banking association, in its capacity as Certificate Administrator, or its successor in interest, or any successor Certificate Administrator appointed as herein provided. Computershare Trust Company, National Association, shall perform the Certificate Administrator role through its Corporate Trust Services Division (including, as applicable, any agents or Affiliates utilized thereby).

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates (a) on or prior to the first Distribution Date, an amount equal to the aggregate Initial Certificate Balance of such Class, as specified in the Preliminary Statement to this Agreement and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Principal Balance Certificates on the Distribution Date immediately prior to such date of determination less any distributions allocable to principal and any allocations of Realized Losses made thereon on such prior Distribution Date.

“Certificate Custodian”: Initially, the Certificate Administrator performing its duties hereunder through its Document Custody division; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Certificate Administrator.

“Certificate Interest Accrual Period”: With respect to any Class of Regular Certificates and any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.02 of this Agreement.

“Certificateholder”: The Person in whose name a Certificate (including a Class RR Certificate) is registered in the Certificate Register, subject to the following:

(a)            except as provided in clauses (b) and (d) below, solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate (including a Class RR Certificate) beneficially owned by (x) the Depositor, the Master Servicer, the Special Servicer (in its individual capacity), the Certificate Administrator, the Trustee (in its individual capacity) or any Person actually known by a Responsible Officer of the Certificate Registrar to be an Affiliate of any of the foregoing parties, or (y) any Borrower Related Party or (z), a Restricted Holder shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

(b)            for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate thereof shall be deemed to be outstanding for all purposes if such amendment does not relate to the increase in compensation or material reduction in obligations of the Master Servicer, or the Special Servicer in any material respect, provided that if such amendment does relate to such matters, such Certificates shall be deemed not to be outstanding with respect to such matters;

(c)            for purposes of obtaining the consent of Certificateholders (other than the Controlling Class Certificateholders or the Directing Holder) to any action proposed to be taken by the Special Servicer with respect to the Whole Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding; and

(d)            for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or (subject to the execution of an Investor Certification) any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Certificate Administrator (or other party hereto furnishing such report, statement or information) has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof.

Notwithstanding anything to the contrary in this paragraph, the limitations set forth in the foregoing clauses (a), (b), (c) and (d) shall not be construed so as to limit or prevent a Controlling Class Certificateholder or the Directing Holder, solely based on it being an Affiliate of the Special Servicer, from exercising any appointment, consent, consultation or any other rights (including, without limitation, Voting Rights) it may have under this Agreement solely in its capacity as Controlling Class Certificateholder or Directing Holder (unless, for the avoidance of doubt, the Controlling Class Certificateholder or Directing Holder is a Borrower Related Party).

For purposes of the foregoing, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Paying Agent or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer pursuant to Section 3.22(b), the holders of Principal Balance Certificates evidencing at least 66-⅔% of the aggregate Voting Rights (taking into account Realized Losses and the application of any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Trust Loan to notionally reduce the Certificate Balances of the Principal Balance Certificates) of all Principal Balance Certificates on an aggregate basis.

“Certifying Certificateholder”: A Certificateholder, RR Interest Owner or Beneficial Owner of a Certificate that has provided the Certificate Administrator with an executed Investor Certification.

“Certifying Servicer”: As defined in Section 3.27 of this Agreement.

“Class”: All of the Certificates bearing the same alphabetical or alphanumeric Class designation or each separately designated Lower-Tier Regular Interest.

“Class A Certificate”: Any one of the Certificates with a “Class A” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of Exhibit A-1 to this Agreement.

“Class A Pass-Through Rate”: A per annum rate equal to the Net Mortgage Rate for the related Distribution Date.

“Class B Certificate”: Any one of the Certificates with a “Class B” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of Exhibit A-2 to this Agreement.

“Class B Pass-Through Rate”: A per annum rate equal to the Net Mortgage Rate for the related Distribution Date.

“Class Interest Shortfall”: With respect to any Distribution Date (subsequent to the initial Distribution Date) for any Class of Non-VRR Certificates, the sum of the excess, if any, of (i) the Interest Distribution Amount and any Class Interest Shortfall for such Class of Non-VRR Certificates for the immediately preceding Distribution Date over (ii) all distributions of interest made on such Class of Non-VRR Certificates on the immediately preceding Distribution Date. No interest shall accrue on any Class Interest Shortfall. The Class Interest Shortfall for each Class of Non-VRR Certificates for the initial Distribution Date shall be zero.

“Class LA Interest”, “Class LB Interest”, “Class LRR Interest” and “Class LRI Interest”: Each, a regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01 of this Agreement.

“Class LR Certificate”: Any one of the Certificates with a “Class LR” designation on the face thereof, executed and authenticated by the Certificate Administrator or the

Authenticating Agent on behalf of the Depositor in substantially the form of Exhibit A-3 to this Agreement. The Class LR Certificates have no Pass-Through Rate or Certificate Balance.

“Class LT-R Interest”: The residual interest in the Lower-Tier REMIC. The Class LT-R Interest will be represented by the Class LR Certificates.

“Class R Certificate”: Any one of the Certificates with a “Class R” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of Exhibit A-4 to this Agreement. The Class R Certificates have no Pass-Through Rate or Certificate Balance.

“Class R Interest”: The residual interest in the Upper-Tier REMIC. The Class R Interest will be represented by the Class R Certificates.

“Class RR Certificate”: Any one of the Certificates with a “Class RR” designation on the face thereof, executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form of Exhibit A-5 to this Agreement.

“Class RR Certificates Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holders of the Class RR Certificates.

“Clearstream”: Clearstream Banking Luxembourg, a division of Clearstream International, société anonyme.

“Closing Date”: December 12, 2023.

“CMBS”: Commercial mortgage-backed securities.

“Co-Lender Agreement”: The co-lender agreement, dated as of December 12, 2023, between (i) DBNY, as initial Note A-1-1 Holder, initial Note A-1-2 Holder, initial Note A-1-3 Holder, initial Note A-1-4 Holder, initial Note A-1-5 Holder and initial Note A-1-6 Holder, (ii) GS Bank, as initial Note A-2-1 Holder, initial Note A-2-2 Holder, initial Note A-2-3 Holder and initial Note A-2-4 Holder, (iii) JPMCB, as initial Note A-3-1 Holder, initial Note A-3-2 Holder, initial Note A-3-3 Holder and initial Note A-3-4 Holder and (iv) BMO, as initial Note A-4-1 Holder, initial Note A-4-2 Holder and initial Note A-4-3 Holder.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collateral Deficiency Amount”: With respect to any AB Modified Loan as of any date of determination, an amount equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (solely to the extent allocable to the Trust Loan) (x) the most recent appraised value for the Mortgaged Property, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the Borrowers at the time the Whole Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the Mortgaged Property, plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount.

“Collection Account”: The trust account, accounts or sub-accounts (which may be by ledger entry) created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which shall be entitled “Berkadia Commercial Mortgage LLC, as Master Servicer, on behalf of Computershare Trust Company, National Association, as Trustee, in trust for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates and the RR Interest Owners, Collection Account” and “Berkadia Commercial Mortgage LLC, as Master Servicer, for the benefit of the Companion Loan Holders, relating to the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Collection Account” and each of which must be an Eligible Account.

“Collection Period”: With respect to any Distribution Date, the period that begins immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, immediately following the Cut-off Date) and ending at the close of business on such Determination Date in the calendar month in which the Distribution Date occurs.

“Commission”: The Securities and Exchange Commission.

“Companion Loan(s)”: Those portions of the Whole Loan identified as Promissory Note A-1-2, Promissory Note A-1-3, Promissory Note A-1-4, Promissory Note A-1-5 and Promissory Note A-1-6, which are owned by DBNY, Promissory Note A-2-2, Promissory Note A-2-3 and Promissory Note A-2-4, which are owned by GS Bank, Promissory Note A-3-2, Promissory Note A-3-3 and Promissory Note A-3-4 which are owned by JPMCB, and Promissory Note A-4-2 and Promissory Note A-4-3, which are owned by BMO, each as of the date hereof and which have an aggregate outstanding principal balance as of the Closing Date of $269,800,000.

“Companion Loan Advance”: With respect to a Companion Loan that is part of an Other Securitization Trust, any advance of delinquent scheduled payments with respect to such Companion Loan made by the master servicer or trustee with respect to such Other Securitization Trust.

“Companion Loan Holder”: Any holder of a Companion Loan.

“Companion Loan Rating Agency”: With respect to a Companion Loan, any rating agency that was engaged by a participant in the securitization of such Companion Loan to assign a rating to the related Companion Loan Securities.

“Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Companion Loan (or a portion thereof or interest therein).

“Companion Loan Service Provider”: With respect to any Companion Loan that has been deposited into a securitization trust, the related Other Trustee, Other Servicer, Other Special Servicer, any sub-servicer and any other Person that makes principal and/or interest advances in respect of such Companion Loan pursuant to the related Other Pooling and Servicing Agreement.

“Condemnation Proceeds”: Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to the Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of the Mortgaged Property or released to the Borrowers in accordance with the terms of the REMIC Provisions and the Whole Loan).

“Conflicted Controlling Class Holder”: The Directing Holder or any Controlling Class Certificateholder, as applicable, that becomes a Borrower Related Party. Immediately upon obtaining actual knowledge of any such party becoming a “Conflicted Controlling Class Holder”, the Directing Holder or Controlling Class Certificateholder, as applicable, shall not be considered a Privileged Person and shall provide notice in the form of Exhibit L-1-D hereto to the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator, which such notice shall be physically delivered in accordance with Section 10.05 of this Agreement and shall specifically identify the Conflicted Controlling Class Holder. As of the Closing Date, there is no Conflicted Controlling Class Holder.

“Control Eligible Certificates”: There are no “Control Eligible Certificates” with respect to the Trust. References to the “Control Eligible Certificates” in this Agreement should be disregarded.

“Controlling Class”: The most subordinate Class of the Control Eligible Certificates so long as such Class has an outstanding Certificate Balance (as reduced by any principal payments and Non-VRR Realized Losses and notionally reduced by any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Trust Loan and allocable to such Class) that is equal to or greater than 25% of the initial Certificate Balance of such Class; provided, that if no Class of Control Eligible Certificates has a Certificate Balance (as reduced by any principal payments and Non-VRR Realized Losses and notionally reduced by any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Trust Loan and allocable to such Class) at least equal to 25% of the Initial Certificate Balance of such Class, then the Controlling Class shall be the most senior Class of Control Eligible Certificates. No Holder of Certificates of the Controlling Class that is a Borrower Related Party shall (i) be permitted to appoint the Directing Holder or (ii) be entitled to exercise any consent, consultation or direction rights that may otherwise be exercised by a holder of Certificates of the Controlling Class. There is no Controlling Class with respect to the Trust. References to the “Controlling Class” in this Agreement should be disregarded.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of the Controlling Class of Certificates, as determined by the Certificate Registrar from time to time in accordance with the terms of Section 6.07(a) of this Agreement. There are no Controlling Class Certificateholders with respect to the Trust. References to the “Controlling Class Certificateholder(s)” in this Agreement should be disregarded.

“Corporate Trust Office”: (a) With respect to the Trustee, the corporate trust office of Computershare Trust Company, National Association, initially located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services (CMBS) – TYSN 2023-CRNR, or the principal trust office of any successor trustee qualified and appointed pursuant to this Agreement; and (b) with respect to the Certificate Administrator, (i) with respect to Certificate transfers and surrenders, at 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: CTS : Certificate Transfers (CMBS) TYSN 2023-CRNR, and (ii) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS), TYSN 2023-CRNR, or the principal corporate trust office of any successor certificate administrator, qualified and appointed pursuant to this Agreement.

“Corrected Mortgage Loan”: As defined under the definition of Specially Serviced Mortgage Loan.

“Corresponding Certificates”: As defined in the Preliminary Statement with respect to any Corresponding Lower-Tier Regular Interest.

“Corresponding Lower-Tier Regular Interest”: As defined in the Preliminary Statement with respect to any Class of Corresponding Certificates.

“CREFC®”: CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Trustee and the Special Servicer.

“CREFC® Advance Recovery Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC® Website.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Whole Loan, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally. In connection with preparing the CREFC® Comparative Financial Status Report, the Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending March 31, 2024, and (b) annual financial statements beginning with annual financial statements for the 2024 fiscal year.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Whole Loan, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally. The initial data for this report shall be provided by the Trust Loan Sellers.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Whole Loan, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest

Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package (CREFC® IRP)”:

(a)                                The following seven electronic files: (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File;

(b)                               The following eleven supplemental reports: (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watch List, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report and (xi) CREFC® Reconciliation of Funds Report;

(c)                                the following eight templates: (i) CREFC® Appraisal Reduction Template, (ii) CREFC® Servicer Realized Loss Template, (iii) CREFC® Reconciliation of Funds Template, (iv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC® Historical Liquidation Loss Template, (vi) CREFC® Interest Shortfall Reconciliation Template, (vii) CREFC® Servicer Remittance to Certificate Administrator Template and (viii) CREFC® Significant Insurance Event Template; and

(d)                               such other reports and data files as CREFC® may designate as part of the “CREFC® Investor Reporting Package (CREFC® IRP)” from time to time generally.

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® License Fee”: With respect to the Trust Loan (including any REO Loan or the Trust Loan if it has been defeased) for any related Certificate Interest Accrual Period, the amount of interest accrued during such related Certificate Interest Accrual Period at the CREFC® License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Trust Loan Rate accrued with respect to the Trust Loan during such related Certificate Interest Accrual Period is computed. Any payments of the CREFC® License Fee shall be made to “CRE Finance Council” and delivered by wire transfer pursuant to the following instructions (or such other instructions as may hereafter be furnished by CREFC® to the Master Servicer in writing at least two Business Days prior to the Servicer Remittance Date):

Account Name: Commercial Real Estate Finance Council (CREFC®)
Bank Name: JPMorgan Chase Bank, National Association
Bank Address: 80 Broadway, New York, NY 10005
Routing Number: 021000021
Account Number: 213597397

“CREFC® License Fee Rate”: 0.00050% per annum.

“CREFC® Loan Level Reserve/LOC Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available and effective from time to time on the CREFC® Website.

“CREFC® Loan Periodic Update File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC® Loan Periodic Update File” available and effective from time to time on the CREFC® Website and; provided that each CREFC® Loan Periodic Update File shall be accompanied by a CREFC® Advance Recovery Report, if such report is required for a particular month, and all references herein to “CREFC® Loan Periodic Update File” shall be construed accordingly.

“CREFC® Loan Setup File”: The data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC® Loan Setup File” available and effective from time to time on the CREFC® Website.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available and effective from time to time on the CREFC® Website.

“CREFC® Operating Statement Analysis Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Master Servicer.

“CREFC® Property File”: The monthly data file substantially in the form of, and containing the information called for, in the downloadable form of the “CREFC® Property File” available and effective from time to time on the CREFC® Website.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available and effective from time to time on the CREFC® Website.

“CREFC® Special Servicer Loan File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available and effective from time to time on the CREFC® Website.

“CREFC® Special Servicer Property File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Property File” available and effective from time to time on the CREFC® Website.

“CREFC® Supplemental Servicer Reports”: The CREFC® Delinquent Loan Status Report, the CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC® REO Status Report, the CREFC® Servicer Watch List, the CREFC® NOI Adjustment Worksheet, the CREFC® Comparative Financial Status Report, the CREFC® Operating Statement Analysis Report, the CREFC® Loan Level Reserve/LOC Report, the CREFC® Advance Recovery Report and the CREFC® Total Loan Report.

“CREFC® Total Loan Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available and effective from time to time on the CREFC® Website.

“CREFC® Website”: The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Current Interest Distribution Amount”: With respect to any Distribution Date for any Class of Non-VRR Certificates is equal to the related Regular Interest Distribution Amount.

“Current Report”: As defined in Section 12.01.

“Current Report Disclosure Information”: As defined in Section 12.01.

“Current Report Disclosure Notification”: As defined in Section 12.01.

“Custodial Agreement”: The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, in the form agreed to by the Certificate Administrator and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof. No Custodial Agreement will be required if the Custodian is the same party as the Certificate Administrator.

“Custodian”: Any Custodian appointed pursuant to Section 3.19 of this Agreement. If a Custodian is not so appointed, then the Custodian shall be the Certificate Administrator. The Custodian may (but need not) be the Certificate Administrator, the Trustee or the Master Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Master Servicer (including, as applicable, any agents or Affiliates utilized thereby).

“Cut-off Date”: December 6, 2023.

“DBNY”: Deutsche Bank AG, New York Branch, and its successors in interest.

“DBNY Indemnification Agreement”: The indemnification agreement dated as of the Pricing Date, among DBNY, the Depositor and the Initial Purchasers.

“DBNY Trust Loan Purchase Agreement”: The Trust Loan Purchase Agreement dated and effective the Pricing Date, between DBNY and the Depositor.

“DBRS Morningstar”: DBRS, Inc., or any successor thereto. If neither DBRS Morningstar nor any successor remains in existence, “DBRS Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto and specific ratings of DBRS Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Debt Service Coverage Ratio”: As of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the Mortgaged Property, for the most recently ended 12-month trailing or one-year period for which data is available from the Borrowers (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on the Trust Loan or Whole Loan, as applicable, but after funding of required reserves and “normalized” information from the CREFC® NOI Adjustment Worksheet for the Mortgaged Property by the Master Servicer or Special Servicer, if applicable, pursuant to Section 3.13 of this Agreement, by the annual debt service required by the Trust Loan or Whole Loan, as applicable. Annual debt service shall be calculated by multiplying the Monthly Payment in effect on such date of determination by 12 (or such fewer number of months for which related information is available).

“Default”: An event of default under the Loan Documents, or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Loan Documents.

“Default Interest”: Interest accrued on the Trust Loan or Whole Loan, as applicable, at the excess of (i) the Default Rate over (ii) the Trust Loan Rate or the Whole Loan Rate, as applicable.

“Default Rate”: As defined in the Loan Agreement.

“Defaulted Mortgage Loan”: The Whole Loan, if it is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days delinquent in respect of its Balloon Payment, if any, in either case such Delinquency to be determined without giving effect to any grace period permitted by the Loan Documents and without regard to any acceleration of payments under the Whole Loan.

“Defect”: As defined in Section 2.03(e) of this Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trustee and each Servicing

Function Participant retained by it (other than a Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such item and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XI of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Delinquency”: Any failure of the Borrowers to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

“Denomination”: As defined in Section 5.01(a) of this Agreement.

“Depositor”: Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each calendar month, commencing in January 2024, the 6th day of such calendar month or, if such 6th day is not a Business Day, then the immediately succeeding Business Day.

“Directing Holder”: The representative selected or designated, as applicable, by the Certificateholders representing more than 50% of the Controlling Class (by Certificate Balance) in accordance with Section 6.07; provided that if no Certificateholder holds Certificates representing more than 50% of the Controlling Class (by Certificate Balance), then the Directing Holder shall be the representative appointed by the Controlling Class Certificateholder that owns, and is identified (with contact information) to the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class; and provided, further, (i) upon receipt by the Master Servicer, the Special Servicer and the Certificate Administrator of notice from the Certificateholders representing more than 50% of the Controlling Class (by Certificate Balance) that a Directing Holder is no longer so designated, (ii) if no representative is appointed as the Directing Holder or (iii) if the Directing Holder is required to have resigned due to becoming a Borrower Related Party, there shall be no Directing Holder until a Directing Holder that is not a Borrower Related Party is appointed. Each Certificateholder of the Controlling Class that is not a Borrower Related Party shall be entitled to vote in each election of the Directing Holder. The Directing Holder cannot be a Borrower Related Party. There is no Directing Holder with respect to the Trust. References to the “Directing Holder” in this Agreement should be disregarded, except that, with respect to the rights and obligations of the Risk Retention Consultation Parties, this Agreement should be read as if there were a Directing Holder with respect to the Trust.

“Directly Operate”: If the Mortgaged Property becomes an REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of the REO Property, the holding of the REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of the REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate the REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to the REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to the Whole Loan or any REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, a Borrower, the Borrower Sponsor, any Manager, any guarantor or indemnitor in respect of the Whole Loan and any purchaser of the Whole Loan or the REO Property) in connection with the disposition, workout or foreclosure of the Whole Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement other than (i) Permitted Special Servicer/Affiliate Fees, (ii) any compensation and other remuneration that the Special Servicer is entitled to under this Agreement and (iii) any compensation or other remuneration that the Master Servicer or the Certificate Administrator is permitted to receive or retain pursuant to the terms of this Agreement in connection with its respective duties in such capacity as Master Servicer or Certificate Administrator under this Agreement.

“Disclosure Parties”: As defined in Section 3.14(e) of this Agreement.

“Disqualified Non-U.S. Tax Person”: With respect to a Residual Certificate any Non-U.S. Tax Person or agent thereof other than (a) a Non-U.S. Tax Person that holds a Residual Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (b) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (a) the United States, a State or any political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Code Chapter 1 (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Residual Certificates

(except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, or (e) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel to the Certificate Registrar to the effect that any Transfer to such Person will not cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. For the purposes of this definition, the terms “United States”, “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account, each of which may be a sub-account of a single Eligible Account.

“Distribution Date”: During each calendar month commencing in January 2024, the 4th Business Day following the Determination Date in such calendar month.

“Distribution Date Statement”: As defined in Section 4.02(a) of this Agreement.

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer, the Certificate Administrator and the Trustee, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Section 3.27 or Section 3.28 of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any trust and servicing agreement relating to any other series of certificates offered by the Depositor.

“Due Date”: With respect to (i) the Whole Loan on or prior to its Maturity Date, the day of the month set forth in the Notes on which each Monthly Payment thereon is scheduled to be first due and (ii) the Whole Loan after the Maturity Date therefore or any REO Loan, the day of the month set forth in the Notes on which each Monthly Payment on the Whole Loan had been scheduled to be first due.

“Early Termination Notice Date”: Any date as of which the Stated Principal Balance of the Trust Loan is less than 1.0% of the Stated Principal Balance of the Trust Loan as of the Cut-off Date.

“Eligible Account”: Any of:

(i)                               an account or accounts maintained with a depository institution or trust company, (1) the short-term unsecured debt obligations or commercial paper of which are rated at least “F-1” by Fitch and “P-1” by Moody’s or (2) the long-term unsecured debt obligations of which are rated at least “A” by Fitch and “A2” by Moody’s,

(ii)                            a segregated trust account or accounts maintained with the trust department of a federal or state chartered depository institution, financial institution or trust company (which, subject to the remainder of this clause (ii), may include the Certificate Administrator or the Trustee) acting in its fiduciary capacity which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit substantially similar to Title 12 of the Code of Federal Regulations, Section 9.10(b),

(iii)                         such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i)-(ii) above, with respect to which a No Downgrade Confirmation has been obtained from the Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or

(iv)                         any other account for which the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer, as applicable, receives a No Downgrade Confirmation, which may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer.

Eligible Accounts may bear interest.

“Eligible Investor”: Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) (except with respect to the Class R and Class LR Certificates) an Institutional Accredited Investor that is not a Qualified Institutional Buyer.

“Environmental Insurance Policy”: With respect to the Mortgaged Property or REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of the Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders and the Companion Loan Holders.

“Environmental Report”: The environmental audit report or reports with respect to the Mortgaged Property delivered to the Trust Loan Sellers.

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Plan”: As defined in Section 5.02(k) of this Agreement.

“Escrow Account”: As defined in Section 3.04(b) of this Agreement. Any Escrow Account may be a sub-account of the related Cash Collateral Account.

“Escrow Payment”: Any payment made by the Borrowers to the Master Servicer pursuant to the Mortgage, Cash Collateral Account Agreement, Lockbox Agreement, Loan Agreement or other Loan Document for the account of the Borrowers for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the Mortgaged Property or related to the satisfaction of closing conditions for the Whole Loan.

“EU Hedging Covenant”: As defined in the EU Risk Retention Agreement.

“EU Reporting Administrator”: Situs Real LLC or such other Person as may at any time be designated as such by the EU Transparency Designee in writing to the other parties (upon which notice each party shall be entitled to conclusively rely).

“EU Reporting Administrator Fee” With respect to the Trust Loan or REO Loan and for any Distribution Date, an amount per Certificate Interest Accrual Period equal to the product of (i) the EU Reporting Administrator Fee Rate (adjusted to a monthly rate) and (ii) the Stated Principal Balance of the Trust Loan or REO Loan as of the Payment Date in the immediately preceding Collection Period (without giving effect to payments of principal on the Trust Loan or REO Loan on such due date). The EU Reporting Administrator Fee shall be payable to DBNY whether or not DBNY constitutes an EU Transparency Designee.

“EU Reporting Administrator Fee Rate”: A per annum rate equal to 0.004112%.

“EU Reporting Indemnified Party”: As defined in Section 4.02(l) of this Agreement.

“EU Retention Covenant”: As defined in the EU Risk Retention Agreement.

“EU Risk Retention Agreement”: The EU Credit Risk Retention Agreement, dated and effective as of the Closing Date, between DBNY, GS Bank, BMO, JPMCB, the Trust, the Depositor, the Trustee and the Certificate Administrator.

“EU Securitization Regulation”: As defined in the EU Risk Retention Agreement.

“EU Transparency Amendment”: Any amendment of this Agreement that would (a) limit the rights of the EU Transparency Designee or the EU Reporting Administrator as a third party beneficiary hereunder; (b) amend the final sentence of the definition of “Privileged Person” or amend any part of such definition that relates to EU competent authorities; (c) limit any requirement to the effect that a notice, report (including a Form 8-K) or other information shall be delivered to CCTEURRCompliance@computershare.com; or (d) amend Section 4.02(a) or (b), to the extent that any such provision relates to the “EU Risk Retention” tab of the Certificate Administrator’s website, Section 4.02(k), Section 4.02(l), clause (v) of the first paragraph, clause (iii) of the eighth paragraph or the last paragraph of Section 10.08 or clause (iv) of Section 10.12.

“EU Transparency Designee”: As defined in the EU Risk Retention Agreement.

“EU Transparency Requirements”: As defined in the EU Risk Retention Agreement.

“Euroclear”: Euroclear Bank, as operator of the Euroclear System and its successors in interest.

“Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, any portion of the aggregate Prepayment Interest Shortfalls for such Distribution Date in excess of the sum of (i) the Master Servicer Prepayment Interest Shortfall Amount with respect to such Distribution Date and (ii) any Prepayment Interest Excess with respect to such Distribution Date.

“Exchange Act”: The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“FHLMC”: The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Final Asset Status Report”: An Asset Status Report that is labeled as being a “Final Asset Status Report”, together with such other data or supporting information provided by the Special Servicer to the Directing Holder or any Risk Retention Consultation Party, which does not include any communications (other than the related Asset Status Report) between the Special Servicer and the Directing Holder or any Risk Retention Consultation Party; provided, that no Asset Status Report shall be considered a Final Asset Status Report unless (i) the Directing Holder (during any Subordinate Control Period) has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent pursuant to this Agreement in respect of such action, or has been deemed to approve or consent to such action or (ii) the Asset Status Report is otherwise implemented by the Special Servicer in accordance with the terms of this Agreement.

“Final Recovery Determination”: With respect to the Whole Loan or REO Loan, including after it becomes subject to repurchase by the Trust Loan Sellers pursuant to Section 2.03(e) of this Agreement or subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of the REO Property) which the Master Servicer (or if the Whole Loan becomes a Specially Serviced Mortgage Loan or an REO Loan, the Special Servicer), in its reasonable judgment, as evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator and the Custodian (and the Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable. The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as the Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

“Financial Market Publisher”: BlackRock Financial Management, Inc., Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., KBRA Analytics, LLC, Moody’s Analytics, Interactive Data Corporation, CMBS.com, Inc., Markit LLC, redIQ LLC and Thomson Reuters Corporation, or any successor entities thereof.

“Fitch”: Fitch Ratings, Inc., or any successor thereto. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“FNMA”: The Federal National Mortgage Association or any successor thereto.

“Form 8-K Disclosure” The information described in the Form 8-K items set forth under the “Item on Form 8-K” column on Exhibit Z hereto.

“Global Certificates”: Each of the Regulation S Global Certificates or Rule 144A Global Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Ground Lease”: As defined in the Loan Documents.

“GS Bank”: Goldman Sachs Bank USA, a New York State chartered bank.

“GSMC”: Goldman Sachs Mortgage Company, and its successors in interest.

“GSMC Indemnification Agreement”: The indemnification agreement dated as of the Pricing Date, between GSMC, the Depositor and the Initial Purchasers.

“GSMC Trust Loan Purchase Agreement”: The Trust Loan Purchase Agreement dated and effective the Pricing Date, between GSMC and the Depositor.

“Guarantor”: As defined in the Loan Agreement.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: With respect to (i) any Certificate, a Certificateholder; and (ii) with respect to any Lower-Tier Regular Interest, the Trustee.

“Indemnified Party”: As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”: As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Borrowers, the Directing Holder, any Risk Retention Consultation Party, or any Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Section 856(d)(3)

of the Code if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or the RR Interest or 35% or more of the aggregate value of all Classes of Certificates and the RR Interest Balance of the RR Interest); provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer or the Special Servicer, as applicable, on behalf of itself, the Certificate Administrator and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of the REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause the REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of the REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Individual Certificate”: Any Certificate in definitive, fully registered physical form without interest coupons.

“Initial Certificate Balance”: As described in the Preliminary Statement.

“Initial Purchasers”: Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp., J.P. Morgan Securities LLC, and their respective successors in interest.

“Initial Resolution Period”: As defined in Section 2.03(e) of this Agreement.

“Inquiries”: As defined in Section 4.02(c) of this Agreement.

“Initial VRR Interest Balance”: With respect to the VRR Interest, $22,010,000, which represents an amount equal to the VRR Percentage of the Cut-off Date principal balance of the Trust Loan

“Institutional Accredited Investor”: An institution that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Act or any entity with respect to which the equity owners of which each qualify as an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Act.

“Insurance Proceeds”: Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to the Whole Loan (including any amounts paid by the Master Servicer pursuant to Section 3.08 of this Agreement).

“Interest Distribution Amount”: With respect to any Distribution Date and any Class of Non-VRR Certificates, an amount equal to the Current Interest Distribution Amount for such Class and such Distribution Date, less any Excess Prepayment Interest Shortfall allocable to such Class.

“Interest Reserve Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement; which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Computershare Trust Company, National Association, as Trustee, in trust for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, and the RR Interest Owners, Interest Reserve Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

“Interested Person”: As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Directing Holder (or any of their respective Affiliates), any Risk Retention Consultation Party, any Certificateholder, any RR Interest Owner, any Companion Loan Holder, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.15 of this Agreement, or any Person known to a Responsible Officer of the Trustee or the Certificate Administrator, or to a Servicing Officer of the Special Servicer, to be an Affiliate of any of them, or any Borrower Related Party.

“Investment Account”: As defined in Section 3.07(a) of this Agreement.

“Investment Representation Letter”: As defined in Section 5.02(c)(i)(A) of this Agreement.

“Investor Certification”: A certificate (which may be in electronic form or “click-through format”) representing that such Person executing the certificate is a Certificateholder, a RR Interest Owner, a Risk Retention Consultation Party, the Directing Holder, a Beneficial Owner, a Trust Loan Seller that has repurchased its share of the Trust Loan or a prospective purchaser of a Certificate and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s Website) pursuant to this Agreement, such Person (a) is a Risk Retention Consultation Party or is not a Borrower Related Party or (b) is a Borrower Related Party, substantially in the form of Exhibit L-1-A (in the case of clause (a)) or Exhibit L-1-B (in the case of clause (b)) to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website and/or (ii) for purposes of exercising Voting Rights, such Person is not the Depositor, the Certificate Administrator, the Trustee or a Borrower Related Party, substantially in the form of Exhibit L-2 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website. The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”: As defined in Section 4.02(c) of this Agreement.

“Investor Registry”: As defined in Section 4.02(d) of this Agreement.

“IRS”: The Internal Revenue Service.

“JPMCB”: JPMorgan Chase Bank, National Association, and its successors in interest.

“JPMCB Indemnification Agreement”: The indemnification agreement dated as of the Pricing Date, between JPMCB, the Depositor and the Initial Purchasers.

“JPMCB Trust Loan Purchase Agreement”: The Trust Loan Purchase Agreement dated and effective the Pricing Date, between JPMCB and the Depositor.

“KBRA”: Kroll Bond Rating Agency, LLC, or any of its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”: With respect to the Whole Loan, all amounts received thereon during any Collection Period (or within the related grace period), whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of the Whole Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered. If the Whole Loan becomes an REO Loan, all amounts received in connection with the REO Property during any Collection Period (including any grace period applicable under the original Whole Loan), whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of the REO Loan or the predecessor Whole Loan (without regard to any acceleration of amounts due under the predecessor Whole Loan by reason of default) on a Due Date in a previous Collection Period and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of the Whole Loan or the liquidation of the REO Property or the sale of the Whole Loan pursuant to Section 3.16 or Section 9.01 of this Agreement (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

“Liquidation Fee”: A fee payable to the Special Servicer pursuant to Section 3.12(c) of this Agreement with respect to (i) the Trust Loan (or any related allocable portion thereof) if repurchased by a Trust Loan Seller after the applicable time period (including any applicable extension thereof) in accordance with Section 2.03(e) of this Agreement, (ii) a Specially Serviced Mortgage Loan or REO Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the Borrowers, a loan purchaser or a Trust Loan Seller, and (iii) except as otherwise described below in the next succeeding paragraph, a Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer recovers any Liquidation Proceeds (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of 0.50% of the proceeds of such full, partial or discounted payoff or the Net Liquidation Proceeds related to such liquidated or repurchased Whole Loan or Specially Serviced Mortgage

Loan or REO Property, as the case may be, in each case exclusive of any portion of such full, partial or discounted payoff or Net Liquidation Proceeds that represents Penalty Charges; provided that the total amount of a Liquidation Fee payable with respect to a Specially Serviced Mortgage Loan, REO Loan or Whole Loan in connection with any particular liquidation (or partial liquidation) shall be reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to the Specially Serviced Mortgage Loan, REO Loan or Whole Loan.

Notwithstanding the foregoing, no Liquidation Fee shall be payable (a) in the case of clause (v) of the definition of Liquidation Proceeds if exercised within 90 days after the first time that such holder’s option to purchase the Whole Loan becomes exercisable, provided, however, that even if the purchase occurs before such expiration the Liquidation Fee will be payable to the extent paid by, and collected from, the related borrower or the mezzanine lender; (b) in the case of a final disposition consisting of the repurchase all or any portion of the Trust Loan (or the REO Loan, if applicable) by the Trust Loan Sellers pursuant to the Trust Loan Purchase Agreements, if the Trust Loan Sellers repurchase the Trust Loan within the resolution time period set forth in Section 2.03(e) of this Agreement (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement); (c) in connection with the purchase of the Whole Loan if it has become a Defaulted Mortgage Loan by the Special Servicer or any Affiliate thereof within 90 days after the transfer of the Defaulted Mortgage Loan to special servicing; (d) in connection with any indemnification payment made by the Trust Loan Sellers as a result of a Material Breach or Material Document Defect pursuant to Section 2.03(e), if the Trust Loan Sellers make such indemnification payment within the resolution time period set forth in Section 2.03(e) of this Agreement (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement); (e) if the Whole Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (1) of the definition of “Specially Serviced Mortgage Loan” and the related Liquidation Proceeds are received within three (3) months following the related maturity date as a result of the Whole Loan being refinanced or otherwise repaid in full (provided that, in the case of this clause (e), the Special Servicer may collect from the Borrowers and retain (x) a liquidation fee, (y) such other fees as are provided for in the Mortgage Loan Documents and (z) other appropriate fees in connection with such liquidation; and (f) with respect to an Other Securitization Trust, in connection with (A) a repurchase or replacement of such Companion Loan by a Trust Loan Seller due to a breach of a representation or warranty or a document defect under the related mortgage loan purchase agreement related to the Other Pooling and Servicing Agreement prior to the expiration of the cure period (including any applicable extension thereof) set forth therein or (B) a purchase of such Companion Loan pursuant to a clean-up call or similar liquidation under the related Other Pooling and Servicing Agreement.

“Liquidation Proceeds”: Cash amounts (other than Insurance Proceeds and Condemnation Proceeds and REO Proceeds) received by or paid to the Master Servicer or the Special Servicer in connection with: (i) the liquidation of the Mortgaged Property or other collateral constituting security for the Defaulted Mortgage Loan, through trustee’s sale, foreclosure sale (including through judicial foreclosure), disposition of REO Property or otherwise, including a final full, partial or discounted payoff of the Whole Loan, exclusive of any portion thereof required to be released to the Borrowers in accordance with applicable law and the terms and conditions of the Notes and the Mortgage; (ii) the realization upon any deficiency judgment obtained against the Borrowers; (iii) the sale of the Defaulted Mortgage Loan; (iv) a repurchase of all or any portion of the Trust Loan (or REO Loan) by the Trust Loan Sellers pursuant to the Trust Loan Purchase Agreement; (v) the purchase of the Trust Loan and all property acquired in respect of the Trust Loan by the Sole Owner, the Special Servicer or the Master Servicer pursuant to Section 9.01 of this Agreement; (vi) the purchase of the Whole Loan by the holder of the related mezzanine loan pursuant to the mezzanine intercreditor agreement; or (vii) the purchase of the Trust Loan by a Companion Loan Holder.

“Loan Agreement”: The Loan Agreement, dated as of December 4, 2023, by and between the Borrowers, as borrower, and the Originators, as lender.

“Loan Documents”: The documents executed or delivered in connection with the origination or any subsequent modification of the Whole Loan or subsequently added to the Mortgage File.

“Lockbox Account”: With respect to the Mortgaged Property, if applicable, any account created pursuant to the Loan Documents to receive revenues therefrom. Any Lockbox Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the Whole Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the Whole Loan.

“Lockbox Agreement”: The lockbox agreement, if any, between the Originators and the Borrowers, pursuant to which the Lockbox Account, if any, may have been established.

“Lower-Tier Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Computershare Trust Company, National Association, as Trustee, in trust for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, and the RR Interest Owners, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01 of this Agreement.

“Lower-Tier Principal Balance”: With respect to any Class of Lower-Tier Regular Interests, initially will equal the original principal balance set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by the amount of distributions of the Lower-Tier Distribution Amount allocable to principal and Realized Losses or VRR Realized Losses allocable thereto in all prior periods as described in Section 4.01(h) of this Agreement, such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Balance or VRR Interest Balance of its Corresponding Certificates.

“Lower-Tier Regular Interests”: The Class LA Interest, the Class LB Interest, the Class LRR Interest and the Class LRI Interest issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC. Each Lower-Tier Regular Interest (i) is designated as a “regular interest” in the Lower-Tier REMIC (ii) relates to its Corresponding Class of Certificates or the VRR Interests, as applicable, (iii) is uncertificated, (iv) has an initial “Lower-Tier Principal Balance” equal to the original Lower-Tier Principal Balance set forth in the Preliminary Statement hereto, (v) has a Pass-Through Rate equal to the corresponding Net Mortgage Rate, (vi) has a “latest possible maturity date”, within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vii) is entitled to the distributions in the amounts and at the times specified in Section 4.01(a) of this Agreement.

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Trust Loan, collections thereon, the Trust’s interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the Collection Account and the Lower-Tier Distribution Account, any REO Account, related amounts in the Interest Reserve Account and all other property included in the Trust Fund that is not in the Upper-Tier REMIC.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Any of the following:

(a)               any substitution or addition of collateral or release of collateral for the Whole Loan (other than in connection with condemnation actions, other similar takings, or immaterial easements) or any consent to any of the foregoing, except as expressly required or permitted by the Loan Documents without the consent or material discretion of the lender;

(b)               any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless (i) such clause is not exercisable under applicable law, (ii) any such waiver is related to an immaterial easement, right of way or similar agreement, or (iii) such exercise is reasonably likely to result in successful legal action by a Borrower);

(c)               any transfer of the Mortgaged Property or any portion of the Mortgaged Property, or any transfer of any direct or indirect ownership interest in one or more Borrowers to the extent lender consent under the Loan Documents is required, except in each case as expressly permitted by the Loan Documents, or in connection with a pending condemnation, or related to an immaterial easement, right of way or similar agreement;

(d)               any consent to the incurrence of additional debt by any Borrower or mezzanine debt by a direct or indirect parent of a Borrower, including entering into any document evidencing or securing any such additional debt and any intercreditor or subordination agreement executed in connection therewith, and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent lender approval is required by the Loan Documents or the applicable intercreditor agreement;

(e)                any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of REO Property) of the ownership of the Mortgaged Property, including by means of deed-in-lieu of foreclosure;

(f)                any modification, consent to a modification or waiver of, or consent to any deferral of compliance with, any monetary term (other than late fees and Default Interest, but including, without limitation, the timing or amount of payments and the acceptance of discounted payoffs) or material non-monetary term of the Whole Loan or any extension of the Maturity Date of the Whole Loan to the extent lender approval is required under the Loan Documents;

(g)                following a default with respect to the Whole Loan or a Mortgage Loan Event of Default, any material exercise of remedies, including the acceleration of the Whole Loan or initiation of judicial, bankruptcy or similar proceedings under the Loan Documents or with respect to any Borrower or the Mortgaged Property;

(h)                any sale or other disposition of the Whole Loan or the Mortgaged Property (including any REO Property) for less than the Repurchase Price;

(i)                  any determination to bring the Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at the Mortgaged Property or a REO Property;

(j)                  any execution, modification, waiver or amendment of a co-lender agreement, intercreditor agreement, participation agreement or similar agreement with any mezzanine lender, Companion Loan Holder or subordinate debt holder related to the Whole Loan, or any exercise rights or remedies with respect thereto;

(k)               any change to a Manager with respect to the Mortgaged Property, any amendment, replacement, termination, modification or waiver of the terms of, or replacement of, any property management agreement, to the extent lender approval is required by the Loan Documents;

(l)                  releases of any material amounts from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the Whole Loan and for which there is no material lender discretion; provided, for the avoidance of doubt, that any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses and tenant improvements pursuant to an approved lease will not constitute a Major Decision; provided, that for the avoidance of doubt, (i) as of the Closing Date, there are no escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, and (ii) any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Loan Documents, will not constitute a Major Decision

(m)               any acceptance of an assumption agreement releasing any Borrower, any Guarantor or other obligor from liability under the Whole Loan or the Loan Documents other than as permitted pursuant to the specific terms of such Loan Documents and for which there is no lender discretion;

(n)               any determination of an Acceptable Insurance Default under the Loan Documents; any proposed modification or waiver of any material provisions in the Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the Borrowers; any approval of any casualty, insurance settlements or condemnation settlements, and except to the extent lender approval is not required by the Loan Documents, any determination to apply casualty proceeds or condemnation awards to the reduction of debt rather than to the restoration of the Mortgaged Property;

(o)                the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of any Borrower, only to the extent lender approval is required by the Loan Documents;

(p)                any determination made by the Special Servicer pursuant to clause (3) of the definition of “Specially Serviced Mortgage Loan” or the opinion of the Special Servicer pursuant to clause (7) of the definition of the “Specially Serviced Mortgage Loan”;

(q)                any approval of the Annual Budget for which lender consent is required under the Loan Documents;

(r)                 any filing of a bankruptcy or similar action against a Borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making a § 1111(b)(2) election on behalf of the Certificateholders; or

(s)                the execution, modification, termination or renewal of any Major Lease under the Loan Agreement or any Ground Lease (including any related subordination, nondisturbance and attornment agreement or exercising cure rights under such Ground Lease), in each case to the extent lender approval is required under the Loan Agreement.

“Major Lease”: As defined in the Loan Agreement.

“Majority Controlling Class Certificateholders”: The Holder(s) of Certificates representing more than 50% of the aggregate Certificate Balance of the Controlling Class.

“Majority-Owned Affiliate”: As defined in the U.S. Credit Risk Retention Rules.

“Management Agreement”: With respect to the Mortgaged Property, the property management agreement, if any, by and between a Manager and the Borrowers, or any successor property management agreement between such parties.

“Manager”: As defined in the Loan Agreement.

“Master Servicer”: Berkadia Commercial Mortgage LLC, its successor in interest (in such capacity), or if any successor Master Servicer is appointed as herein provided, such successor Master Servicer or any successor master servicer appointed as herein provided.

“Master Servicer Prepayment Interest Shortfall Amount”: As defined in Section 3.17(c) of this Agreement.

“Master Servicer Termination Event”: As defined in Section 7.01(a) of this Agreement.

“Master Servicer’s Website”: The internet website maintained by the Master Servicer; initially located at “www.berkadia.com”.

“Material Breach”: As defined in Section 2.03(e) of this Agreement.

“Material Document Defect”: As defined in Section 2.03(e) of this Agreement.

“Maturity Date”: The scheduled maturity date on the Due Date in December, 2028.

“Modification Fees”: With respect to the Whole Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all defeasance fees, release fees, Assumption Fees, consent fees, loan service transaction fees, assumption application fees, and fees similar to the foregoing). For the avoidance of doubt, Special Servicing Fees, Workout Fees and Liquidation Fees due to the Special Servicer in connection with a modification, restructure, extension, waiver or amendment shall not be considered Modification Fees. For each modification, restructure, extension, waiver or amendment in connection with working out the Whole Loan after it has become a Specially Serviced Mortgage Loan, the Modification Fees collected from the Borrowers shall be subject to a cap of 1.0% of the outstanding principal balance of the Whole Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the Borrowers with respect to a Specially Serviced Mortgage Loan or REO Loan.

“Modified Mortgage Loan”: A Specially Serviced Mortgage Loan which has been modified by the Special Servicer pursuant to Section 3.26 of this Agreement in a manner that:

(a)               reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to the Trust Loan or Companion Loan), including any reduction in the Monthly Payment;

(b)               except as expressly contemplated by the Loan Documents, results in a release of the lien of the Mortgage on any material portion of the Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the Borrowers and upon which the Special Servicer may conclusively rely), of the property to be released; or

(c)               in the reasonable good faith judgment of the Special Servicer, otherwise materially impairs the value of the security for the Whole Loan or reduces the likelihood of timely payment of amounts due thereon.

“Monthly Advance”: Any advance made by the Master Servicer or the Trustee pursuant to Section 4.07 of this Agreement. Each reference to the payment or reimbursement of a Monthly Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate. Neither the Master Servicer nor the Trustee shall be required to make Monthly Advances with respect to any delinquent payment amounts due on a Companion Loan.

“Monthly Advance Determination Date”: With respect to the Distribution Date, the second Business Day prior to such Distribution Date.

“Monthly Payment”: With respect to the Trust Loan or Whole Loan (in each case, other than an REO Loan) and any Due Date, the scheduled monthly payment of principal (to the extent due, but excluding any Balloon Payment) and interest at the Trust Loan Rate or Whole Loan Rate, as applicable, due on such Due Date (other than the Maturity Date), but not including any Default Interest. For the purposes of determining the amount of Monthly Advances to be made, (1) the Monthly Payment for any Distribution Date and an REO Loan, Trust Loan or Whole Loan if it is delinquent at its Maturity Date and with respect to which the Special Servicer does not enter into an extension, is the monthly payment that would otherwise have been payable on the related Due Date had the Trust Loan or Whole Loan not been discharged or had the related Maturity Date not been reached, as the case may be and (2) the Monthly Payment shall not include any payment of principal.

“Moody’s”: Moody’s Investors Service, Inc., or any of its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in the Mortgaged Property securing the Notes.

“Mortgage File”: Collectively, the mortgage documents listed in Section 2.01(a)(i) through Section 2.01(a)(xx) of this Agreement pertaining to the Whole Loan and any additional documents required to be added to the Mortgage File pursuant to the express provisions of this Agreement; provided that whenever the term “Mortgage File” is used to refer to documents actually received by the Depositor or the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

“Mortgage Loan Event of Default”: As “Event of Default” is defined in the Loan Agreement.

“Mortgage Loan Schedule”: The schedule attached as Exhibit B to this Agreement, which schedule shall set forth the following information:

(a)               the Trust Loan name;

(b)               the street address (including city, state and zip code) of the Mortgaged Property;

(c)               the Trust Loan Rate and Whole Loan Rate in effect as of the Cut-off Date;

(d)               the original principal balance of the Whole Loan and the Trust Loan;

(e)               the Stated Principal Balance as of the Cut-off Date;

(f)                the Maturity Date for the Whole Loan;

(g)               the Due Date;

(h)               the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

(i)                  the Servicing Fee Rate, the master servicing fee rate, the primary servicing fee rate, the Trustee/Certificate Administrator Fee Rate, the EU Reporting Administrator Fee Rate, CREFC® License Fee Rate and the Administrative Fee Rate; and

(j)                 whether any letter of credit is held by the lender as a beneficiary or is assigned as security for the Whole Loan.

“Mortgaged Property”: “Property” as defined in the Loan Agreement.

“Net Condemnation Proceeds”: Condemnation Proceeds, to the extent such proceeds are not to be applied to the restoration, preservation or repair of the related Mortgaged Property or released to the Borrowers in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with the Servicing Standard.

“Net Default Interest”: With respect to any Distribution Date, an amount equal to the sum of (i) the amount of Default Interest accrued on the Trust Loan or Companion Loans received during the preceding Collection Period, minus (ii) (A) any portions thereof withdrawn from the applicable Collection Account pursuant to Section 3.06(a)(vi) of this Agreement for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred on the Trust Loan or Whole Loan, as applicable, during or prior to such Collection Period and (B) any Default Interest accrued on a Non-Trust Note prior to such Non-Trust Note being securitized in a securitization transaction.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the Mortgaged Property or released to the Borrowers in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

“Net Liquidation Proceeds”: With respect to the Whole Loan, any amounts (other than Insurance Proceeds) received by the Master Servicer or the Special Servicer in connection with the liquidation of the Mortgaged Property, whether through judicial foreclosure, sale or otherwise, or the sale or other liquidation of the Whole Loan or any interest therein, including a final discounted payoff of the Whole Loan, other than amounts required to be paid to the Borrowers pursuant to law or the terms of the Whole Loan, net of (i) the reasonable, customary and necessary out-of-pocket costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of the Whole Loan or an interest therein or the liquidation of the REO Property or the sale of the Whole Loan, including, without limitation, legal fees and expenses, committee or referee fees, brokerage commissions and conveyance taxes and (ii) with respect to proceeds received in connection with the taking of the Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of such Mortgaged Property. Only the portion of such Net Liquidation Proceeds that are allocable to the Trust Loan shall be available for distribution to Certificateholders and the RR Interest Owners.

“Net Mortgage Rate”: With respect to any Distribution Date, the rate at which interest accrues on the Trust Loan (net of the Administrative Fee Rate and excluding Default Interest) during the related Whole Loan Interest Accrual Period. Notwithstanding the foregoing, the Net Mortgage Rate (which accrues interest on an Actual/360 Basis) for any Whole Loan Interest Accrual Period will be the annualized rate at which interest would have to accrue in respect of the Trust Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued in respect of the Trust Loan at the related Net Mortgage Rate during such Whole Loan Interest Accrual Period; provided that the Net Mortgage Rate for the one-month period (i) preceding the Distribution Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) (commencing in 2024), shall be determined net of any Withheld Amounts from that month and (ii) preceding the Due Date in March (or February if the related Distribution Date is the final Distribution Date), shall be determined inclusive of the Withheld Amounts, if applicable, from the immediately preceding February, and, if applicable, January; provided, further, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate shall be determined without regard to any modification, waiver or amendment of the terms of the Whole Loan, whether agreed to by the Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Borrowers or otherwise.

Although it does not have a specified Pass-Through Rate, the effective interest rate on the VRR Interest shall be the Net Mortgage Rate. On each Distribution Date, interest accrued on the VRR Interest at the effective interest rate shall be distributed to the extent of any VRR Available Funds.

“Net REO Proceeds”: With respect to any REO Property, REO Proceeds net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.15(b) of this Agreement.

“New Lease”: Any lease of an REO Property entered into on behalf of the Lower-Tier REMIC, if such Trust REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such Trust REMIC.

“No Downgrade Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form and may be in the form of a press release) by the Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates if then rated by the Rating Agency (with respect to the Certificates) and the credit rating of any certificates, notes or other securities in connection with any single asset securitization or pooled asset securitization of a Companion Loan (or any portion thereof or interest therein) (in the case of a rating agency with respect to such certificates, notes or other securities); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the No Downgrade Confirmation is sought shall be deemed to satisfy the requirement for the No Downgrade Confirmation from the Rating Agency with respect to such matter and the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may proceed with the contemplated action(s) as if such party had received the No Downgrade Confirmation. At any time during which no Certificates are rated by the Rating Agency, a No Downgrade Confirmation shall not be required from the Rating Agency.

“Non-Exempt Person”: Any Person other than a Person who either (i) is a U.S. Person or (ii) has provided to the Certificate Administrator for the relevant year such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Certificate Administrator to make such payments free of any obligation or liability for withholding, provided that duly executed form(s) provided to the Certificate Administrator pursuant to Section 5.02(q), shall be sufficient to evidence that such providing Person is not a Non-Exempt Person.

“Non-Reduced Certificates”: As of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a)(1) the Initial Certificate Balances of such Class of Principal Balance Certificates minus (2) the sum (without duplication) of, as of such date of determination (x) the aggregate payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Principal Balance Certificates, as of such date of determination, (y) any Appraisal Reduction Amounts and Collateral Deficiency Amounts then allocable to such Class of Principal Balance Certificates, as of such date of determination and (z) any Realized Losses previously allocated to such Class of Principal Balance Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the Initial Certificate Balance of such Class of Principal Balance Certificates, less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Principal Balance Certificates as of such date of determination.

“Non-Trust Notes”: The Companion Loan.

“Non-U.S. Tax Person”: A person that is not a U.S. Tax Person.

“Non-VRR Available Funds”: With respect to any Distribution Date, an amount equal to the Non-VRR Percentage of Aggregate Available Funds for such Distribution Date.

“Non-VRR Certificates”: The Offered Principal Balance Certificates.

“Non-VRR Percentage”: An amount, equal to 100% minus the VRR Percentage.

“Non-VRR Principal Distribution Amount”: With respect to any Distribution Date and the Offered Principal Balance Certificates, an amount equal to the Non-VRR Percentage of the Principal Distribution Amount for such Distribution Date.

“Non-VRR Realized Loss”: The amount of Realized Losses allocated to the Non-VRR Certificates on each Distribution Date, equal to the Non-VRR Percentage of the Realized Losses with respect to such Distribution Date.

“Nonrecoverable Administrative Advance”: Any Administrative Advance previously made or proposed to be made in respect of the Trust Loan or REO Loan which, as determined by the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Section 4.07(d), or the Trustee in its good faith judgment, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the Trust Loan or REO Loan, which shall be evidenced by an Officer’s Certificate as provided by Section 4.07(d) of this Agreement.

“Nonrecoverable Advance”: Any Nonrecoverable Monthly Advance, Nonrecoverable Property Advance or Nonrecoverable Administrative Advance.

“Nonrecoverable Monthly Advance”: Any Monthly Advance previously made or proposed to be made in respect of the Trust Loan or REO Loan which, as determined by the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Section 4.07(d) and Section 4.07(e), or the Trustee in its good faith judgment, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the Trust Loan or REO Loan, which shall be evidenced by an Officer’s Certificate as provided by Section 4.07(d) of this Agreement.

“Nonrecoverable Property Advance”: Any Property Advance previously made or proposed to be made in respect of the Whole Loan or REO Loan that, as determined by the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard and Section 3.21(d), or the Trustee in its good faith judgment, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the Whole Loan or REO Loan, which shall be evidenced by an officer certificate as provided by Section 3.21(d) of this Agreement.

“Notes”: Collectively, as of any date of determination, the notes or other evidence of indebtedness and/or agreements evidencing the indebtedness of the Borrowers under the Whole

Loan including any amendments or modifications, or any renewal or substitution note, as of such date.

“Notice of Termination”: Any of the notices given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer by the Special Servicer, the Master Servicer or the Certificateholder owning a majority of the Percentage Interest in the Class R and Class LR Certificates, as applicable, pursuant to Section 9.01(c) of this Agreement.

“NRSRO”: Any nationally recognized statistical ratings organization within the meaning of Section 3(a)(62) of the Exchange Act.

“NRSRO Certification”: A certification (a) executed by an NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit O or (b) provided electronically and executed by an NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website that states that such NRSRO is the Rating Agency hired to provide ratings on the Certificates, or that such NRSRO has access to the 17g-5 Information Provider’s Website for the Trust, has provided the 17g-5 Information Provider with the appropriate certifications under Rule 17g-5(e), and will treat all information obtained from the 17g-5 Information Provider’s Website as confidential. A NRSRO certificate may state that the NRSRO will be deemed to recertify to the foregoing each time it accesses the 17g-5 Information Provider’s Website.

“Offered Principal Balance Certificates”: Each of the Class A and Class B Certificates.

“Offering Circular”: That certain Offering Circular, dated November 29, 2023, relating to the offering of the Certificates.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust officer or other officer of the Master Servicer or the Special Servicer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as the case may be.

“Offsetting Modification Fees”: With respect to the Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the Trust, any and all Modification Fees collected by the Special Servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the Special Servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Mortgage Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Mortgage Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of the Whole Loan or REO Loan at a time when the Whole Loan or REO Loan was a Specially Serviced Mortgage Loan.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Certificate Administrator and the Trustee, except that any opinion of counsel relating to (a) qualification of either Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), or (c) a resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04(b) of this Agreement, must be an opinion of counsel who is Independent of the Depositor, the Master Servicer and the Special Servicer.

“Origination Date”: December 4, 2023.

“Originators”: DBNY, GS Bank, BMO and JPMCB, in their capacities as originators of the Whole Loan under the Loan Agreement.

“Other Asset Representations Reviewer”: The applicable other “asset representations reviewer” under an Other Pooling and Servicing Agreement relating to a Companion Loan.

“Other Certificate Administrator”: The applicable other “certificate administrator” under an Other Pooling and Servicing Agreement relating to a Companion Loan.

“Other Depositor”: With respect to any Other Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act and for the purposes of Section 11.07, Section 11.08, Section 11.09 and Section 11.16 only, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: The pooling and servicing agreement or other comparable agreement governing the creation of any Other Securitization Trust and the issuance of securities backed by the assets of such Other Securitization Trust.

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Other Servicer”: The applicable other “master servicer” under an Other Pooling and Servicing Agreement relating to a Companion Loan.

“Other Special Servicer”: The applicable other “special servicer” under an Other Pooling and Servicing Agreement relating to a Companion Loan.

“Other Trustee”: The applicable other “trustee” under an Other Pooling and Servicing Agreement relating to a Companion Loan.

“Ownership Interest”: Any record or beneficial interest in a Class R or Class LR Certificate.

“PACE Loan”: Any (x) “Property-Assessed Clean Energy loan” or (y) other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property.

“Pass-Through Rate”: (a) With respect to each Class of Non-VRR Certificates, the rate for such Class as set forth below:

Class	Pass-Through Rate
Class A	Class A Pass-Through Rate
Class B	Class B Pass-Through Rate

(b) With respect to each Class of Lower-Tier Regular Interests, as defined in “Lower-Tier Regular Interests”.

The Class R, Class LR and Class RR Certificates do not have Pass-Through Rates.

“Paying Agent”: The paying agent appointed pursuant to Section 5.04 of this Agreement.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to the Whole Loan (or successor REO Loan), any amounts collected thereon from the Borrowers that represent default charges, penalty charges, late fees and/or Default Interest, and excluding any Prepayment Charge.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate as of the Closing Date divided by the Initial Certificate Balance of such Class of Certificates. With respect to any Class R or Class LR Certificate, the percentage interest is set forth on the face thereof. With respect to the RR Interest, “Percentage Interest” means 100%.

“Performing Loan”: The Whole Loan if it is not a Specially Serviced Mortgage Loan or REO Loan.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Due Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)                               direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by the Rating Agency to any Certificate as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations that satisfy the Applicable Fitch Permitted Investment Rating and the Applicable Moody’s Permitted Investment Rating;

(ii)                            repurchase agreements on obligations specified in clause (a) of this definition, with a party agreeing to repurchase such obligations that, in each case, satisfy the Applicable Fitch Permitted Investment Rating and the Applicable Moody’s Permitted Investment Rating (or, if permitted by the Whole Loan, such lower rating as is otherwise acceptable to the Rating Agency, as confirmed in a No Downgrade Confirmation relating to the Certificates and any Companion Loan Securities);

(iii)                          federal funds, unsecured uncertificated certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company organized under the laws of the United States or any state thereof, that, in each case, satisfy the Applicable Fitch Permitted Investment Rating and the Applicable Moody’s Permitted Investment Rating (or, if permitted by the Whole Loan, such lower rating as is otherwise acceptable to the Rating Agency, as confirmed in a No Downgrade Confirmation relating to the Certificates and any Companion Loan Securities);

(iv)                         commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) provided, further that such investments, in each case, satisfy the Applicable Fitch Permitted Investment Rating and the Applicable Moody’s Permitted Investment Rating (or, if permitted by the Whole Loan, such lower rating as is otherwise acceptable to the Rating Agency, as confirmed in a No Downgrade Confirmation relating to the Certificates and any Companion Loan Securities);

(v)                           (1) units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or the Wells Fargo Money Market Funds) so long as any such fund is rated “Aaa-mf” by Moody’s and in the highest category by Fitch, or, is otherwise acceptable to the Rating Agency, as confirmed in a No Downgrade Confirmation relating to the Certificates and any Companion Loan Securities by the Rating Agency and (2) units of money market funds that (A) have substantially all of its assets invested continuously in the types of investments referred to in clause (a) above, (B) has net assets of not less than $5,000,000,000, and (C) has a rating of “Aaa-mf” by Moody’s and in the highest category by Fitch; and;

(vi)                        any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that the Master Servicer, Special Servicer or Certificate Administrator, as applicable, has received a No Downgrade Confirmation relating to the Certificates and any Companion Loan Securities.

Notwithstanding the foregoing, “Permitted Investments” (i) shall be limited to investments that have an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iii) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made that requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder. Permitted Investments may not be purchased at a price in excess of par.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agency fees and insurance commissions or fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to the Whole Loan or REO Property.

“Permitted Transferee”: With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer or an Affiliated Person, other than (a) a Disqualified Organization, (b) a Person that is a Disqualified Non-U.S. Tax Person, (c) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (d) an entity treated as a domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect beneficial owners (other than through a U.S. corporation) of which is (or is permitted under the applicable partnership agreement to be) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income on the Class R or Class LR Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.02(k) of this Agreement.

“Prepayment Assumption”: The assumption that the Trust Loan does not prepay prior to its Maturity Date.

“Prepayment Charges”: Any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid under the Loan Documents in connection with a Principal Prepayment in respect of the Trust Loan and which are intended to compensate the mortgagee for an early and unscheduled receipt of principal. Any breakage costs payable to the “lender” (as such term is used in the related Loan Documents) under the Whole Loan and actually collected from the Borrowers in connection with a Principal Prepayment during or after a “lockout” period and allocated to the Trust Loan shall constitute Prepayment Charges.

“Prepayment Interest Excess”: With respect to any Distribution Date, if the Whole Loan was subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to the Whole Loan, in each case after the Due Date in the related Collection Period and on or prior to the close of business on the Business Day prior to the related Servicer Remittance Date, the aggregate amount of interest accrued at the Net Mortgage Rate on the amount of such Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date in the related Collection Period and accruing in the manner set forth in the Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Prepayment Charges actually collected).

“Prepayment Interest Shortfall”: With respect to any Distribution Date, if the Whole Loan was subject to a Principal Prepayment in full or in part which did not include a full month’s interest in the related Collection Period, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to the Whole Loan, in each case on or prior to the Due Date in the related Whole Loan Interest Accrual Period preceding such Distribution Date, the shortfall in the amount of interest that would have accrued and been payable through the end of the related Whole Loan Interest Accrual Period at the Net Mortgage Rate on the amount of such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds had such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds not been made (without regard to any Prepayment Charges actually collected).

“Pricing Date”: November 29, 2023.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time. The Certificate Administrator shall notify in writing the Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Balance Certificates”: The Class A, Class B and Class RR Certificates.

“Principal Distribution Amount”: For any Distribution Date, an amount equal to (i) the sum of (without duplication and to the extent not already included in the Principal Distribution Amount, if any, for the prior Distribution Date and other than amounts received with respect to the Trust Loan as recoveries of Realized Losses):

(A)              the principal component, if any, of the scheduled Monthly Payment (other than any Balloon Payment) due on the Trust Loan on the Due Date in the related Collection Period (if received during the related Collection Period or advanced);

(B)               the principal component, if any, of the Assumed Scheduled Payment deemed due on the Due Date in the related Collection Period (if received during the related Collection Period or advanced) with respect to the Trust Loan if it is delinquent in respect of its Balloon Payment;

(C)              the Stated Principal Balance of the Trust Loan if it was, during the Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03 of this Agreement, purchased from the Trust Fund pursuant to Section 3.16 of this Agreement, or purchased from the Trust Fund pursuant to Section 9.01 of this Agreement;

(D)              the portion of Unscheduled Payments allocable to principal of the Trust Loan received during the Collection Period;

(E)              the principal component of any Balloon Payment and any other principal payment on the Trust Loan received on or after the Maturity Date thereof, to the extent received during the Collection Period;

(F)               all other Principal Prepayments on the Trust Loan received in the related Collection Period;

(G)             any indemnification payment made by a Trust Loan Seller as a result of a Material Breach or Material Document Defect pursuant to Section 2.03(e) of this Agreement to the extent that such amount was transferred into the Collection Account pursuant to Section 3.05(a)(xi) of this Agreement during the related Collection Period;

(H)             any other full or partial recoveries in respect of principal of the Trust Loan, including Net Insurance Proceeds, Net Liquidation Proceeds, Net Condemnation Proceeds and Net REO Proceeds received in the related Collection Period; and

(I)                the principal component of any late Monthly Payments or Unscheduled Payments on the Trust Loan received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date;

as reduced by (ii) the principal portion of all previously unreimbursed Monthly Advances that are paid or reimbursed from the principal collections on the Trust Loan described in clause (i) of this definition.

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 of this Agreement.

“Principal Prepayment”: Any payments of principal made by the Borrowers on the Whole Loan or Trust Loan, as applicable, that are received in advance of its scheduled Due Date. Principal Prepayments include any payment of principal on the Whole Loan that is made out of remaining funds in the Cash Collateral Account in accordance with the Loan Agreement and the Co-Lender Agreement.

“Privileged Information”: Any (i) correspondence or other communications between a Risk Retention Consultation Party or the Directing Holder (or the Controlling Class), on the one hand, and the Special Servicer (or the Master Servicer and/or the Trustee), on the other hand, related to the Whole Loan if the Whole Loan becomes a Specially Serviced Mortgage Loan or in connection with the exercise of the consent or consultation rights of a Risk Retention Consultation Party or the Directing Holder under this Agreement and the Co-Lender Agreement; (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the Borrowers or other interested party; or (iii) information subject to attorney-client privilege; provided that a summary of any Final Asset Status Report prepared by the Special Servicer pursuant to this Agreement is deemed not to be Privileged Information (although no such summary shall be made available to any Borrower Related Party).

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, based on written legal advice

(which will be an additional expense of the Trust solely when out of pocket expenses in connection with such legal advice are incurred)) required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: A party to this Agreement, a Trust Loan Seller, the Rating Agency, a designee of the Depositor (including any Financial Market Publisher), an Initial Purchaser, the Directing Holder (but only during any Subordinate Control Period and any Subordinate Consultation Period), a Risk Retention Consultation Party, a Retaining Party, any EU Reporting Administrator, DBNY in its capacity as EU Transparency Designee, any EU competent authority designated by or with the consent of DBNY in its capacity as EU Transparency Designee (each of the European Central Bank and the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) of the Federal Republic of Germany being deemed to have been designated for such purpose as of the date hereof), a VRR Interest Owner, a Companion Loan Holder or any other person who delivers a certification substantially in the form of Exhibit DD, any other person who delivers to the Certificate Administrator an Investor Certification (which may be provided by the Certificate Administrator upon request) and any NRSRO that delivers an NRSRO Certification to the 17g-5 Information Provider substantially in the form of Exhibit O to this Agreement, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website in a “click-through” format. For purposes of obtaining information or access to the Certificate Administrator’s Website, each Borrower Related Party shall be prohibited from obtaining such information or access pursuant to the terms of this Agreement (other than the Distribution Date Statement) and will not be considered Privileged Persons.

“Prohibited Party”: Any proposed Servicing Function Participant (i) that is listed on the Depositor’s Do Not Hire List or (ii) for which the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee that seeks to retain such Servicing Function Participant has actual knowledge obtained by written notice or through actual experience that such party at any point prior to such hiring, assignment or transfer failed to comply with the Servicing Function Participant’s reporting obligations under Regulation AB with respect to any other securitization.

“Property Advance”: Any advance made by the Master Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any expenses incurred to protect, preserve and enforce the security for the Whole Loan or to pay taxes and assessments or insurance premiums with respect to the Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, any advance made pursuant to Section 3.02 or Section 3.21 of this Agreement, as applicable. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate. Notwithstanding anything to the contrary, “Property Advance” shall not include allocable overhead of the Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of the Whole Loan or REO Property.

“Property Protection Expenses”: Any costs and expenses incurred by the Master Servicer or the Special Servicer pursuant to Section 3.04, Section 3.08(a), Section 3.10, Section 3.11, Section 3.15(a), Section 3.15(b), Section 3.15(c), Section 3.16(c) or Section 3.24(a) of this

Agreement or indicated herein as being payable as a Property Advance or as a cost or expense of the Trust Fund and the Companion Loan Holders but subject to the provisions of Section 1.02(e) or the Lower-Tier REMIC or Upper-Tier REMIC to be paid out of the Collection Account.

“PTCE”: Prohibited Transaction Class Exemption.

“Qualified Affiliate”: Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Master Servicer or the Special Servicer, as applicable, or by any Person or Persons who directly or indirectly own equity ownership interests in the Master Servicer or the Special Servicer, as applicable.

“Qualified Institutional Buyer”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”: As used in Section 3.08 of this Agreement:

(i) an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated “A-” by Fitch (or, if not rated by Fitch, an equivalent (or higher) rating by at least one NRSRO) and “A3” by Moody’s (or, if not rated by Moody’s, an equivalent (or higher) rating by at least one NRSRO);

(ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d) of this Agreement, a company that shall have a claims paying ability rated at least equal to any one of the following: (1) “A-” by S&P, (2) “A3” by Moody’s, (3) “A-” by Fitch, (4) “A (low)” by DBRS Morningstar, (5) “A-:X” by A.M. Best or (6) an equivalent rating by KBRA; provided, to the extent DBRS Morningstar has rated such company’s claims paying ability, such rating shall be at least “A (low)” by DBRS Morningstar; and

(iii) in the case of clauses (i) and (ii), such other rating as to which a No Downgrade Confirmation has been obtained from the Rating Agency and, if applicable, each rating agency relating to a Companion Loan securitization for which the minimum rating set forth in the applicable clause is not satisfied.

“Qualified Mortgage”: An obligation that is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

“Qualified Servicer”: As defined in Section 3.30(a) of this Agreement.

“Rated Final Distribution Date”: With respect to the Non-VRR Certificates (other than the Class R and Class LR Certificates), the Distribution Date in December 2033.

“Rating Agency”: Fitch.

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 3.14(d) of this Agreement.

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which the aggregate Certificate Balance of the Offered Principal Balance Certificates and the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds the Stated Principal Balance of the Trust Loan immediately following the Determination Date preceding such Distribution Date.

“Reassignment of Assignment of Leases and Rents”: As defined in Section 2.01(a)(viii).

“Record Date”: With respect to each Distribution Date, the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs.

“Regular Certificates”: The Class A, Class B and Class RR Certificates.

“Regular Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to for any Class of Offered Principal Balance Certificates, interest for the related Certificate Interest Accrual Period at the applicable Pass-Through Rate for such Class on the related Certificate Balance immediately prior to such Distribution Date.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificate”: Each of the Class A and Class B Certificates issued as such on the Closing Date and registered in the name of a nominee of the Depository, interest in which is to be held by Regulation S Investors.

“Regulation S Investor”: With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

“Regulation S Transfer Certificate”: As defined in Section 5.02(c)(i)(B) of this Agreement.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer and the Special Servicer, on Schedule I to this Agreement). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, the term “Relevant Servicing Criteria” refers to the items of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and the REMIC Provisions.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Amount”: For each distribution date that a Master Servicer is required to make a distribution to the Companion Loan Holders pursuant to Section 3.05(h), the amounts received by the Master Servicer (or, with respect to a REO Property, the Special Servicer) during the related Collection Period pursuant to the Co-Lender Agreement and available for payment after withdrawals from the Collection Account payable to the Companion Loan Holder(s) pursuant to the Co-Lender Agreement.

“Rents from Real Property”: With respect to the REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(a)               except as provided in Section 856(d)(4) of the Code or (6), any amount received or accrued, directly or indirectly, with respect to the REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(b)               any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Section 856(d)(2)(B) of the Code and Section 856(d)(5) of the Code;

(c)               any amount received or accrued, directly or indirectly, with respect to the REO Property if any Person Directly Operates the REO Property;

(d)               any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as the REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(e)               rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of the REO Property and, for any taxable year of the

Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: As defined in Section 3.15(b) of this Agreement.

“REO Loan”: The Whole Loan if the Mortgaged Property has become an REO Property.

“REO Proceeds”: With respect to the REO Property and the REO Loan, all revenues received by the Special Servicer with respect to the REO Property or REO Loan which do not constitute Liquidation Proceeds.

“REO Property”: The Mortgaged Property, if title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed-in-lieu of foreclosure or otherwise.

“Reporting Servicer”: The Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Whole Loan) and each Servicing Function Participant.

“Repurchase Communication”: For purposes of Section 2.03(d) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Price”: An amount (without duplication), calculated by the Master Servicer or the Special Servicer, as applicable, equal to the sum of:

(A) with respect to any repurchase of the Trust Loan pursuant to Section 2.03(e) or Section 9.01 of this Agreement:

(a)               the outstanding principal balance of the Trust Loan as of the date of purchase; plus

(b)               all accrued and unpaid interest on the Trust Loan at the Trust Loan Rate in effect from time to time, to but not including the Due Date in the month of purchase (or, in the case of a purchase occurring after the Determination Date in the related month, to but not including the Due Date in the month immediately succeeding such purchase), but excluding any yield maintenance or other prepayment penalty; plus

(c)               all related unreimbursed Property Advances and Administrative Advances plus accrued and unpaid interest on related Advances at the Advance Rate, and all Special Servicing Fees and Workout Fees allocable to the Trust Loan; plus

(d)               any Liquidation Fee due pursuant to Section 3.12 of this Agreement allocable to the Trust Loan or Specially Serviced Mortgage Loan; plus

(e)               all Additional Trust Fund Expenses; plus

(f)                if the Trust Loan, or a portion thereof, is being purchased by a Trust Loan Seller pursuant to the related Trust Loan Purchase Agreement, to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any such expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any such expenses previously reimbursed from the Collection Account, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee; and

(B) or if the Whole Loan becomes a Specially Serviced Mortgage Loan or REO Loan that is to be sold pursuant to Section 3.16 of this Agreement:

(a)               the outstanding principal balance of the Whole Loan as of the date of purchase; plus

(b)               all accrued and unpaid interest on the Whole Loan at the Whole Loan Rate in effect from time to time, to but not including the Due Date in the month of purchase (or, in the case of a sale occurring after the Determination Date in the related month, to but not including the Due Date in the month immediately succeeding such sale), but excluding any yield maintenance or other prepayment penalty; plus

(c)               all related unreimbursed Property Advances and Administrative Advances plus accrued and unpaid interest on related Advances at the Advance Rate, and all Special Servicing Fees and Workout Fees allocable to the Whole Loan; plus

(d)               any Liquidation Fee due pursuant to Section 3.12 of this Agreement allocable to the Whole Loan or Specially Serviced Mortgage Loan; plus

(e)               all Additional Trust Fund Expenses; plus

(f)                to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee arising out of the sale of the Whole Loan, including, without duplication, any such expenses previously reimbursed from the Collection Account, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee;

For purposes of this Agreement, the “Repurchase Price” (i) in respect of a Companion Loan that is purchased by a Trust Loan Seller shall be the repurchase price paid by such Trust Loan Seller under the related Other Pooling and Servicing Agreement or the applicable servicing agreement and (ii) with respect to a sale of an REO Property, the term Whole Loan or REO Loan shall be construed to include the Companion Loans.

“Repurchase Request”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Recipient”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Rejection”: As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Withdrawal”: As defined in Section 2.03(d) of this Agreement.

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E to this Agreement.

“Requesting Holder”: As defined in Section 4.08(b) of this Agreement.

“Requesting Party”: As defined in Section 3.30(a) of this Agreement.

“Reserve Accounts”: Reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a sub-account of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the Whole Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the Loan Documents for the Whole Loan.

“Residual Certificates”: The Class R and Class LR Certificates, collectively.

“Resolution Extension Period”:

(a)               For purposes of remediating a Material Breach with respect to the Trust Loan, the 90-day period following the end of the applicable Initial Resolution Period;

(b)               For purposes of remediating a Material Document Defect with respect to the Trust Loan, if it is not a Specially Serviced Mortgage Loan at the commencement of, and does not become a Specially Serviced Mortgage Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the Trust Loan Sellers’ receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to the Trust Loan subsequent to the end of such Initial Resolution Period;

(c)               For purposes of remediating a Material Document Defect with respect to the Trust Loan, if it is a not a Specially Serviced Mortgage Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the Trust Loan Sellers’ receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

(d)               For purposes of remediating a Material Document Defect with respect to the Trust Loan, if it is a Specially Serviced Mortgage Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the Trust Loan Sellers did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

“Responsible Officer”: When used with respect to the Trustee or the Certificate Administrator, any officer of the Trustee or the Certificate Administrator, as the case may be, assigned to the Corporate Trust Office of such party; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.

“Restricted Certificate”: As defined in Section 5.02(k) of this Agreement.

“Restricted Holder”: With respect to any mezzanine loan related to the Whole Loan, a mezzanine lender (or any affiliate or agent thereof) or an owner of any interest in any such mezzanine loan (whether legally, beneficially or otherwise, including as a beneficial owner of any securities collateralized by any such mezzanine loan) (a) as to which a mezzanine loan default has occurred giving rise to an automatic acceleration of such mezzanine loan or the right of the lender thereunder to accelerate such mezzanine loan or (b) as to which foreclosure proceedings against the related collateral have been initiated (and in respect of which, the Special Servicer has received notice thereof).

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Non-VRR Certificates are first offered to institutions that are persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retaining Party(ies)”: Each of (i) DBNY as holder of the Class RR Certificates, and (ii) GS Bank, BMO and JPMCB, as the RR Interest Owners, and any successor holder or RR Interest Owner, as applicable.

“Retaining Sponsor”: DBNY, acting as retaining sponsor as such term is defined in the U.S. Credit Risk Retention Rules.

“Risk Retention Consultation Party”: The Risk Retention Consultation Parties shall be the parties selected by the VRR Interest Owners from time to time. The Risk Retention Consultation Parties shall be each of (i) the party selected by the holder of the majority of the Class RR Certificates (by Certificate Balance) and (ii) the parties selected by the RR Interest Owners. The other parties hereto shall be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from DBNY GSMC, BMO or JPMCB, as applicable, as confirmed by the Certificate Registrar. For avoidance of doubt, there may not be more than four (4) Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties shall be DBNY, GSMC, BMO and JPMCB. A Risk Retention Consultation Party cannot be a Borrower Related Party.

The Certificate Administrator shall promptly provide the name and contact information for the subsequent Risk Retention Consultation Parties, to the extent it receives an executed Exhibit L-1-E, upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Certificate Administrator.

In the event that no Risk Retention Consultation Party has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Certificate Administrator, then until such time as the new such Risk Retention Consultation Party is identified, the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Risk Retention Consultation Party as the case may be.

“RR Interest”: An uncertificated interest in the Trust representing the right to receive the VRR Percentage of all amounts collected on the Trust Loan, net of all expenses of the Trust, and distributable on each Distribution Date to Holders of Certificates (other than to the Class R and Class LR Certificates) and to the RR Interest Owner. For the avoidance of doubt, the parties hereto agree not to treat the RR Interest as a security under applicable law.

“RR Interest Balance”: With respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the original RR Interest Balance as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination less the sum of (a) all amounts distributed on the RR Interest on all previous Distribution Dates pursuant to clause third of Section 4.01(c)(ii) and treated under this Agreement as allocable to principal and (b) the aggregate amount of VRR Realized Losses allocated to the RR Interest, if any, pursuant to Section 4.01(e) on all previous Distribution Dates.

“RR Interest Owner”: The Person who owns the RR Interest, as identified to the Certificate Administrator in writing. At any time, there shall be three RR Interest Owners. GS Bank, BMO and JPMCB are the RR Interest Owners as of the Closing Date. Until it receives notice to the contrary in the form of both Exhibit C-3 and Exhibit C-4 hereto, the Certificate Administrator shall be entitled to rely on the preceding sentence with respect to the identity of the RR Interest Owners and, thereafter, the Certificate Administrator shall be entitled to rely on the most recent notification in the form of notice of the new owner and submission of both Exhibit C-3 and Exhibit C-4 hereto pursuant to Section 5.02(o) with respect to the identity of the RR Interest Owners.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Global Certificate”: Each of the Class A and Class B Certificates issued as such on the Closing Date and registered in the name of a nominee of the Depository, interest in which is to be held by Qualified Institutional Buyers.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(d) of this Agreement.

“Rule 15Ga-1 Notice Provider”: As defined in Section 2.03(d) of this Agreement.

“Sarbanes Oxley Act” means the Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: With respect to an Other Securitization Trust, the certification required to be filed together with such Other Securitization Trust’s Exchange Act report on Form 10-K pursuant to Rule 13a-14 and Rule 15d-14 of the Exchange Act.

“S&P”: S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors in interest, or any successor thereto. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Securities Legend”: As defined in Section 5.02(c)(iii) of this Agreement.

“Securitization Transaction”: As defined in the EU Risk Retention Agreement.

“Service(s)(ing)”: In accordance with Regulation AB, the act of servicing and administering the Trust Loan or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer Remittance Date”: With respect to any Distribution Date, the Business Day preceding such Distribution Date.

“Servicer Termination Event”: A Master Servicer Termination Event or Special Servicer Termination Event, as applicable.

“Servicing Compensation”: With respect to any Collection Period, the related Servicing Fee, Prepayment Interest Excess (if any and to the extent any such Prepayment Interest Excess exceeds the amount of any Prepayment Interest Shortfalls) and any other fees, charges or other amounts payable to the Master Servicer under this Agreement for such period.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time.

“Servicing Fee”: With respect to the Trust Loan or the Whole Loan, as the case may be, and for any Distribution Date, an amount per Certificate Interest Accrual Period equal to interest at the Servicing Fee Rate accrued on the Stated Principal Balance of the Trust Loan or the Whole Loan, as the case may be as of the Due Date immediately preceding such Distribution Date (without giving effect to payments of principal on the Trust Loan or the Whole Loan, as the case may be on such Due Date). The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. For the avoidance of doubt, the Servicing Fee shall be deemed for tax purposes as paid from the Lower-Tier REMIC.

“Servicing Fee Rate”: (a) With respect to the Trust Loan, a master servicing fee rate equal to 0.0026125% per annum, and (b) with respect to the Whole Loan, a primary servicing fee rate equal to 0.0026125% per annum.

“Servicing File”: As defined in the Trust Loan Purchase Agreements.

“Servicing Function Participant”: Any Person, other than the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless the Master Servicer has assumed responsibility for the servicing activity, as provided for under Regulation AB.

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Trust Loan and/or a Companion Loan, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator and the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Standard”: With respect to the Master Servicer (with respect to the Whole Loan while it is not a Specially Serviced Mortgage Loan or REO Loan) and the Special Servicer (with respect to the Whole Loan while it is a Specially Serviced Mortgage Loan or REO Loan) (in each case, directly or through one or more sub-servicers), to diligently service and administer the Whole Loan, Specially Serviced Mortgage Loan or REO Loan for which each is responsible in the best interests of and for the benefit of all of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender), as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment, in accordance with applicable law, the terms of this Agreement, the Loan Documents and the Co-Lender Agreement, and, to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

(a)               the same manner in which, and with the same care, skill, prudence and diligence with which, the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage loan servicers servicing their own mortgage loans with a view to the timely recovery of all payments of principal and interest under the Whole Loan or, if the Whole Loan is a Defaulted Mortgage Loan, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, in the event the Loan Documents are silent, at the Calculation Rate) on the Whole Loan, and the best interests of the Trust and the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, RR Interest Owners and the Companion Loan Holders constituted a single lender), as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment; and

(b)               the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned, if any, by the Master Servicer or the Special Servicer, as the case may be, in either case of clause (a) or (b), with a view to the timely recovery of all payments of principal and interest under the Whole Loan or, if the Whole Loan is a Defaulted Mortgage Loan, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, in the event the Loan Documents are silent, at the Calculation Rate) on the Whole Loan, and the best interests of the Trust and the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender), as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment, but without regard to any potential conflict of interest arising from: (a) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer, may have with the Borrowers, the Trust Loan Sellers, the Companion Loan Holders, the RR Interest Owners any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate, any interest in the RR Interest, any Companion Loan or any mezzanine loan by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer; (c) the Master Servicer’s obligation to make Advances; (d) the Master Servicer’s or the Special Servicer’s, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any related mezzanine loan or any other mortgage loans or mortgaged properties by the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; and (f) any debt that the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable, has extended to the Borrowers or an Affiliate of the Borrower (including, without limitation, any mezzanine financing).

“Servicing Transfer Event”: An event specified in the definition of Specially Serviced Mortgage Loan.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is 15 days after the distribution date under the related Other Pooling and Servicing Agreement occurring on or immediately following the 30th day after the end of such calendar quarter.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.02(k) of this Agreement.

“Sole Owner”: Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Certificates (excluding the Class R and Class LR Certificates), or an assignment of the Voting Rights thereof, together with the RR Interest Owners.

“Special Notice”: Any (a) notice transmitted to Certificateholders pursuant to Section 5.05(c) of this Agreement and (b) notice of any request by at least 25% of the Voting Rights allocable to the Principal Balance Certificates to terminate and replace the Special Servicer pursuant to Section 3.22(b) of this Agreement.

“Special Servicer”: Situs Holdings, LLC, a Delaware limited liability company, in its capacity as Special Servicer hereunder, its successor in interest, or if any successor special servicer is appointed as herein provided, such successor special servicer.

“Special Servicer Termination Event”: As defined in Section 7.01(b) of this Agreement.

“Special Servicing Compensation”: With respect to the Whole Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer.

“Special Servicing Fee”: With respect to a Specially Serviced Mortgage Loan (or REO Loan) for each calendar month (or portion thereof), the fraction of the Special Servicing Fee Rate applicable to such month, or portion thereof (determined using the same interest accrual methodology that is applied with respect to the Whole Loan Rate for such Specially Serviced Mortgage Loan or REO Loan for such month) multiplied by the Stated Principal Balance of such Specially Serviced Mortgage Loan as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Mortgage Loan or REO Loan on such Due Date) immediately preceding the applicable Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds has occurred with respect to a Specially Serviced Mortgage Loan or REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Proceeds event in a month consisting of 30 days). For the avoidance of doubt, the Special Servicing Fee shall be deemed for tax purposes as paid from the Lower-Tier REMIC.

“Special Servicing Fee Rate”: A rate equal to 0.25% per annum.

“Specially Serviced Mortgage Loan”: Subject to Section 3.23 of this Agreement, the Whole Loan if:

(1)                     a payment default shall have occurred on the Whole Loan at its Maturity Date or, if the Maturity Date of the Whole Loan has been extended in accordance with this Agreement, a payment default occurs on the Whole Loan at such extended Maturity Date;

provided that if (A) the Borrowers are diligently seeking a refinancing commitment or sale of the Mortgaged Property (and delivers a statement to that effect, within 30 days after such default, to the Master Servicer, which shall promptly deliver a copy to the Special Servicer), (B) the Borrowers continue to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event shall have occurred with respect to the Whole Loan, a Servicing Transfer Event will not occur until 60 days beyond the Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents, this Agreement and the Co-Lender Agreement; and provided, further, that if the Borrowers deliver to the Master Servicer (which shall promptly deliver a copy to the Special Servicer) on or before the 60th day after the related Maturity Date, a refinancing commitment, letter of intent or otherwise binding application for refinancing or similar document, in each case from a lender reasonably acceptable to the Master Servicer, or a signed purchase agreement reasonably acceptable to the Master Servicer (who shall promptly deliver a copy to the Special Servicer), and the Borrowers continue to make their Assumed Scheduled Payments (and no other Servicing Transfer Event shall have occurred with respect to the Whole Loan), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date or extended Maturity Date and (2) the termination of such refinancing commitment, letter of intent or otherwise binding application for refinancing or similar document or any termination under the signed purchase agreement;

(2)                     any Monthly Payment (other than a Balloon Payment) or any amount due on a monthly basis as an Escrow Payment or reserve fund deposit, is 60 days or more delinquent;

(3)                      the Master Servicer or the Special Servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the Mortgaged Property or the value of the Mortgaged Property as security for the Whole Loan is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the Borrowers within 60 days or, except as provided in clause (a) above, in the case of a Balloon Payment, for at least 30 days;

(4)                      a Borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(5)                      a Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

(6)                     a Borrower (1) admits in writing its inability to pay its debts generally as they become due, or (2) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(7)                     a default, of which the Master Servicer or the Special Servicer has notice (other than a failure by a Borrower to pay principal or interest) and that in the opinion of the Master Servicer or the Special Servicer materially and adversely affects the interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders occurs and remains unremedied for the applicable grace period specified in the Loan Documents (or if no grace period is specified for those defaults which are capable of cure, 60 days);

(8)                     the Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the Mortgaged Property; or

(9)                     the Master Servicer or the Special Servicer receives actual notice that a Borrower has violated any “due-on-sale” or “due-on-encumbrance” provision in the related Loan Documents;

provided, however, that the Whole Loan will cease to be a Specially Serviced Mortgage Loan (and will be a “Corrected Mortgage Loan”) (i) with respect to the circumstances described in clauses (1) and (2) above, when the Borrowers have brought the Whole Loan current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to any workout of the Whole Loan, (ii) with respect to the circumstances described in clauses (3), (4), (5), (6) and (8) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, or (iii) with respect to the circumstances described in clauses (7) and (9) above, when such default is cured (as determined by the Special Servicer in accordance with the Servicing Standard) or waived by the Special Servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Whole Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

“Specified Event”: As defined in Section 12.01.

“Sponsors”: The Trust Loan Sellers.

“Startup Day”: In the case of the Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to Section 2.06(a) of this Agreement.

“Stated Principal Balance”: With respect to the Trust Loan, the Companion Loan or the Whole Loan, on any date of determination, the principal balance as of the Cut-off Date of such Trust Loan, Companion Loan or Whole Loan, as reduced (to not less than zero) on each Distribution Date by (i) all payments (or Monthly Advances or Companion Loan Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 of this Agreement to, principal of or with respect to such Trust Loan, Companion Loan or Whole Loan, as applicable, that are distributed to Certificateholders and RR Interest Owners on such Distribution Date or Companion Loan Holders on the related remittance date in the same calendar month as such Distribution Date or applied to any other payments required under this Agreement or the Co-

Lender Agreement on or prior to such Distribution Date, and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Trust Loan, Companion Loan or Whole Loan during the related Collection Period.

The Trust Loan or the REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which Liquidation Proceeds, if any, are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders the RR Interest Owners. The Stated Principal Balance of the Whole Loan with respect to which the Master Servicer or Special Servicer has made a Final Recovery Determination is zero.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Whole Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Whole Loan under the direction or authority of the Master Servicer or a Servicing Function Participant.

“Sub-Servicer”: Any Person engaged by the Master Servicer or the Special Servicer to perform “Servicing” with respect to the Whole Loan or REO Loan.

“Sub-Servicing Agreement”: The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Whole Loan as provided in Section 3.01(c) of this Agreement.

“Subordinate Consultation Period”: Any period when both (i) the Certificate Balance of the most senior Class of Control Eligible Certificates (taking into account the application of any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Trust Loan to notionally reduce the Certificate Balance of such Certificates) is less than 25% of the Initial Certificate Balance of such Class of Certificates and (ii) the Certificate Balance of such Class of Certificates (without regard to the application of any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to such Class of Certificates) is at least 25% of the Initial Certificate Balance of such Class of Certificates. If the Directing Holder or the Majority Controlling Class Certificateholder becomes a Borrower Related Party, a Subordinate Consultation Period shall be deemed to be terminated (except for the purposes of determining whether the Directing Holder or a Controlling Class Certificateholder has the right to appoint the successor special servicer to a Special Servicer that is a Borrower Related Party pursuant to Section 3.22(f)). There are no Control Eligible Certificates with respect to the Trust, and a Subordinate Consultation Period shall be deemed not to be in effect with respect to the Trust. References to “Subordinate Consultation Period” in this Agreement should be disregarded.

“Subordinate Control Period”: Any period when the Certificate Balance of the most senior Class of Control Eligible Certificates (taking into account the application of any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Trust Loan to notionally reduce the Certificate Balance of such Class) is at least 25% of the Initial Certificate Balance of such Class of Certificates. If the Directing Holder or the Majority Controlling Class Certificateholder becomes a Borrower Related Party, a Subordinate Control Period shall be deemed to be terminated (except for the purposes of determining whether the Directing Holder or a Controlling Class Certificateholder has the right to appoint the successor special servicer to a

Special Servicer that has become a Borrower Related Party pursuant to Section 3.22(f)). There are no Control Eligible Certificates with respect to the Trust, and a Subordinate Control Period shall be deemed not to be in effect with respect to the Trust. References to “Subordinate Control Period” in this Agreement should be disregarded.

“Tax Returns”: The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Certificate Administrator on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

“Terminated Party”: As defined in Section 7.01(e) of this Agreement.

“Terminating Party”: As defined in Section 7.01(e) of this Agreement.

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01 of this Agreement.

“Third Party Appraiser”: A Person performing an Appraisal.

“Third Party Reports”: With respect to the Mortgaged Property, the related Appraisal, Phase I Environmental Report, seismic report (if any), engineering report, structural report, property condition report or similar report, if any.

“Transfer”: Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

“Transfer Restriction Period”: The period from the Closing Date to the later of the conclusion of the Transfer Restriction Period (EU) and the conclusion of the Transfer Restriction Period (US).

“Transfer Restriction Period (EU)”: The period from the Closing Date until the EU Risk Retention Agreement has been terminated or is no longer in effect, as confirmed by an acknowledgement by all parties to the EU Risk Retention Agreement.

“Transfer Restriction Period (US)”: The period from the Closing Date to the earliest of (a) for so long as the U.S. Credit Risk Retention Rules are in effect, the date that is the latest of (i) the date on which the total unpaid principal balance of the Trust Loan has been reduced to 33% of the total unpaid principal balance of the Trust Loan as of the Cut-off Date; (ii) the date on which the total outstanding Certificate Balance of the Principal Balance Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Principal Balance Certificates as of the Closing Date; or (iii) two years after the Closing Date, such clause (a) to be confirmed by the Certificate Administrator; (b) the date on which all of the Trust Loan has been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the U.S. Credit Risk Retention Rules, such clause (b) to be confirmed by the Certificate Administrator; or (c) subject to the consent of the Retaining Sponsor (which consent shall not be unreasonably withheld, conditioned or delayed), the date on which the U.S. Credit Risk Retention Rules have been officially repealed or abolished in their entirety or officially determined by the relevant regulatory authorities to be no longer applicable to this securitization transaction or the VRR Interest.

“Transferee Affidavit”: As defined in Section 5.02(l)(ii) of this Agreement.

“Transferor Certificate”: As defined in Section 5.02(l)(ii) of this Agreement.

“Trust” or “Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of the Companion Loan Holders therein): (i) the Trust Loan, together with the Mortgage File relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Trust Loan due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any indemnities or guaranties given as additional security for the Trust Loan; (vi) a security interest in all assets deposited in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (vii) amounts on deposit in the Collection Account attributable to the Trust Loan as identified on the Trust Ledger, the Distribution Accounts, the Interest Reserve Account or the REO Account, including any reinvestment income, as applicable; (viii) a security interest in any environmental indemnity agreements relating to the Mortgaged Property; (ix) a security interest in all insurance policies with respect to the Trust Loan and the Mortgaged Property; (x) the rights and remedies under the Trust Loan Purchase Agreements relating to document delivery requirements with respect to the Trust Loan and the representations and warranties of the Trust Loan Sellers regarding the Trust Loan; (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the Borrowers).

“Trust Ledger”: Amounts deposited in the Collection Account attributable to the Whole Loan behalf of the Trustee on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders.

“Trust Loan”: The portion of the Whole Loan evidenced by the Trust Notes, which is transferred and assigned to the Trustee pursuant to Section 2.01 of this Agreement and held in the Trust Fund. The Trust Loan originally so transferred, assigned and held is identified on the Mortgage Loan Schedule as of the Closing Date. The term “Trust Loan” also includes an REO Loan, unless the context clearly indicates otherwise.

“Trust Loan Purchase Agreements”: The DBNY Trust Loan Purchase Agreement, the GSMC Trust Loan Purchase Agreement, the BMO Trust Loan Purchase Agreement and the JPMCB Trust Loan Purchase Agreement.

“Trust Loan Rate”: With respect to the Trust Loan and any Whole Loan Interest Accrual Period, the weighted average (based on the outstanding principal balances of the Trust Notes) of the annual rates at which interest accrues on the Trust Notes during such period (in the absence of a default), as set forth in the Trust Notes from time to time.

“Trust Loan Seller Percentage Interest”: As to DBNY, 40.0%, as to GSMC, 20.0%, as to BMO, 20.0% and as to JPMCB, 20.0%.

“Trust Loan Seller Transferred Interest”: (a) In the case of DBNY, the portion of the Trust Loan evidenced by the Note bearing the designation A-1-1, (b) in the case of GSMC, the portion of the Trust Loan evidenced by the Note bearing the designation A-2-1, (c) in the case of JPMCB, the portion of the Trust loan evidenced by the Note bearing the designation A-3-1 and (d) in the case of BMO, the portion of the Trust Loan evidenced by the Note bearing the designation A-4-1.

“Trust Loan Sellers”: DBNY, GSMC, BMO and JPMCB.

“Trust Notes”: Collectively, as of any date of determination, the notes or other evidence of indebtedness and/or agreements evidencing the indebtedness of the Borrowers under the Trust Loan including any amendments or modifications, or any renewal or substitution note, as of such date. As of the Cut-off Date, the Trust Notes constitute Promissory Note A-1-1, Promissory Note A-2-1, Promissory Note A-3-1 and Promissory Note A-4-1.

“Trust REMICs”: The Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”: Computershare Trust Company, National Association, a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided. Computershare Trust Company, National Association will perform its obligations as Trustee hereunder through its Corporate Trust Services Division (including, as applicable, any agents or Affiliates utilized thereby).

“Trustee/Certificate Administrator Fee”: With respect to the Trust Loan and for any Distribution Date, an amount per Certificate Interest Accrual Period equal to interest at the Trustee/Certificate Administrator Fee Rate accrued on the Stated Principal Balance of the Trust Loan as of the Due Date in the related Collection Period (without giving effect to payments of principal on the Trust Loan on such Due Date). The Trustee/Certificate Administrator Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement. A monthly fee shall be paid by the Certificate Administrator to the Trustee as the Trustee’s fee, which amount shall be paid from the Trustee/Certificate Administrator Fee.

“Trustee/Certificate Administrator Fee Rate”: A rate equal to 0.011018% per annum.

“Underwriter Exemption”: With respect to (i) Deutsche Bank Securities Inc., Department of Labor Final Authorization Number 97-03E, (ii) Goldman Sachs & Co. LLC, as Prohibited Transaction Exemption 89-88, (iii) BMO Capital Markets Corp., as Prohibited Transaction Exemption 2006-07 and (iv) J.P. Morgan Securities LLC, as Prohibited Transaction Exemption 2002-19, each as most recently amended by Prohibited Transaction Exemption 2013-08 and as further amended by the Department of Labor from time to time.

“Undeveloped Certificate Administrator Information/Data”: With respect to the Certificate Administrator, information or data (other than attorney-client privileged information) that, at the time of any request for information or data, (a) is in the possession of the Certificate

Administrator and (b) has been provided to the Certificate Administrator by another Person. With respect to such Undeveloped Certificate Administrator Information/Data, there shall be (i) (x) no obligation to conduct or perform any Activity or Activities, (y) no obligation to request, direct or instruct any other Person (and no obligation on the part of any other Person) to conduct or perform any Activity or Activities and (z) no obligation to verify any Activity or Activities performed by any other Person, and (ii) if for any reason such information or data itself consists in whole or in part of the results of any Activity or Activities on the part of another Person (it being acknowledged that this shall not be construed to require any Person to perform any Activity or Activities to determine whether the information or data includes the results of any Activity or Activities on the part of another Person), (x) no obligation to conduct or perform any further or additional Activity or Activities, (y) no obligation to request, direct or instruct any other Person to conduct or perform any further or additional Activity or Activities and (z) no obligation to verify any Activity or Activities performed by any other Person.

“Undeveloped Servicer Information/Data”: With respect to the Master Servicer, a Sub-Servicer or the Special Servicer, as the case may be, information and data (other than attorney-client privileged information and other than information relating to a workout or resolution strategy or plan for a Specially Serviced Mortgage Loan) that, at the time of any request for information or data, (a) relates to the Whole Loan or the Mortgaged Property, (b) is in the possession of such Person and (c) has been provided to such Person by or on behalf of a Borrower, Manager or lender. With respect to such Undeveloped Servicer Information/Data, there shall be (i) (x) no obligation to conduct or perform any Activity or Activities, (y) no obligation to request, direct or instruct any other Person (and no obligation on the part of any other Person) to conduct or perform any Activity or Activities and (z) no obligation to verify any Activity or Activities performed by any other Person, and (ii) if for any reason such information or data itself consists in whole or in part of the results of any Activity or Activities on the part of another Person (it being acknowledged that this shall not be construed to require any Person to perform any Activity or Activities to determine whether the information or data includes the results of any Activity or Activities on the part of another Person), (x) no obligation to conduct or perform any further or additional Activity or Activities, (y) no obligation to request, direct or instruct any other Person to conduct or perform any further or additional Activity or Activities and (z) no obligation to verify any Activity or Activities performed by any other Person.

“Union Treaty”: The Treaty on the Functioning of the European Union (2007) and the Treaty on European Union.

“Unscheduled Payments”: With respect to the Whole Loan and a Collection Period, all Net Liquidation Proceeds, all Net Condemnation Proceeds and Net Insurance Proceeds payable under the Whole Loan (or the related allocable portion thereof), as applicable, the Repurchase Price or purchase price if the Trust Loan is repurchased or purchased pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement or by a mezzanine lender, any indemnification payment made by the Trust Loan Sellers as a result of a Material Breach or Material Document Defect pursuant to Section 2.03(e) of this Agreement and any other payments under or with respect to the Whole Loan, as applicable, not scheduled to be made, including Principal Prepayments received by the Master Servicer (but excluding Prepayment Charges, if any) during such Collection Period.

“Updated Appraisal”: An Appraisal of the Mortgaged Property or REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the Master Servicer. Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

“Upper-Tier Distribution Account”: The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(d) of this Agreement, which shall be entitled “Computershare Trust Company, National Association, as Certificate Administrator, for the benefit of Computershare Trust Company, National Association, as Trustee, in trust for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, and the RR Interest Owners, Upper-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account. The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests, the Upper-Tier Distribution Account and amounts held therein from time to time.

“U.S. Credit Risk Retention Rules”: The final rule that was promulgated to implement the credit risk retention requirements under Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (79 F.R. 77601; pages 77740-77766), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Department of Treasury, the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development in the adopting release (79 F.R. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all Certificates that is allocated to any Certificateholder or Class of Certificateholders. At all times during the term of this Agreement, 100% of Voting Rights shall be allocated among the Certificateholders of the respective Classes of Principal Balance Certificates in proportion to the Certificate Balances of their Certificates, and except as otherwise set forth in this Agreement with respect to any particular matter, 0%, in the case of the Class R and Class LR Certificates. Voting Rights allocated to a Class of Certificates shall be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests. The RR Interest shall not be entitled to any Voting Rights, but shall be entitled to certain consent rights with respect to amendments to this Agreement.

“VRR Allocation Percentage”: The VRR Percentage divided by the Non-VRR Percentage.

“VRR Available Funds”: With respect to any Distribution Date, an amount equal to the VRR Percentage of the Aggregate Available Funds for such Distribution Date.

“VRR Interest”: The Class RR Certificates and the RR Interest collectively.

“VRR Interest Balance”: The Certificate Balance of the Class RR Certificates or the RR Interest Balance of the RR Interest, as applicable ..

“VRR Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First and Fifth, of Section 4.01(b).

“VRR Interest Owner”: A Person who owns any portion of the VRR Interest, as identified to the Certificate Administrator in writing. DBNY, GS Bank, BMO and JPMCB are the VRR Interest Owners of 40%, 20%, 20% and 20%, respectively, of the VRR Interest as of the Closing Date. Until it receives notice to the contrary in the form of both Exhibit C-3 and Exhibit C-4 hereto pursuant to Section 5.02(n), the Certificate Administrator shall be entitled to rely on the preceding sentence with respect to the identity of the VRR Interest and, thereafter, the Certificate Administrator shall be entitled to rely on the most recent notification in the form of notice of the new owner and submission of both Exhibit C-3 and Exhibit C-4 hereto pursuant to Section 5.02(n) with respect to the identity of the VRR Interest Owners.

“VRR Interest Shortfall Amount”: With respect to any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of interest shortfall distributed on the Non-VRR Certificates according to clauses Second and Sixth of Section 4.01(b).

“VRR Percentage”: A fraction, expressed as a percentage, the numerator of which is the Initial VRR Interest Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of the Offered Principal Balance Certificates and the Initial VRR Interest Balance of the VRR Interest.

“VRR Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Third and Seventh and the last paragraph of Section 4.01(b).

“VRR Realized Loss”: The amount of Realized Losses that will be allocated to the VRR Interest on each Distribution Date and which will be equal to the VRR Percentage of the Realized Losses with respect to such Distribution Date.

“Whole Loan”: Collectively, the Trust Loan and the Companion Loan. References herein to the Whole Loan shall be construed to refer to the aggregate indebtedness under the Trust Notes and the Non-Trust Notes.

“Whole Loan Interest Accrual Period”: With respect to the Whole Loan, the period commencing on the 6th day of each calendar month during the term of the Whole Loan and ending on and including the 5th day of the next occurring calendar month.

“Whole Loan Rate”: With respect to the Whole Loan and any Whole Loan Interest Accrual Period, the weighted average (based on the outstanding principal balances of the Notes) of the annual rates at which interest accrues on the Notes during such period (in the absence of a default), as set forth in the Notes from time to time.

“Withheld Amount”: With respect to the Trust Loan and with respect to each Distribution Date occurring in January of each calendar year that is not a leap year and February of each calendar year, unless in either case such Distribution Date is the final Distribution Date, an amount equal to one day’s interest at the Net Mortgage Rate on the Stated Principal Balance as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a Monthly Advance is made in respect thereof.

“Workout Fee”: An amount equal to 0.50% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase by a Trust Loan Seller of its respective interest in the Trust Loan due to a Material Document Defect or a Material Breach shall not be considered a prepayment for purposes of this definition if the related Trust Loan Seller repurchases its respective percentage interest in the Trust Loan within the resolution time period set forth in Section 2.03(e) of this Agreement (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement)), Balloon Payments and payments at maturity, but excluding late payment charges and Default Interest) received if the Whole Loan is a Specially Serviced Mortgage Loan that becomes a Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c) of this Agreement; provided, further, that no Workout Fee shall be payable by the Trust with respect to any Corrected Mortgage Loan if and to the extent that the Corrected Mortgage Loan became a Specially Serviced Mortgage Loan under clause (3) of the definition of “Specially Serviced Mortgage Loan” and no event of default actually occurs, unless the Whole Loan is modified by the Special Servicer in accordance with the terms of this Agreement or the Whole Loan subsequently qualifies as a Specially Serviced Mortgage Loan for a reason other than under clause (c) of the definition thereof; or, if applicable, in connection with the purchase of a Specially Serviced Mortgage Loan that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days after the first time that such holder’s option to purchase the Whole Loan becomes exercisable, provided, however, that even if the purchase occurs before such expiration the Workout Fee will be payable to the extent paid by, and collected from, the related borrower or the mezzanine lender; provided, further that if the Whole Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (1) of the definition of “Specially Serviced Mortgage Loan” and the related collection of principal and interest is received within three (3) months following the related maturity date as a result of the Whole Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Workout Fee, but the Special Servicer may collect from the Borrowers and retain (x)

a workout fee, (y) such other fees as are provided in the Mortgage Loan Documents and (z) other appropriate fees in connection with such workout. The total amount of Workout Fees payable by the Trust with respect to the Corrected Mortgage Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that the Corrected Mortgage Loan continues to perform throughout its term in accordance with the terms of the related workout) shall be reduced by the amount of any and all Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to the Corrected Mortgage Loan; provided that the Special Servicer shall be entitled to collect such Workout Fees from the Trust until such time it has been fully paid such reduced amount. For the avoidance of doubt, the Trust Loan Sellers shall pay a Workout Fee in connection with a repurchase to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or was previously paid by the Trust and was not reimbursed by the Borrowers immediately prior to such repurchase. In furtherance of the foregoing, upon the Specially Serviced Mortgage Loan becoming a Corrected Mortgage Loan, the Special Servicer shall provide the Master Servicer with a calculation of the total amount of Workout Fees expected to be payable by the Trust with respect to the Corrected Mortgage Loan throughout its term (which calculation shall be reasonably acceptable to the Master Servicer) and the total amount of Offsetting Modification Fees received by the Special Servicer.

“Yield Maintenance Premiums”: As such term is defined in the Loan Agreement.

Section 1.02        Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)               All calculations of interest with respect to the Whole Loan (and of Advances in respect thereof) provided for herein shall be made on Actual/360 Basis. The Servicing Fee, the Trustee/Certificate Administrator Fee, the EU Reporting Administrator Fee and the CREFC® License Fee for the Whole Loan shall accrue on the same basis as interest accrues on the Whole Loan. Each Class of Regular Certificates will accrue interest on a 30/360 Basis.

(b)               Any Whole Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates and Prepayment Interest Excess, Principal Prepayments with respect to the Whole Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the Stated Principal Balance of the Whole Loan on which interest accrues.

(c)               Allocations of payments between the Trust Loan and the related Companion Loan shall be made in accordance with the Co-Lender Agreement. Except as otherwise provided in the Loan Documents or the Co-Lender Agreement, any amounts received in respect of the Whole Loan as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on the Whole Loan prior to the application to late fees.

(d)               Whenever this Agreement refers to a Distribution Date and an “applicable” Pass-Through Rate, such reference shall be to the Pass-Through Rate for the applicable Class for the related Certificate Interest Accrual Period.

(e)               All amounts collected by or on behalf of the Trust in respect of the Whole Loan in the form of payments from the Borrowers, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (exclusive of any amounts payable to the Companion Loan Holders pursuant to the Co-Lender Agreement) shall be allocated to amounts due and owing under the Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Loan Documents and the Co-Lender Agreement; provided, however, that absent such express provisions, all such amounts collected (exclusive of any amounts payable to the Companion Loan Holders pursuant to the Co-Lender Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Whole Loan in the following order of priority:

(i)                                   as a recovery of any unreimbursed Advances with respect to the Trust Loan or Whole Loan with respect to Property Advances or Nonrecoverable Advances and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust);

(ii)                               as a recovery of Nonrecoverable Advances and any interest at the Advance Rate thereon, to the extent previously allocated to principal collections with respect to the Trust Loan or Whole Loan, as applicable;

(iii)                            to the extent not previously allocated pursuant to clause (i) and clause (ii) above, as a recovery of accrued and unpaid interest on the Trust Loan (exclusive of Default Interest) to the extent of the excess of (A) accrued and unpaid interest on the Trust Loan at the Trust Loan Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the Borrowers, through the related Due Date), over (B) the sum of (1) after taking into account any allocations pursuant to clause (v) below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause (iii) that (a) (x) was not advanced because of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for the Trust Loan that have occurred under Section 4.07(e) of this Agreement in connection with related Appraisal Reduction Amounts with respect to any accrued and unpaid interest or (y) was not advanced due to a determination that the related Monthly Advance would be a Nonrecoverable Advance, but (in the case of this clause (y)) only up to the amount of interest that (absent such determination of nonrecoverability preventing such Monthly Advance from being made) would nonetheless not have been advanced because of the reductions in the amount of related Monthly Advances for the Trust Loan that would have occurred in connection with the related Appraisal Reduction Amounts, and (2) Accrued AB Loan Interest allocable to the Trust Loan;

(iv)                           to the extent not previously allocated pursuant to clause (i) and clause (ii) above, as a recovery of principal of the Trust Loan then due and owing, including by reason of acceleration of the Trust Loan following a default thereunder (or, if the Trust Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)                              as a recovery of (a) accrued and unpaid interest on the Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of Monthly Advances for the Trust Loan that have occurred under Section 4.07(e) of this Agreement in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such Monthly Advances not having been made as a result of a determination that such Monthly Advances would have been Nonrecoverable Advances and (b) Accrued AB Loan Interest (in each of clause (a) and (b), to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)                           as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to the Whole Loan (and allocable to the Trust Loan);

(vii)                        as a recovery of any other reserves to the extent then required to be held in escrow with respect to the Whole Loan (and allocable to the Trust Loan);

(viii)                     as a recovery of any Prepayment Charges then due and owing under the Trust Loan;

(ix)                             as a recovery of any late payment charges and Default Interest then due and owing under the Whole Loan (and allocable to the Trust Loan);

(x)                                as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the Whole Loan;

(xi)                             as a recovery of any other amounts then due and owing under the Trust Loan other than remaining unpaid principal; and

(xii)                          as a recovery of any remaining principal of the Trust Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC Provisions of the Code, payments or proceeds received with respect to any partial release of the Mortgaged Property (including following a condemnation) at a time when the loan-to-value ratio of the Whole Loan exceeds 125% (based solely on the value of real property and excluding personal property and going concern value, if any) must be allocated to reduce the principal balance of the Whole Loan in the manner permitted by such REMIC Provisions.

(f)                Collections by or on behalf of the Trust in respect of the REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of the REO Property and exclusive of any amounts payable to the Companion Loan Holders pursuant to the Co-Lender Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Whole Loan in the following order of priority:

(i)                                  as a recovery of any unreimbursed Advances with respect to the Trust Loan or Whole Loan with respect to Property Advances or Nonrecoverable Advances and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to the Whole Loan (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust);

(ii)                               as a recovery of Nonrecoverable Advances and any interest at the Advance Rate thereon to the extent previously allocated to principal collections with respect to the Trust Loan or Whole Loan, as applicable;

(iii)                            to the extent not previously allocated pursuant to clause (i) and clause (ii) above, as a recovery of accrued and unpaid interest on the Trust Loan (exclusive of Default Interest) to the extent of the excess of (A) accrued and unpaid interest on the Trust Loan at Trust Loan Rate to, but not including the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the Borrowers, through the related Due Date), over (B) the sum of (1) after taking into account any allocations pursuant to clause (v) below or under Section 4.07(e) on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause (iii) that (a) (x) was not advanced because of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for the Trust Loan that have occurred under Section 4.07(e) of this Agreement in connection with related Appraisal Reduction Amounts with respect to any accrued and unpaid interest or (y) was not advanced due to a determination that the related Monthly Advance would be a Nonrecoverable Advance, but (in the case of this clause (y)) only up to the amount of interest that (absent such determination of nonrecoverability preventing such Monthly Advance from being made) would nonetheless not have been advanced because of the reductions in the amount of the related Monthly Advances for the Trust Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (2) Accrued AB Loan Interest allocable to the Trust Loan;

(iv)                            to the extent not previously allocated pursuant to clause (i) and clause (ii) above, as a recovery of principal of the Trust Loan to the extent of its entire unpaid principal balance;

(v)                              as a recovery of (a) accrued and unpaid interest on the Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of Monthly Advances for the Trust Loan that have occurred under Section 4.07(e) of this Agreement in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such Monthly Advances not having been made as a result of a determination that such Monthly Advances would have been Nonrecoverable Advances and (b) Accrued AB Loan Interest (in each of clause (a) and (b), to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) or Section 1.02(e)(v) on earlier dates);

(vi)                            as a recovery of any Prepayment Charges then due and owing under the Trust Loan;

(vii)                        as a recovery of any late payment charges and Default Interest then due and owing under the Whole Loan (and allocable to the Trust Loan);

(viii)                     as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the Whole Loan; and

(ix)                             as a recovery of any other amounts then due and owing under the Trust Loan other than remaining unpaid principal.

(g)               The applications of amounts received in respect of the Trust Loan pursuant to paragraph (e) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of the Trust Loan or any REO Property pursuant to paragraph (f) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(h)               All net present value calculations and determinations made hereunder with respect to the Whole Loan or the Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made in accordance with the Loan Documents or, in the event the related Loan Documents are silent, using the Calculation Rate.

Section 1.03        Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A and Class B Certificates. For purposes of this Agreement, each Class of Certificates (other than the Class LR and Class R Certificates) shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero. For purposes of this Agreement, the VRR Interest shall be outstanding so long as the Trust Loan is outstanding. For purposes of this Agreement, the Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to Section 9.01 of this Agreement or any other Class of Certificates remains outstanding.

ARTICLE II

CONVEYANCE OF the MORTGAGE LOAN; ORIGINAL ISSUANCE OF
CERTIFICATES; Creation of the RR Interest

Section 2.01        Conveyance of the Trust Loan; Assignment of Trust Loan Purchase Agreements. (a)  The Depositor, concurrently with the execution and delivery hereof on the Closing Date, does hereby establish a trust designated as “TYSN 2023-CRNR Mortgage Trust”, appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Trust Loan, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lockbox Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders. Such transfer and assignment includes all interest and principal due on or with respect to the Trust Loan after the Cut-off Date. The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein), for the benefit of the Certificateholders and the RR Interest Owners, all the right, title and interest of the Depositor in, to and under the Trust Loan Purchase Agreements as provided therein (excluding Sections 6(g)-(i) and 9 of the Trust Loan Purchase Agreements), and excluding the Depositor’s rights and remedies under the DBNY Indemnification Agreement, GSMC Indemnification Agreement, BMO Indemnification Agreement and/or the JPMCB Indemnification Agreement to the extent related to the Trust Loan. The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lockbox Accounts relating to the Whole Loan to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Trust Loan Sellers.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian, with copies to the Master Servicer and the Special Servicer, the following documents or instruments with respect to the Whole Loan so assigned:

(i)                                   the original Trust Notes evidencing the Trust Loan, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the Trustee or, if none, by the applicable Originator, without recourse, either in blank or to the order of the Trustee in the following form: “Pay to the order of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, without recourse”;

(ii)                               each original (or copies thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the Originators of the Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

(iii)                             the original Assignment of Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originators, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, the RR Interest Owners and the Companion Loan Holders”;

(iv)                           (A) if applicable, an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originators of the Whole Loan to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originators, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates”, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)                              (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originators of the Whole Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrowers at the Mortgaged

Property (in each case with evidence of filing or recording thereon) and which were in the possession of the Trust Loan Sellers (or their agents) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 assignment of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the Trust Loan Sellers, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originators, evidencing the transfer of such security interest, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (and the Companion Loan Holders)”; provided that other evidence of filing or recording reasonably acceptable to the Trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)                           the original or a copy of the Loan Agreement relating to the Whole Loan, together with any amendments thereto;

(vii)                         the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Whole Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or, subject to Section 2(d) of the Trust Loan Purchase Agreements, a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or, subject to Section 2(d) of the Trust Loan Purchase Agreements, an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)                     (A) if applicable, the original or a copy of the related Assignment of Leases and Rents (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originators of the Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy of an assignment of any related Assignment of Leases and Rents (a “Reassignment of Assignment of Leases and Rents”) (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originators, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of TYSN 2023-CRNR Mortgage

Trust Commercial Mortgage Pass-Through Certificates (and the Companion Loan Holders)”, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)                             the original or a copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the Mortgaged Property required in connection with origination of the Whole Loan, if any;

(x)                                an original or a copy of the Assignment of Management Agreement and originals or copies of the currently effective Management Agreement, if any, for the Mortgaged Property;

(xi)                             the original or copy of any Ground Leases (as defined in the Loan Agreement), if applicable, and the original or copy of any related lessor estoppel or similar agreement delivered in connection with the Whole Loan, if any;

(xii)                          if applicable, an original Assignment of Agreements, Licenses, Permits and Contracts, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originators, either in blank or in favor of the Trustee in the following form: “Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, the RR Interest Owners and the Companion Loan Holders”;

(xiii)                       if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts or a copy thereof and the assignment thereof to the Trustee (in such capacity, for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders);

(xiv)                      if any related Lockbox Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lockbox Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lockbox Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee (in such capacity, for the benefit of the Certificateholders) and the Companion Loan Holders);

(xv)                        originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, Trust Notes or any related security document have been modified or the Whole Loan has been assumed;

(xvi)                      the original or a copy of any guaranty of the obligations of the Borrowers under the Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originators of the Whole Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originators;

(xvii)                    a copy of the Co-Lender Agreement and any mezzanine loan intercreditor agreement;

(xviii)                the original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letter of credit held by the lender as beneficiary or assigned as security for the Whole Loan;

(xix)                        [Reserved]; and

(xx)                           an original or a copy of the Cash Management Agreement;

provided that whenever the term “Mortgage File” is used to refer to documents actually received by the Depositor or the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received. The original assignments referred to in clauses (iii), (iv)(B) and (xvi)(B) above, may be in the form of one or more instruments in recordable form in any applicable filing or recording offices.

On or prior to the Closing Date, the Trust Loan Sellers shall retain a third-party vendor (which may be the Trustee or the Custodian) to complete the assignment and recordation or filing of the Loan Documents in the name of the Trustee on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders. On or promptly following the Closing Date, the Trust Loan Sellers shall (A) promptly deliver or cause to be delivered to such third party vendor recorded copies of the Mortgage and the documents described in Section 2.01(a)(iii), (v), (viii) and (xiv) and (B) cause such third party vendor, at the expense of the Trust Loan Sellers (in proportion to their respective Trust Loan Seller Percentage Interest in the Trust Loan), (1) to promptly prepare and record (in favor of the Trustee, for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates and the RR Interest Owners) in the appropriate public recording office in no event later than 30 Business Days following the receipt thereof, the Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording; and (2) to prepare and file in the appropriate public filing office each UCC assignment of financing statement referred to in Section 2.01(a)(v)(B) and (xiv) which has not yet been submitted for filing or recording in no event later than 60 days following the receipt thereof. Each such document shall reflect that the recorded original should be returned by the public recording office to the Custodian or its designee following recording, and each such document shall reflect that the file copy thereof should be returned to the Custodian or its designee following filing; provided that in those instances where the public recording office retains the original Assignment of Mortgage or Assignment of Leases and Rents, if applicable, the Custodian shall use commercially reasonable efforts to obtain therefrom a certified copy of the recorded original, at the expense of the Depositor. In the event that any such document or instrument in respect of the Whole Loan is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trust Loan Sellers shall promptly prepare or cause the preparation of a substitute thereof or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Custodian for recording or filing, as appropriate, at the expense of the Trust Loan Sellers (as set forth in the Trust Loan Purchase Agreements). The Trust Loan Sellers shall, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon. Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Assignment of Leases and Rents, if applicable, after any has been recorded, the obligations of the Trust Loan Sellers under the Trust Loan Purchase Agreements shall be deemed to have been satisfied upon delivery to the Custodian of a certified copy of the recorded original of such Mortgage, Assignment of Mortgage or Assignment of Leases and Rents, if applicable.

If the Trust Loan Sellers cannot deliver, or cause to be delivered, as to the Whole Loan, the original or a copy of the related lender’s title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the Mortgage File by delivery to the Custodian of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter, and the Trust Loan Sellers shall be required to deliver to the Custodian, promptly following the receipt thereof, the original related lender’s title insurance policy (or a copy thereof). Copies of recorded or filed Assignments of Mortgage and UCC assignments of financing statements shall be held by the Custodian.

Subject to the third preceding paragraph, all original documents relating to the Whole Loan which are not delivered to the Custodian are and shall be held by the Depositor or the Master Servicer (or a Sub-Servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders, the RR Interest Owners and Companion Loan Holders. In the event that any such original document is required pursuant to the terms of this Section to be a part of the Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

(b)               In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Trust Loan Sellers pursuant to the Trust Loan Purchase Agreements to deliver to and deposit with or cause to be delivered to and deposited with, (i) the Custodian, on or before the Closing Date, for the Trust Loan so assigned, among other things, the original Trust Notes, the original or a copy of the Mortgage and any intervening assignments thereof, the original or a copy of the title policy for the Whole Loan, a copy of any ground lease, if applicable, for the Whole Loan and an original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letters of credit held by the lender as beneficiary or assigned as security for the Whole Loan, and, within 30 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for the Whole Loan, in each case with copies to the Master Servicer and (ii) the Master Servicer, on or before the Closing Date, all documents and records that are part of each applicable Servicing File. If the Trust Loan Sellers cannot deliver, or cause to be delivered, as to the Trust Loan, the original Trust Notes, the Trust Loan Sellers shall deliver a copy or duplicate original of such Trust Notes, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Certificate Administrator, the Trustee and the Custodian.

If the Trust Loan Sellers or the Depositor cannot deliver, or cause to be delivered, as to the Whole Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(v)(A), Section 2.01(a)(viii), Section 2.01(a)(xv) and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiv), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the Trust Loan Sellers to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 30 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date so long as the Trust Loan Sellers have provided the Custodian with evidence of such recording or filing, as the case may be, or has certified to the Custodian as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Custodian and the Trustee no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder’s or filing office such original or copy, provided such extensions do not exceed 24 months in the aggregate).

(c)               Notwithstanding anything herein to the contrary, with respect to the documents referred to in Section 2.01(a)(xviii) of this Agreement, the Master Servicer shall hold the original of each such document in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust and the Trust Loan Sellers shall be deemed to have satisfied the delivery requirements of the Trust Loan Purchase Agreements and this Section 2.01 of this Agreement by delivering the original of each such document to the Master Servicer, which shall forward a copy of the applicable document to the Custodian. The Trust Loan Sellers shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust in care of the Master Servicer) required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust. In the event that the documents specified in Section 2.01(a)(xviii) of this Agreement are missing because the related assignment or amendment documents have not been completed, the Trust Loan Sellers shall take all necessary steps to enable the Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from the Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to the Master Servicer.

Section 2.02        Acceptance by Custodian and the Trustee. By its execution and delivery of this Agreement, the Trustee (1) acknowledges the assignment to it of the Trust Loan in good faith without notice of adverse claims and (2) declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for the Trust Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders, the RR Interest Owners and the Companion Loan Holders.

The Custodian hereby certifies to each of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Loan Sellers that except as identified in the Custodian’s closing date certification, which shall be delivered no later than two Business Days after the Closing Date, and which is attached as Exhibit N-1 to this Agreement, each Trust Note is in its possession and has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrowers), (B) appears to have been executed (where appropriate) and (C) purports to relate to the Whole Loan and each of the documents specified in Section 2.01(a)(ii), Section 2.01(a)(vii) and, to the extent delivered, Section 2.01(a)(xviii) of this Agreement have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn or mutilated or otherwise defaced, and that such documents relate to the Whole Loan identified in the Mortgage Loan Schedule. If the Custodian does not send a certification on the Closing Date, it shall send an email confirmation to the Trustee and the Master Servicer on the Closing Date that it has received the Trust Notes (or a copy or a lost note affidavit, as permitted), subject to any exceptions noted therein.

On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the Trust Loan Sellers have repurchased for the Trust Loan), the Custodian shall review each Mortgage File and shall certify to each of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Loan Sellers in the form attached as Exhibit N-2 to this Agreement that all documents (other than documents referred to in clause Section 2.01(a)(xviii) of this Agreement, which shall be delivered to the Master Servicer and the documents referred to in clause (iii) of Section 2.01(a) of this Agreement and the assignments of financing statements referred to in clause (xiv) of Section 2.01(a) of this Agreement, which shall be delivered for filing or recording by the Trust Loan Sellers as provided herein) referred to in Section 2.01(a) above (in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi) and (vii) (in the case of any endorsement thereto), (viii) and (ix) through (xx) of this Agreement, as identified to it in writing as a document required to be delivered by the Trust Loan Sellers) and any original recorded documents included in the delivery of the Mortgage File has been received, has been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and has not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Whole Loan. In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

If at the conclusion of such review any document or documents constituting a part of the Mortgage File has not been executed or received, has not been recorded or filed (if required), is unrelated to the Whole Loan, appear not to be what they purport to be or has been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached as Exhibit M to this Agreement) the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and the Trust Loan Sellers by providing a written report, setting forth for the affected Whole Loan, with particularity, the nature of the defective or missing document. The Depositor shall or shall cause the Trust Loan Sellers to deliver to the Custodian an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form constitutes a Material Document Defect, the

Depositor shall cause the Trust Loan Sellers to cure, repurchase or make an indemnification payment with respect to the Trust Loan in the manner provided in Section 2.03(e) of this Agreement. None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of the Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

Contemporaneously with its execution of this Agreement, the Depositor shall cause each Trust Loan Seller to deliver, a power of attorney substantially in the form of Exhibit B to the Trust Loan Purchase Agreements to the Master Servicer and Special Servicer, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to the Trust Loan which has not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to the Trust Loan Purchase Agreements, the related Trust Loan Seller shall be required to effect (at the expense of the related Trust Loan Seller) the assignment and recordation of its interest under the Loan Documents until the assignment and recordation of all Loan Documents has been completed.

In reviewing any Mortgage File pursuant to the third preceding paragraph of Section 2.01 of this Agreement, the Master Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, examine any opinions or determine whether any document is legal, valid, binding, sufficient, duly authorized or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Section 2.03        Representations, Warranties and Covenants of the Depositor; Repurchase of Trust Loan. (a) The Depositor hereby represents and warrants that:

(i)                                  The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)                               The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Trust Loan in accordance with this Agreement;

(iii)                             This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity

(regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv)                           The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)                               The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

(A)             to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following: (I) “fully-modified pass-through” certificates (“GNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association (“GNMA”), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934; (II) Guaranteed Mortgage Pass-Through Certificates (“FNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by FNMA; (III) Mortgage Participation Certificates (“FHLMC Certificates”) issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the “Agency Securities”); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as “Private Securities”); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans (“Mortgage Assets”); (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing (“Contract”); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period (“Other Assets”);

(B)              to loan its funds to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Assets, Contracts and/or Other Assets;

(C)             to authorize, issue, sell and deliver bonds or other evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Assets, Contracts and/or Other Assets;

(D)             to authorize, issue, sell and deliver certificates evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Assets, Contracts and/or Other Assets; and

(E)              to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

(vi)                           There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

(vii)                        No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

(viii)                    The Trustee, if not the owner of the Trust Loan, will have a valid and perfected security interest of first priority in the Trust Loan and any proceeds thereof.

(b)               The Depositor hereby represents and warrants with respect to the Trust Loan that:

(i)                                  Immediately prior to the transfer and assignment to the Trustee, the Trust Notes and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Trust Loan and had full right to transfer and sell the Trust Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

(ii)                               The Depositor is transferring the Trust Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Trust Loan;

(iii)                            The related Assignment of Mortgage constitutes the legal, valid and binding assignment of the Mortgage from the Depositor to the Trustee; and

(iv)                           No claims have been made by the Depositor under the lender’s title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender’s title insurance policy.

(c)               It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the Mortgage File to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the RR

Interest Owners and the Companion Loan Holders, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer and the Special Servicer.

(d)               If the Master Servicer or the Special Servicer (i) receives a Repurchase Communication of a request or demand for repurchase or replacement of the Trust Loan or any portion thereof because of a Breach or a Defect (each as defined below) (any such request or demand, a “Repurchase Request”, and the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request), (ii) receives a Repurchase Communication of a withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), (iii) receives a Repurchase Communication that the Trust Loan that was subject to a Repurchase Request has been repurchased or replaced (a “Repurchase”), or (iv) receives a Repurchase Communication of the rejection of a Repurchase Request (a “Repurchase Request Rejection”), then such Person shall deliver written notice of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection (each such notice, a “Rule 15Ga-1 Notice”) to the Depositor and the related Trust Loan Seller, in each case within ten Business Days from such party’s receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable; provided, however, that if the Master Servicer receives notice of a Repurchase Request Withdrawal or Repurchase Request Rejection from the Special Servicer, the Master Servicer shall have no obligation to deliver such notice to any other party.

Each Rule 15Ga-1 Notice shall include (i) the identity of the Trust Loan, (ii) the date the Repurchase Communication of the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, was received and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.03(d) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. Each Trust Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.03(d) is so provided only to assist the related Trust Loan Seller, the Depositor and its Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(d) by a Rule 15Ga-1 Notice Provider, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to the related Trust Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

In the event that the Depositor, the Trustee, the Certificate Administrator or the Custodian receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Master Servicer, if relating to a Performing Loan, or to the Special Servicer, if relating to a Specially Serviced Mortgage Loan or REO Property, and include the following statement in the related correspondence: “This is a “[Repurchase Request][Repurchase Request Withdrawal]” under Section 2.03(d) of the Trust and Servicing Agreement relating to the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder”. Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.03(d) with respect to such Repurchase Request or Repurchase Request Withdrawal. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

(e)               A “Defect” shall exist with respect to the Trust Loan if any document constituting a part of the Mortgage File and required to be delivered by the Trust Loan Sellers has not been delivered within the time periods provided for in the Trust Loan Purchase Agreement, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule. A “Breach” shall mean a breach of any representation or warranty of a Trust Loan Seller made pursuant to the related Trust Loan Purchase Agreement with respect to the Trust Loan. If any party hereto discovers or receives notice of a Defect or a Breach, and if such Defect is a Material Document Defect or such Breach is a Material Breach, as applicable, then such party, on behalf of the Trust Fund, shall upon its actual knowledge thereof notify the Trust Loan Sellers, the other parties hereto (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”)and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and the Companion Loan Holders. If any such Defect or Breach materially and adversely affects the value of the Trust Loan, the value of the Mortgaged Property or the interests of the Trust in the Trust Loan hereunder or causes the Trust Loan to be other than a Qualified Mortgage, then such Defect shall constitute a “Material Document Defect” or such Breach shall constitute a “Material Breach,” as the case may be; provided, however, that if any of the documents specified in clauses (i), (ii), (iii), (vii), (xi) and (xviii) of Section 2.01(a) of this Agreement are not delivered as required in the Trust Loan Purchase Agreement and certified as missing pursuant to Section 2.02 of this Agreement, it shall be deemed a Material Document Defect; provided, further, that no Defect (except as provided in the immediately preceding proviso and Defects that cause the Trust Loan to be other than a Qualified Mortgage) shall be considered to be a Material Document Defect unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the Trust Loan, defending any claim asserted by the Borrowers or a third party with respect to the Trust Loan, establishing the validity or priority of any lien on any collateral securing the Trust Loan or for any immediate significant servicing obligation. The Custodian, the Certificate Administrator and the Trustee shall not be required to make any such determination absent written notice or direction from Certificateholders in accordance with Section 8.02(a)(iii). Promptly upon receiving written notice of any such Material Document Defect or Material Breach with respect to the Trust Loan, accompanied by a written demand to take the actions contemplated by this sentence from the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or

the Custodian, on behalf of the Trust Fund, each Trust Loan Seller shall, not later than 90 days from such Trust Loan Seller’s receipt of such notice of, and such written demand to take action with respect to, such Material Document Defect or Material Breach, as the case may be (any such 90-day period, the “Initial Resolution Period”), (i) cure the same in all material respects, (ii) repurchase its Trust Loan Seller Transferred Interest in the Trust Loan at an amount equal to its Trust Loan Seller Percentage Interest of the Repurchase Price in conformity with the applicable Trust Loan Purchase Agreement or (iii) indemnify the Trust for its Trust Loan Seller Percentage Interest of the losses directly related to such Material Breach or Material Document Defect, subject to receipt of a No Downgrade Confirmation from the Rating Agency with respect to such action (or if the Rating Agency waives review or fails to respond to a request for a No Downgrade Confirmation, subject to (y) approval of the Directing Holder so long as a Subordinate Control Period is in effect and (z) consultation with the Directing Holder so long as a Subordinate Consultation Period is in effect (or if the Directing Holder is an Affiliate of a Trust Loan Seller, subject to the approval of the Special Servicer)); provided that if (i) such Material Document Defect or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Document Defect or Material Breach is not related to the Trust Loan not being a Qualified Mortgage and (iii) a Trust Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within the Initial Resolution Period, then such Trust Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase its respective interests in the Trust Loan or indemnify the Trust in respect of its respective interests in the Trust Loan. Notwithstanding the preceding sentence, if such Material Breach or Material Document Defect would cause the Trust Loan to be other than a Qualified Mortgage, then, within 90 days of the date of discovery of such Material Breach or Material Document Defect, the related Trust Loan Seller shall (i) cure the same in all material respects or (ii) repurchase its respective interest in the Trust Loan at an amount equal to its Trust Loan Seller Percentage Interest of the Repurchase Price. Any Breach or Defect that causes the Trust Loan not to be a Qualified Mortgage shall be deemed a Material Breach or Material Document Defect, as applicable. Notwithstanding the foregoing, the failure to deliver to the Trustee and the Custodian copies of the UCC financing statements with respect to the Trust Loan shall not be a Material Document Defect.

(f)                In connection with any repurchase of the Trust Loan contemplated by this Section 2.03, (A) the Custodian (and the Trustee hereby authorizes the Custodian to tender such documents), the Master Servicer (with respect to a Performing Loan) and the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall each tender to the Trust Loan Sellers or their designees all portions of the Mortgage File (in the case of the Custodian) and the Servicing File (in the case of the Master Servicer and the Special Servicer, as applicable) (including the original Trust Notes related to each Trust Loan Seller’s Trust Loan Seller Transferred Interest in the Trust Loan) and other documents pertaining to the Trust Loan possessed by it, upon delivery (i) to each of the Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Custodian by the Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by the Master Servicer or Special Servicer, as applicable, of its receipt of each Trust Loan Seller Percentage Interest of the Repurchase Price from the Trust Loan Sellers, (B) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Custodian by the Trust Loan Sellers, as the case may be, to the Trust Loan Sellers as shall be necessary to vest in the Trust Loan Sellers the legal and beneficial ownership of each Trust Loan Seller’s respective repurchased Trust Loan Seller Transferred Interest in the Trust Loan to the extent such ownership was transferred to the Trustee (provided, however, that the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Trust Loan Sellers in connection with the preparation by the Trust Loan Sellers of such endorsement or assignment) and (C) the Certificate Administrator, the Master Servicer and the Special Servicer shall release, or cause the release of, any escrow payments and reserve funds held by or on behalf of the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, or on the Certificate Administrator’s, the Master Servicer’s and the Special Servicer’s, as applicable, behalf, in respect of the Trust Loan to the Trust Loan Sellers in accordance with their respective repurchased Trust Loan Seller Transferred Interest in the Trust Loan.

(g)               The Master Servicer (with respect to a Performing Loan) and the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall, for the benefit of the Certificateholders, the RR Interest Owners and the Trustee, use reasonable efforts to enforce the obligations of the related Trust Loan Seller under Section 6 of the related Trust Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard. The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, pursuant to Section 3.06 of this Agreement (with respect to the Trust Loan), out of the related Repurchase Price or indemnification amounts to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06 of this Agreement, out of general collections on the Trust Loan on deposit in the Collection Account in each case with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed. To the extent the Trust Loan Sellers prevail in such proceeding, the Trust Loan Sellers shall be entitled to reimbursement from the Trust for all necessary and reasonable costs and expenses incurred in connection with such proceeding.

So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Trust Loan Sellers, a document exception report setting forth the then current status of any Defects related to the Mortgage Files in a format mutually agreed upon between the Custodian and the Trustee.

It is understood and agreed that Section 6 of each Trust Loan Purchase Agreement provides the sole remedy available to the Certificateholders and the RR Interest Owners and the Trustee on behalf of the Certificateholders and the RR Interest Owners respecting any Breach (including a Breach with respect to the Trust Loan failing to constitute a Qualified Mortgage) or any Defect.

(h)               In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor’s representations and warranties relating to the Trust Loan, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Master Servicer or the Special Servicer, unless such defense results in any liability of the Master Servicer or the Special Servicer, as applicable.

(i)                 If for any reason a Trust Loan Seller fails to fulfill its obligations under the related Trust Loan Purchase Agreement with respect to the Trust Loan, the Master Servicer (with respect to a Performing Loan) and the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall use reasonable efforts in enforcing any obligation of the Trust Loan Sellers to cure or repurchase or make an indemnity payment with respect to the Trust Loan under the terms of the related Trust Loan Purchase Agreement all at the expense of the related Trust Loan Seller.

(j)                 To the extent that not all of the Trust Loan Sellers repurchase their Trust Loan Seller Percentage Interest pursuant to the terms of the related Trust Loan Purchase Agreement, the portion of the Trust Loan so repurchased shall be a Companion Loan subject in all respects to the Co-Lender Agreement. In addition, (i) the Trust Loan shall continue to be serviced by the Master Servicer and, as applicable, the Special Servicer, in accordance with the terms of this Agreement on behalf of such repurchasing Trust Loan Seller and the Certificateholders and the RR Interest Owners as a collective whole, and the Master Servicer or the Special Servicer, as applicable, shall be the sole representative of the lender in connection with any enforcement, bankruptcy or other proceeding, (ii) the Trustee, on behalf of the Trust, shall remain the mortgagee of record with respect to the Mortgage, (iii) the Trustee/Certificate Administrator Fee, CREFC® License Fee, the EU Reporting Administrator Fee, the Servicing Fee and/or Special Servicing Fee shall continue to be calculated based on the entire Stated Principal Balance of the Trust Loan or Whole Loan, as applicable, (iv) the Custodian shall retain all portions of the Mortgage File other than the related Trust Notes corresponding to the repurchased Trust Loan Seller’s Trust Loan Seller Percentage Interest, (v) the repurchasing Trust Loan Seller shall be entitled to remittances on the Distribution Date of its pro rata share, based upon its Trust Loan Seller Percentage Interest, of all amounts that would otherwise be available for distribution on such Distribution Date pursuant to Article IV hereof to Certificateholders and the RR Interest Owners (other than any amounts in respect of any Monthly Advance) with respect to the Trust Loan less (A) fees and expenses with respect to servicing of such Trust Loan Seller’s Trust Loan Seller Percentage Interest and (B) all costs and expenses incurred in connection with the Trust Loan Seller’s repurchase obligations and such amounts shall be wired in accordance with the directions provided to the Trustee, the Certificate Administrator and the Master Servicer by the Trust Loan Sellers at least 10 Business Days prior to the related Distribution Date, (vi) each repurchasing Trust Loan Seller shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement, subject to its submission of an Investor Certification, (vii) no amendment may be made to this Agreement that would materially and adversely affect the rights of such repurchasing Trust Loan Seller in respect of the repurchasing Trust Loan Seller’s Trust Loan Seller Percentage Interest without the consent of such repurchasing Trust Loan Seller, (viii) to the extent the Trustee, on behalf of the Trust, holds record or legal title to any Mortgage File document that relates to any Trust Loan Seller’s Trust Loan Seller Percentage Interest in the Trust Loan repurchased pursuant to this Section 2.03(j), the Trustee shall hold such title in trust for the use and benefit of the Trust and the related Trust Loan Seller collectively, (ix) to the extent this Agreement refers to the “Mortgage File,” such “Mortgage File” shall be construed to mean the Mortgage File for the entire Trust Loan (except that references to any Trust Note in favor of the repurchasing Trust Loan Seller shall be construed to instead refer to a photocopy of such Trust Note) and (x) the Master Servicer and the Special Servicer shall not be required to obtain the concurrence or consent of the repurchasing Trust Loan Seller prior to or as a condition to taking any action required of either of Master Servicer or Special Servicer pursuant to the terms of this Agreement, nor shall the repurchasing Trust Loan Seller have any right to direct the actions of the Master Servicer or Special Servicer, and the rights, duties and obligations of the Directing Holder or any Risk Retention Consultation Party under this Agreement shall not be altered or reduced in such event. Neither the Master Servicer nor the Trustee shall make any Monthly Advance with respect to any Trust Loan Seller’s Trust Loan Seller Percentage Interest of the Trust Loan that has been repurchased as described herein.

(k)               In connection with any partial repurchase of the Trust Loan in connection with a Material Breach or Material Document Defect, the Depositor shall cause the applicable Trust Loan Seller, at such Trust Loan Seller’s own expense, to deliver, or cause to be delivered, to the Master Servicer, the Special Servicer and the Trustee all of the following: (i) a No Downgrade Confirmation with respect to the splitting of the Trust Loan in connection with such repurchase, (ii) an Opinion of Counsel of nationally recognized tax counsel for such Trust Loan Seller to the effect that such splitting of the Trust Loan in connection with such repurchase will not cause the Trust Fund to fail to qualify as a REMIC for federal income tax purposes, (iii) a written instrument executed by the Borrowers to the effect that (1) they release the Trust Fund and the parties to this Agreement from any liability that any of them may be construed to have to the Borrowers for any cost or expense incurred or to be incurred by the Borrowers in connection with such splitting, including, without limitation, transfer or conveyance fees (if any), mortgage recording taxes (if any) and attorney fees and expenses and (2) they concur that such splitting of the Trust Loan does not increase in the aggregate any monetary obligation of the Borrowers under the Loan Documents or any other obligation of the Borrowers under the Loan Documents in any material respect; and (iv) such other documents, instruments and opinions as the Master Servicer or the Special Servicer, as applicable, may reasonably request.

Section 2.04        Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee. (a) Berkadia Commercial Mortgage LLC, as the Master Servicer, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, to the Depositor, to the Certificate Administrator and to the Special Servicer, as of the Closing Date, that:

(i)                                  It is a limited liability company, duly organized, validly existing, and is in good standing, under the laws of the State of Delaware and it is in compliance with the laws of the state (within the United States of America) in which the Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)                               Its execution and delivery of this Agreement, and its performance and compliance with the terms of this Agreement, do not (A) violate its organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which it or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either its ability to perform its obligations under this Agreement or its financial condition;

(iii)                            It has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)                           This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Certificate Administrator, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, including those respecting the availability of specific performance, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                              It is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default in its reasonable judgment is likely to materially and adversely affect its ability to perform its duties and obligations hereunder;

(vi)                           No litigation is pending or, to the best of its knowledge, threatened against it which would prohibit it from entering into this Agreement or, in its good faith and reasonable judgment is likely to materially and adversely affect its ability to perform its obligations under this Agreement;

(vii)                        No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance by it, with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of it to perform its obligations hereunder; and

(viii)                     Each of its officers and employees that has responsibilities concerning the servicing and administration of the Trust Loan is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

(b)               Situs Holdings, LLC, as the Special Servicer, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, to the Depositor, to the Certificate Administrator and to the Master Servicer, as of the Closing Date, that:

(i)                                   It is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Mortgaged Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Trust Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)                               The execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its certificate of organization and limited liability operating agreement, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder;

(iii)                            This Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)                           It has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)                             All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)                          There is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)                        It has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case, complies with the requirements of Section 3.08 hereof.

(viii)                    The representations and warranties of the Special Servicer set forth in this Section 2.04(b) shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto, the Certificateholders and the RR Interest Owners.

(c)               It is understood and agreed that the representations and warranties set forth in this Section 2.04 shall survive delivery of the Mortgage File to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Certificate Administrator, the Depositor, the Companion Loan Holders and the Master Servicer or Special Servicer, as the case may be. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Certificate Administrator, the Master Servicer, the Special

Servicer, the Companion Loan Holders or the Trustee in the Trust Loan, the party discovering such breach shall give prompt written notice to the other parties hereto and the Trust Loan Sellers.

(d)               The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Certificateholders, the RR Interest Owners and the Companion Loan Holders as of the Closing Date, that:

(i)                                 The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement;

(ii)                              This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(iii)                           Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound which, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(iv)                          The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties or impair the ability of the Trust Fund to realize on the Trust Loan;

(v)                             No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Trustee’s ability to perform its obligations hereunder; and

(vi)                           To the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated the Pricing Date, between the Trustee, the Depositor and the Initial Purchasers.

(e)               The Certificate Administrator hereby represents and warrants to the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Certificateholders, the RR Interest Owners and the Companion Loan Holders as of the Closing Date, that:

(i)                                   The Certificate Administrator is a national banking association, duly organized, validly existing, and is in good standing, under the laws of the United States of America and has full power, authority and legal right to own its property and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement;

(ii)                               This Agreement has been duly authorized, executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Certificate Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(iii)                            Neither the execution and delivery of this Agreement by the Certificate Administrator nor the consummation by the Certificate Administrator of the transactions herein contemplated to be performed by the Certificate Administrator, nor compliance by the Certificate Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties or the organizational documents of the Certificate Administrator or the terms of any material agreement, instrument or indenture to which the Certificate Administrator is a party or by which it is bound which, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement;

(iv)                           The Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Certificate Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement;

(v)                              No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution,

delivery and performance by the Certificate Administrator of or compliance by the Certificate Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Certificate Administrator’s ability to perform its obligations hereunder; and

(vi)                          To the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated the Pricing Date, among the Certificate Administrator, the Depositor and the Initial Purchasers.

Section 2.05        Execution and Delivery of Certificates and the RR Interest; Issuance of Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Trust Loan and the delivery of the Mortgage File to the Custodian (to the extent the documents constituting the Mortgage File is actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 of this Agreement and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the Trust Loan and the other assets included in the Lower-Tier REMIC on behalf of the Lower-Tier REMIC and the Holders of the Certificates and the RR Interest Owners; (ii) acknowledges the issuance of the Lower-Tier Regular Interests to the Depositor in exchange for the Trust Loan and other assets included in the Lower-Tier REMIC, (iii) acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC; and (iv)  acknowledges the issuance of the Class LR and Class R Certificates and, in exchange for the Lower-Tier Regular Interests, acknowledges the issuance of the Certificates, in authorized Denominations, in each case registered in the names set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates, along with the Class LR and Class R Certificates and the RR Interest, evidence ownership of the entire Trust Fund.

Section 2.06        Miscellaneous REMIC Provisions. (a) The Lower-Tier Regular Interests issued hereunder are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates are hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

The Class A, Class B and Class RR Certificates and the RR Interest are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class R Certificates are hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

The Closing Date is hereby designated as the “Startup Day” of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” for purposes of Section 860G(a)(l) of the Code for the Lower-Tier Regular Interests and the Regular Certificates and the RR Interest is the Rated Final Distribution Date.

(b)               None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

Section 2.07        Bare Trust. Notwithstanding anything else in this Agreement, the parties acknowledge that the trust established under this Agreement is intended to be treated as a bare trust for Canadian federal income tax purposes. Accordingly, the parties to this Agreement agree not to make any Canadian tax filing or take any Canadian tax position that is inconsistent with the treatment of the trust as a bare trust. For the avoidance of doubt, none of the Trustee, the Certificate Administrator or any other party to this Agreement is responsible for any Canadian tax administration, or has any liability for any Canadian tax consequences.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST FUND

Section 3.01        The Master Servicer to Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Whole Loan. (a)  The Master Servicer (with respect to the Whole Loan if it is a Performing Loan) and the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan), each as an independent contractor servicer, shall service and administer the Whole Loan on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, RR Interest Owners and Companion Loan Holders constituted a single lender)), in accordance with the Servicing Standard.

The Master Servicer’s or Special Servicer’s liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or Special Servicer of the collectability of the Whole Loan. Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through one or more Sub-Servicers (subject to paragraph (c) of this Section 3.01, to the related Sub-Servicing Agreement with each Sub-Servicer and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, RR Interest Owners and Companion Loan Holders (as a collective whole as if such Certificateholders, RR Interest Owners and Companion Loan Holders constituted a single lender), including, without limitation, with respect to the Whole Loan to prepare, execute and deliver, on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on the Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or release or discharge, and all other comparable instruments, with respect to the Whole Loan and the Mortgaged Property. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of the Whole Loan except under the circumstances described in Section 3.03, Section 3.09, Section 3.10, Section 3.24, Section 3.25 and Section 3.26 hereof. The Master Servicer (with respect to the Whole Loan if it is a Performing Loan) and the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan) shall provide to the Borrowers reports required to be provided to it pursuant to the Loan Documents. Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer, as applicable, any powers of attorney (substantially in the form attached hereto as Exhibit Q-1 and Exhibit Q-2, respectively, or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents (including, but not limited to, other powers of attorney) prepared by the Master Servicer and Special Servicer, as applicable, and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer, as applicable, to carry out their servicing and administrative duties hereunder. The Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer and Special Servicer, as applicable. Notwithstanding anything contained herein to the contrary, none of the Master Servicer or the Special Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity; provided, however, that in those jurisdictions in which the foregoing requirement would not be legally or procedurally permissible, the Master Servicer or the Special Servicer, as applicable, shall provide five (5) Business Days’ prior written notice to the Trustee of the initiation of such action, suit or proceeding (or provide such prior written notice as the Master Servicer or the Special Servicer, as applicable, shall determine in its reasonable judgment exercised in accordance with the Servicing Standard, to be reasonably practicable prior to filing such action, suit or proceeding) (and shall not be required to obtain the Trustee’s written consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity) or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

(b)               Unless otherwise provided in the Notes, the Loan Agreement or the Co-Lender Agreement, the Master Servicer shall apply any partial Principal Prepayment received on the Whole Loan on a date other than a Due Date to the Stated Principal Balance of the Whole Loan as of the Due Date immediately following the date of receipt of such partial Principal Prepayment; provided that the Master Servicer shall use its best efforts to apply any total or partial Principal Prepayment received on the Whole Loan on a date following a Due Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date to the Stated Principal Balance of the Whole Loan as of the Due Date immediately preceding the date of receipt of such total or partial Principal Prepayment. Unless otherwise provided in the Notes, if the Whole Loan is defeased, the Master Servicer shall apply any amounts received on U.S. Treasury obligations pursuant to the terms of the Loan Documents to the Stated Principal Balance of and interest on the Whole Loan as of the Due Date immediately following the receipt of such amounts.

(c)               The Master Servicer and the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided that (i) any such agreement requires the Sub-Servicer to comply in all material respects with all of the applicable terms and conditions of this Agreement and shall be consistent with the provisions of this Agreement and the terms of the Loan Documents and the Co-Lender Agreement, (ii) if such Sub-Servicer is a Servicing Function Participant, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Section 3.27 or Section 3.28 of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports or certificates at the time such report or certification is required under Section 3.27 or Section 3.28 of this Agreement and (y) the failure of such Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other trust and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute a termination event by such Sub-Servicer upon the occurrence of which the Master Servicer shall (and the Depositor may) immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement, which termination shall be deemed for cause, (iii) no Sub-Servicer retained by the Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to the Whole Loan or foreclose on the Mortgage without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.09, Section 3.10, Section 3.24, Section 3.25 and Section 3.26 (as applicable), (iv) such agreement shall be consistent with the Servicing Standard and (v) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or Subcontractor is a Prohibited Party, if such agent or Subcontractor would be a Servicing Function Participant, at the time the related Sub-Servicing Agreement is entered into). Any monies received by a Sub-Servicer pursuant to a Sub-Servicing Agreement (other than sub-servicing fees) shall be deemed to be received by the Master Servicer on the date received by such Sub-Servicer.

Any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed by the Trustee (in its sole discretion) if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

Any Sub-Servicing Agreement, and any other transactions or services relating to the Whole Loan involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund, the Certificateholders, the RR Interest Owners and the Companion Loan Holders shall not be deemed parties thereto and shall have no claims, rights (except as specified below), obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund, the Trustee, the Certificate Administrator, the Depositor or the Companion Loan Holders bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

(d)               If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c). In such event, such successor shall be deemed to have assumed all of the Master Servicer’s or the Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that the Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

If the Trustee or any successor Master Servicer or successor Special Servicer, as applicable, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, then upon request of such successor, the Master Servicer or Special Servicer, as applicable, shall at its own expense (except in the event that the Special Servicer is terminated pursuant to Section 3.22, at the expense of the Certificateholders effecting such termination, as applicable) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Trust Loan and/or the Companion Loan then being serviced thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor. The Master Servicer shall not be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

(e)               In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for purposed of this clause (e), “Applicable Law”), the Master Servicer and the Special Servicer, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Master Servicer or the Special Servicer. Accordingly, each of the parties hereto agrees to provide to the Master Servicer and the Special Servicer, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Master Servicer and the Special Servicer to comply with Applicable Law.

(f)                The parties hereto acknowledge that the Whole Loan is subject to the terms and conditions of the Co-Lender Agreement. The parties hereto further recognize the rights and obligations of the Companion Loan Holders under the Co-Lender Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the Whole Loan) on or in respect of the Whole Loan and (B) the allocation of Default Interest on or in respect of the Whole Loan. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of the Co-Lender Agreement and the provisions, terms or conditions of this Agreement, the Co-Lender Agreement shall govern, and as to any matter on which the Co-Lender Agreement is silent or makes reference to this Agreement, this Agreement shall govern.

Section 3.02        Liability of the Master Servicer and the Special Servicer When Sub-Servicing. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or Special Servicer, as applicable, and any Person acting as Sub-Servicer (or its agents or Subcontractors) or any reference to actions taken through any Person acting as Sub-Servicer or otherwise, the Master Servicer or the Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders) and the Certificateholders and the RR Interest Owners for the servicing and administering of the Whole Loan in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as Sub-Servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer or the Special Servicer, as applicable, alone was servicing and administering the Whole Loan. Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any Sub-Servicer providing for indemnification of the Master Servicer or the Special Servicer, as applicable, by such Sub-Servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03        Collection of Whole Loan Payments. (a)  The Master Servicer (with respect to the Whole Loan if it is a Performing Loan) and the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Whole Loan, and shall follow the Servicing Standard with respect to such collection procedures; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectibility of the Whole Loan. With respect to the Performing Loan, the Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from the Borrowers as required by the Loan Documents and the terms hereof. If the Whole Loan is a Specially Serviced Mortgage Loan, the Special Servicer shall use efforts consistent with the Servicing Standard to collect income statements and rent rolls from the Borrowers as required by the Loan Documents. The Master Servicer shall provide at least 90 days’ notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due. Consistent with the foregoing, the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) or the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan) may in their discretion waive any late payment charge or Default Interest in connection with any delinquent Monthly Payment or Balloon Payment with respect to the Whole Loan; provided that, prior to the securitization of a Non-Trust Notes, the Special Servicer shall be required to receive the consent of the related Companion Loan Holder, which consent may not be unreasonably withheld, conditioned or delayed. In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Whole Loan as is permitted or required under this Agreement.

Section 3.04        Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a)  The Master Servicer shall maintain accurate records with respect to the Mortgaged Property reflecting the status of taxes, assessments and other similar items that is or may become a lien thereon and the status of insurance premiums payable with respect thereto. The Special Servicer, in the case of an REO Loan, and the Master Servicer, in the case of the Whole Loan, shall use reasonable efforts consistent with the Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect, or, if the Special Servicer, to use reasonable efforts to cause the Master Servicer to effect, payment of all such bills with respect to the Mortgaged Property prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the Loan Documents. If the Borrowers fail to make any such payment on a timely basis or collections from the Borrowers are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of Section 3.21(d) of this Agreement). The Master Servicer shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to this Section 3.04 of this Agreement from amounts received on or in respect of the Whole Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Property shall, for the purpose of calculating distributions to Certificateholders and the RR Interest Owners, be added to the amount owing under the Whole Loan, notwithstanding that the terms of the Whole Loan so permit.

(b)               The Master Servicer shall segregate and hold all funds collected and received constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds and maintained in accordance with the requirements of the Whole Loan and in accordance with the Servicing Standard. The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments to the extent required pursuant to Section 3.07(b) of this Agreement and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of the Mortgaged Property pursuant to the Whole Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the Loan Documents require it to be held in an account that is not an Eligible Account); provided, however, that in the event the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the Loan Documents require it to be held in an account that is not an Eligible Account), the Master Servicer shall have 30 Business Days (or such longer time as confirmed by a No Downgrade Confirmation, obtained at the expense of the Master Servicer relating to the Certificates) to transfer such account to an Eligible Account. Escrow Accounts shall be entitled, “Berkadia Commercial Mortgage LLC, as Master Servicer, on behalf of Computershare Trust Company, National Association, as Trustee, in trust for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, the Borrowers and the Companion Loan Holders”. Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)                                  to effect timely payments of items constituting Escrow Payments for the Mortgage;

(ii)                               to transfer funds to the Collection Account (or any sub-account thereof) to reimburse the Master Servicer or the Trustee for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the Whole Loan which represent late collections of Escrow Payments thereunder;

(iii)                            for application to the restoration or repair of the Mortgaged Property in accordance with the Whole Loan and the Servicing Standard;

(iv)                           to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the Whole Loan;

(v)                              to pay from time to time to the Borrowers any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the Borrowers under law or by the terms of the Loan Documents, or otherwise to the Master Servicer; or

(vi)                           to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to the Borrowers determined to be overages.

(c)               The Master Servicer shall, as to the Whole Loan (i) maintain accurate records with respect to the Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, if the Whole Loan requires the Borrowers to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow Payments as allowed under the terms of the Loan Documents (or, if the Whole Loan does not require the Borrowers to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the Borrowers to comply with the requirement of the Mortgage that the Borrowers make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the Mortgaged Property for nonpayment of such items). Subject to Section 3.21 of this Agreement, the Master Servicer shall timely make a Property Advance to cover any such item which is not so paid, including any penalties or other charges arising from the Borrowers’ failure to timely pay such items.

Section 3.05        Collection Account; Distribution Accounts and Interest Reserve Account. (a)  The Master Servicer shall establish and maintain a Collection Account, for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders and the Trustee as the Holder of the Lower-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Trust Loan will be assets of the Lower-Tier REMIC.

The Master Servicer shall deposit or cause to be deposited in the Collection Account within two Business Days following receipt of properly identified funds of the following payments and collections received or made by or on behalf of it on or with respect to the Whole Loan subsequent to the Cut-off Date:

(i)                                 all payments on account of principal on the Whole Loan, including the principal component of all Unscheduled Payments;

(ii)                              all payments on account of interest on the Whole Loan (net of the related Servicing Fee Rate), including Default Interest, Prepayment Charges and the interest component of all Unscheduled Payments;

(iii)                            any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement, in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(iv)                          all Net REO Proceeds withdrawn from the related REO Account pursuant to Section 3.15(b) of this Agreement;

(v)                              any amounts received from the Borrowers which represent recoveries of Property Protection Expenses or items for which Administrative Advances were made and are allocable to the Whole Loan, to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)                          all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of the Whole Loan or REO Property, other than Liquidation Proceeds that are received in connection with a purchase of the Whole Loan or REO Property that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01 of this Agreement, together with any amounts representing recoveries of Nonrecoverable Advances in respect of the Whole Loan;

(vii)                         Penalty Charges on the Whole Loan to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant Section 3.12(d) of this Agreement;

(viii)                     any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) of this Agreement in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Whole Loan;

(ix)                             any other amounts required by the provisions of this Agreement (including without limitation, with respect to the Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the Co-Lender Agreement, related mezzanine intercreditor agreement) to be deposited into the Collection Account by the Master Servicer or Special Servicer;

(x)                                any Master Servicer Prepayment Interest Shortfall Amounts in respect of the Trust Loan pursuant to Section 3.17(c) of this Agreement; and

(xi)                             any indemnity payment received from a Trust Loan Seller in connection with its indemnification of the Trust for losses directly related to a Material Breach or Material Document Defect pursuant to Section 2.03(e) of this Agreement.

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 and the Co-Lender Agreement), Assumption Fees, Modification Fees, consent fees, loan service transaction fees, extension fees, demand fees, defeasance fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Whole Loan as additional compensation.

In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i), (ii), (v), (vi), (vii) and (ix) above of this Section (a) with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan but is not an REO Loan, the Special Servicer shall remit such amounts within one Business Day after receipt thereof (except, if such amounts are not properly identified, the Special Servicer shall promptly identify such amounts and shall remit such amounts within one Business Day after such identification) to the Master Servicer for deposit into the Collection Account in accordance with the second paragraph of this Section 3.05 of this Agreement, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to the REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.15(b) of this Agreement. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

(b)               The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account in its own name for the benefit of the Trustee, in trust for the benefit of the Certificateholders, the RR Interest Owners, the Companion Loan Holders and the Trustee as the

Holder of the Lower-Tier Regular Interests. The Lower-Tier Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

(c)               With respect to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator, on or before the Servicer Remittance Date, Aggregate Available Funds then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06 of this Agreement. Upon receipt from the Master Servicer of such amounts held in the Collection Account, the Certificate Administrator shall deposit in the Lower-Tier Distribution Account (A) the amount of Aggregate Available Funds to be distributed pursuant to Section 4.01 of this Agreement hereof, (B) Prepayment Charges to be distributed pursuant to Section 4.01(b) of this Agreement and (C) in the Interest Reserve Account as part of the Lower-Tier REMIC, the amount of any Withheld Amounts to be deposited pursuant to Section 3.05(e) of this Agreement.

(d)               The Certificate Administrator shall establish and maintain the Upper-Tier Distribution Account in its own name for the benefit of the Trustee, in trust for the benefit of the Certificateholders and the RR Interest Owners. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account of an Eligible Account. Promptly on each Distribution Date, the Certificate Administrator shall withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount for such Distribution Date to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) of this Agreement on such date.

(e)               The Certificate Administrator shall establish and maintain the Interest Reserve Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and the RR Interest Owners and the Trustee as the holder of the Lower-Tier Regular Interests. The Interest Reserve Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

(f)                On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Servicer Remittance Date is the final Servicer Remittance Date, the Certificate Administrator shall calculate the Withheld Amounts. On each such Servicer Remittance Date, the Certificate Administrator shall withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence. If the Certificate Administrator shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding. On or prior to the Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

(g)               Funds in the Collection Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement. Funds in the Distribution Account and the Interest Reserve Account shall remain uninvested.

The Master Servicer shall give written notice to the Depositor, the Trustee, the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account as of the Closing Date and shall notify the Depositor, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, in writing prior to any subsequent change thereof. The Certificate Administrator shall give written notice to the Depositor, the Trustee, the Special Servicer and the Master Servicer of the location and account number of each of the Distribution Accounts and the Interest Reserve Account as of the Closing Date and shall notify the Depositor, the Trustee, the Special Servicer and the Master Servicer, as applicable, in writing prior to any subsequent change thereof.

(h)               Notwithstanding anything to the contrary contained herein, with respect to each Due Date prior to contribution of a Companion Loan into a securitization, on the Servicer Remittance Date and following the contribution of a Companion Loan into a securitization, on the earlier of (a) the Servicer Remittance Date or (b) the first Business Day after the “determination date” as such term or similar term is defined in the Other Pooling and Servicing Agreement (provided, however, that in no event shall such “determination date” occur prior to (and any such otherwise earlier “determination date” shall be deemed to occur on) the 6th day of each month or, if such 6th day is not a Business Day, the next succeeding Business Day), the Master Servicer shall remit, from amounts on deposit in the Collection Account, to the Companion Loan Holders by wire transfer in immediately available funds to the account of the Companion Loan Holders or an agent therefor appearing on the Companion Loan Holder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first class mail to the address of each Companion Loan Holder or its respective agent appearing on the Companion Loan Holder Register) the applicable Remittance Amount allocable to the Companion Loan Holders.

Section 3.06        Permitted Withdrawals from the Collection Account and the Distribution Accounts; Trust Ledger. (a) The Master Servicer shall maintain a separate Trust Ledger with respect to the Whole Loan on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Servicer Remittance Date (or such other date as specified below or on which funds are available for such purpose as specified below), with respect to the Whole Loan, the Master Servicer shall make withdrawals from amounts allocated thereto in the Collection Account (and may debit the Trust Ledger and any related sub-ledger) for the purposes listed below in accordance with the allocation priorities in the Co-Lender Agreement (the order set forth below not constituting an order of priority for such withdrawals):

(i)                                  on or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, to remit to the Certificate Administrator the amounts to be deposited into the Lower-Tier Distribution Account (including without limitation the aggregate of the Aggregate Available Funds and Prepayment Charges) which the Certificate Administrator shall then deposit into the Upper-Tier Distribution Account and the Interest Reserve Account, pursuant to Section 3.05(d) and Section 3.05(c) of this Agreement, respectively;

(ii)                                to pay (A) itself, unpaid Servicing Fees; and the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of the Whole Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, the Master Servicer’s or

Special Servicer’s, as applicable, rights to payment of Servicing Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to the Whole Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of the Whole Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of a Specially Serviced Mortgage Loan or an REO Loan, as applicable, remaining unpaid out of general collections on the Whole Loan, Specially Serviced Mortgage Loan and REO Property;

(iii)                             to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to the Trust Loan), for unreimbursed Monthly Advances with respect to the Trust Loan (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below) and to reimburse each related Companion Loan Service Provider for unreimbursed Companion Loan Advances with respect to a related Companion Loan (other than such advance which have been determined to be nonrecoverable, which are reimbursable pursuant to clause (v) below), the Master Servicer’s, the Trustee’s and the applicable Serviced Companion Loan Service Provider’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the Trust Loan or the related Companion Loan, as applicable (as allocated thereto pursuant to the Co-Lender Agreement), during the applicable period;

(iv)                           to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to the Whole Loan or REO Property), for unreimbursed Property Advances and Administrative Advances, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to the Whole Loan or REO Property being limited to, as applicable, payments received from the Borrowers which represent reimbursements of such Property Advances or Administrative Advances, as applicable, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the Whole Loan or REO Property;

(v)                              (A) first, to reimburse itself and the Trustee, as applicable (in reverse of such order with respect to the Whole Loan or REO Property), with respect to Nonrecoverable Property Advances, second, to reimburse or itself and the Trustee, as applicable, and each related Companion Loan Service Provider (in reverse of such order with respect to the Whole Loan or REO Property) with respect to Nonrecoverable Monthly Advances and nonrecoverable Companion Loan Advances with respect to the Notes, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Notes), third, to reimburse itself and the Trustee, as applicable (in reverse of such order with respect to the Whole Loan or REO Property), with respect to Nonrecoverable Administrative Advances with respect to the Trust Notes, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Trust Notes), first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the Whole Loan and REO Property, second, out of the principal portion of general collections on the Whole Loan and REO Property, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion (or at the Trustee’s sole discretion for the reimbursement of the Trustee) to defer reimbursement thereof pursuant to this Section 3.06 of this Agreement, out of other collections on the Whole Loan and REO Property; provided that, in the case of Nonrecoverable Property Advances, only to the extent that amounts on deposit in the Collection Account are insufficient for reimbursement therefor, the Master Servicer shall use commercially reasonable efforts to exercise on behalf of the Trust the rights of the Trust under the Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to each Companion Loan from the related Companion Loan Holder and (B) to pay itself or the Special Servicer out of general collections on the Whole Loan and REO Property, with respect to the Whole Loan or REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to the Whole Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith;

(vi)                           at such time as it reimburses itself and the Trustee, as applicable (in reverse of such order with respect to the Whole Loan or REO Property), for (A) any unreimbursed Monthly Advance made with respect to the Trust Loan or any unreimbursed Companion Loan Advances made with respect to the Companion Loans pursuant to clause (iii) above, to pay itself, the Trustee or the applicable Companion Loan Service Provider, as applicable, any Advance Interest Amounts accrued and payable thereon, (B) any unreimbursed Property Advances made with respect to the Whole Loan or REO Property or Administrative Advances made with respect to the Trust Loan or REO Property pursuant to clause (iv) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (C) any Nonrecoverable Advances (or nonrecoverable Companion Loan Advances) made with respect to the Trust Loan or Whole Loan, as applicable, or REO Property pursuant to clause (v) above, to pay itself, the Trustee or the applicable Companion Loan Service Provider, as the case may be, any Advance Interest Amounts (or interest on Companion Loan Advances) accrued and payable thereon, in each case first from Penalty Charges as provided in Section 3.12(d) and then from general collections; provided that, in the case of (A) above, such party’s right to reimbursement pursuant to this clause (vi) shall be limited to amounts on deposit in the Collection Account allocable to the Trust Loan or the related Companion Loan for which the advance was made;

(vii)                        to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the Trust Loan Sellers under Section 6 of each Trust Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to the Trust Loan subject to the following: (a) if the Repurchase Price is paid for the Trust Loan, then such Person’s right to reimbursement shall be limited to that portion of the Repurchase Price that represents such expense in accordance with clause (e) of the definition of Repurchase Price, or (b) if no Repurchase Price or an indemnity payment pursuant to Section 2.03(e) is paid and proceedings are instituted to enforce the Trust Loan

Sellers’ payment or performance pursuant to each Trust Loan Purchase Agreement, then such Person shall be entitled to reimbursement from the Trust following the adjudication of such proceedings in favor of the Trust Loan Sellers or settlement of the Breach or Defect claim with respect to collections relating to the Trust Loan;

(viii)                      to pay itself all Prepayment Interest Excesses on the Whole Loan (if and to the extent any such Prepayment Interest Excess exceeds any Master Servicer Prepayment Interest Shortfall Amounts calculated pursuant to Section 3.17(c) of this Agreement);

(ix)                             (A) to pay itself, as additional Servicing Compensation in accordance with Section 3.12(a) of this Agreement,(1) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account as provided in Section 3.12(b) of this Agreement (but only to the extent of the net investment earnings with respect to such Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and (2) Penalty Charges on the Whole Loan so long as it is not a Specially Serviced Mortgage Loan or REO Loan, but only to the extent collected from the Borrowers and only to the extent that all amounts then due and payable with respect to the Whole Loan have been paid and are not needed to pay interest on Advances or Companion Loan Advances in accordance with Section 3.12 and/or pay or reimburse the Trust for Additional Trust Fund Expenses incurred with respect to the Whole Loan during or prior to the related Collection Period (including Special Servicing Fees, Workout Fees or Liquidation Fees); and(B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12(c) of this Agreement, Penalty Charges on the Whole Loan so long as it is a Specially Serviced Mortgage Loan or REO Loan, but only to the extent collected from the Borrowers and only to the extent that all amounts then due and payable with respect to the Specially Serviced Mortgage Loan have been paid and are not needed to pay interest on Advances or Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees or Liquidation Fees), all in accordance with Section 3.12;

(x)                                 to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) of this Agreement;

(xi)                              to pay for the cost of the Opinions of Counsel contemplated by Section 3.10(d), Section 3.10(e), Section 3.15(a), Section 3.15(b) and Section 10.08 of this Agreement;

(xii)                           to pay out of general collections on the Whole Loan and REO Property any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement;

(xiii)                        to reimburse the Trustee, the Custodian or the Certificate Administrator out of general collections on the Whole Loan and REO Property for expenses incurred by and reimbursable to it by the Trust Fund;

(xiv)                      to pay any Person permitted to purchase the Trust Loan under Section 3.16 of this Agreement with respect to the Trust Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xv)                         to pay to itself, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06, it being acknowledged that this clause (xv) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

(xvi)                      to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto;

(xvii)                   to pay from time to time to itself in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account;

(xviii)                [Reserved];

(xix)                        to pay itself, the Special Servicer or the Trust Loan Sellers, as the case may be, with respect to the Trust Loan, if any, previously purchased by such Person pursuant to or as contemplated by this Agreement, all amounts received on the Trust Loan subsequent to the date of purchase;

(xx)                           to pay to the Certificate Administrator, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(d) of this Agreement;

(xxi)                        (A) pursuant to the CREFC® License Agreement, to pay the CREFC® License Fee to CREFC® on a monthly basis, and (B) to pay the EU Reporting Administrator Fee to DBNY on a monthly basis;

(xxii)                     to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement; and

(xxiii)                  to make remittances each month in an aggregate amount of immediately available funds equal to the Remittance Amount to the Companion Loan Holders in accordance with Section 3.05(h) and in accordance with the Co-Lender Agreement, including amounts to be remitted to the Companion Loan Holders or the Companion Loan Service Providers under clauses (iii), (v) and (vi) provided that Liquidation Proceeds relating to the repurchase of a Companion Loan by the related seller thereof shall be remitted solely to the holder of such Companion Loan, as the case may be, and Liquidation

Proceeds relating to the repurchase of the Trust Loan related to the Whole Loan by the Trust Loan Sellers shall be remitted solely to the Collection Account.

For the avoidance of doubt, and notwithstanding the foregoing provisions of this Section (a), any such amounts payable from the Collection Account to the Special Servicer, the Certificate Administrator, the Trustee or to itself for which the Master Servicer (or the Trustee) is required to advance as an Administrative Advance shall be paid from Administrative Advances therefor deposited into the Collection Account (or deemed deposited into the Collection Account if such payment is advanced by the Master Servicer (or the Trustee) directly to the party entitled to such payment).

Upon written request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC.

The Master Servicer shall pay to the Trustee, the Certificate Administrator or the Special Servicer from the Collection Account amounts permitted to be paid to the Trustee, the Certificate Administrator or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee, a Responsible Officer of the Certificate Administrator, or a Servicing Officer of the Special Servicer, as applicable, describing the item and amount to which such Person is entitled (unless such payment to the Trustee, the Certificate Administrator or the Special Servicer, as the case may be, is specifically required pursuant to this Agreement and the timing and the amount of payment is specified in, or calculable pursuant to, this Agreement, in which case a certificate is not required). The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer, the EU Transparency Designee and CREFC® shall in all cases have a right prior to the Certificateholders and the RR Interest Owners to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation (including investment income), the EU Reporting Administrator Fee, the CREFC® License Fee, Advances, Advance Interest Amounts (for the Master Servicer or the Trustee), their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 10.02 of this Agreement (for each of such Persons other than CREFC®), and their respective expenses hereunder (for each of such Persons other than CREFC®) to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement. For the avoidance of doubt, any fees or expenses (including legal fees) for which a party is to be indemnified pursuant to Section 6.03 herein may be submitted directly to the Trust Fund to be paid from amounts on deposit in the Collection Account. In addition, the Certificate Administrator, the Trustee, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders and the RR Interest Owners to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of any federal, state or local taxes imposed on either Trust REMIC.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Whole Loan deposited in the Collection Account and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a) or Section 3.06(b) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months. If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for principal collections on the Trust Loan and the Companion Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, however, that the Master Servicer or the Trustee shall give notice of its election to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Whole Loan unless (1) the Master Servicer or the Trustee determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover Nonrecoverable Advances,(2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or(3) the Master Servicer or the Trustee has not timely received from the Certificate Administrator information requested by the Master Servicer or the Trustee to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee shall give notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Whole Loan as soon as reasonably practicable in such circumstances to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). Neither the Master Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to the Rating Agency contemplated by the immediately preceding sentence.

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.06 or to comply with the terms of this Section 3.06 and the other provisions of this Agreement that apply once such an election, if any, has been made. If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then the Master

Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Account for such Distribution Date. Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Master Servicer’s or the Trustee’s, as applicable, election to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders, the RR Interest Owners and the Companion Loan Holders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders, the RR Interest Owners or the Companion Loan Holders. Nothing herein shall be deemed to create in the Certificateholders, the RR Interest Owners or the Companion Loan Holders a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise). In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be (a) in accordance with the Servicing Standard with respect to the Master Servicer and (b) in accordance with good faith business judgment, with respect to the Trustee, and in each case, none of the Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders for any such election that such party makes as contemplated by this Section 3.06 or for any losses, damages or other adverse economic or other effects that may arise from such an election.

None of the Master Servicer, the Special Servicer or the Trustee shall be permitted to reverse any other Person’s determination that an Advance is a Nonrecoverable Advance.

If the Master Servicer or the Trustee, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any interest accrued and payable thereon at the Advance Rate), then (for purposes of calculating distributions on the Certificates and the RR Interest) such reimbursement and payment of interest shall be deemed to have been made: first, out of collections of the Principal Distribution Amount, which, but for its application to reimburse a Nonrecoverable Advance and/or to pay interest thereon at the Advance Rate, would be included in Aggregate Available Funds for any subsequent Distribution Date and, second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in Aggregate Available Funds for any subsequent Distribution Date.

(b)               Notwithstanding anything to the contrary contained herein, with respect to the Companion Loan, the Master Servicer shall withdraw or cause to be withdrawn from the related Collection Account and remit to the Companion Loan Holders, within one (1) Business Day of receipt of properly identified and available funds, any amounts that represent Late Collections or Principal Prepayments on the Companion Loans or any successor REO Loan with respect thereto (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the Co-Lender Agreement or this Agreement), unless such amount would otherwise be included in the monthly remittance to the holders of the Companion Loans for such month; provided, however, that to the extent any such amounts are received after 3:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such Late Collections or Principal Prepayments to the applicable Other Servicer within one (1) Business Day of receipt of properly identified funds but, in any event, the Master Servicer shall remit such amounts within two (2) Business Days of receipt of properly identified and available funds.

If the Master Servicer fails, as of 5:00 p.m. (New York City Time) on any Servicer Remittance Date or any other date a remittance is required to be made, to remit to the Certificate Administrator (in respect of the Trust Loan) or the Companion Loan Holders (in respect of the Companion Loans) any amounts required to be so remitted hereunder by such date (including any Monthly Advance pursuant to Section 4.07), the Master Servicer shall pay to the Certificate Administrator (in respect of the Trust Loan) or the Companion Loan Holders (in respect of the Companion Loans), for the account of the Certificate Administrator (in respect of the Trust Loan) or the related Companion Loan Holder (in respect of each Companion Loan), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the Certificate Administrator or the related Companion Loan Holder, as applicable.

(c)               On each Servicer Remittance Date, all net income and gain realized from investment of funds to which the Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) of this Agreement shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable.

(d)               If amounts required to pay the expenses allocable to the Companion Loans exceed amounts on deposit in the Collection Account and the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, shall have sought reimbursement from the Trust Fund with respect to such expenses allocable to the Companion Loans, the Master Servicer shall seek (on behalf of the Trust Fund, subject to the Co-Lender Agreement) payment or reimbursement for the pro rata portion of such expenses allocable to the Companion Loans from the Companion Loan Holders or, if a Companion Loan has been deposited into a securitization, out of general collections in the collection account established pursuant to the related Other Pooling and Servicing Agreement

(e)               The Certificate Administrator, may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority), in each case to the extent not previously paid from the Collection Account:

(i)                                  to make deposits of the Lower-Tier Distribution Amount and the amount of any Prepayment Charges distributable pursuant to Section 4.01(a) of this Agreement in the Upper-Tier Distribution Account, and to make distributions on the Class LR Certificates pursuant to Section 4.01(a) of this Agreement;

(ii)                               to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Trustee/Certificate Administrator Fees;

(iii)                            to pay itself an amount equal to all net income and gain realized from investment of funds in the Lower-Tier Distribution Account pursuant to Section 3.07(b) of this Agreement;

(iv)                           to pay to itself, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(c) and Section 8.05(d) of this Agreement;

(v)                              to recoup any amounts deposited in the Lower-Tier Distribution Account in error; and

(vi)                           to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

(f)                The Certificate Administrator, may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

(i)                                  to make distributions to Certificateholders (other than Holders of the Class LR Certificates) and the RR Interest Owners on each Distribution Date pursuant to Section 4.01 or 9.01 of this Agreement, as applicable;

(ii)                               to recoup any amounts deposited in the Upper-Tier Distribution Account in error; and

(iii)                            to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

Section 3.07        Investment of Funds in the Collection Account, the REO Account, the Lockbox Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a)  The Master Servicer (with respect to the Collection Account and the Borrower Accounts (as defined below and subject to the second succeeding sentence)) and the Special Servicer (with respect to any REO Account) may direct any depository institution maintaining the Collection Account, the Borrower Accounts and the REO Account (each such account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account maintained by it in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any investment of funds on deposit in an Investment Account by the Master Servicer or the Special Servicer shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lockbox Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Master Servicer shall act upon the written request of the Borrowers or Manager to the extent that the Master Servicer is required to do so under the terms of the Loan Documents, provided that in the absence of appropriate written instructions from the Borrowers or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. Neither the Certificate Administrator nor the Trustee shall have any responsibility or liability with respect to the investment directions of the Master Servicer, the Special Servicer, the Borrowers or

Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, the Certificate Administrator, the Trustee, the Borrowers or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Special Servicer shall have no responsibility or liability with respect to the investment directions of the Master Servicer, the Certificate Administrator, the Trustee, the Borrowers or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer) shall:

(x)       consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)       demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)               All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer (except with respect to the investment of funds deposited in (i) the Borrower Accounts, which shall be for the benefit of the Borrowers to the extent required under the Loan Documents or applicable law or (ii) the REO Account, which shall be for the benefit of the Special Servicer) and, if held in the Collection Account or REO Account shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.15(b) of this Agreement, as applicable. The Master Servicer, or with respect to the REO Account, the Special Servicer, shall deposit from its own funds into the Collection Account or any REO Account, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided, however, that the Master Servicer or the Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in the Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrowers under the terms of the Loan Documents or applicable law; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company has satisfied the qualifications set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency.

(c)               Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, in either case as a result of an action or inaction of the Master Servicer or the Special Servicer, as applicable, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, (i) the Master Servicer, if such Permitted Investment was for the benefit of the Master Servicer or (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

(d)               For the avoidance of doubt, the Collection Account, each REO Account, the Interest Reserve Account and the Lower-Tier Distribution Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC, and the Upper-Tier Distribution Account shall be owned by the Upper-Tier REMIC, each for federal income tax purposes.

Section 3.08        Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. (a)  Unless the Whole Loan is an REO Loan, the Master Servicer shall use efforts consistent with the Servicing Standard to cause the Borrowers to maintain (or cause to be maintained) the following insurance coverage (including identifying the extent to which the Borrowers are maintaining insurance coverage and, if the Borrowers do not maintain (or cause to be maintained) such coverage, the Master Servicer shall itself cause such coverage to be maintained with Qualified Insurers) for the Mortgaged Property: (x) except where the Loan Documents permit the Borrowers to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the full replacement cost of the improvements securing the Whole Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) that is required, subject to applicable law, under the Loan Documents; provided that:

(i)                                  the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on the Mortgaged Property unless the Trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of the Whole Loan, or (y) required by the Loan Documents and is available at commercially reasonable rates, provided that the Master Servicer shall require the Borrowers to maintain (or cause to be maintained) such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by the Whole Loan to the extent such amounts are available at commercially reasonable rates and to the extent the Trustee has an insurable interest;

(ii)                                if and to the extent that the Loan Documents grant the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the Borrowers are to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) require the Borrowers to obtain the requisite insurance coverage from Qualified Insurers;

(iii)                            the Master Servicer shall have no obligation beyond using its efforts consistent with the Servicing Standard to cause the Borrowers to maintain the insurance required to be maintained under the Loan Documents; provided, however, that this clause shall not limit the Master Servicer’s obligation to obtain and maintain a force-placed insurance policy, as provided herein;

(iv)                           except as provided below (including under clause (vi) below), in no event shall the Master Servicer be required to cause the Borrowers to maintain (or cause to be maintained), or itself obtain, insurance coverage to the extent that the failure of the Borrowers to maintain (or cause to be maintained) insurance coverage is an Acceptable Insurance Default (as determined by the Special Servicer);

(v)                              to the extent that the Master Servicer itself is required to maintain insurance that the Borrowers do not maintain, the Master Servicer will not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trustee as lender has an insurable interest thereon; and

(vi)                           any explicit terrorism insurance requirements contained in the Loan Documents shall be enforced by the Master Servicer in accordance with the Servicing Standard, unless the Special Servicer has consented to a waiver (including a waiver to permit the Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard; provided that the Special Servicer shall promptly notify the Master Servicer in writing of such waiver.

The Master Servicer shall notify the Special Servicer, the Certificate Administrator and the Trustee if the Master Servicer determines in accordance with the Servicing Standard that the Borrowers have failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders and the RR Interest Owners or if the Borrowers have notified the Master Servicer in writing that the Borrowers do not intend to maintain such insurance and that the Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders and the RR Interest Owners.

If the Mortgaged Property is an REO Property, and only if and to the extent the Trustee has an insurable interest, the Special Servicer shall use efforts, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the Master Servicer to make a Property Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the Master Servicer shall make such Property Advance) with Qualified Insurers to the extent reasonably available at commercially reasonable rates, such insurance with respect to such REO Property as the Borrowers are required to maintain with respect to the Mortgaged Property referred to in the first paragraph of this Section 3.08(a) or, at the Special Servicer’s election, coverage satisfying insurance requirements consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer (on behalf of the Trustee on behalf of Certificateholders, the RR Interest Owners and the Companion Loan Holders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders, the RR Interest Owners and the Companion Loan Holders) (in the case of insurance maintained if the Mortgaged Property is an REO Property). Any amounts collected by the Master Servicer or Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the Mortgaged Property or REO Property or amounts to be released to the Borrowers, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.06 of this Agreement, in the case of amounts received in respect of the Whole Loan, or in the REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.15 of this Agreement, in the case of amounts received in respect of the REO Property. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, the RR Interest Owners and the Companion Loan Holders, be added to the Stated Principal Balance of the Whole Loan, notwithstanding that the terms of the Loan Agreement may so permit; provided, however, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the Borrowers under the Whole Loan. Any costs incurred by the Master Servicer in maintaining insurance policies in respect of the Whole Loan or a Specially Serviced Mortgage Loan (other than the REO Property) (i) if the Borrowers defaults on their obligation to do so, shall be advanced by the Master Servicer as a Property Advance and will be charged to the Borrowers and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders and the RR Interest Owners, be added to the Stated Principal Balance of the Whole Loan, notwithstanding that the terms of the Whole Loan may so permit. Any cost incurred by the Special Servicer in maintaining any such insurance policies with respect to the REO Property shall be an expense of the Trust Fund (allocated in accordance with the allocation provisions of the Co-Lender Agreement) payable out of the REO Account or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Property Advance (or paid from the Collection Account if the Master Servicer determines such Advance would be a Nonrecoverable Advance, subject to Section 3.21(d) of this Agreement).

(b)               If either:

(x) the Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on the Mortgaged Property or REO Property, as applicable, then, to the extent such policy (i) is obtained from a Qualified Insurer, and (ii) provides protection equivalent to the individual policies otherwise required, or

(y) the Master Servicer or Special Servicer has long-term unsecured debt obligations or deposit accounts that are rated not lower than “A-” by Fitch, and the Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the Mortgaged Property or REO Property, as applicable.

Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on the Mortgaged Property or REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a) of this Agreement, and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection

Account, from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer and Special Servicer, as the case may be, shall prepare and present, on behalf of itself, the Trustee, the Certificateholders, the RR Interest Owners and the Companion Loan Holders claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy. If the Master Servicer or Special Servicer, as applicable, causes the Mortgaged Property or REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to the Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not the Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance (or if such Property Advance would be a Nonrecoverable Advance, then such costs shall be an Additional Trust Fund Expense if consistent with the Servicing Standard).

(c)               If the Whole Loan is subject to an Environmental Insurance Policy, and the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. If the Whole Loan becomes a Specially Serviced Mortgage Loan or an REO Loan and is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance (or if such Property Advance would be a Nonrecoverable Advance, then such costs shall be an Additional Trust Fund Expense if consistent with the Servicing Standard).

(d)               The Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which the Whole Loan is a Specially Serviced Mortgage Loan or an REO Loan) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The Master Servicer or Special Servicer, as applicable, shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations or deposit accounts of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent if such insurance is guaranteed by its parent), as applicable, are rated not lower than “A-” by Fitch, the

Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and Special Servicer, as applicable, shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which the Whole Loan is a Specially Serviced Mortgage Loan or an REO Loan) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. The Master Servicer or the Special Servicer, as applicable, shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations or deposit accounts of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “A-” by Fitch, the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.09        Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions. (a)  If the Whole Loan contains a provision in the nature of a “due-on-sale” clause (including, without limitation, sales or transfers of the Mortgaged Property (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in a Borrower or its owners), which by its terms:

(i)                                  provides that the Whole Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in a Borrower or its owners),

(ii)                               provides that the Whole Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

(iii)                             provides that the Whole Loan may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, for so long as the Trust Loan is included in the Trust Fund, neither the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) (with the consent of the Special Servicer) nor the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan), as applicable, on behalf of the Trust Fund, shall be required to enforce any such due-on-sale clauses and in connection therewith neither shall be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not enforceable under applicable law or if the Master Servicer (with respect to the Whole Loan if it is a Performing Loan, and with the consent of the Special Servicer) or the Special Servicer (with respect to the

Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan), as applicable, determines, that the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrowers or (2) the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Calculation Rate), than would enforcement of such clause. If the Master Servicer (with respect to the Whole Loan if it is a Performing Loan and with the consent of the Special Servicer) or the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan), as applicable, determines that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (a)(iii) above relating to the assumption or transfer of the Whole Loan have been satisfied, the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) (with the consent of the Special Servicer) or the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or REO Loan) is authorized to take or enter into an assumption agreement from or with the Person to whom the Mortgaged Property has been or is about to be conveyed, and to release the original Borrowers from liability upon the Whole Loan and substitute the new borrower as obligor thereon; provided that (a) the credit status of the prospective new borrower is in compliance with the Master Servicer’s or the Special Servicer’s servicing standards and criteria and the terms of the Mortgage and (b) the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) or the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or REO Loan), as applicable, has received a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to any Companion Loan Securities (or has been deemed to satisfy such requirement). In addition, with respect to the Companion Loans, neither the Master Servicer nor the Special Servicer shall waive any rights under a due on sale clause unless it first obtains a No Downgrade Confirmation with respect to the Companion Loan Securities to the extent required under the related Other Securitization Trust. The Master Servicer and the Special Servicer shall be entitled to rely on the master servicer and/or the special servicer of the related Other Securitization Trust to determine whether a No Downgrade Confirmation is required with respect to any related Companion Loan under such Other Securitization Trust. In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Master Servicer. The Master Servicer (with respect to the Whole Loan if it is a Performing Loan) or the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan) shall notify the Trustee and the Certificate Administrator and the Master Servicer or the Special Servicer, as applicable, that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee, as applicable) the original copy of such agreement, which copies shall be added to the Mortgage File and shall, for all purposes, be considered a part of the Mortgage File to the same extent as all other documents and instruments constituting a part thereof. To the extent not otherwise precluded by the Loan Documents, neither the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) (with the consent of the Special Servicer) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan or an REO Loan) shall approve an assumption or substitution without requiring the Borrowers to pay any fees owed to the Rating Agency associated with the approval of such assumption or substitution. However, in the event that the Borrowers are required but fail to pay such fees, such fees shall be an expense of the Trust Fund; provided that, with respect to the Companion Loans, the Master Servicer (if the

Whole Loan is a Performing Loan) or the Special Servicer (if the Whole Loan is a Specially Serviced Mortgage Loan), shall, after receiving payment from amounts on deposit in the Collection Account, if any, (i) promptly notify the Companion Loan Holders and (ii) use efforts consistent with the Servicing Standard to exercise on behalf of the Trust Fund the rights of the Trust Fund under the Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the Companion Loans from the Companion Loan Holders.

(b)               If the Whole Loan contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)                                  provides that the Whole Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the Mortgaged Property or any direct or indirect ownership interest in the Borrowers (including, unless specifically permitted, any additional mezzanine financing of the Borrowers or the Mortgaged Property or any sale or transfer of preferred equity in the Borrowers or their owners),

(ii)                               requires the consent of the mortgagee to the creation of any such lien or other encumbrance on the Mortgaged Property (including, without limitation, any additional mezzanine financing of the Borrowers or the Mortgaged Property or any sale or transfer of preferred equity in the Borrowers or their owners), or

(iii)                             provides that the Mortgaged Property may be further encumbered without the consent of the mortgagee (including, without limitation, any additional mezzanine financing of the Borrowers or the Mortgaged Property or any sale or transfer of preferred equity in the Borrowers or their owners), provided that certain conditions set forth in the Loan Documents are satisfied, then, neither the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) (with the consent of the Special Servicer) nor the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan), on behalf of the Trust Fund, shall be required to enforce such due-on-encumbrance clauses and in connection therewith, will not be required to (i) accelerate the payments on the Whole Loan or (ii) withhold its consent to such lien or encumbrance, if the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, (x) determines, in accordance with the Servicing Standard, that such enforcement would not be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, or that in the case of the circumstances described in clause 3.09(b)(iii) above, that the conditions to further encumbrance have been satisfied and (y) receives a No Downgrade Confirmation from the Rating Agency (including a No Downgrade Confirmation with respect to any Companion Loan Securities) (or has been deemed to satisfy such requirement). In addition, with respect to the Companion Loan, neither the Master Servicer nor the Special Servicer shall waive any rights under a due on encumbrance clause unless it first obtains a No Downgrade Confirmation with respect to the related Companion Loan Securities to the extent required under each related Other Securitization Trust. The Master Servicer and the Special Servicer shall be entitled to rely on the master servicer and/or the special servicer of the Other Securitization Trusts to determine whether a No Downgrade Confirmation is required with respect to the Companion Loan under the related Other Securitization Trust. To the extent not otherwise precluded by the Loan Documents, neither the Master Servicer (with respect to the

Whole Loan if it is a Performing Loan and with the consent of the Special Servicer) nor the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or REO Loan) shall approve such lien or encumbrance without requiring the Borrowers to pay any fees owed to the Rating Agency associated with the approval of such lien or encumbrance. However, in the event that the Borrowers are required but fails to pay such fees, such fees shall be an expense of the Trust Fund; provided that the Master Servicer (if the Whole Loan is a Performing Loan) or the Special Servicer (if the Whole Loan is a Specially Serviced Mortgage Loan), shall, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the Companion Loan Holders and (ii) use efforts consistent with the Servicing Standard to exercise on behalf of the Trust Fund the rights of the Trust Fund under the Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the Companion Loans from the Companion Loan Holders.

(c)               [Reserved].

(d)               The Master Servicer and the Special Servicer, as applicable, shall each provide copies of any waivers it effects pursuant to Section 3.09(a) or (b) of this Agreement to the other party and the 17g-5 Information Provider (which shall promptly post such waivers to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) with respect to the Trust Loan.

(e)               Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of the Trust Loan, any sale or other transfer of the Mortgaged Property or the creation of any lien or other encumbrance with respect to the Mortgaged Property.

(f)                In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, the Special Servicer shall not agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of the Whole Loan or the Notes, other than pursuant to Section 3.26 hereof, as applicable.

(g)               When the Special Servicer’s consent is requested under this Section 3.09, such consent shall be deemed given 10 Business Days after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.

(h)               If the Whole Loan permits release of the Mortgaged Property through defeasance:

(i)                                  subject to the consent rights and process set forth in Section 6.09 with respect to Major Decisions, the Master Servicer shall process all defeasances of the Whole Loan in accordance with the terms of the related Loan Documents, and shall be entitled to any defeasance fees paid relating thereto (but, to the extent any consent fees also become due and payable incidental to any defeasance transaction, such shall be allocated consistent with Section 3.12 hereof);

(ii)                               if the Whole Loan requires that the lender purchase the required government securities, then the Master Servicer shall purchase, or shall cause the purchase of, such obligations on behalf of the Trust, at the Borrowers’ expense, in accordance with the terms of the Whole Loan; provided that the Master Servicer shall not accept the amounts paid by the Borrowers to effect defeasance until acceptable government securities have been identified;

(iii)                             to the extent not inconsistent with the Whole Loan, the Master Servicer shall require the Borrowers to provide an Opinion of Counsel (which shall be an expense of the Borrowers) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable;

(iv)                            to the extent not inconsistent with the Whole Loan, the Master Servicer shall require a certificate at the Borrowers’ expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on the Whole Loan in compliance with the requirements of the terms of the related Loan Documents;

(v)                              prior to permitting release of the Mortgaged Property through defeasance, the Master Servicer shall require an Opinion of Counsel to the effect that such release will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions; provided that to the extent not inconsistent with the Whole Loan, the Borrowers shall pay the cost related to the Opinion of Counsel (and shall otherwise be a Property Advance);

(vi)                           no defeasance shall occur on or prior to the second anniversary of the Startup Day of the Trust REMICs or if the Companion Loan is held by a REMIC, on or prior to the second anniversary of the startup day of such REMIC;

(vii)                        the Master Servicer shall, at the expense of the Borrowers (to the extent not inconsistent with the related Loan Documents), cause the U.S. government securities to be held for the benefit of the Certificateholders and the Companion Loan Holders, and apply payments of principal and interest received on the government obligations in respect of the defeased Whole Loan in accordance with the terms of the Loan Documents;

(viii)                     the Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Whole Loan requiring the Borrowers to pay all reasonable expenses associated with a defeasance;

(ix)                             to the extent not inconsistent with the Whole Loan, or to the extent the Loan Documents provide the lender with discretion, the Master Servicer shall require a single purpose entity, formed solely for the purpose of owning and pledging the government securities related to the Whole Loan, to act as a successor borrower;

(x)                                the Rating Agency and, to the extent required by the Other Securitization Trust, each rating agency relating to any Companion Loan Securities must provide a No Downgrade Confirmation; and

(xi)                             to the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for the Mortgaged Property into the Collection Account and treat any such payments as payments made on the Whole Loan in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the Whole Loan. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days.

Section 3.10        Appraisals; Realization upon Defaulted Mortgage Loan. (a)  Contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date or extended Maturity Date, the Whole Loan Rate (or Trust Loan Rate), principal balance or amortization terms of the Whole Loan, (B) extension of the Maturity Date or extended Maturity Date of the Whole Loan as described below in Section 3.26 of this Agreement, or (C) consent to the release of the Mortgaged Property from the lien of the Mortgage other than pursuant to the terms of the Whole Loan,(ii) the occurrence of an Appraisal Reduction Event and (iii) a default in the payment of a Balloon Payment for which an extension is not granted, the Special Servicer shall use commercially reasonable efforts consistent with the Servicing Standard to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) within 60 days of such event, the cost of which shall constitute a Property Advance; provided, however, that the Special Servicer shall not be required to obtain an Updated Appraisal pursuant to clauses (i) through (iii) above with respect to the Mortgaged Property for which there exists an Appraisal or Updated Appraisal which is less than nine months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal or Updated Appraisal. For so long as the Whole Loan is a Specially Serviced Mortgage Loan, the Special Servicer shall obtain letter updates to an Updated Appraisal every nine months. The Master Servicer shall use all Updated Appraisals obtained by the Special Servicer to calculate any Appraisal Reduction Amount. Prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the Whole Loan, the Master Servicer shall recalculate any Appraisal Reduction Amount based on an Updated Appraisal. The Special Servicer shall obtain letter updates, every nine months, to an Updated Appraisal for so long as an Appraisal Reduction Event exists with respect to the Whole Loan and the Master Servicer shall recalculate the Appraisal Reduction Amount based on such Updated Appraisal. In addition, upon receipt of each Updated Appraisal, the Master Servicer shall re-compute the Appraisal Reduction Amount, which shall be adjusted accordingly, and if required in accordance with any such adjustment, each Class of Certificates and the RR Interest that has been notionally reduced as a result of Appraisal Reduction Amounts shall have its related Certificate Balance or VRR Interest Balance notionally restored to the extent required by such adjustment of the Appraisal Reduction Amount, and the Certificate Administrator shall redetermine whether a Subordinate Control Period and/or a Subordinate Consultation Period is then in effect and shall notify the Master Servicer and the Special Servicer and, for the avoidance of doubt, which Class of Certificates is the then-Controlling Class. The VRR Percentage of the aggregate Appraisal

Reduction Amount allocable to the Trust Loan for any Distribution Date shall be applied by the Certificate Administrator to notionally reduce the Certificate Balance or RR Interest Balance, as applicable, of the VRR Interest. The Non-VRR Percentage of the aggregate Appraisal Reduction Amount allocable to the Trust Loan for any Distribution Date shall be applied by the Certificate Administrator to notionally reduce the Certificate Balances of the following Classes of Certificates in the following order of priority: first, to the Class B Certificates; and then, to the Class A Certificates (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero). The Special Servicer shall send all such letter updates and Updated Appraisals to the Master Servicer, the Trustee, the Certificate Administrator, the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period) and the Risk Retention Consultation Parties and the 17g-5 Information Provider (which shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). During any Subordinate Control Period and any Subordinate Consultation Period, within 15 days after the occurrence of an Appraisal Reduction Event, the Special Servicer shall notify the Directing Holder and the Risk Retention Consultation Parties of the occurrence of such Appraisal Reduction Event. The Special Servicer shall send all such letter updates and Updated Appraisals to the Master Servicer, the Trustee, the Certificate Administrator and the 17g-5 Information Provider (which shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Special Servicer shall monitor the Whole Loan so long as it is a Specially Serviced Mortgage Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the Mortgaged Property, initiate corrective action (with notification to and the consent of the Directing Holder during any Subordinate Control Period and upon consultation with the Directing Holder during any Subordinate Consultation Period) in cooperation with the Borrowers if, in the Special Servicer’s judgment a cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of the Whole Loan) as are consistent with the Servicing Standard. If, in the Special Servicer’s judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Mortgage Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Section 3.09(a) and 3.09(b) of this Agreement, the Special Servicer may, to the extent consistent with the Asset Status Report and with the Servicing Standard, accelerate the Specially Serviced Mortgage Loan and commence a foreclosure or other acquisition with respect to the Mortgaged Property; provided that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) on a present value basis (discounting at the related Calculation Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.26 hereof. The Master Servicer shall pay the costs and expenses in any such proceedings as a Property Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance; provided, however, that if such Property Advance would constitute a Nonrecoverable Advance but the Special Servicer determines (with the Master Servicer permitted to conclusively rely upon any such determination) that such payment would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan

Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) the Special Servicer shall direct the Master Servicer to make such payment from the Collection Account, which payment shall be an Additional Trust Fund Expense. The Trustee shall be entitled to conclusively rely upon any determination of the Master Servicer or Special Servicer that a Property Advance, if made, would constitute a Nonrecoverable Advance. If the Master Servicer does not make such Property Advance in violation of the second preceding sentence, the Trustee shall make such Property Advance, unless the Trustee determines that such Property Advance would be a Nonrecoverable Advance. The Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to this paragraph to the extent permitted by Section 3.06 of this Agreement.

The Special Servicer shall deliver by electronic mail (or via other means of electronic delivery reasonably acceptable to the Master Servicer and the Special Servicer) to the Master Servicer any information in the Special Servicer’s possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount or updated Appraisal Reduction Amount pursuant to the definition thereof, using reasonable best efforts to deliver such information, within four (4) Business Days following the Master Servicer’s written request therefor (which request shall be made promptly, but in no event later than ten (10) Business Days after the Special Servicer’s receipt of the applicable Appraisal); provided, however, that the Master Servicer’s failure to timely make such request shall not relieve the Special Servicer of its obligation to provide such information to the Master Servicer in the manner and timing set forth in this sentence; provided, further, that it shall not be a Master Servicer Termination Event if the Master Servicer fails to satisfy its obligation to determine, calculate, redetermine or recalculate an Appraisal Reduction Amount within the time periods set forth in this Agreement to the extent such failure is due to or caused by the Special Servicer’s failure to deliver the information reasonably required to make such determination, calculation, redetermination or recalculation within the time periods set forth in this Agreement. The Special Servicer shall not calculate Appraisal Reduction Amounts.

(b)               If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the Borrowers or any other liable party if (i) the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or (ii) if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee and the Certificate Administrator.

(c)               In the event that title to the Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the Lower-Tier Regular Interests and the Certificateholders, the RR Interest Owners and the Companion Loan Holders. Notwithstanding any such acquisition of title and cancellation or partial cancellation of the Whole Loan, the Whole Loan shall (except for purposes of Section 9.01 of this Agreement) be considered to be an REO Loan until such time as the REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as the Whole Loan shall be considered to be an outstanding Whole Loan, as applicable:

(i)                                   it shall be assumed that, notwithstanding that the indebtedness evidenced by the Notes shall have been discharged or partially discharged, the Notes and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule, if any, in effect at the time of any such acquisition of title shall remain in effect; and

(ii)                               subject to Section 1.02(f) of this Agreement, Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the Notes in accordance with the terms of the Notes and the Co-Lender Agreement. In the absence of such terms, Net REO Proceeds shall, subject to Section 1.02(f) of this Agreement, be deemed to have been received first, in payment of the accrued interest that remained unpaid on the date that the REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal, if any, and accrued interest on the Whole Loan deemed to be due and payable in accordance with the terms of the Notes and such amortization schedule, if any, until such principal has been paid in full and then to other amounts due under the Whole Loan. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of the Whole Loan.

(d)               Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund and the Companion Loan Holders any personal property pursuant to this Section 3.10 unless either:

(i)                                  such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund and the Companion Loan Holders; or

(ii)                               the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such personal property by the Lower-Tier REMIC will not cause an Adverse REMIC Event at any time that any Certificate is outstanding.

(e)               Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund and in accordance with the allocation provisions of the Co-Lender Agreement) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause Adverse REMIC Event at any time that any Certificate is outstanding.

(f)                Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not cause the Trustee, on behalf of the Trust Fund, to obtain title to the Mortgaged Property as a result of or in lieu of foreclosure or otherwise, to obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of the Mortgaged Property, to have a receiver of rents appointed with respect to the Mortgaged Property, and shall not otherwise cause the Trustee to acquire possession of, or take any other action with respect to, the Mortgaged Property if, as a result of any such action, the Trustee, for the benefit of the Trust Fund or the Certificateholders, the RR Interest Owners or the Companion Loan Holders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of the Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment prepared by an Independent Person who regularly conducts environmental audits (which report shall be an expense of the Trust), that:

(i)                                  the Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender), to take such actions as are necessary to bring the Mortgaged Property in compliance therewith, and

(ii)                               there are no circumstances present at the Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) to take such actions with respect to the Mortgaged Property.

In the event that the environmental assessment first obtained by the Special Servicer with respect to the Mortgaged Property indicates that the Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders, the RR Interest Owners and the Companion Loan Holders . Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

(g)               The environmental assessment contemplated by Section 3.10(f) of this Agreement shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard. Upon the written direction of the Special Servicer and delivery by the Special Servicer to the Master Servicer of pertinent back-up information the Master Servicer shall advance the cost of preparation of such environmental assessments as a Property Advance unless the Master Servicer determines, in accordance with the Servicing Standard, that such Property Advance would be a

Nonrecoverable Advance, in which event such cost shall be an Additional Trust Fund Expense if consistent with the Servicing Standard. The Master Servicer shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06. The Special Servicer shall provide written reports and a copy of any environmental assessments in electronic format to the Master Servicer, the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), monthly regarding any actions taken by the Special Servicer with respect to the Mortgaged Property securing a Defaulted Mortgage Loan as to which the environmental testing contemplated by Section 3.10(f) of this Agreement has revealed that either of the conditions set forth in clause (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of (i) satisfaction of both such conditions, (ii) repurchase of the Trust Loan by the Trust Loan Sellers or (iii) release of the lien of the Mortgage on the Mortgaged Property.

(h)               If the Special Servicer determines pursuant to Section 3.10(f)(i) that the Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender), to take such actions as are necessary to bring the Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting the Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action (subject to the rights of the Directing Holder to consent to and/or consult in respect of such action) as it deems to be in the best economic interest of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender), but only if the Certificate Administrator has mailed notice to the Holders of the Principal Balance Certificates and the Companion Loan Holders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Certificate Administrator does not receive, within 30 days of such notification, instructions from the Holders of the Principal Balance Certificates entitled to a majority of the Voting Rights and the Companion Loan Holders directing the Special Servicer not to take such action. Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to the Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take or cause to be taken such action to remedy such condition as may be consistent with the Servicing Standard. None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(h) at the direction of the Certificateholders and the Companion Loan Holders unless the Certificateholders and the Companion Loan Holders agree to indemnify the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer with respect to such action or inaction. The Master Servicer shall advance the cost of any such compliance, containment, clean-up or remediation as a Property

Advance unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would constitute a Nonrecoverable Advance, in which event such cost shall be an Additional Trust Fund Expense if consistent with the Servicing Standard.

(i)                 The Special Servicer shall notify the Master Servicer if the Mortgaged Property is abandoned or foreclosed and requires reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to the Whole Loan if it is abandoned or foreclosed and the Master Servicer shall report to the IRS and the Borrowers, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C or 1099A, all forgiveness of indebtedness, abandonment or foreclosure to the extent such information has been provided to the Master Servicer by the Special Servicer. The Master Servicer shall deliver a copy of any such report to the Trustee, the Certificate Administrator and the Special Servicer.

(j)                 The costs of any Updated Appraisal obtained pursuant to this Section 3.10 shall be paid by the Master Servicer as a Property Advance and shall be reimbursable from the Collection Account (or if such Property Advance would be a Nonrecoverable Advance, then such costs shall be an Additional Trust Fund Expense if consistent with the Servicing Standard).

Section 3.11        Custodian to Cooperate; Release of Mortgage File. Upon the payment in full of the Whole Loan, or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File. Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the Borrowers shall be chargeable to the Trust Fund. The Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provisions in the Loan Documents that require the Borrowers to pay such amounts. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be an expense of the Trustee or the Custodian or chargeable to the Collection Account.

From time to time upon request of the Master Servicer or the Special Servicer and delivery to the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or the Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Whole Loan into an REO Loan, or receipt by the Custodian of a certificate of a Servicing Officer stating that the Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that the Whole Loan has become an REO Loan, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or the Special Servicer, as applicable.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) and the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan) any court pleadings, requests for a trustee’s sale or other documents prepared by the

Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee’s sale in respect of the Mortgaged Property or to any legal action brought to obtain judgment against the Borrowers on the Notes or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Notes or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, that the proposed action is consistent with the Servicing Standard and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.12        Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation. (a)  As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee. The Master Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement. In addition, the Master Servicer shall be entitled to retain, as additional Servicing Compensation, to the extent permitted by applicable law, the Loan Documents and the Co-Lender Agreement, (i) all investment income earned on amounts on deposit in the Collection Account and certain Reserve Accounts (to the extent consistent with the Loan Documents), (ii) any Net Default Interest and any other Penalty Charges collected by the Master Servicer during a Collection Period accrued on the Whole Loan if it is a Performing Loan, in each case, remaining after application thereof during such Collection Period (subject to the terms of the Co-Lender Agreement) to pay the Advance Interest Amount relating to such Performing Loan and to pay or reimburse the Trust for any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period, and as further described in Section 3.12(d), (iii) any amounts collected for checks returned for insufficient funds (with respect to the Whole Loan if it is Performing Loan or a Specially Serviced Mortgage Loan) on accounts maintained by the Master Servicer, demand fees (with respect to the Whole Loan if it is a Performing Loan) or similar items (with respect to the Whole Loan if it is a Performing Loan) (but not including Prepayment Charges) and (iv) to the extent permitted by applicable law and the Loan Documents, 100% of any Modification Fees, loan service transaction fees and consent fees with respect to (and other similar fees relating to) the Whole Loan if it is a Performing Loan where the consent of the Special Servicer is not required (50% of such fees where the consent of the Special Servicer is required), 100% of any defeasance fees (but, to the extent that any consent fees also become due and payable incidental to any defeasance transaction, such consent fees shall be allocated on a 50/50 basis with the Special Servicer if the Special Servicer’s consent thereto is required), 100% of Assumption Fees and consent fees (or similar fees) relating to the transactions referred to in Section 3.09(b) of this Agreement with respect to the Whole Loan if it is a Performing Loan where the consent of the Special Servicer is not required (50% of such fees where the consent of the Special Servicer is required), 100% of beneficiary statement charges, demand fees or similar items (but not including Prepayment Charges) with respect to the Whole Loan if it is a Performing Loan and 100% of assumption application fees with respect to the Whole Loan if it is a Performing Loan, in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to Section 3.05 of this Agreement. For the avoidance of doubt, with respect to any fee split between the Master Servicer and the Special Servicer pursuant to the terms of Section 3.12 (a) or (b) hereof, the Master Servicer and the Special Servicer shall each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the Master Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the Master Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee shall not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the Master Servicer decides not to charge any fee, the Special Servicer shall still be entitled to charge the portion of the related fee the Special Servicer would have been entitled to if the Master Servicer had charged a fee and the Master Servicer shall not be entitled to any of such fee charged by the Special Servicer. The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.06(a)(viii) or 3.07(b) of this Agreement, as applicable, to withdraw from the Collection Account and to receive from any Borrower Accounts (to the extent not payable to the Borrowers under the Whole Loan or applicable law), Prepayment Interest Excess (if any and to the extent any such Prepayment Interest Excess exceeds the amount of any Prepayment Interest Shortfalls), and Net Default Interest and any late payment fees or other default charges and penalty charges that accrued during a Collection Period on the Whole Loan while it is a Performing Loan to the extent collected by the Trust and remaining after application thereof to reimburse interest on Advances and to reimburse the Trust for certain expenses of the Trust relating to the Whole Loan, and any interest or other income earned on deposits therein.

As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to the Trust Loan to its portion of the Trustee/Certificate Administrator Fees, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee and the routine fees of the Certificate Registrar, the Paying Agent and the Authenticating Agent. The Certificate Administrator’s and the Trustee’s rights to the Trustee/Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of its respective responsibilities and obligations under this Agreement.

Except as otherwise provided herein, the Master Servicer shall pay all of its overhead expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it. Except as otherwise provided herein, the Trustee and the Certificate Administrator shall each pay all expenses incurred by it in connection with its activities hereunder.

With respect to any of the preceding fees as to which both the Master Servicer and the Special Servicer are entitled to receive a portion thereof, the Master Servicer and the Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that, except as provided in the next succeeding paragraph (without the consent of the affected party) (A) neither the Master Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Master Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee shall not have any right to share in any part of the other party’s portion of such fee. For the avoidance of doubt, (i) if the Master Servicer decides not to charge any fee, the Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Special Servicer would have been entitled if the Master Servicer had charged a fee and the Master Servicer shall not be entitled to any of such fee charged by the Special Servicer and (ii) while the Whole Loan is a Performing Loan, if the Special Servicer decides not to charge any fee, the Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Master Servicer would have been entitled if the Special Servicer had charged a fee and the Special Servicer shall not be entitled to any of such fee charged by the Master Servicer.

The Special Servicer may, in connection with a workout or other modification of the Whole Loan and without consent of the Master Servicer or any Companion Loan Holder (following securitization of the related Non-Trust Note(s) held by such Companion Loan Holder), waive any or all related Default Interest and late payment charges, regardless of who is entitled to receive such payments as compensation. If the Special Servicer has partially waived any Default Interest or late payment charges (part of which accrued prior to the related Servicing Transfer Event), any collections in respect of such Default Interest or late payment charge shall be shared pro rata by the Master Servicer and the Special Servicer based on the respective portions of such Default Interest or late payment charges to which each would otherwise have been entitled. If the Master Servicer has partially waived any Default Interest or late payment charge (part of which accrued subsequent to the occurrence of a Servicing Transfer Event and prior to the date the Whole Loan became a Corrected Mortgage Loan), any collections in respect of such Default Interest or late payment charge shall be shared pro rata by the Master Servicer and the Special Servicer based on the respective portions of such Default Interest or late payment charges to which each would otherwise have been entitled.

(b)               As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to a Specially Serviced Mortgage Loan or an REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06 of this Agreement. The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the Loan Documents, (i) any late payment charges and any Net Default Interest and any other default charges and Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on a Specially Serviced Mortgage Loan remaining after application thereof during such Collection Period (subject to the terms of the Co-Lender Agreement) to pay the Advance Interest Amount relating to such Specially Serviced Mortgage Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on a Specially Serviced Mortgage Loan (but not NSF check fees and the like, which shall be paid to the Master Servicer) as further described below in subsection (c), (ii) 50% of any Assumption Fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09(b) of this Agreement, Modification Fees (and other similar fees) with respect to the Whole Loan if it is a Performing Loan, when the approval from the Special Servicer is required (and excluding any Prepayment Charges), (iii) any interest or other income earned on deposits in the REO Accounts and (iv) 100% of any Assumption Fees, assumption application fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09(b) of this Agreement, Modification Fees (and other similar fees), loan service transaction fees, beneficiary statement charges, demand fees or similar items relating to a Specially Serviced Mortgage Loan or REO Loan and charges for checks returned for insufficient funds on the REO Account. For the avoidance of doubt, with respect to any fee split between the Master Servicer and the Special Servicer pursuant to the terms of Section (a) or (b) hereof, the Master Servicer and the Special Servicer shall each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however (x) neither the Master Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the Master Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee shall not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the Master Servicer decides not to charge any fee, the Special Servicer shall still be entitled to charge the portion of the related fee the Special Servicer would have been entitled to if the Master Servicer had charged a fee and the Master Servicer shall not be entitled to any of such fee charged by the Special Servicer.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it.

(c)               In addition, a Workout Fee will be payable to the Special Servicer with respect to the Whole Loan if it ceases to be a Specially Serviced Mortgage Loan pursuant to the definition thereof. The Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on the Whole Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee will cease to be payable if the Whole Loan again becomes a Specially Serviced Mortgage Loan or if the Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when the Whole Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to a Corrected Mortgage Loan during the period that it had responsibility for servicing such Corrected Mortgage Loan (or the Specially Serviced Mortgage Loan had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated, the Borrowers have not made three (3) consecutive monthly debt service payments and subsequently, the Specially Serviced Mortgage Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

A Liquidation Fee will be payable to the Special Servicer with respect to (i) the Trust Loan if repurchased by a Trust Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(e) of this Agreement, (ii) a Specially Serviced Mortgage Loan or REO Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the Borrowers, a loan purchaser or a Trust Loan Seller, and (iii) except as otherwise described below, with respect to a Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer recovered any Liquidation Proceeds. As to the Trust Loan repurchased by a Trust Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(e) of this Agreement or a Specially Serviced Mortgage Loan or an REO Property, the

Liquidation Fee will be payable from the related payment or proceeds. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds to the extent set forth in the definition of “Liquidation Fee” herein. With respect to any future mezzanine debt, to the extent not prohibited by the Loan Documents, the Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that in the event of a purchase of the Whole Loan by the related mezzanine lender after 90 days following the first time that such holder’s option to purchase the Whole Loan becomes exercisable (provided, however, that even if the purchase occurs before such expiration the Liquidation Fee will be payable to the extent paid by, and collected from, the related borrower or the mezzanine lender), such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of the Whole Loan (provided, however, that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstances, be payable out of the Trust unless the Master Servicer fails to require the related mezzanine intercreditor agreement to require the mezzanine lender to pay such amounts in breach of its obligation to do so under this paragraph). If, however, Liquidation Proceeds are received with respect to a Specially Serviced Mortgage Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on the Whole Loan or a Specially Serviced Mortgage Loan. In the event that (i) the Special Servicer resigns or has been terminated, and (ii) prior or subsequent to such resignation or termination, either (A) a Specially Serviced Mortgage Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer or the Special Servicer has determined to grant a forbearance, or (B) a Specially Serviced Mortgage Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer (and not the successor special servicer) shall be paid the related Workout Fee or Liquidation Fee, as applicable.

The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of the REO Property, due and owing to any of its sub servicers, any amounts due and owing to any of its Affiliates, and the premiums for any blanket insurance policy obtained by it insuring against hazard losses pursuant to Section 3.08 of this Agreement, except to the extent such premiums are reimbursable pursuant to Section 3.08 of this Agreement), if and to the extent such expenses are not expressly payable directly out of the Collection Account or the REO Account or as a Property Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, the Borrower Sponsor, any Manager, any guarantor or indemnitor in respect of the Whole Loan and any purchaser of the Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of the Whole Loan, the management or disposition of the REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(d)               In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected in respect of the Whole Loan during the related Collection Period shall be applied (as between Default Interest and late payment charges, in the priority set forth in the definition of “Advance Interest Amount”) to reimburse (i) the Master Servicer or the Trustee for interest on Advances at the Advance Rate with respect to the Trust Loan or Whole Loan that accrued in the period that such Penalty Charges were collected and advance interest to any Companion Loan Service Provider for any debt service advance made by such party with respect to the related Companion Loan that accrued in the period that such Penalty Charges were collected, (ii) the Trust Fund for all interest on Advances with respect to the Trust Loan or Whole Loan previously paid to the Master Servicer, the Trustee or to any Companion Loan Service Provider pursuant to Section 3.06(a)(vi) of this Agreement and (iii) the Trust Fund for any Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the Trust Loan or the Whole Loan paid during or prior to the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based upon the amount of Penalty Charges the Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to the Whole Loan without any such application.

(e)               The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Collection Account in accordance with Section 3.06 for the costs and expenses incurred by them in the performance of their respective duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(xv) of this Agreement. All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC and the Companion Loan, if applicable.

(f)                No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds, Net Condemnation Proceeds and other collections on or in respect of the Trust Loan or Whole Loan, as applicable, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee receives a request or inquiry from the Borrowers, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s or the Trustee’s good faith business judgment require the assistance of

Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, the cost of which would not be an expense of the Trust Fund or the Companion Loan Holders hereunder, then the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Borrowers, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

Section 3.13        Reports to the Certificate Administrator; Collection Account Statements. (a)  The Master Servicer shall deliver to the Certificate Administrator no later than 3:00 p.m. (New York City time) one Business Day prior to the Servicer Remittance Date prior to each Distribution Date, the CREFC® Loan Periodic Update File and the CREFC® Appraisal Reduction Template (or such other report mutually agreed to between the Master Servicer and the Certificate Administrator), if available, and to the extent required pursuant to Section 4.08 of this Agreement, with respect to the Trust Loan for the related Distribution Date (which shall include, without limitation, the amount of Aggregate Available Funds allocable to all of the Trust Loan) including information therein that states the anticipated Monthly Advances for the related Distribution Date and any CREFC® License Fee Rate. The Master Servicer’s responsibilities under this Section 3.13(a) with respect to REO Loan shall be subject to the satisfaction of the Special Servicer’s obligations under Section 3.23 of this Agreement. In the event of the receipt by the Master Servicer of a Principal Prepayment or other Unscheduled Payment after a Determination Date but prior to the related Servicer Remittance Date, the Master Servicer shall be permitted to deliver to the Certificate Administrator a revised CREFC® Loan Periodic Update File by no later than 10:00 a.m. (New York Time) on the Servicer Remittance Date. In connection with the delivery of any revised report, the Master Servicer shall not be required to pay the Certificate Administrator or any other party any “re-state fee” or any other fee for delivery of such revised report and shall not be required to bear any expenses or penalty charges in connection with the processing of such Principal Prepayment or Unscheduled Payment. With respect to the Companion Loans, the Master Servicer shall make available to the Companion Loan Holders on each Distribution Date or, if a Companion Loan is securitized, the applicable related Other Servicer no later than the time(s) that it is available to the Certificate Administrator, the CREFC® Investor Reporting Package (excluding any templates) pursuant to the terms of this Agreement on a monthly basis. The Special Servicer shall provide any templates relating to the Companion Loans included in the CREFC® Investor Reporting Package and prepared by the Special Servicer pursuant to the terms hereof to the Master Servicer promptly upon reasonable request. The Master Servicer shall provide any templates relating to the Companion Loans included in the CREFC® Investor Reporting Package (with respect to templates required to be prepared by the Special Servicer pursuant to the terms hereof, to the extent received) to a related Other Servicer upon reasonable request.

(b)               For so long as the Master Servicer makes deposits into or credits to and withdrawals or debits from the Collection Account, not later than 15 days after each Distribution

Date, the Master Servicer shall forward to the Certificate Administrator a statement prepared by the Master Servicer setting forth the status of the Collection Account as of the close of business on the last Business Day of the Collection Period related to such Distribution Date and showing the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit (or credit) specified in Section 3.05 of this Agreement and each category of withdrawal (or debit) specified in Section 3.06 of this Agreement for the related Collection Period, in each case for the Trust Loan. The Trustee and the Certificate Administrator and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Trust Loan and the performance of its duties hereunder.

(c)               Beginning in January 2024, no later than 4:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator (which shall promptly post such report to the Certificate Administrator’s Website pursuant to Section 4.02(b) of this Agreement), the 17g-5 Information Provider (which shall post such reports to the 17g-5 Information Provider’s website) and the Companion Loan Holders, the following reports (in electronic form) with respect to the Trust Loan (and, if applicable, the REO Property), providing the required information as of the immediately preceding Determination Date: (i) to the extent the Master Servicer has received the most recent CREFC® Special Servicer Loan File from the Special Servicer at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC® Loan Setup File (with respect to the first Distribution Date) and CREFC® REO Status Report, (ii) the most recent CREFC® Property File, CREFC® Financial File, CREFC® Comparative Financial Status Report and the CREFC® Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File), (iii) the CREFC® Servicer Watch List with information that is current as of such Determination Date and (iv) the CREFC® Advance Recovery Report.

The information that pertains to a Specially Serviced Mortgage Loan or REO Property reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer (other than information as to which the Master Servicer has the primary responsibility to generate) no later than the related Determination Date in the form required by Section 3.13(f) of this Agreement or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required. In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports and any information provided by the Certificate Administrator or the Trustee without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

The Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator will be entitled, to the extent consistent with the Servicing Standard (in the case of the Master Servicer and the Special Servicer) and absent negligence and actual knowledge of an error (in the case of the Trustee and the Certificate Administrator) to rely on information supplied by the Borrower or third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer, the Certificate Administrator or

the Trustee, as applicable, without independent verification. The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be indemnified by the Trust against any loss, liability or expense incurred in connection with any claim or legal action relating to any statement or omission based upon information supplied by the Borrower or third party under the Whole Loan and reasonably relied upon by such party.

(d)               The Master Servicer shall deliver or cause to be delivered to the Trustee, the Certificate Administrator, the Companion Loan Holders, the Initial Purchasers and the 17g-5 Information Provider (which shall promptly post such materials to the 17g-5 Information Provider’s website), the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer with respect to the Trust Loan, which shall be made available by the Certificate Administrator on the Certificate Administrator’s Website:

(i)                                  Within 45 days of receipt by the Master Servicer (or within 60 days of receipt by the Special Servicer with respect to a Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.13(g)(i)) of any annual year-end operating statements beginning with year-end 2024, with respect to the Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of a Specially Serviced Mortgage Loan or REO Property), a CREFC® Operating Statement Analysis Report, together with, upon request, copies of the related operating statements and rent rolls (but only to the extent the Borrowers are required by the Loan Documents to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for such Specially Serviced Mortgage Loan or REO Property, only to the extent received by the Special Servicer) for the current trailing 12 months, if available, or year-to-date. The Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan or REO Property) shall use efforts consistent with the Servicing Standard to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall be in accordance with the Servicing Standard), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the Whole Loan. Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls the Master Servicer shall promptly update the Operating Statement Analysis Report, provided, however, that any analysis or update with respect to year-end or the first calendar quarter of each year will not be required to the extent such analysis or update is not required under the then current CREFC® guidelines.

(ii)                               Within 45 days after receipt by the Master Servicer (or within 60 days of receipt by the Special Servicer in the case of a Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.13(g)(ii)) of any annual year-end operating statements beginning with year-end 2024, if any, with respect to the Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of a Specially Serviced Mortgage Loan or REO Property), a CREFC® NOI Adjustment Worksheet for the Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit). The Master Servicer will use the “Normalized” column from the CREFC® NOI Adjustment Worksheet to update the full year-end data on any CREFC® Operating Statement Analysis Report and will use any operating statements received with respect to the Mortgaged Property (other than an REO Property or the Mortgaged Property for so long as the Whole Loan is a Specially Serviced Mortgage Loan) to update the CREFC® Operating Statement Analysis Report for the Mortgaged Property, provided, however, that any analysis or update with respect to year-end or the first calendar quarter of each year will not be required to the extent such analysis or update is not required under the then current CREFC® guidelines.

Additionally, the Master Servicer shall deliver the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet on a monthly basis to the Certificate Administrator; provided, however, the Master Servicer shall have no obligation to update such reports except as set forth in the immediately preceding paragraphs, and no analysis or update shall be required to the extent such analysis or update is not required to be provided under the then-current applicable CREFC® guidelines.

The Master Servicer shall maintain one CREFC® Operating Statement Analysis Report for the Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of an REO Property or the Mortgaged Property for so long as the Whole Loan is a Specially Serviced Mortgage Loan) relating to the Whole Loan. The CREFC® Operating Statement Analysis Report for the Mortgaged Property (other than an REO Property or the Mortgaged Property while the Whole Loan is a Specially Serviced Mortgage Loan) is to be updated with trailing 12-month information, as available (commencing with the quarter ending in March 2024), or year-to-date information until 12-month trailing information is available by the Master Servicer and such updated report shall be delivered to the Trustee and the Certificate Administrator and the Companion Loan Holders in the calendar month following receipt by the Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for the Mortgaged Property.

The Special Servicer shall pursuant to Section 3.13(d) of this Agreement deliver to the Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to a Specially Serviced Mortgage Loan or REO Loan.

(e)               In connection with their servicing of the Whole Loan, the Master Servicer and the Special Servicer, as applicable, shall provide to each other, the Trustee and the Certificate Administrator, written notice of any event that comes to their knowledge with respect to the Whole Loan or REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on the Whole Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

(f)                On each Determination Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer, and upon the request of any of the Trustee, the Certificate Administrator and the Depositor, to such requesting party, the CREFC® Specially Serviced Mortgage Loan File with respect to a Specially Serviced Mortgage Loan (and, if applicable, the REO Property), providing the required information as of the Business Day prior to such Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to the Master Servicer), which CREFC® Specially Serviced Mortgage Loan File shall include data, to enable the Master Servicer to produce the CREFC® Supplemental Servicer

Reports. Such reports or data shall be presented in writing and in an electronic format acceptable to the Master Servicer.

(g)               The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Depositor or the Rating Agency, to such requesting party, without charge, the following materials for a Specially Serviced Mortgage Loan, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

(i)                                  Beginning in 2024, within 60 days of receipt by the Special Servicer of any annual operating statements with respect to a Specially Serviced Mortgage Loan, a CREFC® Operating Statement Analysis Report for the Mortgaged Property or REO Property as of the end of the preceding calendar year, together with, upon request, copies of the operating statements and rent rolls for the Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the Borrowers are required by the Loan Documents to deliver, or otherwise agrees to provide, such information) and for the current trailing 12 months, if available, or year-to-date. The Special Servicer shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to the Mortgaged Property for so long as the Whole Loan is a Specially Serviced Mortgage Loan or REO Property, which efforts shall be in accordance with the Servicing Standard, requesting such annual and other periodic operating statements until they are received, provided, however, that any analysis or update with respect to year-end or the first calendar quarter of each year will not be required to the extent such analysis or update is not required under the then current CREFC® guidelines.

(ii)                               Beginning in 2024, within 60 days of receipt by the Special Servicer of any annual operating statements with respect to the Mortgaged Property for so long as the Whole Loan is a Specially Serviced Mortgage Loan, a CREFC® NOI Adjustment Worksheet for the Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit); provided, however, that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer. The Special Servicer will use the “Normalized” column from the CREFC® NOI Adjustment Worksheet to update the full year-end data on any CREFC® Operating Statement Analysis Report and will use any operating statements received with respect to the Mortgaged Property for so long as the Whole Loan is a Specially Serviced Mortgage Loan or an REO Property to update the CREFC® Operating Statement Analysis Report for the Mortgaged Property, provided, however, that any analysis or update with respect to year-end or the first calendar quarter of each year will not be required to the extent such analysis or update is not required under the then current CREFC® guidelines.

Upon request for receipt of any such items from the Rating Agency, the Master Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Special Servicer shall maintain one CREFC® Operating Statement Analysis Report for the Mortgaged Property for so long as the Whole Loan is a Specially Serviced Mortgage Loan or the Mortgaged Property is an REO Property. The CREFC® Operating Statement Analysis

Report for the Mortgaged Property or REO Property is to be updated by the Special Servicer and such updated report delivered to the Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements and related rent rolls for the Mortgaged Property when the Whole Loan is a Specially Serviced Mortgage Loan or the Mortgaged Property is an REO Property; provided, that the Special Servicer may instead provide data files in an electronic form acceptable to the Special Servicer. The Special Servicer shall provide each such report to the Master Servicer in the then applicable CREFC® format.

(h)               If the Master Servicer or the Special Servicer, as applicable, is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.14), the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) delivering such statement, report or information in a commonly used electronic format or (y) making such statement, report or information available on the Master Servicer’s Website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y). The Master Servicer or Special Servicer may include appropriate disclaimers on any such statement, report or information and shall be entitled to withhold from disclosing any such information or documents that are or contain Privileged Information.

(i)                 The Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to this Section 3.13 available each month on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement and the Companion Loan Holders, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, and has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer. In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.

(j)                 With respect to each Collection Period during which the Special Servicer or its affiliates have received any Disclosable Special Servicer Fees, the Special Servicer shall deliver or cause to be delivered to the Master Servicer, without charge and on the related Determination Date, an electronic report which may include html, word or excel compatible format, clean and searchable pdf format or such other format as mutually agreeable between the Certificate Administrator and the Special Servicer that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period (and the Master Servicer, if it has received such information, shall forward such information to the Certificate Administrator no later than the Servicer Remittance Date); provided that no such report shall be required to be delivered if there are no Disclosable Special Servicer Fees for the related Collection Period. In the event no such report is delivered to the Master Servicer, the Master Servicer shall be entitled to assume no report was delivered because no Disclosable Special Servicer Fees existed for the related Collection Period. Such report to the Certificate Administrator may omit any information that has previously been delivered to the Certificate Administrator by the Master Servicer or the Special Servicer; provided that the Certificate Administrator shall include all such related information in the Distribution Date Statement regardless of how such information was conveyed to it.

Section 3.14        Access to Certain Documentation. (a)  The Master Servicer and Special Servicer, as applicable, shall provide to any Certificateholders, any RR Interest Owners and any Companion Loan Holders that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholders, any RR Interest Owners or any Companion Loan Holders is subject, access to the documentation regarding the Trust Loan required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such federal or state banking or regulatory authority, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable. In addition, upon reasonable prior written notice to the Master Servicer or the Special Servicer, as the case may be, the Trustee, the Certificate Administrator, the Depositor, DBNY (and any EU Reporting Administrator as a designee of the EU Transparency Designee) or their accountants or other representatives shall have reasonable access to review the documents, correspondence and records in the possession of the Master Servicer or the Special Servicer, as the case may be, as they relate to the Mortgaged Property and any REO Property during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be. Nothing in this Section 3.14 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.14 as a result of such obligation or other provisions of this Agreement that limits or restricts the disclosure of such information shall not constitute a breach of this Section 3.14.

(b)               In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, the RR Interest Owners, the Companion Loan Holders or any regulatory authority that may exercise authority over a Certificateholder, the RR Interest Owners or the Companion Loan Holders, the Master Servicer and the Special Servicer may each require payment from such Certificateholder or the RR Interest Owners of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law. In connection with providing Certificateholders, the RR Interest Owners or the Companion Loan Holders access to the information described in the preceding paragraph, the Master Servicer and the Special Servicer, as applicable, may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates, the RR Interest Owners or the Companion Loan Holders or a beneficial holder of Book-Entry Certificates or a regulator or governmental body and will keep such information confidential.

(c)               Upon the reasonable request of any Certificateholder, RR Interest Owner or Companion Loan Holder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder, RR Interest Owner or Companion Loan Holder, as applicable) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates, the RR Interest Owners or Companion Loan Holders or a beneficial holder of Book-Entry Certificates or a regulator or a governmental body and will keep such information confidential.

(d)               The 17g-5 Information Provider shall make available solely to the Depositor and to any NRSRO that delivers an NRSRO Certification to the 17g-5 Information Provider the following items to the extent such items are delivered to it via electronic mail at 17g5informationprovider@computershare.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto) in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “TYSN 2023-CRNR” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial (provided, however, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format):

(i)                                  any waivers delivered to the 17g-5 Information Provider pursuant to Section 3.09 of this Agreement;

(ii)                               any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance delivered to the 17g-5 Information Provider pursuant to Section 3.21(d) or Section 4.07(d) of this Agreement and notice of determination not to refrain from reimbursement of all Nonrecoverable Advances;

(iii)                            any Asset Status Report delivered by the Special Servicer pursuant to Section 3.23(e) of this Agreement;

(iv)                           any environmental assessments delivered by the Special Servicer pursuant to Section 3.10(g) of this Agreement;

(v)                              any annual statements as to compliance and related Officer’s Certificates delivered pursuant to Section 11.08 of this Agreement;

(vi)                           any annual independent public accountants’ attestation reports delivered pursuant to Section 11.09 of this Agreement;

(vii)                        any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.10 of this Agreement;

(viii)                     any notice to the Rating Agency relating to the Special Servicer’s determination to take action without receiving a No Downgrade Confirmation from the Rating Agency as set forth in the definition of “No Downgrade Confirmation” pursuant to Section 3.30 of this Agreement;

(ix)                             copies of any questions or requests submitted by the Rating Agency directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee;

(x)                                any requests for a No Downgrade Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.30 of this Agreement;

(xi)                              any notice of resignation of the Trustee or Certificate Administrator and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.07 or Section 8.08, as applicable, of this Agreement;

(xii)                           any notice of resignation or assignment of the rights of the Master Servicer or the Special Servicer pursuant to Section 6.04 of this Agreement;

(xiii)                        any notice of Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.03 of this Agreement;

(xiv)                       any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09 of this Agreement;

(xv)                          any notice of the merger or consolidation of the Master Servicer or the Special Servicer pursuant to Section 6.02 of this Agreement;

(xvi)                       any notice of any amendment that modifies the procedures herein relating to Exchange Act Rule 17g-5 pursuant to Section 10.08 of this Agreement;

(xvii)                    any notice or other information provided by the Master Servicer pursuant to Section 10.07 of this Agreement;

(xviii)                 any summary of oral communication with the Rating Agency delivered to the 17g-5 Information Provider pursuant to Section 3.14(f) of this Agreement; provided that the summary of such oral communication shall not attribute which Rating Agency the communication was with;

(xix)                         the Rating Agency Q&A Forum and Document Request Tool; and

(xx)                           such information as is delivered to the 17g-5 Information Provider by the Depositor in mutually agreeable electronic format within fifteen (15) days of the Closing Date.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website (a link to which shall be provided on the

Depositor’s website at www.intralinks.com or such other website as the Depositor may notify the parties hereto in writing). Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (eastern time) or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. (eastern time). The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be or whether such information (other than (solely with respect to the 17g-5 Information Provider’s obligation to post such information) the information set forth in clauses (i) through (xix) above) is required to be posted on the 17g-5 Information Provider’s Website pursuant to this Agreement or Rule 17g-5. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website. Access will be provided by the 17g-5 Information Provider to the Rating Agency, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit O hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website) on the same Business Day as the request if such certification is submitted by 2:00 p.m., and if such certification is submitted after 2:00 p.m., on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to 17g5informationprovider@computershare.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto).

Upon delivery by the Depositor to the 17g-5 Information Provider of information designated by the Depositor as pre-closing information from the Depositor’s 17g-5 Website (the “Pre-close Information”), the 17g-5 Information Provider shall make such information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant to this Section 3.13(d). Such information shall be provided to the 17g-5 Information Provider via electronic media and delivered to the 17g-5 Information Provider as mutually agreed. The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-close Information or any other information on the 17g-5 Information Provider’s Website to any designee or third party. The Master Servicer or the Special Servicer, as applicable, may, but shall not be obligated to, provide information to the 17g-5 Information Provider that is neither specifically required hereunder, nor required by the Rating Agency, and the 17g-5 Information Provider shall post such information pursuant to the terms hereof.

The 17g-5 Information Provider shall notify (i) any party that delivers information to the 17g-5 Information Provider under this Agreement that such information was received and (ii) any party that delivers information to the 17g-5 Information Provider under this Agreement and each Person that has signed up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document. The 17g-5 Information Provider shall send such notice to such Persons to the email address that has been provided by and is used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit O hereto.

The 17g-5 Information Provider shall make available, only to the Rating Agency and NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where the Rating Agency and NRSROs may (i) submit Inquiries to the Certificate Administrator relating to the Distribution Date Statement, or submit Inquiries to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 3.14(d), the Trust Loan or the Mortgaged Property, (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information. Upon receipt of an Inquiry for the Certificate Administrator, the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Inquiry to the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof. Following receipt of an Inquiry or request relating to the subject matters described in clauses (i) or (iii) above, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Certificate Administrator, Master Servicer or Special Servicer shall be by email to the 17g-5 Information Provider. The 17g-5 Information Provider shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer (or reports, as applicable) to the 17g-5 Information Provider’s Website. Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) the Inquiry is beyond the scope outlined above, (ii) answering any Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Loan Documents, (iii) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or is not otherwise advisable to answer or (iv)(A) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Inquiry and, in the case of the Certificate Administrator, Master Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such Inquiry on the Rating Agency Q&A Forum and Document Request Tool together with a statement that such Inquiry was not answered. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchasers, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any Person which are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, the Certificate Administrator and/or the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The Certificate Administrator and the 17g-5 Information Provider, as the case may be, shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information; provided that it is acknowledged and agreed that the 17g-5 Information Provider shall not be charged with knowledge of any of the contents of such information solely by virtue of its compliance with its obligations to post such information to the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall not be liable for its failure to make any information available to the NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein (or other form of electronic delivery reasonably acceptable to the 17g-5 Information Provider and Master Servicer or Special Servicer, as applicable) in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, with a subject heading of “TYSN 2023-CRNR” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website; provided, however, that if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format.

The 17g-5 Information Provider shall not be responsible or have any liability for any act, omission or delay attributable to the failure of any other party to this Agreement to timely deliver information to be posted on the 17g-5 Information Provider’s Website or for any errors or defects in the information supplied by any such party. Neither the Certificate Administrator nor the 17g-5 Information Provider has obtained and neither shall be deemed to have obtained actual knowledge of any information solely by receipt or posting to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, as applicable.

The 17g-5 Information Provider’s obligations in respect of Rule 17g-5 or any other law or regulation related thereto shall be limited to the specific obligations contained in this Agreement and the 17g-5 Information Provider makes no representations or warranties as to the compliance of the Depositor with Rule 17g-5 or any other law or regulation related thereto.

(e)               Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information identified in Section 3.14(d) of this Agreement relating to the Whole Loan, the Mortgaged Property or the Borrowers, for review by the Depositor, the Initial Purchasers and any other Persons who deliver an Investor Certification in accordance with this Section 3.14, the Companion Loan Holders and the Rating Agency (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously or previously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 3.14(d) of this Agreement, which shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.14(d) of this Agreement), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the Loan Documents. Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, enter into an Investor Certification or other confidentiality agreement acceptable to the Master Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.14(e) to current or prospective Certificateholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder (or a licensed or registered investment advisor acting on behalf of such Certificateholder), an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein (or a licensed or registered investment advisor acting on behalf of such prospective purchaser), an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.14 unless (i) the Master Servicer or Special Servicer, as applicable, is the original source for such information and (ii) such failure to deliver complete and accurate information is by reason of such party’s willful misconduct, bad faith, fraud and/or negligence.

(f)                The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be permitted (but shall not be required) to orally communicate with the Rating Agency regarding the Trust Loan, the Whole Loan, any Class of Certificates, the RR Interest, the Companion Loan Holders, the Mortgaged Property or any REO Property; provided that such party summarizes the information provided to the Rating Agency in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.14(d) of this Agreement the same day such communication takes place; provided, further, that the summary of such oral communications shall not attribute which Rating Agency the communication was with. The 17g-5 Information Provider shall post such written summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.14(d) of this Agreement.

(g)               None of the foregoing restrictions in this Section 3.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer or the Special Servicer, on the one hand, and the Rating Agency or NRSRO, on the other hand, with regard to (i) the Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer or the Special Servicer, as applicable, (ii) the Rating Agency’s or NRSRO’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) the Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided that the Master Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Trust Loan to the Rating Agency or NRSRO in connection with such review and evaluation by the Rating Agency or NRSRO unless (x) the Borrowers, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider pursuant to the terms hereof; or (z) the Rating Agency confirms in writing that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates; provided, however, that the Rating Agency may use information delivered in reliance on the certification provided in this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement or any other confidentiality agreement to which the Rating Agency is subject) or comprises information collected by the Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that the Rating Agency has access to) (in each case, subject to any agreement governing the use of such information, including any engagement letter with the Depositor or any other applicable depositor).

(h)               The costs and expenses of compliance with this Section 3.14 by the Depositor, the Master Servicer, the Special Servicer, the Trustee and any other party hereto shall not be Additional Trust Fund Expenses.

(i)                 If any of the parties to this Agreement receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services such party may have provided with respect to the Trust Loan (“Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Agreement, promptly upon receipt thereof.

Section 3.15        Title and Management of REO Property and REO Accounts. (a)  In the event that title to the Mortgaged Property is acquired for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders in foreclosure, by deed-in-lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate Trustee or co-Trustee, in each case on behalf of the Trust Fund and the Companion Loan Holders. The Special Servicer, on behalf of the Trust Fund and the Companion Loan Holders, shall dispose of any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of the REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC has applied for an extension of such period pursuant to Section 856(e)(3) and Section 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell the REO Property within the applicable extension period or if the Special Servicer has applied for extension as provided in this clause (i) but such request has not yet been granted or denied, the additional time specified in such request, or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund and allocated in accordance with the allocation provisions set forth in the Co-Lender Agreement), addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trust Fund of the REO Property for an additional specified period will not cause the REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate or the RR Interest is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund and the Companion Loan Holders, shall dispose of any REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which the REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.16 hereof. The Special Servicer shall manage, conserve, protect and operate the REO Property for the Certificateholders, the RR Interest Owners and the Companion Loan Holders solely for the purpose of its prompt disposition and sale in a manner which does not cause the REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) and such that income from the operation or sale of such property does not result in receipt by the Trust Fund of any income from non-permitted assets as described in Section 860F(a)(2)(B) of the Code with respect to such property.

(b)               The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders, the RR Interest Owners and the Companion Loan Holders, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to the REO Property any “net income from foreclosure property”, within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee and the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders, the RR Interest Owners and the Companion Loan Holders than an alternative method of operation or rental of the REO Property that would not be subject to such a tax.

The Special Servicer shall segregate and hold all properly identified revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be either (A) an Eligible Account and shall be entitled “Situs Holdings, LLC, on behalf of Computershare Trust Company, National Association, as Trustee, in trust for the benefit of the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, RR Interest Owners, and the Companion Loan Holders and REO Account” or (B) entitled in the name of the limited liability company formed to hold title to the REO Property for the benefit of the Trustee. Title of any REO Property may be taken in the name of a limited liability company wholly owned by the Lower-Tier REMIC that is managed by the Special Servicer (the costs of which shall be advanced by the Master Servicer; provided that such Advance would not be a Nonrecoverable Advance, in which event such costs shall be an Additional Trust Fund Expense if consistent with the Servicing Standard); provided, further, that such limited liability company (a) shall not elect to be classified as anything other than an entity that is disregarded as separate from the Lower-Tier REMIC for federal income tax purposes and (b) shall only hold assets permitted under the REMIC Provisions to be held by a REMIC. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in the REO Account to the extent provided in Section 3.07(b) of this Agreement. The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account within two (2) Business Days after receipt of such properly identified REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property and for other Property Protection Expenses with respect to the REO Property, including:

(i)	all insurance premiums due and payable in respect of any REO Property;
(ii)	all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;
(iii)	all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and
(iv)	any taxes imposed on the Lower-Tier REMIC in respect of net income from foreclosure property in accordance with Section 4.05.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer shall make such Property Advance unless the Master Servicer determines, in accordance with the Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement) and if the Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of the Master Servicer’s failure to make such Advance, shall make such Advance, unless in each case, the Master Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance, then such expenditures shall be an Additional Trust Fund Expense to the extent consistent with the Servicing Standard. The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall make such determination in accordance with Section 3.21(d) based on its reasonable judgment. The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06 of this Agreement. The Special Servicer shall withdraw from the REO Account and remit to the Master Servicer for deposit into the Collection Account on a monthly basis prior to or on the related Determination Date the properly identified Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the Special Servicer shall not:

(i)	permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;
(ii)	permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;
(iii)	authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the Trust Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or
(iv)	Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and allocated in accordance with the allocation provisions of the Co-Lender Agreement) to the effect that such action will not cause the REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and allocated in accordance with the allocation provisions of the Co-Lender Agreement and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause the REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust Fund and allocated in accordance with the allocation provisions of the Co-Lender Agreement); provided that:

(i)                                    the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)                                any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of the REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

(iii)                              none of the provisions of this Section 3.15(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, with respect to the operation and management of any the REO Property; and

(iv)                             the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of the REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)               Promptly following any acquisition by the Special Servicer of an REO Property on behalf of the Trust Fund, the Special Servicer shall notify the Master Servicer thereof, and, the Special Servicer shall obtain an Updated Appraisal thereof, but only in the event that any Updated Appraisal with respect thereto is more than 9 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Appraisal, in order to determine the fair market value of the REO Property and shall notify the Depositor and the Master Servicer and the Companion Loan Holders of the results of such Appraisal. Any such Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be advanced as a Property Advance (or if such Property Advance would be a Nonrecoverable Advance, then such costs shall be an Additional Trust Fund Expense if consistent with the Servicing Standard). The Special Servicer shall obtain a new Updated Appraisal or a letter update every 9 months thereafter until the REO Property is sold.

(d)               When and as necessary, the Special Servicer shall send to the Certificate Administrator a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.15(a) and Section 3.15(b) of this Agreement.

Section 3.16        Sale of a Specially Serviced Mortgage Loan or the REO Property. (a)  The parties hereto may sell or purchase, or permit the sale or purchase of, the Whole Loan only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in or contemplated by Section 2.03(e) and Section 9.01 of this Agreement or in the Co-Lender Agreement.

(b)               If the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) to attempt to sell the Whole Loan (if it has become a Defaulted Mortgage Loan), the Special Servicer shall use efforts consistent with the Servicing Standard to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders in such manner as will be reasonably likely to realize a fair price if it sells such Defaulted Mortgage Loan. The Special Servicer shall accept the first (and, if multiple offers are received, the highest cash offer received in the solicitation process within the time frame set for such process by the Special Servicer) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan, subject to any consent or consultation rights of the Directing Holder during any Subordinate Control Period and any Subordinate Consultation Period.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Companion Loan Holders, the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period) and the Risk Retention Consultation Parties, not less than ten (10) Business Days’ (or five (5) Business Days’ notice in the case of the Directing Holder) prior written notice of its intention to sell a Defaulted Mortgage Loan (and the Certificate Administrator shall promptly forward such notice to the Certificateholders and the RR Interest Owners). Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Defaulted Mortgage Loan pursuant to this Agreement. The notice provided to the Companion Loan Holders pursuant to the second previous sentence shall include notice of the Companion Loan Holders’ opportunity to bid on the Defaulted Mortgage Loan.

(c)               Whether any cash offer constitutes a fair price for such Defaulted Mortgage Loan, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person. In determining whether any offer received from an Interested Person represents a fair price for a Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such Appraisal, on a narrative appraisal prepared by an Independent MAI appraiser selected by (i) the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to a Defaulted Mortgage Loan, (ii) by the Master Servicer if the Special Servicer is making such an offer unless the Master Servicer and Special Servicer are Affiliates or (iii) the Trustee if the Master Servicer and Special Servicer are Affiliates and the Special Servicer is making an offer. The cost of any such Updated Appraisal or narrative appraisal shall be covered by the Master Servicer, and shall be reimbursable as, a Property Advance (or if deemed nonrecoverable, as an Additional Trust Fund Expense). No offer from an Interested Person shall constitute a fair price unless (i) if the offer is equal to or greater than the applicable Repurchase Price, the offer is the highest offer received, or (ii) if the offer is less than the applicable Repurchase Price, (a) the offer is the highest offer received and (b) either (1) at least two other offers are received from independent third parties or (2) the Special Servicer determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, provided that, if the offeror is the Special Servicer or a person affiliated with the Special Servicer, the Trustee will determine that the offer constitutes a fair price.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the related Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the Whole Loan that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for the Whole Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph shall be covered by, and shall be paid in advance of such determination by, such Interested Person; provided that the Trustee shall not engage an independent third party expert whose fees exceed a commercially reasonable amount, as determined by the Trustee.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for a Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, Updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), and in determining whether any offer from a Person other than an Interested Person constitutes a fair price for such Defaulted Mortgage Loan, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the Delinquency on such Defaulted Mortgage Loan, the period and amount of the occupancy level and physical condition of the Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from such Defaulted Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser’s foreclosing on the Mortgaged Property. The Repurchase Price for a Defaulted Mortgage Loan shall in all cases be deemed a fair price.

In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer’s reasonable judgment, materially affect the value of the Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the Mortgaged Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified

Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Specially Serviced Mortgage Loan, selected with reasonable care by the Special Servicer, in making such determination. All reasonable costs and expenses incurred by the Special Servicer pursuant to this Section 3.16(c) shall constitute, and be reimbursable as, Property Advances (or if such Property Advance would be a Nonrecoverable Advance, then such costs shall be an Additional Trust Fund Expense if consistent with the Servicing Standard). The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.16(c).

(d)               Subject to subsection (c) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders) in negotiating and taking any other action necessary or appropriate in connection with the sale of a Defaulted Mortgage Loan, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the REO Account or the Collection Account. Any sale of a Defaulted Mortgage Loan shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator or the Trustee shall have any liability to any Certificateholder, the RR Interest Owners or the Companion Loan Holders with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(e)               Any sale of a Defaulted Mortgage Loan shall be for cash only.

(f)                [Reserved].

(g)               The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property only on the terms and subject to the conditions set forth in this Section 3.16.

(h)               The Special Servicer shall use efforts consistent with the Servicing Standard to solicit offers for an REO Property on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.15(a) of this Agreement. The Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for the REO Property. If the Special Servicer determines, in accordance with the Servicing Standard, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.15(a) of this Agreement, then the Special Servicer shall dispose of the REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless of from whom received.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer and the Risk Retention Consultation Parties, not less than ten Business Days’ prior written notice of its intention to sell an REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant to this Agreement.

(i)                 Whether any cash offer constitutes a fair price for an REO Property, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received. In determining whether any offer received from an Interested Person represents a fair price for an REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI Appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to the REO Property (or by the Trustee if the Special Servicer is making such an offer). The cost of any such Updated Appraisal or narrative appraisal and any related costs and fees of the Trustee shall be covered by, and shall be reimbursable as, a Property Advance. The Trustee shall be permitted to retain, at the expense of the related Interested Person, an independent third party to determine such fair price and shall be permitted to conclusively rely on the opinion of such third party’s determination. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for an REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for the REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of the REO Property within the time period specified in Section 3.15(a) of this Agreement. The Repurchase Price for an REO Property shall in all cases be deemed a fair price.

(j)                 Subject to subsections (h) and (i) above, the Special Servicer shall act on behalf of the Trustee (for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders) in negotiating and taking any other action necessary or appropriate in connection with the sale of an REO Property, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account. Any sale of an REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder, RR Interest Owner or Companion Loan Holder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(k)               Any sale of an REO Property shall be for cash only.

(l)                 Notwithstanding any of the foregoing paragraphs of this Section 3.16, the Special Servicer shall not be required to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender.

(m)             The Special Servicer shall have the obligation to sell the Defaulted Mortgage Loan (including the Companion Loan) pursuant to the terms of the Co-Lender Agreement as if the Trust Loan and the Companion Loan were one whole loan on behalf of the Certificateholders, the RR Interest Owners and the Companion Loan Holders. The Special Servicer shall provide notice to the applicable Other Special Servicer (if any) and, to the extent it has received prior written notice, the controlling class representative of the related Other Securitization Trust as soon as practicable following its decision to attempt to sell, and prior to the commencement of marketing of, the Companion Loan.

Section 3.17        Additional Obligations of the Master Servicer and the Special Servicer; Inspections. (a)  The Master Servicer (at its own expense) (or, with respect to a Specially Serviced Mortgage Loan or REO Property, the Special Servicer) shall inspect or cause to be inspected the Mortgaged Property at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect the Mortgaged Property at least once every 12 months commencing in 2024 (or at such decreased frequency as the Rating Agency shall have provided a No Downgrade Confirmation relating to the Certificates and Companion Loan Securities); provided that if the Whole Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the Mortgaged Property as soon as practicable after the Whole Loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as the Whole Loan remains a Specially Serviced Mortgage Loan; provided, further, that the Master Servicer will not be required to inspect the Mortgaged Property that has been inspected in the previous 12 months. The cost of each such inspection performed in accordance with the Servicing Standard by the Special Servicer shall be paid by the Master Servicer as a Property Advance; provided, however, that if such Advance would be a Nonrecoverable Advance, then the cost of such inspections shall be an expense of the Trust payable from the Collection Account, which expense shall first be reimbursed to the Trust as an Additional Trust Fund Expense; provided, further, that in the case of any deficiency of amounts on deposit in the Collection Account, the Master Servicer shall, after receiving payment or making payments from amounts on deposit in the Collection Account, if any (i) promptly notify the Companion Loan Holders and (ii) use efforts consistent with the Servicing Standard to exercise on behalf of the

Trust the rights of the Trust under the Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the Companion Loans from the Companion Loan Holders. The Master Servicer or the Special Servicer, as applicable, shall prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property and specifying the existence of any material vacancies in the Mortgaged Property, any sale, transfer or abandonment of the Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on the Mortgaged Property. Upon request of the Rating Agency, the Master Servicer or Special Servicer, as applicable, shall send such reports to the 17g-5 Information Provider (which shall promptly post such reports to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and, upon request, to the Initial Purchasers within 20 days of completion, each inspection report.

(b)               The Master Servicer (with respect to the Whole Loan if it is a Performing Loan) or the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan), as applicable, shall exercise the Trustee’s rights, in accordance with the Servicing Standard, with respect to any Manager under the related Loan Documents and Management Agreement, if any.

(c)               If the Master Servicer has accepted a voluntary Principal Prepayment with respect to the Whole Loan (other than a Specially Serviced Mortgage Loan or a previously Specially Serviced Mortgage Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions) (except (A) in accordance with the terms of the Loan Documents, (B) in connection with the payment of Insurance Proceeds or Condemnation Proceeds, (C) subsequent to a default under the Loan Documents (provided that the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard), (D) pursuant to applicable law or a court order, or (E) at the request of or with the consent of the Special Servicer), resulting in a Prepayment Interest Shortfall, then the Master Servicer shall deliver to the Certificate Administrator on each Servicer Remittance Date for deposit in the Lower-Tier Distribution Account (or with respect to the Companion Loan, remit to the holder of the Companion Loan a pro rata portion of the following amount), without any right of reimbursement therefor, a cash payment (a “Master Servicer Prepayment Interest Shortfall Amount”), in an amount equal to the lesser of (x) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with such voluntary Principal Prepayments received in respect of the Whole Loan (if it is a Performing Loan) during the related Collection Period, and (y) the sum of (A) the aggregate of that portion of its Servicing Fees that is the master servicing fee and that is being paid in such Collection Period (calculated for this purpose at 0.26125 basis points (0.0026125%) per annum) with respect to the Whole Loan if it is a Performing Loan and (B) any Prepayment Interest Excess received with respect to the related Collection Period. The Master Servicer’s obligations to pay any Master Servicer Prepayment Interest Shortfall Amount, and the rights of the Certificateholders to offset the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

(d)               The Master Servicer shall, if the Whole Loan is secured by the interest of the Borrowers under a ground lease, promptly (and in any event within 60 days) after the Closing Date deliver notice to the related ground lessor of the transfer of the Whole Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease should thereafter be forwarded to the Master Servicer; provided that the Trust Loan Sellers shall cooperate with the Master Servicer with respect to such notices, including, without limitation, providing the form of notice to be delivered to such ground lessors.

(e)               The Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the Loan Documents, not apply any funds with respect to the Whole Loan (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the Whole Loan prior to an event of default or reasonably foreseeable event of default with respect to the Whole Loan. Prior to an event of default or reasonably foreseeable event of default any such amounts described in the immediately preceding sentence shall be held by the Master Servicer as additional collateral for the Whole Loan.

Section 3.18        Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent.

Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Master Servicer. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.18, the Certificate Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.18.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator, as applicable.

Section 3.19        Appointment of Custodians.          Computershare Trust Company, National Association is hereby appointed as the initial Custodian. The Certificate Administrator may, at its own expense and with the consent of the Master Servicer, appoint one or more additional Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Depositor; provided that if the additional Custodian is an Affiliate of the Certificate Administrator such consent of the Master Servicer need not be obtained and the Certificate Administrator shall instead notify the Master Servicer of such appointment. The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders, the RR Interest Owners and the Companion Loan Holders. The Certificate Administrator shall not be liable for any act or omission of the Custodian under the Custodial Agreement, nor will the Certificate Administrator have any obligation to oversee the activities of a non-Affiliate Custodian. Except with respect to the initial Custodian, each Custodian shall be a corporation, national banking association or trust company or depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus (or shall have its performance guaranteed by an Affiliate with a combined capital and surplus) of at least $10,000,000, shall have a long-term debt rating of at least “BBB” from Fitch. Each Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of the Mortgage File directly by the Certificate Administrator. The appointment of one or more Custodians shall not relieve the Certificate Administrator from any of its duties, liabilities or obligations hereunder. If the Custodian is an entity other than the Certificate Administrator, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. In lieu of the foregoing, the Custodian shall be entitled to self-insure. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.19 shall be issued by a Qualified Insurer. For the avoidance of doubt, the Certificate Administrator shall bear no responsibility for any acts or omissions on the part of the Custodian.

Section 3.20        Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Master Servicer shall administer each Lockbox Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lockbox Agreement, if any relating to the Whole Loan it is servicing.

Section 3.21        Property Advances. (a)  The Master Servicer (or, to the extent provided in Section 3.21(c) of this Agreement, the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Whole Loan. For purposes of distributions to Certificateholders and the RR Interest Owners and compensation to the Master Servicer, the

Special Servicer or the Trustee, Property Advances shall not be considered to increase the Stated Principal Balance of the Whole Loan, notwithstanding that the terms of the Whole Loan so provide. The Special Servicer shall not be required to make any Advances.

(b)               Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the Master Servicer not less than five Business Days’ written notice with respect to any Property Advance to be made on a Specially Serviced Mortgage Loan, before the date on which the Master Servicer is required to make such Property Advance with respect to a Specially Serviced Mortgage Loan or an REO Loan; provided, however, that the Special Servicer shall be required to provide the Master Servicer with only two Business Days’ written notice in respect of Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments). If the Master Servicer or the Trustee makes a Property Advance with respect to the Whole Loan, then it shall provide written notice to the related Other Servicer, Other Special Servicer and Other Trustee of the amount of such Property Advance with respect to the Whole Loan within two (2) Business Days of making such Property Advance.

(c)               The Master Servicer shall notify the Trustee and the Certificate Administrator in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.21(d) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions.

(d)               The Special Servicer shall promptly furnish any party required to make Property Advances hereunder with any information in its possession regarding a Specially Serviced Mortgage Loan or an REO Property as such party required to make Property Advances may reasonably request for purposes of making nonrecoverability determinations. Notwithstanding anything to the contrary in this Agreement, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer or the Trustee, as applicable.

Notwithstanding anything herein to the contrary, no Property Advance shall be required hereunder if the Person otherwise required to make such Property Advance determines that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In addition, the Master Servicer shall not make any Property Advance to the extent that it determines or has received written notice that the Special Servicer has determined that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance with respect to the Whole Loan, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the Whole Loan are a source of recovery not only for the Property Advance, Administrative Advance or Monthly Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrowers under the terms of the Whole Loan as it may have been modified, (iii) consider (among other things) the Mortgaged Property in its “as-is” or then-current condition and occupancy, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to the Mortgaged Property, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

If an Appraisal of the Mortgaged Property shall not have been obtained within the prior 9 month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and such expense shall be allocated in accordance with the allocation provision of the Co-Lender Agreement).

Any determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as the case may be, has made a Property Advance that is a Nonrecoverable Property Advance or any determination by the Master Servicer, the Special Servicer or the Trustee that any proposed Property Advance, if made, would constitute a Nonrecoverable Property Advance shall be evidenced, in the case of the Master Servicer or the Special Servicer, by a certificate of a Servicing Officer delivered to the other, to the Trustee, the Certificate Administrator, the Depositor, the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period) and the Companion Loan Holders, and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period) and the Companion Loan Holders, which in each case sets forth such recoverability determination and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate to be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Property Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Certificate Administrator, the Trustee, the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period), the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination together with a certificate of a Servicing Officer and supporting information described above, if applicable. Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee. Notwithstanding the foregoing, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer.

Any such Person may update or change its nonrecoverability determinations at any time (but not reverse any other Person’s determination that a Property Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and such expense shall be allocated in accordance with the allocation provisions of the Co-Lender Agreement), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any Property Advance shall be conclusive and binding on the Certificateholders, the RR Interest Owners and the Companion Loan Holders.

Notwithstanding the above, the Trustee shall be entitled to rely conclusively on any determination by the Master Servicer and the Master Servicer and the Trustee shall be bound by any determination of the Special Servicer that a Property Advance, if made, would be a Nonrecoverable Property Advance. The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Property Advance shall be subject to the standards applicable to the Master Servicer hereunder.

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the Master Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, the Master Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer. Upon receipt of such notice, the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) and the Special Servicer (with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Property) shall determine (with the reasonable assistance of the Master Servicer) whether the payment of such amount (i) is necessary to preserve the Mortgaged Property and (ii) would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders, as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender. If the Master Servicer or the Special Servicer determines that the payment of such amount (i) is necessary to preserve the Mortgaged Property and (ii) would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, the RR Interest Owners and the Companion Loan Holders constituted a single lender) the Master Servicer shall make such payment from the Collection Account to the extent of Aggregate Available Funds or, in the case of a determination by the Special Servicer, the Special Servicer shall direct the Master Servicer in writing to make such payment and, in either case, the Master Servicer shall make such payment, to the extent of Aggregate Available Funds, from amounts in the Collection Account.

Notwithstanding anything to the contrary contained in this Section 3.21, the Master Servicer may elect (but shall not be required) to make a payment out of the Collection Account to pay for certain expenses specified in this sentence notwithstanding that the Master Servicer has determined that a Property Advance with respect to such expenditure would be a Nonrecoverable Property Advance (unless, with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan or an REO Loan, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the Whole Loan; provided that in each instance, the Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Certificate Administrator) that making such expenditure is in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, RR Interest Owners and Companion Loan Holders constituted a single lender). The Master Servicer may elect to obtain reimbursement of Nonrecoverable Property Advances from the Trust Fund in accordance with Section 3.06 of this Agreement.

(e)               The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by it to the extent permitted pursuant to Section 3.06 of this Agreement, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Property Advances from the Borrowers to the extent permitted by applicable law and the related Loan Documents.

(f)                If the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that a proposed Property Advance, if made, or any outstanding Property Advance with respect to any such Whole Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the Master Servicer, Special Servicer or Trustee, as applicable, subsequently determines that a proposed Property Advance would be a Nonrecoverable Advance or an outstanding Property Advance is or would be a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer, Other Special Servicer and the Other Trustee under each related Other Pooling and Servicing Agreement with written notice of such determination, together with supporting evidence for such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the Co-Lender Agreement.

Section 3.22        Appointment of Special Servicer. (a)  Situs Holdings, LLC, is hereby appointed as the initial Special Servicer to service a Specially Serviced Mortgage Loan. During any Subordinate Control Period, the Directing Holder shall have the right to direct the Trustee to terminate the Special Servicer as provided in Section 7.01(c) hereof.

(b)               At any time other than during a Subordinate Control Period, the Special Servicer may be removed, and a successor Special Servicer appointed, at any time, upon (a) the written direction of holders of not less than 25% of the aggregate Voting Rights allocable to the Principal Balance Certificates requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating

Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and (c) delivery by such holders to the Certificate Administrator of a No Downgrade Confirmation (which No Downgrade Confirmations shall be obtained at the expense of those Holders requesting a vote), the Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all Voting Rights in such regard. At any time other than during a Subordinate Control Period, upon the written direction of (i) Holders of Principal Balance Certificates evidencing at least 75% of a Certificateholder Quorum or (ii) Holders of Principal Balance Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, to remove the Special Servicer, the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer designated by such Holders, provided that such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination; provided that if such written direction is not provided within 180 days of the posting by the Certificate Administrator of the request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect. The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders, the RR Interest Owners and the Trustee as between each other. The Special Servicer shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions other than as may arise as a result of the failure to comply with the above described voting procedures. As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer. The Holders of the Certificates and that initiated the vote to replace the Special Servicer shall pay the costs and expenses incurred in connection with the removal and replacement of the Special Servicer pursuant to this paragraph (including the costs associated with administering such vote). The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders or Beneficial Owner for the reasonable expenses of posting such notices.

(c)               The Trustee shall, promptly after receiving any removal notice pursuant to Section 3.22(b) of this Agreement or direction to terminate pursuant to Section 3.22(a) of this Agreement, so notify the Certificate Administrator, the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). The termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.22 shall not be effective until (i) the delivery of a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to the Companion Loans, in each case, to the Trustee, (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities of the Special Servicer hereunder pursuant to a writing reasonably satisfactory to the Trustee, (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms, (iv) the replacement Special Servicer certifies that such replacement special servicer satisfies all related qualifications set forth in the Co-Lender Agreement and (v) receipt by the Certificate Administrator (with a confirmation of such receipt delivered to the Trustee) of notice and information required to be delivered by the successor Special Servicer under Section 11.02 of this Agreement. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(e) of this Agreement applicable to the Special Servicer mutatis mutandis. Further, such successor shall be a Person that satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement; provided that the licensing requirements set forth in Section 2.04(e) may, with respect to any successor Special Servicer, be satisfied by a sub-servicer appointed by such successor Special Servicer in accordance with the terms of this Agreement.

The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person’s becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus the right to receive any Workout Fee and/or Liquidation Fee specified in Section 3.12(c) of this Agreement in the event that the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a) of this Agreement) notwithstanding any such removal. Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two (2) Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Whole Loan.

(d)               The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, that neither the Trustee nor the Master Servicer shall be liable for any actions or any inaction of such successor Special Servicer.

(e)               No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22. All costs and expenses of any such termination made without cause shall be paid by the Trust as an Additional Trust Fund Expense.

(f)                Notwithstanding anything to the contrary contained in this Section 3.22, if the Special Servicer becomes a Borrower Related Party, the Special Servicer shall resign as Special Servicer. In the event that the Special Servicer is required to resign as Special Servicer because it has become a Borrower Related Party, during any Subordinate Control Period or Subordinate Consultation Period, (i) if a Directing Holder has been appointed, the Directing Holder shall appoint a successor special servicer that is not a Borrower Related Party in accordance with this Agreement unless the Directing Holder is a Borrower Related Party, and (ii) if the Directing Holder is a Borrower Related Party or no Directing Holder has been appointed, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not a Borrower Related Party shall be entitled to appoint a successor special servicer that is not a Borrower Related Party or (iii) if (a) the Directing Holder is a Borrower Related Party or no Directing Holder has been appointed and

(b) there is no Controlling Class Certificateholder that is not a Borrower Related Party, then a successor special servicer shall be appointed as described in the next paragraph. Any such successor Special Servicer shall be a Qualified Servicer. None of the Master Servicer, the Depositor, the Trustee or the Certificate Administrator shall have any obligation to determine if the Special Servicer is or has become a Borrower Related Party.

(g)               In the event that the Special Servicer is required to resign as Special Servicer because it has become a Borrower Related Party and either (i) a Subordinate Control Period or a Subordinate Consultation Period is in effect and (a) the Directing Holder is a Borrower Related Party or no Directing Holder has been appointed and (b) there is no Controlling Class Certificateholder that is not a Borrower Related Party or (ii) neither a Subordinate Control Period nor a Subordinate Consultation Period is in effect, then upon resignation of the Special Servicer, at the expense of the Trust, the Certificate Administrator shall promptly provide written notice of such resignation to all Certificateholders by posting such notice on the Certificate Administrator’s website and the successor special servicer shall be appointed upon the written direction of more than 50% of the Voting Rights of the Certificates that exercise their right to vote (provided that holders of at least 20% of the Voting Rights of the Certificates exercise their right to vote). If such successor special servicer has not been appointed pursuant to the immediately preceding sentence within 30 days after the Special Servicer has provided its written notice of resignation, the Certificate Administrator shall provide written notice to the resigning Special Servicer that such successor special servicer has not been appointed and such resigning Special Servicer shall use reasonable efforts to appoint such successor special servicer and at the expense of the Trust, if such successor special servicer has not been appointed within 30 days after such notice by the Certificate Administrator to the resigning Special Servicer, the resigning Special Servicer shall petition any court of competent jurisdiction for the appointment of a successor special servicer. Any appointment of a successor special servicer under this clause (g) shall not be effective until the delivery of a No Downgrade Confirmation from the Rating Agency to the Trustee.

(h)               The successor special servicer shall perform all of the obligations of the Special Servicer and will be entitled to all special servicing compensation earned during such time as the successor special servicer is acting as special servicer.

Section 3.23        Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report. (a)  Upon the occurrence of any event specified in the definition of Specially Serviced Mortgage Loan with respect to the Whole Loan of which the Master Servicer has notice, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Certificate Administrator (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”), the Trustee, the Companion Loan Holders and the Trust Loan Sellers, and shall use efforts in accordance with the Servicing Standard to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to the Whole Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a Sub-Servicer. The Master Servicer shall use efforts in accordance with the Servicing Standard to comply with the preceding sentence within five Business Days of the date it has notice of the occurrence of any event specified in the definition of Specially Serviced Mortgage Loan and in any event shall continue to act as Master Servicer and administrator of the Whole Loan until the Special Servicer has commenced the servicing of the Whole Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to the Whole Loan that becomes a Specially Serviced Mortgage Loan, the Master Servicer shall instruct the Borrowers to continue to remit all payments in respect of the Whole Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Borrowers of a Specially Serviced Mortgage Loan to the Special Servicer, which shall send such notice to the Borrowers.

Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan, the Special Servicer shall promptly give notice thereof to the Master Servicer, and upon giving such notice, the Whole Loan shall cease to be a Specially Serviced Mortgage Loan in accordance with the first proviso of the definition of Specially Serviced Mortgage Loan, the Special Servicer’s obligation to service the Whole Loan shall terminate and the obligations of the Master Servicer to service and administer the Whole Loan as a Whole Loan that is not a Specially Serviced Mortgage Loan shall resume.

(b)                                In servicing a Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional Whole Loan information, including correspondence with the Borrowers, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)                                 Not later than two Business Days preceding each date on which the Master Servicer is required to furnish a report under Section 3.13(a) of this Agreement to the Certificate Administrator, the Special Servicer shall deliver to the Certificate Administrator, with a copy to the Trustee and the Master Servicer, a written statement describing (i) the amount of all payments received on a Specially Serviced Mortgage Loan, including Principal Prepayments, on a Specially Serviced Mortgage Loan, the amount of Net Insurance Proceeds, Net Liquidation Proceeds and Net Condemnation Proceeds received with respect to a Specially Serviced Mortgage Loan, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the REO Property relating to a Specially Serviced Mortgage Loan, in each case in accordance with Section 3.15 of this Agreement (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(f) of this Agreement, this Section 3.23(c) shall be deemed to be satisfied) and (ii) such additional information relating to a Specially Serviced Mortgage Loan as the Master Servicer, the Certificate Administrator or the Trustee reasonably request, to enable it to perform its duties under this Agreement. Such statement and information shall be furnished to the Master Servicer in writing and/or in such electronic media as is acceptable to the Master Servicer.

(d)               Notwithstanding the provisions of the preceding Section 3.23(c), the Master Servicer shall maintain ongoing payment records with respect to a Specially Serviced Mortgage Loan relating to the Trust Loan and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The

Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

(e)               No later than 60 days after the Whole Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer shall deliver to the Master Servicer, the Risk Retention Consultation Parties, the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period), the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), a report (the “Asset Status Report”) with respect to the Whole Loan and the Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)                                   the date of transfer of servicing of the Whole Loan to the Special Servicer;

(ii)                                a summary of the status of the Specially Serviced Mortgage Loan and any negotiations with the Borrowers;

(iii)                             a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Whole Loan and whether outside legal counsel has been retained;

(iv)                             the most current rent roll and income or operating statement available for the Mortgaged Property;

(v)                                (A) the Special Servicer’s recommendations on how the Specially Serviced Mortgage Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(vi)                            the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the Whole Loan;

(vii)                           a description of any amendment, modification or waiver of a material term of any ground lease;

(viii)                       the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(ix)                               an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action,

setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions;

(x)                                  the appraised value of the Mortgaged Property together with the assumptions used in the calculation thereof, and a copy of the last obtained Appraisal of the Mortgaged Property; and

(xi)                              such other information as the Special Servicer deems relevant in light of the Servicing Standard.

The Special Servicer shall, subject to the rights of the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period), take such actions consistent with the Servicing Standard and the Asset Status Report. The Special Servicer shall not take any action inconsistent with the Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the Loan Documents.

If, during any Subordinate Control Period, (i) the Directing Holder affirmatively approves in writing an Asset Status Report, (ii) after ten (10) Business Days from receipt of an Asset Status Report, together with all information in the possession of the Special Servicer that is reasonably necessary for the Directing Holder to make a decision regarding the Asset Status Report, the Directing Holder does not object to such Asset Status Report or (iii) within ten (10) Business Days after receipt of an Asset Status Report, together with all information in the possession of the Special Servicer that is reasonably necessary for the Directing Holder to make a decision regarding the Asset Status Report, the Directing Holder objects to such Asset Status Report and the Special Servicer makes a determination in accordance with the Servicing Standard that such objection is not in the best interest of all the Certificateholders and the RR Interest Owners, then the Special Servicer shall take the recommended actions described in the Asset Status Report. Within ten (10) Business Days after receipt of an Asset Status Report, together with all information reasonably requested by the Directing Holder in the possession of the Special Servicer that is reasonably necessary to make a decision regarding the Asset Status Report, the Directing Holder (during any Subordinate Control Period) may object to such Asset Status Report; provided that following the occurrence of an extraordinary event with respect to the Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the Mortgaged Property before the expiration of such ten (10) Business Day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such action before the expiration of such ten (10) Business Day period would materially and adversely affect the interest of the Certificateholders and the RR Interest Owners and, during any Subordinate Control Period, the Special Servicer has made a reasonable effort to contact the Directing Holder.

During any Subordinate Control Period, if the Directing Holder objects to an Asset Status Report within the above-referenced ten (10) Business Day period, then the Special Servicer (absent a determination set forth in clause (iii) of the first sentence of the immediately preceding paragraph) shall revise such Asset Status Report as soon as practicable thereafter, but in no event later than thirty (30) days after the objection to the Asset Status Report by the Directing Holder. During any Subordinate Control Period, the Special Servicer shall revise such Asset Status Report as provided in the prior paragraph until the earlier of (a) the delivery by the Directing Holder of an affirmative approval in writing of such revised Asset Status Report, (b) the failure of the Directing Holder to disapprove such revised Asset Status Report in writing within ten (10) Business Days of its receipt thereof and (c) the determination of the Special Servicer, consistent with the Servicing Standard, that the objection of the Directing Holder is not in the best interests of all the Certificateholders, the RR Interest Owners and the Companion Loan Holders. In any event, during any Subordinate Control Period, if the Directing Holder does not approve an Asset Status Report within ninety (90) days from the first submission of such Asset Status Report, or the Special Servicer’s determination to take the recommended action as provided in the immediately preceding paragraph, the Special Servicer shall take such action as set forth in the most recent Asset Status Report; provided that such action does not violate the Servicing Standard. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement the new action in such revised report so long as such revised report has been prepared, reviewed and either approved or not rejected as provided above. Upon request, the Initial Purchasers shall be entitled to a copy of any Final Asset Status Report.

During any Subordinate Consultation Period, the Directing Holder shall be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any Asset Status Report. During any Subordinate Consultation Period, the Special Servicer shall consider such alternative courses of action and any other feedback provided by the Directing Holder. The Special Servicer may revise the Asset Status Reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Directing Holder during any Subordinate Consultation Period.

The Asset Status Report is not intended to replace or satisfy any other specific consent or approval right which the Directing Holder may have.

The Special Servicer may not take any action inconsistent with an Asset Status Report that has been adopted as provided above, unless such action would be required in order to act in accordance with the Servicing Standard. During any Subordinate Control Period or any Subordinate Consultation Period, if the Special Servicer takes any action inconsistent with an Asset Status Report that has been adopted as provided above, the Special Servicer shall promptly notify the Directing Holder of such inconsistent action and provide a reasonably detailed explanation of the reasons therefor.

The Special Servicer shall deliver to the Master Servicer, the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period), the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website) and, subject to Section 4.02(c), the Rating Agency a copy of each Final Asset Status Report, in each case with reasonable promptness following the adoption thereof.

Notwithstanding anything herein to the contrary: (i) the Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent or approval from the Directing Holder prior to acting (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of the Directing Holder and before a replacement is selected and/or identified; and (ii) no advice, direction or objection from or by the Directing Holder, as contemplated by Section 6.09 or pursuant to any other provision of this Agreement, as contemplated by this Agreement or any intercreditor agreement, may (and the applicable Special Servicer shall ignore and act without regard to any such advice, direction or objection that such Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause such Special Servicer to violate applicable law, the terms of the Loan Documents, the Co-Lender Agreement, any intercreditor agreement or any Section of this Agreement, including the Special Servicer’s obligation to act in accordance with the Servicing Standard, (B) result in the imposition of federal income tax on the Trust, cause any REMIC to fail to qualify as a REMIC, (C) expose the Trust, any Certificateholder, the RR Interest Owners, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, any Companion Loan Holders, any holders of Companion Loan Securities, any Other Depositor, any Other Servicers, any Other Special Servicer, any Other Operating Advisor or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any material claim, suit or liability or (D) materially expand the scope of the Master Servicer’s, Special Servicer’s, Certificate Administrator’s or Trustee’s responsibilities (or reduce their rights) under this Agreement.

(f)                While the Whole Loan is a Specially Serviced Mortgage Loan, the Special Servicer shall have the authority to meet with the Borrowers.

(g)               The Special Servicer shall (x) deliver to the Certificate Administrator a proposed notice to Certificateholders that will include a summary of any Final Asset Status Report in an electronic format (which shall be a brief summary of the current status of the Mortgaged Property and strategy with respect to the resolution and workout of the Trust Loan), and the Certificate Administrator shall post such summary on the Certificate Administrator’s Website pursuant to Section 4.02(b) and shall deliver such summary of any Asset Status Reports to the 17g-5 Information Provider (which shall post such summary to the website pursuant to Section 4.02(b)) and (y) implement the applicable Final Asset Status Report in the form delivered to the 17g-5 Information Provider pursuant to Section 3.23(e). The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and, following the prompt delivery of such modified Asset Status Report to the 17g-5 Information Provider, which the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website pursuant to Section 4.02(b), implement such report.

Section 3.24        Special Instructions for the Master Servicer and/or Special Servicer. (a)  Prior to taking any action with respect to the Whole Loan secured by the Mortgaged Property located in a “one-action” state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund and shall be allocated in accordance with the allocation provisions of the Co-Lender Agreement.

(b)               The Master Servicer shall send written notice to the Borrowers and the Managers and clearing bank relating to the Whole Loan that, if applicable, it and/or the Trustee has been appointed as the “Designee” of the “Lender” under any related Lockbox Agreement.

(c)               Without limiting the obligations of the Master Servicer hereunder with respect to the enforcement of the Borrowers’ obligations under the Loan Documents, the Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Whole Loan with respect to the collection of Prepayment Charges.

(d)               In the event that the Rating Agency shall charge a fee in connection with providing a No Downgrade Confirmation, the Master Servicer shall require the Borrowers to pay such fee to the extent not inconsistent with the applicable Loan Documents. In the event that such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(e) of this Agreement).

(e)               With respect to the Whole Loan, to the extent not inconsistent with the Whole Loan, the Master Servicer or Special Servicer, as applicable, shall not consent to a change of franchise affiliation with respect to the Mortgaged Property or any material amendment to the Co-Lender Agreement or any mezzanine intercreditor agreement, if applicable, or any property manager with respect to the Mortgaged Property, unless the Master Servicer or Special Servicer, as applicable, obtains a No Downgrade Confirmation relating to the Certificates and Companion Loan Securities, if any.

Section 3.25        Certain Rights and Obligations of the Master Servicer and/or the Special Servicer. In addition to its rights and obligations with respect to a Specially Serviced Mortgage Loan, the Special Servicer has the right, whether or not the Whole Loan is a Specially Serviced Mortgage Loan, to approve (i) Major Decisions to the extent described under Section 3.26 of this Agreement and (ii) certain waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09 of this Agreement. With respect to a Performing Loan, the Master Servicer shall promptly notify the Special Servicer of any request for approval (a “Request for Approval”) received relating to the Special Servicer’s above-referenced approval rights and forward to the Special Servicer written notice of any Request for Approval accompanied by its written recommendation and analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in the Master Servicer’s possession). The Special Servicer shall have 10 Business Days (from the date that the Special Servicer receives the information it requested from the Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a Performing Loan. If the Special Servicer does not respond within such 10 Business-Day period (or in connection with an Acceptable Insurance Default, 60 days) (unless earlier objected to), the Special Servicer’s consent shall be deemed given.

Section 3.26        Modification, Waiver, Amendment and Consents. (a)  Subject to Section 3.25 and Section 3.26(f), and subject to the rights of the Directing Holder during any Subordinate Control Period or Subordinate Consultation Period, (i) the Master Servicer, with respect to the Whole Loan while it is not a Specially Serviced Mortgage Loan (subject to the Special Servicer’s consent if required pursuant to Section 3.25 and Section 6.09(a)), and the consent and consultation rights of the Directing Holder pursuant to Section 6.09 with respect to Major Decisions, except as provided below or (ii) with respect to the Whole Loan if it is a Specially Serviced Mortgage Loan, the Special Servicer may modify, waive or amend any term of the Whole Loan if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of the Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause either Trust REMIC to fail to qualify as a REMIC or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in

Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” under Section 860G(c) of the Code). In order to meet the foregoing requirements in the case of a release of real property collateral securing the Whole Loan, the Master Servicer or Special Servicer, as applicable, shall observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related real property.

(b)               Neither the Master Servicer nor the Special Servicer shall extend the Maturity Date of the Whole Loan to a date occurring later than the date that is the earlier of (i) two (2) years prior to latest the Rated Final Distribution Date and (ii) 20 years prior to the end of the current term of any ground lease, plus any options to extend the ground lease exercisable unilaterally by the Borrowers.

(c)               Neither the Master Servicer nor the Special Servicer shall permit the Borrowers to add or substitute any collateral for the Whole Loan, which collateral constitutes real property, unless the Master Servicer or the Special Servicer, as applicable, shall have obtained a No Downgrade Confirmation relating to the Certificates and the Companion Loan Securities, if any.

(d)               Any payment of interest that is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, the RR Interest Owners or the Companion Loan Holders, be added to the unpaid principal balance of the Whole Loan, notwithstanding that the terms of the Whole Loan or such modification, waiver or amendment so permit.

(e)               Except for waivers of Penalty Charges and waivers of notice periods, all material modifications, waivers and amendments of the Whole Loan in accordance with this Section 3.26 of this Agreement shall be in writing.

(f)                The Master Servicer or the Special Servicer, as applicable, shall notify the Master Servicer (if the notice is given by the Special Servicer) or the Special Servicer (if the notice is given by the Master Servicer), as applicable, the Trustee, the Certificate Administrator, the Depositor, the Companion Loan Holders, the Directing Holder (during any Subordinate Control Period or any Subordinate Consultation Period), and the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), in writing, of any modification, waiver, material consent or amendment of any term of the Whole Loan and the date thereof, and shall deliver to the Custodian for deposit in the Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

(g)               The Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by the Borrowers for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the Whole Loan and is permitted by the terms of this Agreement and applicable law, require that the Borrowers pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a “significant modification” of the Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the Borrowers.

(h)               Notwithstanding the foregoing, the Master Servicer shall not permit the substitution of the Mortgaged Property pursuant to the defeasance provisions of the Whole Loan (or any portion thereof), if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and satisfies the conditions set forth in Section 3.09(h) of this Agreement.

(i)                 Notwithstanding anything herein or in the Loan Documents to the contrary, the Master Servicer may permit the substitution of direct, non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (including U.S. government agency securities if such securities are eligible defeasance collateral under then current guidelines of the Rating Agencies) for the Mortgaged Property pursuant to the defeasance provisions of the Whole Loan (or any portion thereof) in lieu of the defeasance collateral specified in the Loan Documents; provided that the Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a “significant modification” of the Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

(j)                 Neither the Master Servicer nor the Special Servicer shall enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Whole Loan in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the Master Servicer or Special Servicer in a higher priority than that which is provided in the allocation and payment priorities set forth in the Co-Lender Agreement or under Section 1.02 of this Agreement.

(k)               Any modification, waiver or amendment of or consents or approvals relating to the Whole Loan that is a Specially Serviced Mortgage Loan or an REO Loan shall be performed by the Special Servicer and not the Master Servicer.

Section 3.27        [Reserved].

Section 3.28        [Reserved].

Section 3.29        [Reserved].

Section 3.30        No Downgrade Confirmation. (a)  Notwithstanding the terms of any Loan Documents or other provisions of this Agreement, if any action under the Loan Documents or this Agreement requires No Downgrade Confirmation from the Rating Agency as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such No Downgrade Confirmation from the Rating Agency has made a request to the Rating Agency for such No Downgrade Confirmation and, within ten (10) Business Days of the No Downgrade Confirmation request being posted to the 17g-5 Information Provider’s Website, the Rating Agency has not replied to such request or has responded in a manner that indicates that the Rating Agency is neither reviewing such request nor waiving the requirement for No Downgrade Confirmation, then (i) such Requesting Party shall (without providing notice to the 17g-5 Information Provider) confirm that the Rating Agency has received the No Downgrade Confirmation request, and, if it has not, promptly request the related No Downgrade Confirmation again, and (ii) if there is no response to either such No Downgrade Confirmation request within five (5) Business Days of such second request, or the Rating Agency has responded in a manner that indicates it is neither reviewing such request nor waiving the requirement for No Downgrade Confirmation, (x) with respect to any such condition in any Loan Document requiring such No Downgrade Confirmation, or any other matter under this Agreement relating to the servicing of the Whole Loan (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is a Borrower, then the Master Servicer (with respect to the Whole Loan if it is a Performing Loan) or the Special Servicer (with respect to the Whole Loan if it is Specially Serviced Mortgage Loan or an REO Loan), as applicable) shall determine, in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.30(b), whether or not such action would be in the best interests of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (as a collective whole as if such Certificateholders, RR Interest Owners and Companion Loan Holders constituted a single lender), and if the Requesting Party (or, if the Requesting Party is a Borrower, then the Master Servicer or the Special Servicer, as applicable) determines that such action would be in the best interest of the Certificateholders, RR Interest Owners and Companion Loan Holders (as a collective whole as if such Certificateholders, RR Interest Owners and Companion Loan Holders constituted a single lender), then the requirement for a No Downgrade Confirmation will be deemed not to apply as to the non-responding Rating Agency, and (y) with respect to a replacement of the Master Servicer or the Special Servicer, such condition shall be deemed to be satisfied with respect to a Rating Agency or a rating agency rating any Companion Loan Securities, as applicable, as follows: (i) Moody’s, if the replacement master servicer or special servicer, as applicable, has been appointed and currently serves as a master servicer or a special servicer, as applicable, on a transaction-level basis on a CMBS securitization transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a CMBS securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding rating agency; (ii) S&P, if the replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding rating agency; (iii) KBRA, if KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination if KBRA is the non-responding rating agency; (iv) Fitch, if the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding rating agency; and (v) DBRS Morningstar, if the applicable replacement master servicer or special servicer has a rating by DBRS Morningstar higher than or equal to “MOR CS3” as a master servicer or special servicer, as applicable (if rated by DBRS Morningstar), if DBRS Morningstar is the non-responding rating agency (clauses (i) through (v), “Qualified Servicer”).

Any No Downgrade Confirmation request made by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the No Downgrade Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written No Downgrade Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.30(a) following any requirement to obtain a No Downgrade Confirmation being considered satisfied, the Master Servicer or Special Servicer, as the case may be, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

(b)               To the extent the Loan Documents permit the incurrence of a PACE Loan, the Master Servicer and Special Servicer, prior to permitting the incurrence of such PACE Loan, shall receive a No Downgrade Confirmation in accordance with Section 3.30(a). The Master Servicer and Special Servicer, as applicable, shall take all reasonable actions to collect all expenses accrued in connection with such request for a No Downgrade Confirmation from the Borrowers on behalf of the Trust Fund.

(c)               For all other matters or actions not specifically discussed in Section 3.30(a) above, the applicable Requesting Party shall deliver a No Downgrade Confirmation from the Rating Agency.

Section 3.31        Certain Co-Lender Matters Relating to the Whole Loan. (a) Except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust, or the obligation of the master servicer or the special servicer, as applicable, following securitization, under the Co-Lender Agreement.

(b)               The Master Servicer shall maintain a register (the “Companion Loan Holder Register”) on which the Master Servicer shall record the names and addresses of the Companion Loan Holders and wire transfer instructions for the Companion Loan Holders from time to time, to the extent such information is provided in writing to the Master Servicer by the related Companion Loan Holder. Each Companion Loan Holder agrees to inform the Master Servicer of its name, address, taxpayer identification number and wiring instructions (to the extent the foregoing information is not already contained in the Co-Lender Agreement) and of any transfer thereof (together with any instruments of transfer). The name and address of the initial Companion Loan Holders as of the Closing Date are set forth on Schedule II hereto. The Master Servicer shall be entitled to conclusively rely upon the information delivered by the Companion Loan Holders including the identity of the controlling class representative in any related Other Securitization Trust until it receives notice of transfer or of any change in information.

In no event shall the Master Servicer be obligated to pay any party the amounts payable to the Companion Loan Holders hereunder other than the Person listed as the applicable Companion Loan Holder on the Companion Loan Holder Register. In the event that a Companion Loan Holder transfers the Companion Loan(s) without notice to the Master Servicer, the Master Servicer shall have no liability whatsoever for any misdirected payment on the Companion Loan and shall have no obligation to recover and redirect such payment.

The Master Servicer shall promptly provide the name and address of the Companion Loan Holders, including the identity of the controlling class representative in any related Other Securitization Trust, to any party hereto, the Companion Loan Holders or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information. The Master Servicer shall have no liability to any Person for the provision of any such name and address.

(c)               The Special Servicer (with respect to the Companion Loan if the Companion Loan is a Specially Serviced Mortgage Loan or has become a Serviced REO Loan) or the Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and (subject to Section 3.13 and Section 3.17 of this Agreement and the following paragraph) the preparation and delivery of reports and other information with respect to, the Whole Loan or any related REO Property required to be performed by the holder of the Trust Loan or contemplated to be performed by a servicer, in any case pursuant to and as required by the Co-Lender Agreement. In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of the Companion Loan:

(i)                                    none of the Master Servicer, the Special Servicer or the Trustee shall make any Monthly Advance with respect to the Companion Loan; and

(ii)                                 the Master Servicer and the Special Servicer shall each consult with, on a non-binding basis, and obtain the consent of the Companion Loan Holders to the extent, if any, required by the Co-Lender Agreement.

The Master Servicer or Special Servicer, as applicable, shall timely provide to the Companion Loan Holders any reports or notices required to be delivered to the Companion Loan Holders pursuant to the Co-Lender Agreement (provided, that to the extent that the Companion Loan has been included in an Other Securitization Trust, such reports or notices required to be delivered by the Special Servicer to the Companion Loan Holders shall be delivered to the controlling class representative for such Other Securitization Trust to the extent that the Special Servicer receives written notice of the identity of the controlling class representative for such Other

Securitization Trust), and the Special Servicer shall reasonably cooperate with the Master Servicer and the Master Servicer shall reasonably cooperate with the Special Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

If the Companion Loan or any portion thereof or any particular payments thereon are included in a REMIC, then neither the Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC.

The parties hereto acknowledge that the Companion Loan Holders shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or any Certificateholder or RR Interest Owner or (2) have any liability to the Trustee or the Certificateholders or RR Interest Owners for any action taken, or for refraining from the taking of any action pursuant to the Co-Lender Agreement or the giving of any consent or for errors in judgment. Each Certificateholder and RR Interest Owner, by its acceptance of a Certificate or RR Interest, as applicable, shall be deemed to have confirmed its understanding that the Companion Loan Holders (i) may take or refrain from taking actions that favor its interests or the interests of its Affiliates over the Certificateholders and the RR Interest Owners, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and the RR Interest Owners and shall be deemed to have agreed to take no action against any Companion Loan Holder or any of its respective officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its Affiliates.

The parties hereto recognize and acknowledge the rights of the Companion Loan Holders under the Co-Lender Agreement. Each of the rights of the Companion Loan Holders under or contemplated by this Section 3.31(c) may be exercisable by a designee thereof on its behalf; provided that the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the Companion Loan Holders of such designation (upon which such party may conclusively rely) and the contact details of the designee.

Notwithstanding anything herein or in the Co-Lender Agreement to the contrary, no direction or objection by the Companion Loan Holders may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Loan Agreement, applicable law, this Agreement, the Co-Lender Agreement or the REMIC Provisions, including without limitation the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Depositor, the Trust Loan Seller, the Paying Agent, the Trust Fund, the Certificate Administrator or the Trustee to liability, or materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities (or reduce their rights) hereunder.

Any reference to servicing of the Trust Loan or the Whole Loan in accordance with any of the related Loan Documents (including the related Note and Mortgage) shall also mean, in the case of the Companion Loans, in accordance with the Co-Lender Agreement.

To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to the Co-Lender Agreement are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

(d)            With respect to the Trust Loan, the Master Servicer or the Special Servicer, as applicable, shall provide the Companion Loan Holders within the same time frame and to the same extent it is required to provide such information and materials to the Certificateholders and the RR Interest Owners, hereunder with (1) copies of each financial statement received by the Master Servicer pursuant to the terms of the related Loan Documents, (2) copies of any notice of default sent to the Borrowers and (3) subject to the terms of the Loan Documents, copies of any other documents or information relating to the Trust Loan (including, without limitation, property inspection reports, loan servicing statements, Borrower requests and asset status reports) that the Master Servicer delivers to the related Directing Holder and copies of any other notice, information or report that it is required to provide to the Directing Holder pursuant to this Agreement with respect to any Major Decision or with respect to any “Major Decisions” or “major actions” as set forth in the related Co-Lender Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to the Trust Loan. Any copies to be furnished by the Master Servicer or the Special Servicer may be furnished by hard copy or electronic means, provided, however, CREFC® reports shall be delivered at the times set forth in Section 3.13 in this Agreement.

(e)            With respect to the Whole Loan, if any Companion Loan becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Custodian shall reasonably cooperate with the Other Asset Representations Reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such asset review by providing the Other Asset Representations Reviewer or such other requesting party with copies of any documents reasonably requested by the Other Asset Representations Reviewer or such other requesting party, but only to the extent that (i) such asset representations reviewer or such other requesting party has not been able to obtain such documents from the related mortgage loan seller or any party to the related Other Pooling and Servicing Agreement, and (ii) such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as the case may be. For the avoidance of doubt, none of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian (i) shall have any further obligations with respect to any asset review nor shall any such party be bound by the results of any asset review, or (ii) shall be obligated to provide such documents if providing such documents, in its reasonable determination, would be a violation of this Agreement or any related intercreditor agreement.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS and RR INTeREST OWNERS

Section 4.01        Distributions. (a)  On each Distribution Date, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Aggregate Available Funds, including or reduced by, to the extent required by Section 3.05(f) of this Agreement, the Withheld Amounts and Prepayment Charges) in the case of all Classes of Lower-Tier Regular Interests (such amount, the “Lower-Tier Distribution Amount”). Each Class of Lower-Tier Regular Interests shall be deemed to have received interest at its related Pass-Through Rate on its Lower-Tier Principal Balance outstanding immediately prior to the related Distribution Date in accordance with the next sentence and distributions in respect of principal in an amount equal to the amount of principal actually distributable to its respective Corresponding Certificates (in the case of the Class LRI Interest, the RR Interest Balance of the RR Interest) as provided in Section 4.01(b) of this Agreement. On each Distribution Date, distributions of interest made in respect of any Class of Non-VRR Certificates and the VRR Interest on each Distribution Date pursuant to Section 4.01(b) or Section 9.01 of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement.

All distributions of reimbursements of Non-VRR Realized Losses or VRR Realized Losses, as applicable, made in respect of any Class of Offered Principal Balance Certificates or the VRR Interest on each Distribution Date pursuant to Section 4.01(b) and 4.01(c), as applicable, of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in a manner such that the Lower-Tier Principal Balance of each of the Class LA, Class LB, Class LRR and Class LRI Interests equals the Certificate Balance of the Corresponding Certificates (in the case of the Class LRI Interest, the RR Interest Balance of the RR Interest).

The Certificate Administrator shall be deemed to deposit the Lower-Tier Distribution Amount, Prepayment Charges and Withheld Amounts distributable to the Lower-Tier Regular Interests pursuant to Section 4.01(b) into the Upper-Tier Distribution Account. Any amount in respect of the Trust Loan that remains in the Lower-Tier Distribution Account on each Distribution Date after the deemed distribution described in the preceding sentence shall be distributed to the Holders of the Class LR Certificates (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

(b)               On each Distribution Date, to the extent of the Non-VRR Available Funds for such Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant Section 4.01(a) of this Agreement, and distribute such amount to the Holders of the Non-VRR Certificates and the Residual Certificates in the amounts and in the order of priority set forth below:

(i)                                    First, to the Class A Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(ii)                                 Second, to the Class A Certificates, in respect of interest, up to an amount equal to the Class Interest Shortfall for such Class;

(iii)                              Third, to the Class A Certificates, in reduction of the Certificate Balance thereof, an amount up to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(iv)                             Fourth, to the Class A Certificates, for the unreimbursed amounts of Non-VRR Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(v)                                Fifth, to the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(vi)                            Sixth, to the Class B Certificates, in respect of interest, up to an amount equal to the Class Interest Shortfall for such Class;

(vii)                         Seventh, to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount up to the Non-VRR Principal Distribution Amount remaining after distributions of principal on each Class of Offered Principal Balance Certificates having an earlier alphabetical designation on such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(viii)                       Eighth, to the Class B Certificates, for the unreimbursed amounts of Non-VRR Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Non-VRR Realized Losses previously allocated to such Class; and

(ix)                               Ninth, when the Certificate Balances of all Classes of Offered Principal Balance Certificates have been reduced to zero and after payment in full of all unpaid expenses of the Trust, to the Class R and Class LR Certificates.

All references to “pro rata” in the preceding clauses with respect to interest and Class Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses, with respect to distribution of principal other than for unreimbursed Realized Losses shall mean pro rata based on Certificate Balance and with respect to distributions with respect to unreimbursed Realized Losses shall mean pro rata based on the amount of unreimbursed Realized Losses previously allocated to the applicable Classes.

All Prepayment Charges so distributed shall first be deemed to have been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Corresponding Lower-Tier Regular Interest(s) whether or not any Corresponding Lower-Tier Regular Interest has received all distributions of interest and principal to which it is entitled.

(c)               On each Distribution Date, to the extent of VRR Available Funds for such Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to Section 4.01(a) of this Agreement, and distribute such amounts to the VRR Interest Owners for the following purposes and in the following order of priority:

(i)                                    First, to the RR Interest and the Class RR Certificates, pro rata, based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

(ii)                                Second, to the RR Interest and the Class RR Certificates, pro rata, based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Shortfall Amount for such Distribution Date;

(iii)                              Third, to the RR Interest and the Class RR Certificates, pro rata, based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof,

an amount up to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance of the VRR Interest has been reduced to zero; and

(iv)                              Fourth, to the RR Interest and the Class RR Certificates, pro rata, based on their respective VRR Interest Balances, up to an amount equal to the aggregate unreimbursed VRR Realized Losses previously allocated to the VRR Interest, if any.

To the extent any VRR Available Funds remain in the Upper-Tier Distribution Account after applying amounts as set forth in clauses (i) - (iv) above, any such amounts so remaining shall be disbursed to the Holders of the Class R and Class LR Certificates which evidence the REMIC residual interest.

(d)                 On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) of this Agreement, the Certificate Administrator shall make distributions of any Prepayment Charges received in the related Collection Period from amounts deposited in the Upper-Tier Distribution Account, as follows:

(i)                                   The Non-VRR Percentage of such Prepayment Charges (“Non-VRR Prepayment Charges”) shall be distributed to the holders of each Class of Offered Principal Balance Certificates in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such Class on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of the Offered Principal Balance Certificates on such Distribution Date; and (b) such Non-VRR Prepayment Charges.

(ii)                                The VRR Percentage of such Prepayment Charges shall be distributed to the Class RR Certificates and the RR Interest, on a pro rata basis, based on their respective VRR Interest Balances.

(e)                   On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01(b) and Section 4.01(c), the Certificate Administrator shall calculate the amount, if any, of Non-VRR Realized Losses and VRR Realized Losses. Any allocation of Non-VRR Realized Losses to a Class of Offered Principal Balance Certificates or VRR Realized Losses to a VRR Interest shall be made by reducing the Certificate Balance or VRR Interest Balance, as applicable thereof by the amount so allocated. Any Non-VRR Realized Losses allocated to a Class of Offered Principal Balance Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Non-VRR Realized Losses and VRR Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Non-VRR Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the applicable Class or in the VRR Interest Balance of the VRR Interest, as applicable, in respect of which any such reimbursement is made.

The Certificate Balances of each Class of Offered Principal Balance Certificates and the VRR Interest will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class with respect to such Distribution Date.

Any Non-VRR Realized Losses allocated to the Non-VRR Certificates shall be applied to the Classes of Offered Principal Balance Certificates in the following order, in each case until the Certificate Balance of such Class is reduced to zero: first, to the Class B Certificates; and then, to the Class A Certificates based upon their respective Certificate Balances. Any amounts recovered in respect of amounts previously written off as Non-VRR Realized Losses shall be distributed to the Classes of Offered Principal Balance Certificates described above in reverse order of allocation of Non-VRR Realized Losses thereto in accordance with Section 4.01(b) of this Agreement. Additional Trust Fund Expenses and shortfalls in Aggregate Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Trust Loan Rate on the Trust Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses and VRR Realized Losses, as applicable.

VRR Realized Losses shall be allocated to each VRR Interest, pro rata, based on their respective VRR Interest Balances. The VRR Interest Balances will be reduced without distribution on any Distribution Date, as a write-off to the extent of any VRR Realized Losses allocable to the VRR Interest with respect to such Distribution Date. Any amounts recovered in respect of amounts previously written off as VRR Realized Losses shall be distributed to the VRR Interest as set forth in Section 4.01(c).

With respect to any Distribution Date, any Non-VRR Realized Losses allocated to a Class of Offered Principal Balance Certificates and any VRR Realized Losses allocated to the VRR Interest pursuant to Section 4.01(b) or Section 4.01(c) of this Agreement, respectively with respect to such Distribution Date shall reduce the Lower-Tier Principal Balances of the Lower-Tier Regular Interests as a write-off and shall be allocated among the Lower-Tier Regular Interests in the same priority as the Class of Corresponding Certificates and the VRR Interest.

(f)                All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five (5) Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

(g)               Except as otherwise provided in Section 9.01 with respect to an Anticipated Final Termination Date, the Certificate Administrator shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates or the RR Interest is expected to be made, mail to each Holder of such Class of Certificates or the RR Interest Owners on such date a notice to the effect that:

(A)             the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates or the RR Interest will be made on such Distribution Date, but only upon presentation and surrender of such Certificates and the RR Interest at the office of the Certificate Administrator therein specified, and

(B)              if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates or the RR Interest from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests outstanding.

Any funds not distributed to any Holder or Holders of such Classes of Certificates or the RR Interest Owners on such Distribution Date because of the failure of such Holder or Holders of Certificates to tender their Certificates or the RR Interest Owner to tender the RR Interests shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders or RR Interest Owners. If any Certificates or the RR Interest as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders and the RR Interest Owners to surrender their Certificates or the RR Interest, as applicable, for cancellation to receive the final distribution with respect thereto. If within one (1) year after the second notice not all of such Certificates or the RR Interest shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holder or Holders or RR Interest Owners concerning surrender of their Certificates or their VRR Interest. The costs and expenses of holding such funds in trust and of contacting such Holder(s) or RR Interest Owners shall be paid out of such funds. If within two (2) years after the second notice any such Certificates or the RR Interest shall not have been surrendered for cancellation, the Paying Agent shall distribute to the Certificate Administrator all amounts distributable to the Holder(s) or RR Interest Owners thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holder(s) or VRR Interest Owners until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) subject to the applicable law, the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder or RR Interest Owner on any amount held in trust hereunder or by the Certificate Administrator as a result of such Holder’s or RR Interest Owners’ failure to surrender its Certificate(s) or the RR Interest, as applicable, for final payment thereof in accordance with this Section 4.01(g). Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

(h)               The Non-VRR Percentage of any shortfalls in Aggregate Available Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to, and the Non-VRR Percentage of any Master Servicer Prepayment Interest Shortfall Amounts shall be deemed distributed to, each Class of Offered Principal Balance Certificates (and correspondingly to each Class of Corresponding Lower-Tier Regular Interests) as follows: first, to the Class B Certificates, and then, to the Class A Certificates. The VRR Percentage of any shortfalls in Aggregate Available

Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to, and the VRR Percentage of any Master Servicer Prepayment Interest Shortfall Amounts shall be deemed distributed to, the VRR Interest, on a pro rata basis, based on their VRR Interest Balances. Master Servicer Prepayment Interest Shortfall Amounts shall be deposited by the Master Servicer into the Collection Account on or prior to the Servicer Remittance Date.

Section 4.02        Statements to Certificateholders and the RR Interest Owners; Reports by Certificate Administrator; Other Information Available to the Holders and Others. (a)  On each Distribution Date, the Certificate Administrator shall make available on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit K to this Agreement and based in part on the information set forth in (i) the CREFC® Investor Reporting Package (CREFC® IRP) prepared by the Master Servicer (other than the CREFC® Special Servicer Loan File) and the other reports prepared by the Master Servicer and Special Servicer relating to such Distribution Date, including the CREFC® Special Servicer Loan File, upon which information the Certificate Administrator may conclusively rely, in accordance with CREFC® guidelines and (ii) the CREFC® Reconciliation of Funds Template prepared by the Certificate Administrator) as to distributions made on such Distribution Date (each, a “Distribution Date Statement”) setting forth (with respect to each Class of Certificates and the RR Interest) the following information:

(i)                                    the Record Date, Certificate Interest Accrual Period, and Determination Date for such Distribution Date;

(ii)                                 the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Non-VRR Certificates and the VRR Interest Owners;

(iii)                              the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Non-VRR Certificates allocable to (A) the Interest Distribution Amount and/or (B) Class Interest Shortfalls;

(iv)                             the aggregate amount of the distribution to be made on such Distribution Date to the VRR Interest Owners allocable to (A) the VRR Interest Distribution Amount and/or (B) VRR Interest Shortfall Amount;

(v)                                the aggregate amount of Advances made in respect of the Distribution Date and the amount of interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

(vi)                             the aggregate amount of compensation paid to the Trustee and the Certificate Administrator and servicing compensation paid to the Master Servicer and the Special Servicer for the related Determination Date, CREFC® and any other fees or expenses accrued and paid from the Trust Fund;

(vii)                          the Stated Principal Balance of the Trust Loan or REO Loan and each Companion Loan outstanding immediately before and immediately after the Distribution Date;

(viii)                       the remaining term to maturity and the Trust Loan Rate of the Trust Loan as of the related Determination Date;

(ix)                               whether the Trust Loan is (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more or (D) current but is a Specially Serviced Mortgage Loan or in foreclosure (but not an REO Loan);

(x)                                  the Aggregate Available Funds, Non-VRR Available Funds and VRR Available Funds for such Distribution Date, and any other cash flows received on the Trust Loan and applied to pay fees and expenses (including the components of the Aggregate Available Funds, or such other cash flows);

(xi)                               the amount of the distribution on the Distribution Date to the Holders of any Class of Certificates and the VRR Interest Owners allocable to Prepayment Charges;

(xii)                            the accrued Interest Distribution Amount in respect of each Class of Non-VRR Certificates for such Distribution Date;

(xiii)                         the accrued VRR Interest Distribution Amount in respect of the VRR Interest for such Distribution Date;

(xiv)                        the Pass-Through Rate for each Class of Non-VRR Certificates for the Distribution Date;

(xv)                           (A) the Non-VRR Principal Distribution Amount for such Distribution Date and (B) the portion of the Non-VRR Principal Distribution Amount distributed to each Class of Offered Principal Balance Certificates, for the Distribution Date;

(xvi)                        (A) the VRR Principal Distribution Amount for the Distribution Date and (B) the portion of the VRR Principal Distribution Amount distributed to each of the VRR Interests for the Distribution Date;

(xvii)                     the aggregate Certificate Balance of each Class of Non-VRR Certificates, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance of each such Class due to Realized Losses and/or Additional Trust Fund Expenses;

(xviii)                  the VRR Interest Balance of the VRR Interest, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the VRR Interest Balance due to VRR Realized Losses and/or Additional Trust Fund Expenses

(xix)                          the fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then related Certificate Balance or VRR Interest Balance and the denominator of which is the related initial Certificate Balance or the Initial VRR Interest Balance, as applicable, for each Class of Non-VRR Certificates and each VRR Interest, respectively, immediately following the Distribution Date;

(xx)                             the amount of any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated during the related Collection Period and the total Appraisal Reduction Amounts and Collateral Deficiency Amounts as of such Distribution Date;

(xxi)                          a statement as to whether the Trust Loan was modified, extended or waived during the related Collection Period (including a description of any material modifications, extensions or waivers to Trust Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

(xxii)                       the amount of any remaining unpaid Class Interest Shortfalls for each Class of Non-VRR Certificates as of the Distribution Date;

(xxiii)                    the amount of any remaining unpaid VRR Interest Shortfall Amount as of the Distribution Date;

(xxiv)                   a statement as to whether the Trust Loan was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of Principal Prepayment occurring, together with the aggregate amount of Principal Prepayments made during the related Collection Period;

(xxv)                     a statement as to whether the Trust Loan was defeased since the previous Determination Date;

(xxvi)                   the amount of the distribution to the holders of each Class of Certificates and the VRR Interest Owners on the Distribution Date attributable to reimbursement of Realized Losses;

(xxvii)                if a repurchase of any portion of the Trust Loan was made by a Trust Loan Seller or the Trust Loan was otherwise liquidated or disposed of during the related Collection Period, the amount of proceeds of any repurchase of the Trust Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Aggregate Available Funds for such Distribution Date;

(xxviii)             [Reserved];

(xxix)                     the amount on deposit in the Interest Reserve Account before and after giving effect to the distribution made on such Distribution Date);

(xxx)                        the then-current credit support levels for each Class of Offered Principal Balance Certificates and the VRR Interest;

(xxxi)                     the original and then-current ratings of each Class of Certificates;

(xxxii)                  if the Mortgaged Property becomes an REO Property during the preceding calendar month, the latest Debt Service Coverage Ratio and the current Stated Principal Balance;

(xxxiii)                if the Mortgaged Property became an REO Property during the preceding calendar month, the value of any REO Property included in the Trust Fund at the close of business on the Determination Date based on the most recent appraisal;

(xxxiv)              with respect to any REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Realized Loss and VRR Realized Loss attributable to the Trust Loan, (B) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period and the portion thereof included in the Aggregate Available Funds for such Distribution Date and (C) the date of the Final Recovery Determination;

(xxxv)                 the amount of the distribution on the Distribution Date to the holders of the Residual Certificates;

(xxxvi)               material breaches of Trust Loan representations and warranties or any covenants of which the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer has received written notice;

(xxxvii)            the amount of Realized Losses, Non-VRR Realized Losses, and VRR Realized Losses, Additional Trust Fund Expenses and Class Interest Shortfalls and VRR Interest Shortfall Amounts, if any, incurred with respect to the Trust Loan during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid);

(xxxviii)        an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(xxxix)               [Reserved];

(xl)                               the identity of the Controlling Class;

(xli)                            the identity of the Directing Holder;

(xlii)                         the amount of any CREFC® License Fee and/or any EU Reporting Administrator Fee payable on such Distribution Date; and

(xliii)                       a statement that there is available on the “EU Risk Retention” tab of the Certificate Administrator’s website (A) except in the event that the Certificate Administrator has received an EU SR Breach Notice, information regarding ongoing compliance by each Retaining Party with the EU Retention Covenant and the EU Hedging Covenant (comprising the EU SR Certification of Compliance most recently received by the Certificate Administrator), and (B) documents and information delivered by or on behalf of (I) any Retaining Party pursuant to the EU Risk Retention Agreement or (II) DBNY in its capacity as EU Transparency Designee.

In the case of information furnished pursuant to sub-clauses (ii), (iii), (vi), (xi), (xii) and (xxvi) above, the amounts shall be expressed as a dollar amount in the aggregate for all

Certificates and RR Interest of each applicable Class or RR Interest and per $1,000 of original Certificate Balance or RR Interest Balance, as the case may be.

On each Distribution Date, the Certificate Administrator shall make available to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish, upon request, to each Person who at any time during the calendar year was a Certificateholder of record or the RR Interest Owners, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders and the RR Interest Owners pursuant to clauses (i) and (iii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder or RR Interest Owner, together with such other information as may be required to enable such Certificateholders or the RR Interest Owners to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates and the RR Interest held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

On each Distribution Date, the Certificate Administrator shall deliver the related Distribution Date Statement to the Depositor in electronic format at dbinvestor@list.db.com (or to such other address as the Depositor shall specify by written notice to the Certificate Administrator).

(b)               The Certificate Administrator shall make available via the Certificate Administrator’s Website, to any Privileged Person, the following items, in each case to the extent received by, or, in certain cases, prepared by, the Certificate Administrator:

(i)                                 the following “deal documents”:

(A)             the Offering Circular;

(B)              this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator from and after the Closing Date (if any), the Trust Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)              the CREFC® Loan Setup File prepared by the Master Servicer and delivered to the Certificate Administrator;

(ii)                              the following “periodic reports”:

(A)             the Distribution Date Statements; and

(B)              the supplemental reports and the CREFC® data files (other than the CREFC® Loan Setup File and the CREFC® Special Servicer Loan File) identified as such in the definition of “CREFC® Investor Reporting Package (CREFC® IRP)”, to the extent it has received or prepared such report or file;

(iii)                           the following “additional documents”:

(A)             the summary of any Asset Status Report delivered to the Certificate Administrator in electronic format;

(B)                any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(C)               any notice or documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post; and

(D)              the CREFC® Appraisal Reduction Template;

(iv)                         the following “special notices”:

(A)              all Special Notices;

(B)               notice of any waiver, modification or amendment of any term of the Trust Loan;

(C)               notice of final payment on the Certificates or the RR Interest;

(D)              all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator;

(E)              notice of termination or resignation of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee);

(F)              any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator supporting the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(G)                any notice of the termination of the Trust;

(H)               any notice of the termination of a Subordinate Control Period;

(I)                 any notice of the termination of a Subordinate Consultation Period;

(J)                the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the Officer’s Certificates delivered by the

Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 3.28 of this Agreement;

(K)              the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 3.28 of this Agreement; and

(L)                any notice or documents provided to the Certificate Administrator by the Depositor or the Master Servicer directing the Certificate Administrator to post to the “Special Notices” tab;

(v)                            the Investor Q&A Forum;

(vi)                         solely to Certificateholders, the RR Interest Owners and Beneficial Owners, the Investor Registry; and

(vii)                      the “U.S. Risk Retention Special Notices” tab; and

(viii)                    the “EU Risk Retention” tab.

The Certificate Administrator may require a recipient of any of the information set forth above to execute a confidentiality agreement (which may be in the form of a web page “click through”). In addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, the Certificate Administrator shall provide e-mail notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab. The “U.S. Risk Retention Special Notices” tab and “EU Risk Retention” tab shall be available to Privileged Persons (other than any Financial Market Publisher).

The Certificate Administrator and the Trustee are hereby directed to enter into the EU Risk Retention Agreement, which agreement provides the risk retention requirements for the Retaining Parties with respect to the securitization effected hereby.

Any Person (including a Companion Loan Holder, the Directing Holder or any Controlling Class Certificateholder) that is a Borrower Related Party shall only be entitled to access the Distribution Date Statements, and the following items to the extent that they are made available to the general public on the Certificate Administrator’s Website: this Agreement, the Trust Loan Purchase Agreement and any SEC filings.

In the case of (i) the Directing Holder or a Controlling Class Certificateholder that is not a Borrower Related Party or (ii) a Risk Retention Consultation Party, upon delivery of an investor certification substantially in the form of Exhibit L-1-A hereto, such Directing Holder, Controlling Class Certificateholder or Risk Retention Consultation Party shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee may each conclusively rely on (i) an investor certification in the form of Exhibit L-1-A hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is not a Borrower Related Party or is a Risk Retention Consultation Party and (ii) an investor certification in the form of Exhibit L-1-B hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is a Borrower Related Party. In the event the Directing Holder or a Controlling Class Certificateholder becomes a Borrower Related Party, such party shall promptly notify each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit L-1-D that such party is a Borrower Related Party. Notwithstanding anything herein to the contrary, each of the Master Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively assume that the Directing Holder and all beneficial owners of the Certificates of the Controlling Class are not Conflicted Controlling Class Holders except to the extent that the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, has received such notice from the Directing Holder or a Controlling Class Certificateholder that it has become a Borrower Related Party. None of the Master Servicer, the Special Servicer or the Certificate Administrator shall be liable for any communication to the Directing Holder or Controlling Class Certificateholder or disclosure of Privileged Information if the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, did not receive prior written notice that the Directing Holder or a Controlling Class Certificateholder is a Borrower Related Party.

To the extent the Directing Holder or a Controlling Class Certificateholder receives access pursuant to this Agreement to the Certificate Administrator’s Website as a Privileged Person, such Directing Holder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any information to the Borrowers or to any Conflicted Controlling Class Holder or (A) any employees or personnel of such Directing Holder or Controlling Class Certificateholder or any Affiliate involved in the management of any investment in the Borrowers or the Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the Borrowers, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein. In connection with providing access to the Certificate Administrator’s website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s website or its filing of such information pursuant to this Agreement.

The Certificate Administrator shall have no liability for any access by a Conflicted Controlling Class Holder to the Certificate Administrator’s Website of any information with respect to which such Conflicted Controlling Class Holder is prohibited from accessing pursuant to this Agreement if such Conflicted Controlling Class Holder provided an Investor Certification but did not indicate it was a Borrower Related Party.

The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Trust Loan at a website maintained by the Master Servicer. In providing access to any information, the Master Servicer shall be entitled to rely on the certifications delivered to it pursuant to and in accordance with the terms of this Agreement. The Master Servicer shall not be liable for the dissemination of information in accordance with this Agreement.

The Certificate Administrator, the Master Servicer and the Special Servicer shall not have any liability for access by a Borrower Related Party to the Certificate Administrator’s Website beyond the Distribution Date Statement if such Person provided an Investor Certification but did not indicate that it was a Borrower Related Party.

(c)               The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders, RR Interest Owners and Beneficial Owners may (a) submit questions to the Certificate Administrator relating to the Distribution Date Statement and (b) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(c), the Whole Loan or the Mortgaged Property (collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Master Servicer, the Special Servicer or the Certificate Administrator shall forward the Inquiry to the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer or Special Servicer shall be sent by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Investor Q&A Forum. If the Certificate Administrator, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope outlined above, (ii) answering any Inquiry would not be in the best interests of the Trust, the Certificateholders and/or the RR Interest Owners (as a collective whole as if such Certificateholders and RR Interest Owners constituted a single lender), (iii) answering any Inquiry would be in violation of applicable law, this Agreement or the Loan Documents, (iv) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, or (vi) answering any Inquiry is otherwise for any reason not advisable to answer, it shall not be required to answer such Inquiry, in which case the Certificate Administrator shall not post the related inquiry. In addition, no party shall post or otherwise disclose information known to such party to be Privileged Information as part of its response to any Inquiry without the prior written consent of the Depositor. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. The Certificate Administrator shall not be required to post to the Investor Q&A Forum any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Special Servicer shall not post or otherwise disclose direct communications with the Directing Holder or any Risk Retention Consultation Party as part of its response to any Inquiries; provided that the Certificate Administrator shall have no obligation to review any inquiry or answer received by it for posting to the Investor Q&A Forum to determine if such inquiry or answer contains any such direct communication with the Directing Holder or any Risk Retention Consultation Party, or otherwise to consult with the party from whom such Inquiry or answer is received to confirm the same, and the Certificate Administrator shall have no liability in connection with its posting to the Investor Q&A Forum of any Inquiry or answer containing such direct communication. The Investor Q&A Forum will not reflect questions, answers and other communications between the Certificate Administrator or any other Person which are not submitted via the Investor Q&A Forum.

(d)               The Certificate Administrator shall make available to any Certificateholder, the RR Interest Owners and Beneficial Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders, the RR Interest Owners and Beneficial Owners can register and thereafter obtain contact information with respect to any other Certificateholder, the RR Interest Owners or Beneficial Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder, a RR Interest Owner or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders, RR Interest Owners and registered Beneficial Owners. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder, RR Interest Owner or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator shall not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(e)               The Master Servicer may, but is not required to, at its sole cost and expense, make any of the reports or files it delivers pursuant to this Agreement available on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder and RR Interest Owners who requests such password, provided that any such Certificateholder or RR Interest Owners or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer. In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom. The Master Servicer shall not be liable for dissemination of this information in accordance with this Agreement; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, the Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Master Servicer is required or permitted to provide to the Borrowers with respect to the Borrowers’ Whole Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Loan Documents or applicable law. If the Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on the Master Servicer’s Website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

(f)                The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding a Specially Serviced Mortgage Loan or an REO Property as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator. Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and the RR Interest Owners and allocating Non-VRR Realized Losses to the Offered Principal Balance Certificates and the VRR Realized Losses to the VRR Interest in accordance with Section 4.01 of this Agreement and preparing the statements to Certificateholders and the RR Interest Owners required by Section 4.02(a) of this Agreement.

(g)               As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder or RR Interest Owner, the Certificate Administrator shall provide the requesting Certificateholder or RR Interest Owner with such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder or RR Interest Owner, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or RR Interest Owner or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(h)               The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two (2) Business Days prior notice, for review by any Privileged Person upon resubmission of an Investor Certification, originals or copies of documents relating to the Trust Loan and any REO Property to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the Loan Documents and the Co-Lender Agreement):

(i)                                    any and all notices and reports delivered to the Certificate Administrator with respect to the Mortgaged Property as to which the environmental testing contemplated by Section 3.10(f) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ii)                                 the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the Borrowers) and/or lease summaries and retail “sales information”, if any, collected by or on behalf of the Master Servicer or the Special Servicer in respect to the Mortgaged Property;

(iii)                               the Mortgage File, including any and all modifications, waivers and amendments of the terms of the Whole Loan entered into or consented to by the Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator; and

(iv)                             any other information that may be necessary, as determined by the Depositor, to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act to the extent in the Certificate Administrator’s possession.

Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request. The Certificate Administrator will be permitted to require payment by the requesting party (other than the Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Certificate Administrator’s obligation under this Section 4.02(h) to make available any document is subject to the Certificate Administrator’s receipt of such document.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

(i)                 The Depositor hereby authorizes the Certificate Administrator to make available to any Financial Market Publisher or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification substantially in the form of Exhibit L-3 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 4.02 to Privileged Persons.

(j)                 Upon request and delivery by CREFC® of a certification substantially in the form of Exhibit L-4 hereto (which may be a “click-through” confirmation), the Certificate

Administrator shall make available to CREFC®, with respect to any Distribution Date, the related Distribution Date Statement and CREFC® IRP.

(k)               The Certificate Administrator shall post to the “EU Risk Retention” tab on the Certificate Administrator’s website each of the following items, in each case by the specified time:

(i)                                    within two Business Days of receipt, any EU SR Article 7 Loan Report or EU SR Article 7 Investor Report delivered in a form suitable for posting by or on behalf of the EU Transparency Designee or any EU Reporting Administrator to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”;

(ii)                                 within two Business Days of receipt, any EU SR Certification of Compliance or EU SR Breach Notice delivered in a form suitable for posting by or on behalf of any Retaining Party to CCTEURRCompliance@computershare.com under the subject line (as applicable) “EURR: TYSN 2023-CRNR – EU SR Certification of Compliance”, or “EURR: TYSN 2023-CRNR – EU SR Breach Notice”;

(iii)                              when required in accordance with Section 12.01, any Current Report required to be posted under such Section;

(iv)                             within two Business Days of delivery (where delivered by the Certificate Administrator pursuant to this Agreement) or within two Business days of receipt (where delivered by another Person to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”), (A) any notice given pursuant to Section 3.23(a), Section 7.03(a), Section 8.07, Section 8.08(a), Section 8.09, Section 10.07(a), or Section 10.08 of this Agreement, or (B) any notification of a Material Document Defect or Material Breach pursuant to Section 2.03(e) of this Agreement; and

(v)                                within two Business Days of receipt, any other document or information delivered in a form suitable for posting by or on behalf of the EU Transparency Designee or any EU Reporting Administrator to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”.

(l)                 For so long as the EU Transparency Designee is subject to any obligations in connection with the Securitization Transaction pursuant to the EU Transparency Requirements or the EU Risk Retention Agreement:

(i)                                    each of the Master Servicer and the Certificate Administrator, as applicable, will make available to the EU Reporting Administrator and the EU Transparency Designee, the CREFC® Investor Reporting Package (CREFC® IRP) and, subject to Section 3.13(i), access to such party’s website, if any, relating to this Agreement or the Securitization Transaction;

(ii)                                 each of the Master Servicer, the Special Servicer and the Certificate Administrator, as applicable, shall use reasonable efforts to deliver or make available to the EU Reporting Administrator and the EU Transparency Designee such additional information and data as in such party’s possession and as may be reasonably requested by the EU Reporting Administrator or the EU Transparency Designee in good faith; and any request for such information and data shall include the following: (A) the specific name of (or, if not known, the type of (using customary references)) report, data, information, analysis, communication, agreement, document, or instrument being sought and (B) reference to each applicable loan, borrower or related party, lender, and property (each, an “Additional Data Request”); and, in each case, the relevant information and data shall be delivered or made available within a reasonable period following the receipt of such Additional Data Request; provided that such obligation shall be subject to all of the following terms and conditions:

(A)             the Master Servicer, any Sub-Servicer or the Special Servicer, as the case may be, shall have no obligation to deliver or make available information or data other than Undeveloped Servicer Information/Data and the Certificate Administrator shall have no obligation to deliver or make available information or data other than Undeveloped Certificate Administrator Information/Data;

(B)              prior to such Additional Data Request, the EU Reporting Administrator and the EU Transparency Designee shall have reviewed all information and data it received from each of the Master Servicer, the Special Servicer and the Certificate Administrator or has access to via such party’s website (or as a Privileged Person);

(C)              the Master Servicer, any Sub-Servicer, the Special Servicer or the Certificate Administrator, as the case may be, shall have no obligation to deliver or make available information or data that is contained within the information and data so received, or previously received, by or made available to the EU Reporting Administrator and the EU Transparency Designee, or either of them, as described in the preceding clause (B) (including any information or data included in any U.S. CREFC® Investor Reporting Package previously delivered or made available);

(D)             the EU Reporting Administrator or the EU Transparency Designee has reasonably determined it needs the requested information and data for the purposes of compliance with the EU Transparency Requirements or the EU Risk Retention Agreement;

(E)              the Master Servicer, any Sub-Servicer or the Special Servicer, as the case may be, shall have no obligation to deliver or make available information or data other than asset-level Undeveloped Servicer Information/Data, in each case relating to the Securitization Transaction and the Whole Loan (including Undeveloped Servicer Information/Data relating to the Borrowers or the Mortgaged Property), and the Certificate Administrator shall have no obligation to deliver or make available information or data other than bond-level Undeveloped Certificate Administrator Information/Data relating to the Securitization Transaction and the Whole Loan (including Undeveloped Certificate Administrator Information/Data relating to the Borrowers or the Mortgaged Property);

(F)              the Master Servicer, any Sub-Servicer, the Special Servicer or the Certificate Administrator, as the case may be, shall have no obligation to respond to more than one Additional Data Request made to such Person by the EU Reporting Administrator and the EU Transparency Designee, or either of them, per quarter;

(G)             the Person responsible for delivering or making available such Undeveloped Servicer Information/Data or Undeveloped Certificate Administrator Information/Data shall be entitled in each case to elect in its sole discretion between delivering such Undeveloped Servicer Information/Data or Undeveloped Certificate Administrator Information/Data, as the case may be, on the one hand, or making available such Undeveloped Servicer Information/Data or Undeveloped Certificate Administrator Information/Data, as the case may be, on the other hand; and

(H)             the EU Transparency Designee shall have previously satisfied the condition regarding indemnification set forth in Section 4.02(l)(v) below.

(iii)                              if there is a Sub-Servicer, the Master Servicer shall use reasonable efforts to cause such Sub-Servicer to provide to the EU Reporting Administrator and the EU Transparency Designee access to such Sub-Servicer’s website in order for the Master Servicer to comply with its obligations under this Section 4.02(l);

(iv)                             for the purposes of clause 4.02(l)(ii)(D) above, the Master Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively assume, and rely upon the determination (without any independent investigation, diligence or otherwise), that each Additional Data Request is necessary for compliance with the EU Transparency Requirements or the EU Risk Retention Agreement;

(v)                                it shall be a condition to the obligations of each of the Master Servicer, any Sub-Servicer, the Special Servicer and the Certificate Administrator otherwise set forth above that the EU Transparency Designee shall have caused German American Capital Corporation to execute and deliver to the Master Servicer, any Sub-Servicer, the Special Servicer and the Certificate Administrator an undertaking to (A) indemnify and hold harmless the Master Servicer, the Special Servicer, the Certificate Administrator and their respective officers, directors, shareholders, members, managers, employees, agents, affiliates and controlling persons (each, an “EU Reporting Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees, expenses, disbursements and costs of enforcement of these indemnification rights), as incurred, which any such EU Reporting Indemnified Party incurs or to which any such EU Reporting Indemnified Party may become subject pursuant to an action or claim, insofar as the same arise out of or are based, in whole or in part, upon the EU Transparency Requirements, and (B) reimburse each EU Reporting Indemnified Party for any and all expenses (including, without limitation, the fees, expenses, costs and disbursements of counsel) as reasonably incurred in investigating, preparing for or defending against any such action or claim, to the extent that any such expenses are not paid under clause (A) above (in the case of both clauses (A) and (B) above, collectively, “EU Reporting Liabilities”); provided that no holding harmless or indemnification shall be required to the extent that the relevant EU Reporting Liability arises out of such EU Reporting Indemnified Party’s willful misconduct, fraud or gross negligence in the performance of its obligations under this Section 4.02(l) or its grossly negligent disregard of its obligations under this Section 4.02(l); and provided, further, that the EU Transparency Designee will be deemed to have satisfied the condition set forth in this clause (v) with respect to the Master Servicer, any Sub-Servicer, the Special Servicer or the Certificate Administrator, as the case may be, if the EU Transparency Designee causes the execution and delivery, to or for the benefit of the Master Servicer, any Sub-Servicer, the Special Servicer or the Certificate Administrator, as the case may be, an indemnification agreement the form and substance of which and the obligor under which are acceptable to such Person in its sole discretion as evidenced by such Person’s execution thereof or consent thereto as a beneficiary. No such losses, claims or liabilities shall be paid or reimbursed from the Collection Account or otherwise from the Trust Fund; and

(vi)                             the EU Transparency Designee shall notify the Master Servicer, the Special Servicer, each Sub-Servicer and the Certificate Administrator in writing of any termination or resignation of the EU Reporting Administrator and the appointment of any replacement or successor EU Reporting Administrator and, at any time after the effective date of a termination or resignation of the EU Reporting Administrator and before the effective date of the appointment of a replacement or successor EU Reporting Administrator, references to the EU Reporting Administrator in this Section 4.02(l) shall be deemed to refer to the EU Transparency Designee; provided, however, that the Master Servicer shall furnish the then-current notice addresses for the Sub-Servicers (as set forth in the related Sub-Servicing Agreements or as later received by the Master Servicer) within three (3) Business Days following request therefor by the EU Transparency Designee and the EU Transparency Designee shall be entitled to rely on such notice addresses so furnished to it for the purpose of such notice by the EU Transparency Designee to each Sub-Servicer under this clause (vi).

Notwithstanding anything to the contrary in this Agreement, none of the Master Servicer, the Special Servicer or the Certificate Administrator (nor any Sub-Servicer) shall have any reporting or other similar obligations in connection with the EU Transparency Designee’s compliance with the EU Transparency Requirements except for the obligations expressly set forth above in this Section 4.02(l).

Section 4.03        Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders and the RR Interest Owner and payees of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders and the RR Interest Owner or payees shall not be required for any such withholding. If the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder, the RR Interest Owner or payee pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder or the RR Interest Owner. Any amount so withheld shall be treated as having been distributed to such Certificateholder and the RR Interest Owner, as applicable, for all purposes of this Agreement.

Section 4.04        REMIC Compliance. (a)  The parties intend that the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify as a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions at all times any Certificates or the RR Interest are outstanding, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC:

(i)                                    make or cause to be made an election, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

(ii)                                 prepare and timely file, or cause to be prepared and timely filed, and cause the Trustee to sign (and the Trustee shall sign), all required Tax Returns for the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

(iii)                              prepare and forward, or cause to be prepared and forwarded, to the Certificateholders, the RR Interest Owners, and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions;

(iv)                              if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

(v)                                within 30 days of the Closing Date, obtain a taxpayer identification number for each of the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders or the RR Interest Owners may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer, the Special Servicer or the Certificate Administrator and necessary to make such filing); and

(vi)                             maintain such records relating to the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Certificate Administrator shall be designated as the “partnership representative” within the meaning of Section 6223 of the Code, of the Upper-Tier REMIC and the Lower-Tier REMIC. Each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance thereof, is deemed to have consented to the Certificate Administrator’s designation in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection therewith.

The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to either Trust REMIC and (ii) to avoid payment by either Trust REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of Class R or Class LR Certificates, past or present. Each Holder of Class R or Class LR Certificates agrees, by acquiring such Certificate, to any such elections.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator has actual knowledge that such action or omission (as the case may be) would cause the termination of the REMIC status of the Lower-Tier REMIC or the Upper-Tier REMIC, or the imposition of tax on the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Trustee, the Master Servicer or the Special Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Master Servicer, the Special Servicer, the Trustee or the Depositor shall be (i) permitted to take any action that the Certificate Administrator would not be permitted to take pursuant to the preceding two sentences or (ii) responsible or liable (except in connection with taking any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Trustee, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)               The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Non-VRR Certificates: (i) the Trust Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Trust Loan will prepay in accordance with the Prepayment Assumption; (ii) none of the Master Servicer, the Special Servicer or the Certificateholder owning a majority of the Percentage Interest in the Class R and Class LR Certificates will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) the Trust Loan is not repurchased by the Trust Loan Sellers pursuant to Article II hereof.

Section 4.05        Imposition of Tax on the Trust Fund. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates and the RR Interest Owners; provided that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account allocable to the Trust Loan and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, which the Certificate Administrator shall maintain in a separate, non-interest-bearing account, and the Certificate Administrator shall send to the Special Servicer for deposit in the REO Account the excess determined by the Certificate Administrator from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Aggregate Available Funds as provided in Section 3.06(a)(xii) of this Agreement, and the next sentence. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from Aggregate Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable Trust REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund, on a pro rata basis between the Trust Loan and the Companion Loans) any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Trust Loan from any “prohibited transaction” under Section 860F(a) of the Code or (ii) the amount of any contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection

Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be). To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of the Principal Balance Certificates and the RR Interest, or the Trustee as Holder of the Lower-Tier Regular Interests, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. Neither the Master Servicer, the Special Servicer, the Certificate Administrator, nor the Trustee shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the negligence or willful misconduct of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03 of this Agreement, in the case of the Master Servicer, Section 6.03 of this Agreement, in the case of the Trustee or Section 4.04 of this Agreement, in the case of the Certificate Administrator in accordance with the standard of liability set forth in those sections. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Trustee’s or the Certificate Administrator’s breaches, acts or omissions, the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer or the Special Servicer and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer or the Special Servicer.

The Certificate Administrator shall be responsible for obtaining a tax identification number for any REMIC specified herein, and shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

Section 4.06        Remittances. On the Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall remit to (a) the Certificate Administrator for deposit in the Lower-Tier Distribution Account, an amount equal to the Aggregate Available Funds for such Distribution Date, (b) CREFC® the CREFC® License Fee, and (c) the EU Transparency Designee (or at the direction thereof) the EU Reporting Administrator Fee.

Section 4.07        Monthly Advances and Administrative Advances. (a)  On or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall either (i) remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of Monthly Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make Monthly Advances; provided, that such amounts in the Collection Account shall only be applied up to the Trust Loan’s pro rata share of the amounts held therein on such dates (unless such Monthly Advance has been determined to be nonrecoverable, in which such amounts shall be applied pursuant to the Co-Lender Agreement) or (iii) make Monthly Advances in the form of any combination of (i) and (ii) aggregating the total amount of Monthly Advances to be made by the Master Servicer, except that the portion of such Monthly Advance equal to the CREFC® License Fee shall not be remitted to the Certificate Administrator but shall instead be remitted to CREFC®. Any amounts held in the Collection Account for future distribution and so used to make Monthly Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account on or before the next succeeding Monthly Advance Determination Date (to the extent not previously replaced through either (x) the deposit of Late Collections of the delinquent principal and/or interest in respect of which such Monthly Advances were made or (y) the deposit of Monthly Payments collected prior to the expiration of any applicable grace period that ends after the Monthly Advance Determination Date in respect of which such Monthly Advances were made). The Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of Monthly Advances for a Distribution Date and (ii) the amount of any Nonrecoverable Monthly Advances for such Distribution Date, on or before the Monthly Advance Determination Date. If the Master Servicer fails to make a required Monthly Advance by 3:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such Monthly Advance pursuant to Section 7.06 of this Agreement by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such Monthly Advance, if made, would be a Nonrecoverable Advance. If the Master Servicer or the Trustee makes a Monthly Advance with respect to the Trust Loan, then it shall provide written notice to the related Other Servicer, Other Special Servicer and Other Trustee of the amount of such Monthly Advance within two (2) Business Days of making such Monthly Advance.

(b)               Subject to Section 4.07(d) and 4.07(e) below, the aggregate amount of Monthly Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of: (i) the Monthly Payment (net of related Servicing Fees) other than the Balloon Payment that was due during the related Collection Period and delinquent (or unpaid, pending the expiration of any applicable grace period with respect to the Trust Loan having a grace period extending past the Monthly Advance Determination Date) as of the close of business on the Monthly Advance Determination Date (or not advanced by the Master Servicer or any Sub-Servicer on behalf of the Master Servicer) with respect to the Trust Loan and (ii) with respect to the Balloon Payment that was due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the Master Servicer or the Trustee, as applicable, to make such Monthly Advances with respect to the Trust Loan (or REO Loan) is mandatory, and with respect to the Trust Loan or REO Loan, shall continue until the Distribution Date on which Liquidation Proceeds or REO Proceeds, if any, are to be distributed. The Monthly Payment or Assumed Scheduled Payment shall be reduced, for purposes of Monthly Advances, by any modifications pursuant to Section 3.26 of this Agreement or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

(c)               Subject to Section 4.07(d) and 4.07(e) below, the Master Servicer shall also make advances (“Administrative Advances”) with respect to the Trust Loan to pay Special

Servicing Fees, Workout Fees, Liquidation Fees, Advance Interest Amounts and other out-of-pocket costs and expenses incurred by the Trust or by the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee in connection with the servicing and administration of the Whole Loan allocable to the Trust Loan not otherwise covered by a Property Advance, including in connection with any liquidation or workout of the Whole Loan or enforcement of the terms of the Loan Documents, in each case, to the extent the Borrowers (1) are obligated to reimburse the Trust for such amounts pursuant to the Loan Documents and (2) do not pay such amounts on or prior to the time when the party is entitled to payment or reimbursement of such amounts from the Collection Account or the Distribution Account in accordance with terms of this Agreement. The Master Servicer shall deposit Administrative Advances into the Collection Account within the same time frame required for Monthly Advances as provided in Section (a). The Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of Administrative Advances for a Distribution Date and (ii) the amount of any Nonrecoverable Administrative Advances for such Distribution Date, on or before the Monthly Advance Determination Date. If the Master Servicer fails to make a required Administrative Advance by 3:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such Administrative Advance pursuant to Section 7.06 of this Agreement by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such Administrative Advance, if made, would be a Nonrecoverable Advance. The Special Servicer will not be required to make any Advances, and the Master Servicer will not be obligated to make Administrative Advances with respect to any Companion Loan.

(d)               Notwithstanding anything herein to the contrary, no Monthly Advance or Administrative Advance shall be required hereunder if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such Monthly Advance or Administrative Advance (together with interest on such Monthly Advance or Administrative Advance, as applicable at the Advance Rate) would, if made, constitute a Nonrecoverable Advance. In addition, the Master Servicer shall not make any Monthly Advance or Administrative Advance to the extent that it has received written notice that the Special Servicer has determined that such Monthly Advance or Administrative Advance would, if made, constitute a Nonrecoverable Monthly Advance or Nonrecoverable Administrative Advance. In making such nonrecoverability determination, the Master Servicer, the Special Servicer and the Trustee shall be entitled (i) to give due regard to the existence of any Nonrecoverable Advance with respect to the Whole Loan, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the Whole Loan are a source of recovery not only for the Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance which is being or may be deferred or delayed, (ii) to consider (among other things) the obligations of the Borrowers under the terms of the Whole Loan as it may have been modified, (iii) to consider (among other things) the Mortgaged Property in its “as-is” or then-current conditions and occupancy, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to the Mortgaged Property, (iv) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) (among other things) future expenses and (v) to estimate and consider (among other things) the timing of recoveries.

If an Appraisal of the Mortgaged Property shall not have been obtained within the prior 9-month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund.

Any such determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as applicable, has made a Nonrecoverable Advance or that any proposed Monthly Advance or Administrative Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced, in the case of the Master Servicer or the Special Servicer, by a certificate of a Servicing Officer delivered to the other and to the Trustee, the Certificate Administrator, the Depositor, the Directing Holder (if such determination was made during a Subordinate Control Period or a Subordinate Consultation Period) and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and the Directing Holder (if such determination was made during a Subordinate Control Period or a Subordinate Consultation Period), which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate to be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, Special Servicer, the Certificate Administrator, the Trustee, the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above. Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

Any such Person may update or change its nonrecoverability determinations at any time (but not reverse any other Person’s determination that a Monthly Advance or Administrative Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (which expense shall be allocated to the Whole Loan, in accordance with the allocation provisions of the Co-Lender Agreement), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any Monthly Advance or Administrative Advance shall be conclusive and binding on the Certificateholders and the RR Interest Owners, and with respect to Property Advances, the Companion Loan Holders.

Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on, and shall be bound by, any determination by the Master Servicer or the Special Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance, if such determination is received prior to the applicable Advance, and (ii) the Master Servicer will be entitled to rely conclusively on, and shall be bound by, any determination of the Special Servicer that an Advance, if made, would be a Nonrecoverable Advance, if such determination is received prior to the applicable Advance. The Trustee, in determining whether or not an Advance previously made is, or a proposed Advance, if made, would be, a Nonrecoverable Advance shall be subject to a good faith business judgment standard. The Special Servicer shall promptly furnish the Master Servicer and the Trustee with any information in its possession regarding a Specially Serviced Mortgage Loan or an REO Property as each such party may reasonably request for purposes of making recoverability determinations.

(e)               In connection with the recovery of any Advance out of the Collection Account pursuant to Section 3.06 of this Agreement, the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to the Trust Loan or REO Property) out of any amounts then on deposit in the Collection Account interest at the Advance Rate in effect from time to time, accrued on the amount of such Advance from the date made with respect to the Trust Loan. The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding Advance as soon as practicably possible after funds available for such purpose are deposited in the Collection Account with respect to the Trust Loan.

Notwithstanding anything to the contrary contained in Section 4.06 of this Agreement, (i) neither the Master Servicer nor the Trustee shall make an advance for Prepayment Charges, Penalty Charges or any cure payments and (ii) the interest portion of any Monthly Advance with respect to the Trust Loan as to which there has been an Appraisal Reduction Amount will be an amount equal to the product of (x) the amount required to be advanced without giving effect to the Appraisal Reduction Amount and (y) a fraction, the numerator of which is the Stated Principal Balance of the Trust Loan (as of the immediately preceding Determination Date) less any Appraisal Reduction Amount applicable to the Trust Loan and the denominator of which is the Stated Principal Balance of the Trust Loan (as of such immediately preceding Determination Date). All Monthly Advances for the Trust Loan that has been modified shall be calculated on the basis of their terms as modified. For the avoidance of doubt, the Master Servicer shall have no obligation to make a principal and interest advance or an administrative advance with respect to the Companion Loan.

The portion of any Insurance Proceeds, Net Liquidation Proceeds and Net Condemnation Proceeds in respect of the Trust Loan or any REO Loan allocable to principal shall equal the total amount of such proceeds minus (i) any portion thereof payable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee pursuant to this Agreement and (ii) a portion thereof equal to the interest component of the Monthly Payment(s), as accrued at the related Net Mortgage Rate from the date as to which interest was last paid by the Borrowers up to but not including the Due Date in the Collection Period in which such proceeds are received; provided, however, that in the event that the interest portion(s) of one or more Monthly Advances with respect of the Trust Loan or REO Loan, as applicable, were reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds and Net Condemnation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds and Net Condemnation Proceeds to be applied to principal shall be increased by such amount, and if the amount of the Net Liquidation Proceeds and Net Condemnation Proceeds to be applied to principal has been applied to pay the principal of the Trust Loan or REO Loan in full, any remaining Net Liquidation Proceeds and Net Condemnation Proceeds shall then be applied to pay any remaining accrued and unpaid interest of the Trust Loan or REO Loan.

(f)                The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of Monthly Advances or Administrative Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such Monthly Advances or Administrative Advances to the extent permitted pursuant to Section 3.06 of this Agreement and the Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the Borrowers to the extent permitted by applicable law and the Trust Loan and this Agreement.

(g)               The Master Servicer will be permitted to make its determination that it has made a Monthly Advance on the Trust Loan that it has determined would not constitute a Nonrecoverable Monthly Advance or that any proposed Monthly Advance, if made, would not constitute a Nonrecoverable Monthly Advance with respect to such Trust Loan in accordance with Section 4.07(a) independently of any determination made in respect of the Companion Loan, by the master servicer under the related Other Pooling and Servicing Agreement. If the Master Servicer or Trustee, as applicable, determines that a proposed Monthly Advance with respect to the Trust Loan, if made, or any outstanding Monthly Advance with respect to any such Trust Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the Master Servicer or Trustee, as applicable, subsequently determines that a proposed Property Advance would be a Nonrecoverable Advance or an outstanding Property Advance is or would be a Nonrecoverable Advance, the Master Servicer or Trustee, as applicable, shall provide the Other Servicer, Other Special Servicer and the Other Trustee under each related Other Pooling and Servicing Agreement with written notice of such determination, promptly and in any event within two (2) Business Days after such determination or such longer time period permitted by the applicable Co-Lender Agreement. If the Master Servicer receives written notice from any master servicer under any such Other Pooling and Servicing Agreement that such master servicer has determined, with respect to the related Companion Loan, that any proposed advance of principal and/or interest with respect to the Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, such determination shall not be binding on the Certificateholders, the Master Servicer or the Trustee.

If the Master Servicer or the Special Servicer receives notice from the Rating Agency that it is no longer approved as a master servicer or a special servicer, as applicable, for commercial mortgage securitizations, the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds the Companion Loan, if any.

Section 4.08        Appraisal Reductions; Collateral Deficiency Amounts. (a)  For purposes of determining (i) the Controlling Class, (ii) whether a Subordinate Control Period or Subordinate Consultation Period is then in effect, or (iii) Voting Rights of the related Classes for certain purposes, including replacement of the Special Servicer the VRR Percentage of any

Appraisal Reduction Amounts and Collateral Deficiency Amounts allocable to the Trust Loan shall be allocated to the VRR Interest (pro rata based on their respective VRR Interest Balances) to notionally reduce (to not less than zero) the VRR Interest Balances thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Trust Loan shall be allocated to each Class of Principal Balance Certificates (other than the Class RR Certificates) in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class B Certificates, and then, to the Class A Certificates). For the avoidance of doubt, Appraisal Reduction Amounts and Collateral Deficiency Amounts shall not be allocated concurrently to the Principal Balance Certificates. The Master Servicer shall notify the Certificate Administrator and the Paying Agent of the amount of any Appraisal Reduction with respect to the Trust Loan.

Following the application of any Appraisal Reduction Amounts, the Certificate Administrator shall determine whether a Subordinate Control Period and/or a Subordinate Consultation Period is then in effect, and shall promptly notify the Master Servicer and the Special Servicer of such determination and shall post such determination to the Certificate Administrator’s Website. The Master Servicer shall notify the Certificate Administrator and the Paying Agent of the amount of any Appraisal Reduction Amount with respect to the Whole Loan.

(b)               If the Certificate Balance of any of the Control Eligible Certificates (taking into account the application of any Appraisal Reduction Amounts allocated to the Trust Loan to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its Initial Certificate Balance, such Class shall be referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of the Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of the Mortgaged Property (such holders, the “Requesting Holders”), and the Special Servicer shall use its commercially reasonable efforts to obtain an Appraisal from an MAI appraiser reasonably acceptable to the Special Servicer within 60 days from receipt of the Requesting Holders’ written request. Any Appraised-Out Class for which the Requesting Holders are challenging the Appraisal Reduction Amount determination shall not be permitted to exercise any rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and the rights of the Controlling Class shall not be exercised by any Class of Certificates unless a recalculation of the Appraised-Out Class results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the Requesting Holders of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional Appraisal of the Mortgaged Property following an Appraisal Reduction Event if an event has occurred at, or with regard to, the Mortgaged Property that would have a material effect on its appraised value, and the Special Servicer shall use reasonable efforts to obtain an Appraisal from an MAI appraiser reasonably acceptable to the Special Servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the Special Servicer shall not be required to obtain such Appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the Mortgaged Property have occurred that would have a material effect on the appraised value of the Mortgaged Property. The right of the holders of an Appraised Out Class to require the Special Servicer to order an additional Appraisal as described in this paragraph shall be limited to no more frequently than once in any 9 month period.

Upon receipt of such additional Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so warranted, shall direct the Master Servicer to recalculate such Appraisal Reduction Amount based upon such second Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and the Appraised-Out Class shall have its Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount based on such second Appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class.

As of the first Determination Date following the Whole Loan becoming an AB Modified Loan, the Master Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the Special Servicer with respect to the Whole Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Special Servicer, upon reasonable prior written request, shall provide the Master Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the Special Servicer, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

Appraisals that are permitted to be obtained at the request of the holders of the Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard (or otherwise pursuant to this Agreement) or that the Special Servicer is otherwise required or permitted to order under this Agreement without regard to any Appraisal requests made by any Requesting Holder.

The Master Servicer shall promptly notify the Certificate Administrator of the amount of any Appraisal Reduction Amount allocated to the Whole Loan (which notification shall be made by delivery of the CREFC® Loan Periodic Update File in accordance with Section 3.13 hereof) and the amount of any Collateral Deficiency Amount allocated to the AB Modified Loan (which notification shall be made by delivery of such information included in the CREFC® Loan Periodic Update File and the CREFC® Appraisal Reduction Template or such report mutually agreed to between the Master Servicer and the Certificate Administrator, which shall be delivered simultaneously with the CREFC® Loan Periodic Update File in accordance with Section 3.13 hereof). Based on information in its possession, the Certificate Administrator shall determine from time to time whether a Class of Certificates is the Controlling Class. Promptly upon its determination that a Class of Certificates is no longer the Controlling Class, the Certificate Administrator shall notify the Master Servicer and the Special Servicer.

ARTICLE V

THE CERTIFICATES

Section 5.01        The Certificates. (a)  The Certificates consist of the Class A Certificates, the Class B Certificates, the Class RR Certificates, the Class R Certificates and the Class LR Certificates.

The Class A, Class B, Class RR, Class R and Class LR Certificates will be substantially in the forms of Exhibit A-1 through Exhibit A-5 to this Agreement, as set forth in the Table of Exhibits to this Agreement. The Certificates of each Class (other than the Class RR, Class LR and Class R Certificates) will be issuable in registered form only, in minimum denominations of authorized Certificate Balance as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance is not a multiple of $1). The Class RR Certificates will be issuable in one or more Individual Certificates, in minimum denominations of authorized Certificate Balance, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance is not a multiple of $1). With respect to any Certificate or any beneficial interest in a Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or indirect participating brokerage firm, as applicable, (ii) expressed in terms of Certificate Balance and (iii) be in an authorized denomination, as set forth below.

Class	Minimum Denomination	Aggregate Denomination of all Certificates of Class
A	$100,000	$415,245,000.00
B	$100,000	$2,945,000.00
RR	$100,000	$8,804,000.00

Each Certificate will share ratably in all rights of the related Class. The Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

In addition, the Trust shall issue an uncertificated RR Interest.

(b)               Except insofar as pertains to any Individual Certificate, the Trust Fund, the Certificate Administrator, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that for purposes of transmitting communications pursuant to Section 5.05(a) of this Agreement, to the extent that the Depository has provided the Certificate Administrator with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Certificate Administrator shall provide such information to such

Beneficial Owners directly. The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants. Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners. Subject to the restrictions on transfer set forth in this Section 5.01 of this Agreement and Applicable Procedures, the holder of a beneficial interest in a Global Certificate may request that the Certificate Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Certificate Administrator shall cause the issuance and delivery of such Individual Certificates. The Depositor may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

(c)               Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

(d)               The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository’s instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein”.

The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

(e)               If (i) the Depository advises the Certificate Administrator in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor or (ii) the Depositor, at its sole option, elects in writing to the Certificate Administrator and to the Depository to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates, the Certificate Administrator shall notify the affected Beneficial Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owners requesting them. Upon surrender to the Certificate Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Administrator shall issue the Individual Certificates. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicer, the Special Servicer or the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicer and the Special Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

(f)                If the Trustee, its agents, the Certificate Administrator, its agents or the Master Servicer or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Certificate Administrator or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Certificate Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

(g)               Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Certificate Administrator or the Authenticating Agent and delivered to, or at the order of, the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Certificate Administrator or Authenticating Agent shall bind the Certificate Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibit A-1 through Exhibit A-5 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(h)               If, in connection with any Distribution Date, the Certificate Administrator shall have reported the amount of an anticipated distribution to the Depository based on the expected receipt of any monthly payment based on information set forth in any report of the Master Servicer or the Special Servicer, or any other monthly payment, Balloon Payment or prepayment expected to be paid on the last two (2) Business Days preceding such Distribution Date, and the Borrowers fail to make such payments at such time, and the Master Servicer revises its final report and as a result the Certificate Administrator revises its report to the Depository after the Depository deadline, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date. The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer shall not be liable or held responsible for any resulting delay (or claims by DTC resulting therefrom) in the making of such distribution to Certificateholders. Any out-of-pocket costs incurred by the Certificate Administrator as a consequence of the Borrowers failing to make such payments shall be reimbursable to the Certificate Administrator as an expense of the Trust Fund.

Section 5.02        Registration, Transfer and Exchange of Certificates. (a)  The Certificate Administrator shall keep or cause to be kept at its offices books (the “Certificate Register”) for the registration, transfer and exchange of Certificates (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). The Depositor, the Trustee, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, that in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Depository Participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicer, Special Servicer, the Trustee, the Certificate Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.01(g) and Section 5.02(c), Section 5.02(d), Section 5.02(e), Section 5.02(f), Section 5.02(g), Section 5.02(h) and Section 5.02(i) of this Agreement. Upon request of the Certificate Administrator, the Certificate Registrar shall provide the Certificate Administrator with the names, addresses and Percentage Interests of the Holders.

During the Transfer Restriction Period, the Class RR Certificates shall only be held as an Individual Certificate in the Class RR Certificates Safekeeping Account by the Certificate Administrator (and the Holder of the Class RR Certificates shall be tracked in the form of an entry in the Certificate Administrator’s trust accounting system under the Class RR Certificates Safekeeping Account), for the benefit of the Holder of the Class RR Certificates. The Certificate Administrator shall hold the Class RR Certificates in safekeeping and shall release the same only upon receipt of (i) a written direction signed by each of the Depositor, the Retaining Sponsor and the Holder of such Certificate, and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement, and (ii) any certifications or other requirements governing transfers of the Class RR Certificates required under Section 5.02(n). There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Class RR Certificates Safekeeping Account” and into which the Class RR Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Class RR Certificates Safekeeping Account for the related Retaining Party. The Class RR Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. Upon receipt by the Certificate Administrator of the Class RR Certificates in connection with the initial issuance thereof and, for so long as the Class RR Certificates are held in the Class RR Certificates Safekeeping Account by the Certificate Administrator pursuant to this Agreement, upon any transfer or exchange pursuant to this Article V of the Class RR Certificates, the Certificate Administrator shall deliver to the related Retaining Party a receipt in the form set forth in Exhibit U. No amounts distributable with respect to the Class RR Certificates shall be remitted to the Class RR Certificates Safekeeping Account, but instead shall be remitted directly to the applicable Retaining Party in accordance with written instructions provided separately on the Closing Date (and any updates to such written instructions provided from time to time) by such Retaining Party to the Certificate Administrator. Under no circumstances by virtue of safekeeping the Class RR Certificates shall the Certificate Administrator be obligated to bring legal action or institute proceedings against any Person on behalf of the Retaining Parties. During the Transfer Restriction Period and for such longer time as the related Retaining Party may request, the Certificate Administrator shall hold the Class RR Certificates in definitive, fully registered form without interest coupons at the below location, or any other location; provided the Certificate Administrator has given notice to each of the Retaining Parties of such new location:

 Computershare Corporate Trust
Attn: Trust Vault St. Paul
1505 Energy Park Drive
St. Paul, Minnesota 55108

The Certificate Administrator shall make available to the applicable Retaining Party its respective account information as mutually agreed upon by the Certificate Administrator and such Retaining Party, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Class RR Certificates shall be subject to this Article V. During the Transfer Restriction Period, unless the Retaining Sponsor and the Depositor otherwise consent in writing, the Certificate Administrator shall not permit any Person to copy (other than for internal purposes), and shall not itself provide to any Person copies of, the executed Certificates held by it in the Class RR Certificates Safekeeping Account.

(b)               Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Section 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such

Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of this Agreement. Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Section 5.01(g) and Section 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.

(c)               In addition to the provisions of Section 5.01(g) and Section 5.02(d), (e), (f), (g), (h) and (i) of this Agreement and the rules of the Depository, the exchange, transfer and registration of transfer of Individual Certificates or beneficial interests in the Global Certificates shall be subject to the following restrictions:

(i)                                Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate to a transferee that takes delivery in the form of an Individual Certificate (other than transfers of the Class RR Certificates during the Transfer Restriction Period, which may only be made in accordance with Section 5.02(n)):

(A)             The Certificate Registrar shall register the transfer of an Individual Certificate if (1) the requested transfer is being made (x) in connection with the initial transfer from the Initial Purchasers to an initial investor or (y) by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 to this Agreement (an “Investment Representation Letter”), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A or (2) prior to the transfer the related transferee furnishes to the Certificate Registrar (x) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor (other than a Qualified Institutional Buyer) or to an Affiliated Person in accordance with an applicable exemption under the Act, and (y) in the case of a transfer to an Affiliated Person, an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act; or

(B)              The Certificate Registrar shall register the transfer of an Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G to this Agreement (a “Regulation S Transfer Certificate”), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter;

and, in each case, the Certificate Registrar shall register the transfer of an Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor’s expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(ii)                              Transfers within the Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

(A)             Rule 144A Global Certificate to Regulation S Global Certificate During the Restricted Period. If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the “Applicable Procedures”), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H to this Agreement given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(B)              Rule 144A Global Certificate to Regulation S Global Certificate After the Restricted Period. If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I to this Agreement given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(C)              Regulation S Global Certificate to Rule 144A Global Certificate. If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J to this Agreement given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

(iii)                             Transfers from the Global Certificates to Individual Certificates. Any and all transfers from a Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F to this Agreement (the “Securities Legend”), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

(A)             Transfers of a beneficial interest in a Global Certificate to an Institutional Accredited Investor (other than a Qualified Institutional Buyer or an initial transfer from the Initial Purchasers to an Institutional Accredited Investor) will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(A) of this Agreement.

(B)              Transfers of a beneficial interest in a Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Section 5.02(c)(i)(A) and (B) of this Agreement, respectively.

(C)              Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Global Certificate shall bear the Securities Legend.

(iv)                            Transfers of Individual Certificates to the Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate (and, for clarification purposes, an exchange by such Holder of an Individual Certificate for a beneficial interest of such Holder in the related Regulation S Global Certificate or the related Rule 144A Global Certificate shall constitute such a transfer), such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a) and Section 5.02(e) of this Agreement, (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder’s transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Rule 144A Global Certificate other than the initial transfer from the Initial Purchasers to an Institutional Accredited Investor.

(v)                               All Transfers. An exchange of a beneficial interest in a Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Global Certificate and an exchange of an Individual

Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificates, so long as the Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

(d)               If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a “restricted security” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

(e)               Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Certificate Administrator or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney and medallion stamp guaranteed), in the case of transfer (which, for clarification purposes, includes an exchange of an Individual Certificate or Certificates for a beneficial interest in a Global Certificate), and a written request for exchange, in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Certificate Registrar or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Certificate Registrar or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Certificate Registrar or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

(f)                An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to Section 5.01 of this Agreement) or a beneficial interest in a Global Certificate may only be transferred to Eligible

Investors or Regulation S Investors, as described herein. In the event that a Responsible Officer of the Certificate Registrar has actual knowledge that such an Individual Certificate or beneficial interest in a Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

(g)               Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(h)               No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors that are not Qualified Institutional Buyers, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

(i)                 Subject to Section 5.02(e) of this Agreement, transfers of the Class R and Class LR Certificates may be made only in accordance with this Section 5.02(i). The Certificate Registrar shall register the transfer of a Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer or an Affiliated Person and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor’s expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(j)                 No transfer, sale, pledge or other disposition of any Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws. Neither the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee nor the Certificate Registrar are obligated to register or qualify the Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to affect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Initial

Purchasers and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(k)               No transfer of any Class RR, Class R or Class LR Certificate (each, a “Restricted Certificate”) or the RR Interest shall be made to (i) an employee benefit plan or other plan or retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the fiduciary responsibility provisions of ERISA, or to Section 4975 of the Code, or a governmental plan, within the meaning of Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”), which is, to a material extent, similar to the foregoing provisions of ERISA or to Section 4975 of the Code (each, a “Plan”) or (ii) any Person acting on behalf of any Plan or using the assets of any Plan (including any entity whose underlying assets include plan assets by reason of a Plan’s investment in the entity (within the meaning of Department of Labor Regulations Section 2510.3-101, as modified in operation by Section 3(42) of ERISA)). Each prospective transferee of a Restricted Certificate which is an Individual Certificate (other than in the case of the initial transfer from the Initial Purchasers to an initial investor) or the RR Interest shall deliver to the Depositor, the Certificate Registrar and the Certificate Administrator, a transfer or representation letter, substantially in the form of Exhibit D-2 to this Agreement, stating that the prospective transferee is not and will not become a Person referred to in clauses (i) or (ii) above. Neither the Certificate Administrator nor the Certificate Registrar shall register a Class R or Class LR Certificate or any VRR Interest in any Person’s name unless such Person has provided the letter referred to in the preceding sentence. Each beneficial owner of a Certificate (other than a Class RR, Class R or Class LR Certificate) or of the RR Interest any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Certificate, the RR Interest or interest therein, that (i) it is not a Plan and is not acting on behalf of or using the assets of a Plan (including any entity whose underlying assets include plan assets by reason of a Plan’s investment in the entity (within the meaning of Department of Labor Regulations Section 2510.3-101, as modified in operation by Section 3(42) of ERISA)) to purchase the Certificates or the RR Interest, as applicable, (ii) in the case of a Certificate that meets the rating requirements of the Underwriter Exemption at the time of purchase, that (w) it has acquired and is holding such Certificate or an interest therein in reliance on the Underwriter Exemption, (x) it understands that there certain conditions to the availability of the Underwriter Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by a rating agency that meets the requirements of the Underwriter Exemption and that such Certificate is so rated, and (y) it is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D, (iii) it is an insurance company general account and all requirements of Sections I and III of PTCE 95-60 will be met with respect to its acquisition, holding and disposition of the Certificates or the RR Interest or (iv) in the case of a Plan subject to Similar Law, that its acquisition, holding and disposition of the Certificates or the RR Interest will not result in a non-exempt violation of Similar Law. Any transfer of a Certificate or the RR Interest that would be in violation of the foregoing or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a non-exempt violation of Similar Law shall be deemed absolutely null and void ab initio.

Each purchaser of Certificates that is a Plan subject to ERISA or to Section 4975 of the Code (“ERISA Plan”) or is acting on behalf of or using the assets of an ERISA Plan will be deemed to have represented and warranted that (i) none of the Depositor, the Initial Purchasers, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Sponsors

or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and the applicable regulations) to the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan in connection with the ERISA Plan’s acquisition of Certificates or the RR Interest, and (ii) the ERISA Plan fiduciary making the decision to acquire the Certificates or the RR Interest is exercising its own independent judgment in evaluating the investment in the Certificates or the RR Interest.

(l)                 Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

(i)                                    Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

(ii)                                 No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar (such consent not to be unreasonably withheld), and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from a Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Tax Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the “Transferor Certificate”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)                              Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate (including, without limitation, the Securities Legend), or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

Upon written notice to the Certificate Registrar, or upon the Certificate Registrar having actual knowledge, that there has occurred a Transfer of an Ownership Interest to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Certificate Administrator, the Certificate Registrar and the Certificate Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(m)             At all times during the Transfer Restriction Period, if a transfer of any Class RR Certificate after the Closing Date is to be made, then the Certificate Administrator in conjunction with the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) (i) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit C-3, which such certification must be countersigned by the applicable Retaining Party, the Retaining Sponsor (if different) and the Depositor with a medallion stamp guarantee of such Retaining Party, the Retaining Sponsor (if different) and the Depositor, (ii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-4, which such certification must be countersigned by the applicable Retaining Party, the Retaining Sponsor (if different) and the Depositor with a medallion stamp guarantee of such Retaining Party, the Retaining Sponsor (if different) and the Depositor, (iii) an IRS Form W-9 completed by the prospective transferee and (iv) wiring instructions and contact information of the prospective transferee. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.02(e), register the Transfer of the Class RR Certificate, reflect such Class RR Certificate in the name of the prospective transferee and deliver written confirmation substantially in the form of Exhibit U. The Certificate Registrar shall not register a Transfer of any Class RR Certificate after the Closing Date during the Transfer Restriction Period unless it is so instructed by the Certificate Administrator. After the termination of the Transfer Restriction Period, if a transfer of a Class RR Certificate is to be made and such Class RR Certificate is in the Class RR Certificates Safekeeping Account, then upon receipt of: (i) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit C-3, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor and (ii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-4, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, the Certificate Administrator (which may conclusively rely upon such certifications) shall instruct the Certificate Registrar to register such Transfer, and upon receipt of the Certificate Administrator’s instruction, the Certificate Registrar shall register the Transfer of the Class RR Certificate and reflect such Class RR Certificate in the name of the prospective transferee. After the termination of the Transfer Restriction Period, if a transfer of a Class RR Certificate is to be made and such Class RR Certificate is in the Class RR Certificates Safekeeping Account, the Certificate Registrar shall not register a Transfer of such Class RR Certificate unless it is so instructed by the Certificate Administrator. For the avoidance of doubt, in no event shall a Class RR Certificate be held as a Book-Entry Certificate during the Transfer Restriction Period. After the Transfer Restriction Period, a Class RR Certificate may be transferred subject to the restrictions on transfer set forth in this Article V. Any transfer of an interest in a Class RR Certificate that is not in compliance with this Section 5.02 shall be null and void ab initio to the extent permitted under applicable law.

(n)               [Reserved].

(o)               Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders and the RR Interest Owners and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders and the RR Interest Owners or payees shall not be required for such withholding, and the Certificateholders and the RR Interest Owners shall be required to provide the Certificate Administrator information relating to such Certificateholder solely to the extent necessary for the Certificate Administrator to determine any required withholding amounts. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder or the RR Interest Owners or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement. In connection with the foregoing, such holders shall be required to provide any information that the Certificate Administrator may reasonably request to perform its tax obligations.

(p)               No Person shall be permitted to own, directly or indirectly, any interest in the RR Interest other than (i) GS Bank, BMO and JPMCB or (after the expiration of the Transfer Restriction Period (EU)) one of their respective Majority-Owned Affiliates that is not a Non-Exempt Person or (ii) a Person that provides financing permitted under the U.S. Credit Risk Retention Rules (a “Permitted Lender”) to GS Bank, BMO or JPMCB or (after the expiration of the Transfer Restriction Period (EU)) such Majority-Owned Affiliate; provided, further, that if such financing is provided by the Permitted Lender in a repurchase transaction, such GS Bank, BMO or JPMCB or (after the expiration of the Transfer Restriction Period (EU)) such Majority-Owned Affiliate of GS Bank, BMO or JPMCB may transfer its respective interest in the RR Interest to the Permitted Lender so long as such GS Bank, BMO or JPMCB or (after the expiration of the Transfer Restriction Period (EU)) such Majority-Owned Affiliate is obligated to repurchase such interest in the RR Interest pursuant to the terms of the related financing documents. Each RR Interest Owner, if it wishes to transfer the RR Interest, shall notify the Certificate Administrator in writing of such transfer and identify the new RR Interest Owner. The Certificate Administrator shall register the ownership of the RR Interest on a registry of ownership maintained by the Certificate Administrator. Any transfer of the RR Interest (including, after the expiration of the Transfer Restriction Period (EU), to a Majority-Owned Affiliate) shall be null and void ab initio to the extent permitted under applicable law unless all of the following is provided to the Certificate Administrator (i) the transferor of the RR Interest has executed and delivered to the Certificate Administrator a certification in the form of Exhibit C-4 hereto and (ii) the transferee of a RR Interest has executed and delivered to the Certificate Administrator a certification in the form of Exhibit C-3 hereto, which certification shall include wiring instructions and contact information for such transferee. Notwithstanding anything else in this Agreement to the contrary, no Person shall have any rights hereunder with respect to the RR Interest unless (i) in the case of GS Bank, BMO or JPMCB or (after the expiration of the Transfer Restriction Period (EU)) its respective Majority-Owned Affiliate, such Person is identified in writing to the Certificate Administrator as being the RR Interest Owner, or (ii) in the case of any subsequent transferee, such Person is identified as being the RR Interest Owner on the ownership registry. The Certificate Administrator, the other parties to this Agreement and the Certificateholders shall be entitled to treat the RR Interest Owner (in the case of any subsequent RR Interest Owner, as recorded on such ownership registry) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in the RR Interest on the part of any other Person. Any transfer of an interest in the RR Interest that is not in compliance with this Section 5.02(p) or Section 5.02(k) shall be null and void ab initio to the extent permitted under applicable law. For the avoidance of doubt, the provisions above permitting the RR Interest to be owned by the Majority-Owned Affiliate of GS Bank, BMO or JPMCB shall only apply after the expiration of the Transfer Restriction Period (EU).

(q)               Each of GS Bank, BMO and JPMCB represents, and any subsequent RR Interest Owner shall be deemed by virtue of its acceptance of the RR Interest to represent, to the Trust and the Certificate Administrator (for the benefit of the borrowers) that it is not a Non-Exempt Person. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of the Agreement, each RR Interest Owner shall deliver to the Certificate Administrator evidence satisfactory to the Certificate Administrator substantiating that it is not a Non-Exempt Person and that the Certificate Administrator is not obligated under applicable law to withhold taxes on sums paid to it with respect to the Trust Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if a RR Interest Owner is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-9 and (b) if such RR Interest Owner is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the borrowers is treated for United States income tax purposes as derived in whole or part from sources within the United States, such RR Interest Owner shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such RR Interest Owner, as evidence of such RR Interest Owner’s exemption from the withholding of United States tax with respect thereto. The Certificate Administrator shall not be obligated to make any payment hereunder to a RR Interest Owner in respect of the RR Interest or otherwise until such RR Interest Owner shall have furnished to the Certificate Administrator the forms, certificates, statements or documents required by this Section 5.02(q).

Section 5.03        Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it and the Certificate Administrator harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04        Appointment of Paying Agent. The Certificate Administrator may appoint a paying agent for the purpose of making distributions to Certificateholders and the RR Interest Owners pursuant to Section 4.01 of this Agreement. The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator, the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders and the RR Interest Owners in trust for the benefit of the Certificateholders and the RR Interest Owners entitled thereto until such sums have been paid to the Certificateholders and the RR Interest Owners or disposed of as otherwise provided herein. The initial Paying Agent shall be the Certificate Administrator. Except for the Certificate Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “A-” from Fitch, or shall be otherwise acceptable to the Rating Agency, as confirmed by a receipt of a No Downgrade Confirmation.

Section 5.05        Access to Certificateholders’ Names and Addresses; Special Notices. (a)  If any Certifying Certificateholder, the Master Servicer or the Special Servicer (for purposes of this Section 5.05, an “Applicant”) applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders or the RR Interest Owners, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders and the RR Interest Owners as of the most recent Record Date, at the expense of the Applicant.

(b)               Every Certificateholder, by receiving and holding its Certificate, and the RR Interest Owners, by receiving the RR Interest, agrees with the Certificate Administrator and the Certificate Registrar that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders and the RR Interest Owners hereunder, regardless of the source from which such information was derived.

(c)               Upon the written request of any Certifying Certificateholder that (a) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.06        Actions of Certificateholders. (a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders or the RR Interest Owners may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders or the RR Interest Owners in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and the Trustee and, when required, to the Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee and the Master Servicer, if made in the manner provided in this Section.

(b)               The fact and date of the execution by any Certificateholder or the RR Interest Owners of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator or the Trustee deems sufficient.

(c)               Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder or the RR Interest Owners shall bind every Holder of every

Certificate or the RR Interest Owners issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Certificate Administrator or the Trustee or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate or the RR Interest.

(d)               The Certificate Administrator, the Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

Section 5.07        Rule 144A Information. (a) The Certificate Administrator shall, upon request of any Certifying Certificateholder that is a Holder of a Certificate or the RR Interest Owners or any beneficial owner of a Certificate, furnish to such Holder or beneficial owner, or to a prospective purchaser that is designated by such Holder or beneficial owner and that is a Qualified Institutional Buyer, the information required to be delivered under Rule 144A(d)(4) under the Act, to the extent such information has been provided to the Certificate Administrator and has been identified as Rule 144A information by the Depositor (which shall include all information on the Certificate Administrator’s Website and all information currently required to be made available to Certificateholders and the RR Interest Owners, as well as any other specifically identified information herein).

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE
DIRECTING HOLDER

Section 6.01        Liability of the Depositor, the Master Servicer and the Special Servicer.

The Depositor, the Master Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02        Merger or Consolidation of either the Master Servicer, the Special Servicer or the Depositor. Subject to the following paragraph, each of the Master Servicer and the Special Servicer will keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of Delaware and will not jeopardize its ability to do business in the jurisdiction in which the Mortgaged Property securing the Trust Loan is located or to protect the validity and enforceability of this Agreement, the Certificates or the Trust Loan and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer or the Depositor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person into which the Master Servicer, the Special Servicer or the Depositor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Master Servicer, the Special Servicer or the Depositor is a party, or any Person succeeding to the business of the Master Servicer, the Special Servicer or the Depositor, shall be the successor of the Master Servicer, the Special Servicer or the Depositor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer or the

Depositor, as applicable, hereunder, without the consent of any other party to this Agreement if the Rating Agency has provided a No Downgrade Confirmation (and each rating agency then rating the Companion Loan Securities has provided a No Downgrade Confirmation) relating to the Certificates; provided, however, that the Rating Agency shall not be required to provide a No Downgrade Confirmation if (x) the Master Servicer, the Special Servicer or the Depositor is merged into or consolidated with a Qualified Affiliate or transfers all or substantially all of its assets to a Qualified Affiliate or (y) the Master Servicer or the Special Servicer enters into a merger and the Master Servicer or the Special Servicer, as applicable, is the surviving entity under the applicable law, in which case, the Master Servicer or the Special Servicer, as applicable, shall also not, as a result of the merger, be required to provide a No Downgrade Confirmation or obtain the consent of the Depositor. Notwithstanding the foregoing, no Master Servicer or Special Servicer may remain the Master Servicer or Special Servicer, as applicable under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer or the Special Servicer is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 6.03        Limitation on Liability of the Depositor, the Master Servicer and Others. (a)  None of the Depositor, the Master Servicer, the Special Servicer or any Affiliates, directors, officers, employees, shareholders, members, managers or agents (including sub-servicers) of the Depositor, the Master Servicer or the Special Servicer shall be under any liability to the Trust Fund, the Certificateholders, the RR Interest Owners, the Depositor, the Trust Loan Sellers, the Companion Loan Holders, any other party to this Agreement or any third party beneficiary for taking any action, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer or the Special Servicer, or any member, manager, director, officer, employee, shareholder or agent (including sub-servicers) of the Depositor, the Master Servicer or the Special Servicer, against any breach of representations and warranties made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of the Master Servicer or the Special Servicer, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder. The Depositor, the Master Servicer, the Special Servicer and any Affiliate, member, manager, shareholder, director, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. In addition, in no event shall the Depositor be obligated to cause any party to perform or comply with the obligations to (i) remit the CREFC® License Fee to CREFC®, to report any such CREFC® License Fee so paid or to make available any Distribution Date Statement to any party (or in particular, CREFC®) or (ii) remit the EU Reporting Administrator Fee to the EU Transparency Designee or any EU Reporting Administrator.

Each of the Master Servicer, the Special Servicer and the Depositor (severally and not jointly) shall indemnify and hold harmless the Trust Fund, the Companion Loan Holders and each other party to this Agreement for any loss, liability or expense (including legal fees and expenses) incurred by such indemnified party in connection with any claim, loss, penalty, fine, foreclosure, judgment or liability relating to this Agreement, the Certificates or the RR Interest resulting from such indemnifying party’s willful misconduct, bad faith, fraud or negligence in the performance of its respective duties hereunder, or by reason of negligent disregard of its respective obligations and duties thereunder.

The Depositor, the Master Servicer, the Special Servicer and any Affiliate, director, officer, employee, shareholder, member, manager or agent of the Depositor, the Master Servicer and the Special Servicer shall be indemnified and held harmless by the Trust Fund for any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to this Agreement, the Certificates or the RR Interest, other than any loss, liability or expense (including legal fees and expenses) (i) incurred by reason of such party’s willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of its negligent disregard of obligations and duties thereunder or (ii) in the case of the Depositor and any of its directors, officers, members, managers, employees, shareholders and agents, incurred in connection with any violation by any of them of any state or federal securities law; provided that such indemnified parties shall be paid out of the Collection Account (in accordance with Section 3.06 of this Agreement), provided that the Master Servicer shall, after receiving payment from amounts on deposit in the Collection Account, promptly notify the Companion Loan Holders and use efforts consistent with the Servicing Standard to exercise on behalf of the Trust any rights under the Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the Companion Loan from the Companion Loan Holders.

(b)               None of the Depositor, the Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action, unless such action relates to its respective duties under this Agreement and which in its opinion does not expose it to any expense or liability not recoverable from the Trust Fund; provided, however, that each of the Depositor, the Master Servicer or the Special Servicer may in its discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders, the RR Interest Owners, holders of the Companion Loan Securities and the Companion Loan Holders hereunder (as a collective whole). In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor from the Collection Account (in accordance with Section 3.06 of this Agreement) no later than 60 days after submitting such expenses or costs for reimbursement, provided that a failure to reimburse such parties within such 60 days will not affect or limit such parties’ rights to receive reimbursement hereunder; provided that such amounts shall be allocated in accordance with the expense allocation provision of the Co-Lender Agreement.

(c)               The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

(d)               For the avoidance of doubt, with respect to any indemnification provisions in this Agreement providing that the Trust or a party to this Agreement is required to indemnify another party to this Agreement for costs, fees and expenses, such costs, fees and expenses are intended to include costs, reasonable attorney’s fees and expenses relating to the enforcement of such indemnity (but only after a non-appealable final judgment or court order in favor of the indemnified party with respect to such indemnity or as agreed to by the related parties pursuant to the settlement or otherwise).

Section 6.04        Limitation on Resignation of the Master Servicer and the Special Servicer; Termination of the Master Servicer and the Special Servicer. (a)  Each of the Master Servicer and the Special Servicer may assign their respective rights and delegate their respective duties and obligations under this Agreement, provided that: (i) the party accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the Master Servicer or Special Servicer or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement, (B) shall be acceptable to the Rating Agency as confirmed in a No Downgrade Confirmation delivered to the Trustee and the Certificate Administrator relating to the Certificates and the Companion Loan Securities, (C) shall execute and deliver to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer or Special Servicer, as applicable under this Agreement from and after the date of such agreement; (D) shall not be a Prohibited Party and (E) with respect to the Special Servicer (x) during any Subordinate Control Period, has been appointed by the Directing Holder or (y) during any Subordinate Consultation Period, is reasonably acceptable to the Directing Holder and the Depositor; (ii) the Master Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iii) the rate at which the Servicing Compensation or Special Servicing Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and (iv) the resigning Master Servicer or Special Servicer shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agency in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer or Special Servicer, as applicable, hereunder.

(b)               Except as provided in Section 6.02 of this Agreement and this Section 6.04, the Master Servicer and the Special Servicer shall not resign from its respective obligations and duties hereby imposed on it except upon either (i) the determination that such duties hereunder are no longer permissible under applicable law or (ii) in connection with the assignment of rights and delegation of duties as set forth in Section 6.04(a). Any such determination described in clause (i) above permitting the resignation of the Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s or Special Servicer’s expense) to such effect delivered to the Trustee, the Certificate Administrator and during any Subordinate Control Period and any Subordinate Consultation Period, the Directing Holder. In connection with any such resignation, the successor special servicer shall either: (i) during any Subordinate Control Period, be appointed by the Directing Holder in accordance with the first paragraph of Section 7.01(c); or (ii) after termination of any Subordinate Control Period, be appointed by the Trustee and, during any Subordinate Consultation Period, be reasonably acceptable to the Directing Holder, and otherwise satisfy the requirements for a successor special servicer set forth in Section 6.04; provided that the Trustee shall have obtained a No Downgrade Confirmation from the Rating Agency.

(c)               The Trustee shall be permitted to remove the Master Servicer or the Special Servicer upon a Master Servicer Termination Event or Special Servicer Termination Event, as applicable. Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Master Servicer or the Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

No resignation or removal of the Master Servicer or the Special Servicer as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Master Servicer or Special Servicer shall have assumed the resigning or terminated Master Servicer’s or the Special Servicer’s responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Master Servicer or Special Servicer shall be treated as Realized Losses.

Section 6.05        Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer. Solely with respect to their performance of their respective duties under this Agreement, the Master Servicer and the Special Servicer shall afford the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee and the Rating Agency, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon written request, the Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee its most recent publicly available financial statements (or, with respect to the Master Servicer, those of its ultimate parent) and such other non-proprietary information as the Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing. The Depositor is not obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer, however, the Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise any rights of such Person hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Account, as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the Master Servicer or Special Servicer, as applicable. None of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer (solely with respect to any action or failure to act by the Special Servicer) or the Special Servicer (solely with respect to any action or failure to act by the Master Servicer), shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and no such party is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06        The Master Servicer or Special Servicer as Owners of a Certificate. The Master Servicer or an Affiliate of the Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate or the RR Interest Owners with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate or the RR Interest Owners, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may, but will not be required to, seek the approval of the Certificateholders to such action (or inaction) by delivering to the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates or RR Interest beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action (or inaction) that the Master Servicer or the Special Servicer proposes to take (or refrain from taking). The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine. If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07        Selection and Removal of the Directing Holder. (a) The Majority Controlling Class Certificateholder, as determined by the Certificate Registrar from time to time, may serve as, or may appoint as representative to serve as, the Directing Holder; provided that (i) upon receipt by the Master Servicer, the Special Servicer and the Certificate Administrator of notice from the Majority Controlling Class Certificateholder or the Certificateholder that owns the largest aggregate Certificate Balances of Controlling Class Certificates, as applicable, that a Directing Holder is no longer so designated, (ii) if no representative is appointed as the Directing Holder or (iii) if the Directing Holder is required to have resigned due to becoming a Borrower Related Party, there shall be no Directing Holder until a Directing Holder that is not a Borrower Related Party is appointed. Each Holder of the Certificates of the Controlling Class that is not a Borrower Related Party shall be entitled to vote in each election of the Directing Holder; provided that, for the avoidance of doubt, the Directing Holder cannot be a Borrower Related Party.

(b)               The initial Directing Holder shall provide a written certification to the Certificate Administrator on the Closing Date certifying that (i) it is not a Borrower Related Party, (ii) it is the Holder of more than 50% of the Controlling Class (by Certificate Balance), (iii) the Master Servicer, Special Servicer, Certificate Administrator and Trustee may conclusively rely on such certification and the Master Servicer, Special Servicer, Certificate Administrator and Trustee shall have no liability for such reliance and (iv) in the event the then existing Directing Holder is no longer the Holder of more than 50% of the Controlling Class (by Certificate Balance) or the owner of the largest aggregate Certificate Balance of Certificates of the Controlling Class, as applicable, the Directing Holder shall promptly notify the Certificate Administrator and each party to this Agreement in writing that it is no longer the Holder of more than 50% of the Controlling Class (by Certificate Balance).

(c)              There is no Directing Holder with respect to the Trust. The Majority Controlling Class Certificateholder shall give written notice to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer of the appointment of any subsequent Directing Holder (in order to receive notices hereunder).

(d)               The Directing Holder may be removed at any time, with or without cause, by the written vote of the Majority Controlling Class Certificateholder, and a copy of the results of such vote shall be delivered to each party to this Agreement.

(e)               The Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Certificate of the Controlling Class, the selection of a Directing Holder or the resignation or removal thereof. Any Certificateholder or its designee at any time appointed Directing Holder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator of its identity and contact information when such Certificateholder or its designee is appointed Directing Holder and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Trustee, the Special Servicer and the Master Servicer of the identity and contact information of the Directing Holder and any resignation or removal thereof.

On the Closing Date, the initial Directing Holder shall execute and deliver a certification substantially in the form of Exhibit L-1-C to this Agreement. Upon the resignation or removal of the existing Directing Holder, any successor Directing Holder shall also deliver a certification substantially in the form of Exhibit L-1-C to this Agreement prior to being recognized as the new Directing Holder.

(f)                Once a Directing Holder has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and each other

Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholder shall have notified each other party to this Agreement and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Directing Holder or the selection of a new Directing Holder (with contact information).

(g)               Until it receives notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the identity and contact information of the Directing Holder.

(h)               The Directing Holder shall be responsible for its own expenses.

(i)                 The Master Servicer, the Special Servicer or the Trustee may from time to time request that the Certificate Administrator provide the name of the then-current Directing Holder. Upon such request, the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide the name of the then-current Directing Holder to the Master Servicer, the Special Servicer or the Trustee, as applicable, but only to the extent the Certificate Administrator has actual knowledge of the identity of the then-current Directing Holder; provided that if the Certificate Administrator does not have actual knowledge of the identity of the then-current Directing Holder, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, with the assistance of the Trustee, the list of DTC participants for the Controlling Class and make reasonable efforts to obtain a list of Beneficial Owners from such DTC participants, and the Certificate Administrator shall provide such list of DTC participants and such list of Beneficial Owners (to the extent the Certificate Administrator obtains such list of Beneficial Owners), to the Master Servicer, the Special Servicer or the Trustee. The Certificate Administrator shall be entitled to conclusively rely on the list of DTC participants for the Controlling Class provided by the Depository and the list of Beneficial Owners provided by any DTC participant and shall not have any liability for such reliance. Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party; provided that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses shall be at the expense of the Trust. The Master Servicer, the Special Servicer and the Trustee shall be entitled to conclusively rely on any such information so provided. In the event the identity of the Directing Holder is not provided by the Certificate Administrator, the Master Servicer and the Special Servicer shall have no obligation to consult with, provide notice to or seek approval of such Directing Holder. To the extent the Master Servicer or the Special Servicer has written notice of any change in the identity of a Directing Holder or the list of Holders (or Beneficial Owners, if applicable) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer thereof, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

Section 6.08        Limitation on Liability of Directing Holder; Acknowledgements of the Certificateholders. The Directing Holder will have no liability to the Trust, the

Certificateholders or the Companion Loan Holders for any action taken, or refraining from the taking of any action, in accordance with or as permitted by this Agreement. Each holder of any Certificates acknowledges and agrees, by its acceptance of its Certificate, that: (i) the Directing Holder and/or any Controlling Class Certificateholder may each have relationships and interests that conflict with those of Holders of one or more other Classes of Certificates and/or the Companion Loan Holders; (ii) the Directing Holder and/or any Controlling Class Certificateholder may act solely in the interests of the Holders of the Controlling Class; (iii) the Directing Holder and the Holders of the Controlling Class do not have any duties to the Trust or to the Holders of any Class of Certificates and/or the Companion Loan Holders; (iv) the Directing Holder and/or any Controlling Class Certificateholder may take actions that favor interests of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates or the Companion Loan Holders; (v) neither the Directing Holder nor the Holders of the Controlling Class shall have any liability whatsoever to the Trust, the parties to this Agreement, the Certificateholders, the Companion Loan Holders or any other Person (including a Borrower) for having acted in accordance with or as permitted under the terms of this Agreement; and (vi) the Holders of the Certificates, the RR Interest Owners and the Companion Loan Holders may not take any action whatsoever against the Directing Holder or any Holder the Controlling Class or any of the respective affiliates, directors, officers, shareholders, members, partners, agents or principals thereof as a result of the Directing Holder or the Holders the Controlling Class having acted in accordance with the terms of and as permitted under this Agreement.

Section 6.09        Rights and Powers of the Directing Holder. (a) Notwithstanding anything herein to the contrary, except as set forth in this Section 6.09, (i) the Master Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer (which consent shall be deemed given if the Special Servicer does not object within ten (10) Business Days (or, in the case of a determination of an Acceptable Insurance Default, sixty (60) days) of receipt of the Master Servicer’s written analysis and recommendation together with any information in the possession of the Master Servicer that is reasonably requested by the Special Servicer and reasonably necessary to make a decision regarding the subject action), and (ii) during any Subordinate Control Period, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the actions constituting a Major Decision, nor will the Special Servicer itself be permitted to take any of the actions constituting a Major Decision, as to which the Directing Holder has objected in writing within ten (10) Business Days (or, in the case of a determination of an Acceptable Insurance Default, thirty (30) days) after receipt of a written report from the Special Servicer describing in reasonable detail (i) the background and circumstances requiring action of the Master Servicer or the Special Servicer, as applicable, and (ii) the proposed course of action recommended, which report may (in sole discretion of the Special Servicer) take the form of an Asset Status Report (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Days (or, in the case of a determination of an Acceptable Insurance Default, thirty (30) day period), then the Directing Holder shall be deemed to have approved such action); provided that if the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision or any other matter requiring consent of the Directing Holder during any Subordinate Control Period, is necessary to protect the interests of the Certificateholders and the RR Interest Owners, the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the Directing Holder’s or, if applicable, the Special Servicer’s response;

provided, further, that the Special Servicer or the Master Servicer, as applicable, has used reasonable efforts consistent with the Servicing Standard to contact the Directing Holder prior to taking such action; provided, further, that the Special Servicer is not required to obtain the consent of the Directing Holder for any of the foregoing actions during any Subordinate Consultation Period. During any Subordinate Consultation Period, the Special Servicer will be required to consult, solely on a non-binding basis with (and to consider alternative actions recommended by) the Directing Holder with respect to any of the Major Decisions and any other matter as to which consent of the Directing Holder would have been required during any Subordinate Control Period.

With respect to any action requiring the consent of, or consultation with, the Directing Holder under this Agreement, such consent shall be deemed given or consultation deemed waived if the Directing Holder does not respond within 10 Business Days.

In addition, during any Subordinate Control Period, the Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Whole Loan as the Directing Holder may deem advisable or as to which provision is otherwise made herein. Notwithstanding anything herein to the contrary, no such direction, and no direction or objection contemplated by the preceding paragraph or any other provision of this Agreement, may (a) require or cause the Master Servicer or the Special Servicer to violate any provision of the Loan Documents, the Co-Lender Agreement, any intercreditor agreement, applicable law or this Agreement, including without limitation the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard, (b) expose any Certificateholder, RR Interest Owner, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust or their affiliates, officers, directors or agent to any claim, suit or liability, (c) result in the imposition of a tax upon the Trust or (d) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities (or reduce their rights) hereunder. Furthermore, in addition to the Directing Holder’s rights of consent and consultation (as applicable) as set forth in Section 6.09(a) above, it is understood and agreed that to the extent any other provision of this Agreement requires the provision of notice to, the obtaining of consent of, and/or consultation with, the Directing Holder, or otherwise provides for any right of the Directing Holder thereunder, then none of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be entitled to take any action (or omit to take any action) in contravention of the applicable rights of the Directing Holder contained in such provision; provided however, if the Directing Holder has not objected to any request for consent within ten (10) Business Days, such consent shall be deemed given; provided, further, that this sentence is not intended to in any way to (i) expand the rights of the Directing Holder, (ii) limit the application of the immediately preceding sentence, (iii) remove any limitations on the exercise of such rights set forth in such other provisions, or (iv) require the Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer to send a notice to, obtain the consent of, or consult with a new Directing Holder whose name and contact information have not yet been provided to the Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer; and provided, further, that if such other provisions are in any way subject to this Section 6.09, then the exercise of such rights shall be subject to the immediately following paragraph and Section 6.09(b).

If the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any direction or advice from the Directing Holder would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of the

Loan Documents, any intercreditor agreement, applicable law, provisions of the Code or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Directing Holder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder that does not violate the Loan Documents, any intercreditor agreement, any applicable law, provisions of the Code or the Servicing Standard or any other provisions of this Agreement, shall not result in any liability on the part of the Master Servicer or the Special Servicer.

(b)               At any time other than during a Subordinate Control Period or a Subordinate Consultation Period, the Directing Holder shall have no consultation rights under this Agreement and shall have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder; provided that the Directing Holder (if and to the extent that it is a Certificateholder) will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under this Agreement.

Section 6.10        Directing Holder Contact with Master Servicer and Special Servicer. Upon reasonable request, each of the Master Servicer and the Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Directing Holder (during any Subordinate Control Period and any Subordinate Consultation Period) regarding the performance and servicing of the Whole Loan (or, in the case of the Special Servicer, the Special Servicer’s operational activities related to the servicing of the Specially Serviced Mortgage Loan and the servicing of any REO Property) for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Notwithstanding any provision of this Agreement to the contrary, the failure of the Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement if the Master Servicer or the Special Servicer, as applicable, determines, in its reasonable and good faith judgment and consistent with the Servicing Standard, that such disclosure would constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

Section 6.11        The Risk Retention Consultation Parties.

(a)               The Special Servicer shall consult, solely on a non-binding basis (and consider alternative actions recommended by such party) with each Risk Retention Consultation Party with respect to any Major Decision in the same manner as set forth in Section 6.09 with respect to the consultation rights of the Directing Holder during a Subordinate Consultation Period. In the event the Special Servicer receives no response from a Risk Retention Consultation Party within 5 Business Days following the later of (i) the Special Servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the Special Servicer shall not be obligated to consult with such Risk Retention Consultation Party solely with respect to the specific matter; provided that if the Special Servicer determines that immediate action, with respect to a Major Decision, or any other matter requiring consultation with the Risk Retention Consultation Parties, is necessary to protect the interests of the Certificateholders and the RR Interest Owner, the Special Servicer may take any such action without waiting for a Risk Retention Consultation Party’s response. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the recommendation of the Risk Retention Consultation Parties that does not violate the Loan Documents, the Co-Lender Agreement, any intercreditor agreement, any applicable law, provisions of the Code or the Servicing Standard or any other provisions of this Agreement, shall not result in any liability on the part of the Master Servicer or the Special Servicer.

(b)               If a Risk Retention Consultation Party is or becomes a Borrower Related Party, then the Special Servicer shall have no obligation to consult with such Risk Retention Consultation Party and such Risk Retention Consultation Party shall have no consultation rights as set forth above in clause (i).

(c)               Upon the resignation or removal of an existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall also deliver a certification substantially in the form of Exhibit L-1-E to this Agreement prior to being recognized as the new Risk Retention Consultation Party. The parties to this Agreement shall be entitled to assume that the identity of a Risk Retention Consultation Party has not changed until such time as a successor Risk Retention Consultation Party delivers a certification substantially in the form of Exhibit L-1-E to this Agreement.

(d)               No Risk Retention Consultation Party shall have any liability to the Trust or the Holders of any Certificates for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Risk Retention Consultation Parties shall not be protected against any liability to the VRR Interest Owners that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties owed to the VRR Interest Owners or by reason of reckless disregard of obligations or duties owed to the VRR Interest Owners.

(e)               Once a Risk Retention Consultation Party has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless DBNY, GS Bank, BMO or JPMCB, as applicable, or such Risk Retention Consultation Party itself, shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and each other VRR Interest Owner, in writing, of the selection of such new Risk Retention Consultation Party.

(f)                Each Holder of any Certificates acknowledges and agrees, by its acceptance of its Certificates, that: each Risk Retention Consultation Party (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) may act solely in the interests of the applicable VRR Interest Owners; (iii) does not have any liability or duties to the Holders of any Class of Certificates; (iv)  may take actions that favor interests of the VRR Interest Owners over the interests of the Holders of one or more other Classes of Certificates; and (v) shall have no liability whatsoever (other than to the applicable VRR Interest Owner) for having so acted as set forth in clauses (i) through (iv) above, and no Holders of any Certificates may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of such Risk Retention Consultation Party for having so acted.

ARTICLE VII

TERMINATION EVENTS

Section 7.01        Servicer Termination Events. (a)  With respect to the Master Servicer, “Master Servicer Termination Event”, wherever used herein, means any one of the following events:

(i)                            (A) any failure by the Master Servicer to make any deposit required to the Collection Account on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within two (2) Business Days, (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required Monthly Advance or Administrative Advance, unless the Master Servicer determines such Monthly Advance or Administrative Advance is a Nonrecoverable Advance) under this Agreement, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the Master Servicer does not timely make such remittance to the Certificate Administrator, the Master Servicer shall pay the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (C) any failure by the Master Servicer to remit to any holder of the Companion Loan, as and when required by this Agreement or the Co-Lender Agreement, any amount required to be so remitted (which failure continues for two Business Days);

(ii)                         any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (15 days in the case of the Master Servicer’s failure to make a Property Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Master Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by any other party hereto, or to the Master Servicer, with a copy to each other party to this Agreement, by (A) the Certificateholders of any Class, including the Class RR Certificates, evidencing, as to that Class, Percentage Interests aggregating not less than 25% of the Voting Rights or (B) an affected Companion Loan Holder; provided, however, that if such failure is capable of being cured and the Master Servicer is diligently pursuing such cure, such 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)                      any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) of this Agreement, which materially and adversely affects the interests of the Holders of any Class of Certificates or the Companion Loan Holders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer by any party hereto, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the holders of Certificates of any Class, including the Class RR Certificates, evidencing, as to that Class, Percentage Interests aggregating not less than 25% of such Class or by an affected Companion Loan Holder; provided that if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)                     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)                        the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

(vi)                     the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)                  the Master Servicer is no longer rated at least “CMS3” by Fitch and such Master Servicer is not reinstated to at least that rating within 60 days of the delisting; or

(viii)               a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Master Servicer as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within 60 days of such event); or

(ix)                       so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Master Servicer or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Master Servicer shall fail to deliver the items required to be delivered by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within the time set forth for such delivery in Article XI, (any Sub-Servicing Entity that defaults in accordance with this Section 7.01(a)(ix) shall be terminated at the direction of the Depositor);

then, and in each and every such case, so long as a Master Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates (allocated based on Certificate Balances as notionally reduced by any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocable to the Trust Loan), the Trustee shall, terminate all of the rights and obligations of the Master Servicer (other than the rights to indemnification provided in Section 6.03 of this Agreement and compensation provided in Section 3.12 of this Agreement).

In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, then the Master Servicer shall also be terminated as Special Servicer.

If the Master Servicer receives notice of termination under this Section 7.01(a) solely due to a Master Servicer Termination Event under Section 7.01(a)(vii) or (viii) of this Agreement and if the Master Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to serve as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(a). Upon receipt of the “request for proposal” materials, the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer) solicit good faith bids for the rights to service the Whole Loan under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Section 6.02 and 7.02 of this Agreement (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee’s request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Whole Loan under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Whole Loan pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service the Whole Loan at a sub-servicing fee rate per annum equal to 0.0026125% (or such lower fee rate as agreed to by such successor Master Servicer and such terminated Master Servicer) (a “Servicing Retained Bid”); and (ii) on the basis of the terminated Master Servicer not being retained as a Sub-Servicer (each, a “Servicing Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing Retained Bid (or, if none, the highest cash Servicing Released Bid) (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive a No Downgrade Confirmation within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such No Downgrade Confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer; provided, however, that the initial Master Servicer may request and obtain an additional 20 days for such sale and assumption to be completed so long as the initial Master Servicer delivers to the Trustee an Officer’s Certificate stating that the sale and assumption of the right to service the Whole Loan cannot be completed in the initial 45-day period and specifying the reasons therefor.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing Retained Bid, to the Master Servicer to be terminated pursuant to this Section 7.01(a), the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective bid allocation.

The Master Servicer to be terminated pursuant to this Section 7.01(a) shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Whole Loan, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the Master Servicer to be terminated pursuant to Section 7.01(a) of this Agreement shall reimburse the Trustee for all reasonable “out of pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(a). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02 of this Agreement.

Notwithstanding anything to the contrary in this Article VII, if the Master Servicer shall timely deliver the notice and request for proposal materials referred to in the fourth preceding paragraph, no resignation or termination of the Master Servicer shall be effective in connection with a Master Servicer Termination Event under Section 7.01(a)(vii) or Section 7.01(a)(viii) of this Agreement, and the Master Servicer shall continue to perform as such and to collect the Servicing Fee until the conclusion of the process described in this Section 7.01(a).

In no event shall the Trustee or the Certificate Administrator be deemed to have knowledge of or be aware of any Master Servicer Termination Event until a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has received written notice thereof or has actual knowledge thereof.

(b)             “Special Servicer Termination Event”, wherever used herein, means any one of the following events:

(i)                            any failure by the Special Servicer to deposit into the REO Account at or within the time specified by this Agreement and such failure continues unremedied for two (2) Business Days, or any failure by the Special Servicer to remit to Master Servicer for deposit into, the Collection Account any amount required to be so remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided that the failure of the Special Servicer to remit such amount to the Master Servicer shall not be a Special Servicer Termination Event if such failure is remedied within two (2) Business Days and if the Special Servicer has compensated the Master Servicer for any loss of income on such amount suffered by the Master Servicer due to and caused by the late remittance of the Special Servicer and reimbursed the Trust for any resulting Advance Interest Amount due to the Master Servicer;

(ii)                         any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Special Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer by any other party hereto, or to the Special Servicer, with a copy to each other party to this Agreement, by (A) the Certificateholders of any Class, including the Certificateholders of the Class RR Certificates, evidencing, as to that Class, Percentage Interests aggregating not less than 25% of the Voting Rights or (B) any affected Companion Loan Holder; provided, however, that if such failure is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)                      any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(a) of this Agreement, which materially and adversely affects the interests of the Holders of any Class of Certificates or any Companion Loan Holder and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Special Servicer by any party hereto, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class, including the Class RR Certificates, evidencing, as to that Class, Percentage Interests aggregating not less than 25% of such Class or by an affected Companion Loan Holder; provided that if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)                     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)                        the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

(vi)                     the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)                  the Special Servicer is no longer rated at least “CSS3” by Fitch and such Special Servicer is not reinstated to at least that rating within 60 days of the delisting;

(viii)               a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Special Servicer, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within 60 days of such event); or

(ix)                       so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Special Servicer or any Sub-Servicing Entity retained by the Special Servicer shall fail to deliver the items required to be delivered by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within the time set forth for such delivery in Article XI, including any applicable grace periods (any Sub-Servicing Entity that defaults in accordance with this Section 7.01(b)(ix) shall be terminated at the direction of the Depositor);

then, and in each and every such case, so long as a Special Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of the (A) Holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates (allocated based on Certificate Balances as notionally reduced by any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocable to the Trust Loan) or (B) a Risk Retention Consultation Party, the Trustee shall, terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) of this Agreement and compensation provided in Section 3.12(c) of this Agreement). During any Subordinate Control Period, the Directing Holder shall have the right to select the successor special servicer following any Special Servicer Termination Event.

In no event shall the Trustee or the Certificate Administrator be deemed to have knowledge of or be aware of any Special Servicer Termination Event until a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has received written notice thereof or has actual knowledge thereof.

Notwithstanding Section 7.01(a) or Section 7.01(b), (i) if any Master Servicer Termination Event occurs that affects only a Companion Loan or if an NRSRO engaged to rate a

Companion Loan Security qualifies, downgrades or withdraws its rating of such Companion Loan Security, publicly citing servicing concerns with the Master Servicer as the sole or a material factor in such rating action, then the Trustee, only at the direction of the related Companion Loan Holder(s) and not at the direction of the Certificateholders or the RR Interest Owners, shall direct the Master Servicer to appoint a sub-servicer (or if the Whole Loan is currently being sub-serviced, then the Trustee shall direct the Master Servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement, and the Master Servicer shall be permitted to terminate the sub-servicing agreement due to such default) that shall be responsible for servicing the Whole Loan; provided that the Master Servicer shall be required to obtain a No Downgrade Confirmation from each Rating Agency (including a No Downgrade Confirmation with respect to any Companion Loan Securities) (at the expense of the requesting party) with respect to the appointment of such sub-servicer and (ii) if any Special Servicer Termination Event occurs that affects only one or more Companion Loans and the Special Servicer is not otherwise terminated or if an NRSRO engaged to rate a Companion Loan Security qualifies, downgrades or withdraws its rating of such Companion Loan Security, publicly citing servicing concerns with the Special Servicer as the sole or a material factor in such rating action, then the Trustee, at the direction of an affected Companion Loan Holder, shall terminate the Special Servicer. Any successor special servicer appointed to replace the Special Servicer that was terminated for cause at the Companion Loan Holders’ direction shall not be the Person (or an Affiliate thereof) that was so terminated without the prior written consent of the Companion Loan Holders.

(c)               During any Subordinate Control Period, the Directing Holder shall have the right to direct the Trustee to terminate the Special Servicer (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, and other rights set forth in this Agreement which survive termination) at any time, with or without cause, and the Directing Holder shall have the right to, and shall, appoint a successor Special Servicer, which shall execute and deliver to the other parties hereto an agreement whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the Trustee shall have been provided a No Downgrade Confirmation from the Rating Agency prior to the termination of the Special Servicer. The Special Servicer shall not be terminated pursuant to this paragraph until a successor special servicer shall have been appointed. The Directing Holder shall pay any costs and expenses incurred in connection with the removal and appointment of a Special Servicer without cause pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 7.01(b)). Notwithstanding anything to the contrary in this Agreement, no successor special servicer appointed by the Directing Holder pursuant to Section 6.04, Section 7.01(b) or this Section 7.01(c) or otherwise pursuant to this Agreement will be required to meet any net worth requirements. The Trustee shall deliver to the Master Servicer, the Special Servicer and the Certificate Administrator a written notice, together with each No Downgrade Confirmation, stating that the Directing Holder has appointed a successor Special Servicer.

(d)               After the termination of a Subordinate Control Period, the Special Servicer may be terminated in accordance with the provisions of Section 3.22(b) hereof.

(e)               If the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Master

Servicer or the Special Servicer, as the case may be (the “Terminated Party”) (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”), terminate all of its rights and obligations under this Agreement and in and to the Whole Loan and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder or RR Interest Owner and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement notwithstanding any such termination), and with respect to the Special Servicer, the right to receive any Workout Fee and/or Liquidation Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) of this Agreement. No successor Special Servicer shall be entitled to such Workout Fee and/or Liquidation Fee received by the terminated Special Servicer. On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates or RR Interest (except that the Terminated Party shall retain its rights as a Certificateholder or RR Interest Owner in the event and to the extent that it is a Certificateholder or RR Interest Owner), the Whole Loan or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section (absent the appointment of a successor, and such successor’s assumption of obligations hereunder, including, without limitation, by the Directing Holder during any Subordinate Control Period) and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Whole Loan and related documents, or otherwise. The Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any REO Account, Lockbox Account or Cash Collateral Account or which shall thereafter be received with respect to the Whole Loan, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electronic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder. All reasonable costs and expenses of the Terminating Party (including the cost of obtaining a No Downgrade Confirmation and any applicable indemnification that the Master Servicer or the Special Servicer would be required to provide under this Agreement) or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to Section 7.01(a) or (b), as applicable, shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer, as applicable, for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

Section 7.02        Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01 of this Agreement, the Terminating Party (subject to Section 7.01(a)) shall be its successor, until such successor is appointed in accordance with this Section, in all respects in its capacity as the Master Servicer or the Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof, provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a termination event for such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as the Master Servicer or the Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase the Trust Loan or any Companion Loan hereunder. As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Trust Loan or the Companion Loans that accrue after the date of the Terminating Party’s succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall (i) if it is unable to so act, (ii) if the Holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders or an affected Companion Loan Holder so requests in writing to the Trustee or (iii) if the Trustee is not an “approved” servicer by any of the Rating Agency for mortgage loans similar to the one held in the Trust, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that to act as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer under this Agreement; provided that the Trustee shall obtain a No Downgrade Confirmation with respect to the Certificates and any Companion Loan Securities. No appointment of a successor to a Terminated Party hereunder shall be effective until the assumption by such successor of all the Terminated Party’s responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity. Any appointment or succession by the Trustee to the rights and obligations of the Special Servicer hereunder shall be subject to the Directing Holder’s right to replace the Special Servicer during any Subordinate Control Period. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Whole Loan or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses and VRR Realized Losses. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

Section 7.03        Notification to Certificateholders and Other Persons. (a)  Upon its receipt of written notice of any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders and the RR Interest Owners at their respective addresses appearing in the Certificate Register and the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”).

(b)               Within 30 days after the occurrence of any Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Depositor, the Certificate Administrator (which shall then notify all Holders of Certificates and the RR Interest Owners) and the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and the Companion Loan Holders notice of such Servicer Termination Event unless such Servicer Termination Event shall have been cured or waived.

Section 7.04        Other Remedies of Trustee. During the continuance of any Servicer Termination Event, so long as the Servicer Termination Event, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01 of this Agreement, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders, the RR Interest Owners and the Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund as provided in Section 3.06 of this Agreement (and such amounts shall be allocated in accordance with the expense allocation provisions of the Co-Lender Agreement). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Master Servicer Termination Event or Special Servicer Termination Event, if applicable.

Section 7.05        Waiver of Past Servicer Termination Events; Termination. The Certificateholders evidencing not less than 66-⅔% of the aggregate Voting Rights, together with each affected Companion Loan Holder, may, on behalf of all Holders of Certificates, waive any Servicer Termination Event by the Master Servicer or the Special Servicer in the performance of its obligations hereunder and its consequences, except a termination event with respect to making any required deposits (including, with respect to the Master Servicer, Monthly Advances) to or payments from the Collection Account or the Lower-Tier Distribution Account, or in remitting payments as received, in each case in accordance with this Agreement or the Co-Lender Agreement, and (ii) the Servicer Termination Event under Section 7.01(a)(ix) and Section 7.01(b)(ix), which may only be waived by the Depositor (and the Other Depositor under an Other Securitization Trust) pursuant to the terms of this Agreement. Upon any such waiver of a past termination event, such termination event shall cease to exist, and any Servicer Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other termination event or impair any right consequent thereon.

Section 7.06        Trustee as Maker of Advances. In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Master Servicer Termination Event resulting from such failure by the Master Servicer with respect to Property Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to Monthly Advances and Administrative Advances pursuant to the Trustee’s receipt of notice of failure pursuant to Section 4.07(a) or Section 4.07(c) of this Agreement unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer’s failure to perform its obligations hereunder); provided, however, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of recoverability in connection therewith by the Master Servicer hereunder.

ARTICLE VIII

CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

Section 8.01        Duties of Trustee and Certificate Administrator. (a)  Each of the Trustee and the Certificate Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and 7.05 of this Agreement, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)               The Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee or the Certificate Administrator, as applicable, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to such Trustee’s or such Certificate Administrator’s reasonable satisfaction, such Trustee or such Certificate Administrator will provide notice thereof to the Certificateholders.

(c)               None of the Trustee, the Certificate Administrator or any of their officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)                                The Trustee’s and the Certificate Administrator’s duties and obligations shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

(ii)                             Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, unless it shall be proved that the Trustee or the Certificate Administrator, as the case may be, was negligent in ascertaining the pertinent facts;

(iii)                          Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Certificateholders entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as the case may be, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as the case may be, under this Agreement (unless a higher percentage of Voting Rights is required for such action);

(iv)                         Neither the Trustee nor the Certificate Administrator nor any of their directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee or Certificate Administrator, respectively, and that is selected other than by the Trustee or Certificate Administrator, respectively, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, the Special Servicer, the Depositor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)                            Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund, and the Trustee or the Certificate Administrator, as applicable, shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account or the Distribution Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or Certificate Administrator, as applicable, or any breach of a representation or warranty of the Trustee or Certificate Administrator, as applicable, contained herein);

(vi)                         Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator, as applicable, may be required to act, unless a Responsible Officer of the Trustee or Certificate Administrator, as applicable, obtains actual knowledge of such failure. Neither the Trustee nor the Certificate Administrator shall be deemed to have actual knowledge of the Master Servicer’s or the Special Servicer’s failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or Certificate Administrator, as applicable, pursuant to this Agreement;

(vii)                      Except in the event of actual fraud (as determined by a non-appealable final court order), in no event shall the Trustee or the Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(viii)                   Neither the Trustee nor the Certificate Administrator shall in any way be liable for reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence, bad faith or willful misconduct was the primary cause of such insufficiency;

None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Certificate Administrator, in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as the case may be, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Special Servicer under this Agreement, except, in the case of the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement. Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement. Notwithstanding any other provision hereof, when acting as the Master Servicer or Special Servicer hereunder, the Trustee and the Certificate Administrator shall comply with the Servicing Standard.

Section 8.02        Certain Matters Affecting the Trustee and the Certificate Administrator. (a)  Except as otherwise provided in Section 8.01 of this Agreement:

(i)                                The Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, direction of the Depositor, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)                             Each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel or such Opinion of Counsel;

(iii)                          (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders or the RR Interest Owner, pursuant to the provisions of this Agreement, unless such Certificateholders or the RR Interest Owner, as applicable, shall have offered to the Trustee or the Certificate Administrator, as the case may be, reasonable security or indemnity reasonably satisfactory to the Trustee or the Certificate Administrator, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee or the Certificate Administrator, as the case may be, of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and, with respect to the Trustee, to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; and (B) the right of the Trustee and the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Certificate Administrator, as the case may be, shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

(iv)                         None of the Trustee, the Certificate Administrator or any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as the case may be, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)                            The Trustee (if no Servicer Termination Event has occurred and is continuing) and the Certificate Administrator shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to greater than 25% (or such other percentage as is specified herein) of the Percentage Interests of each affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as the case may be, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as the case may be, not reasonably assured to the Trustee or the Certificate Administrator, as the case may be, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as the case may be, may require indemnity reasonably satisfactory to it from such requesting Holders against such cost, expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer or the Special Servicer, as applicable, if a Servicer Termination Event shall have occurred and be continuing relating to the Master Servicer or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation;

(vi)                         The Trustee or the Certificate Administrator, as applicable, may execute any of the trusts or powers hereunder and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents, Affiliates, nominees, custodians or attorneys but shall not be relieved of the obligations hereunder by virtue of the appointment of such agents, Affiliates, nominees, custodians or attorneys, provided, however, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)                      Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of the Master Servicer or the Special Servicer (unless the Trustee is acting as Master Servicer or Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as Master Servicer or Special Servicer) or of the Depositor;

(viii)                   In no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct; and

(ix)                           Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law.

(b)               Following the Startup Day, the Trustee and the Certificate Administrator shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or subject the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)               All rights of action under this Agreement or under any of the Certificates or the RR Interest, enforceable by the Trustee and the Certificate Administrator, may be enforced by it without the possession of any of the Certificates or the RR Interest, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee and the Certificate Administrator shall be brought in its name for the benefit of all the Holders of such Certificates or the RR Interest Owners, subject to the provisions of this Agreement.

(d)               The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of the Trust Loan by the Trust Loan

Sellers pursuant to this Agreement or the eligibility of the Trust Loan for purposes of this Agreement.

(e)               Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent). For the avoidance of doubt, the Certificate Administrator and the Trustee shall be entitled to all of the rights, protections, immunities and indemnities afforded to it hereunder under.

(f)                In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Certificate Administrator (in each of its capacities) and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator (in each of its capacities) or the Trustee. Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator (in each of its capacities) and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator (in each of its capacities) and the Trustee to comply with Applicable Law.

Section 8.03        Trustee and Certificate Administrator Not Liable for Certificates or the Trust Loan. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Master Servicer, or the Special Servicer and the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any offering document used to offer the Certificates for sale or the validity, enforceability or sufficiency of the Trust Loan, or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of the related Mortgage, the Trust Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for: (i) the existence, condition and ownership of the Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) or the enforceability thereof; (iii) the existence of the Trust Loan or the contents of the Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant Section 7.02 of this Agreement); (iv) the validity of the assignment of the Trust Loan to the Trust Fund or of any intervening assignment; (v) the completeness of the Mortgage File; the performance or enforcement of the Trust Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (vi) the compliance by the Depositor, the Master Servicer or the

Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of written notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of the Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Certificate Administrator, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Certificate Administrator, the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any Sub-Servicer or the Borrowers; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any Sub-Servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of the Master Servicer or the Special Servicer or any Sub-Servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator of their respective obligations to perform their duties as specifically set forth in this Agreement. The Trustee or the Certificate Administrator shall not be accountable for the use or application by the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer of any of the Certificates, the RR Interest or of the proceeds of such Certificates or RR Interest, or for the use or application of any funds paid to the Depositor, the Certificate Administrator (in the case of the Trustee only), the Trustee (in the case of the Certificate Administrator only), the Master Servicer or the Special Servicer in respect of the assignment of the Trust Loan or deposited in or withdrawn from the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lockbox Account, the Cash Collateral Account, the Reserve Accounts, any REO Account or any other account maintained by or on behalf of the Certificate Administrator, the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator, as applicable. Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law”, the Trustee or the Certificate Administrator, as the case may be, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law. The Depositor is not obligated to monitor or supervise the performance of the Trustee or the Certificate Administrator under this Agreement or otherwise.

Section 8.04        Trustee and Certificate Administrator May Own Certificates or the RR Interest. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates or the RR Interest, and may deal with the Depositor, the Certificate

Administrator, the Trustee, the Master Servicer, the Special Servicer and the Initial Purchasers in banking transactions, with the same rights it would have if it were not Trustee, Certificate Administrator or such agent, as the case may be.

Section 8.05        Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification. (a)  On each Distribution Date, prior to the distribution of amounts to the Certificateholders and the RR Interest Owners, the Certificate Administrator shall be entitled to withdraw and pay the Trustee and itself its respective portion of the Trustee/Certificate Administrator Fee, as applicable, as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Certificate Administrator at the Trustee/Certificate Administrator Fee Rate.

(b)               In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) of this Agreement in the event that the Special Servicer is terminated).

(c)               The Trustee, the Custodian and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee, the Custodian or the Certificate Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which the Certificate Administrator will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders and the RR Interest Owners to the extent set forth herein and to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii), except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith; provided, however, that, subject to the last paragraph of Section 8.01 and Section 8.02(a)(iii) of this Agreement, the Trustee, the Custodian or the Certificate Administrator shall not refuse to perform any of their respective duties hereunder solely as a result of the failure to be paid their respective portions of the Trustee/Certificate Administrator Fee, or the Trustee’s previously-incurred expenses or, the Custodian’s or Certificate Administrator’s previously-incurred expenses, as applicable. The term “unanticipated expenses incurred by the REMIC” shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Lower-Tier REMIC or the Upper-Tier REMIC and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Lower-Tier REMIC or the Upper-Tier REMIC, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence, willful misconduct or bad faith of the Trustee.

(d)               Each of the Certificate Administrator, the Custodian, the Paying Agent, the Trustee, the Depositor, the Master Servicer and the Special Servicer (each, for purposes of this Section 8.05(d), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (in its capacity as Certificate Administrator, the Custodian, Paying Agent and individually) and each of their Affiliates and each of the directors, officers, employees, representatives and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.05(d), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, expenses, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or Sub-Servicer).

The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, penalties, fines, forfeitures, judgments, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Trust Loan, the Certificates or the RR Interest other than those (i) resulting from the willful misconduct, bad faith, fraud or negligence of the Indemnified Party, as applicable, in the performance of its obligations and duties under this Agreement, (ii) by reason of its negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the Indemnified Party made in Section 2.04(c) or Section 2.04(d), as applicable, of this Agreement, (iii) as to which such Indemnified Party is entitled to indemnification pursuant to this Section 8.05(d) or (iv) constituting a specific liability imposed on the Indemnified Party by this Agreement. The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders and the RR Interest Owners.

(e)               Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation, removal or termination of the Trustee or the Certificate Administrator, as the case may be, regarding rights accrued prior to such resignation, removal or termination and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the Master Servicer, the Special

Servicer, the Paying Agent, the Certificate Administrator, the Certificate Registrar or the Custodian.

(f)                This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

(g)               Each of the Certificate Administrator, Custodian, Paying Agent and the Trustee (in each case with respect to itself only, for purposes of this Section 8.05(g), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trust Fund, the Depositor, the Master Servicer and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Master Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.05(g), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

(h)               The Certificate Administrator (for purposes of this Section 8.05(h), the “Indemnifying Party”) shall, solely in its capacity as the 17g-5 Information Provider, indemnify the Trust Loan Sellers and the Initial Purchasers (each, for purposes of this Section 8.05(h), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to (i) the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder or (ii) a determination by the Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard referred to in clause (i) above by the Indemnifying Party.

Section 8.06        Eligibility Requirements for Trustee and Certificate Administrator. The Trustee and Certificate Administrator hereunder shall at all times:

(i)                                be a corporation, national bank, national banking association or trust company, organized and doing business under the laws of any state or the United States of America;

(ii)                             (a) with respect to the Trustee, be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement and (b) with respect to the Certificate Administrator, be authorized to exercise corporate trust powers;

(iii)                          have a combined capital and surplus of at least $50,000,000;

(iv)                         (A) in the case of the Trustee, have a rating on its long-term senior unsecured debt or issuer credit rating of at least “A” by Fitch (or a short term debt rating of “F1” by Fitch) (provided, however, the Trustee may maintain an issuer credit rating of “BBB-” by Fitch as long as the Master Servicer maintains a backstop liquidity facility with its parent,  and the Master Servicer’s parent entity has a rating of at least “A” on its long term senior unsecured debt or issuer credit rating by Fitch or a short term rating of “F1” by Fitch; provided, further, that the Master Servicer shall notify the Trustee and Rating Agency within thirty (30) days in the event there is a downgrade of the Master Servicer’s parent’s rating, the backstop liquidity facility is terminated, or any other changes limiting the Master Servicers use of the facility), or (B) in the case of each of the Certificate Administrator and the Trustee, as otherwise acceptable to the Rating Agency as evidenced by the receipt of a No Downgrade Confirmation;

(v)                            be subject to supervision or examination by federal and state authority, as applicable, and, in the case of the Trustee, shall not be an Affiliate of the Master Servicer or the Special Servicer (except, in the case of the Trustee, during any period when the Trustee has assumed the duties of the Master Servicer or Special Servicer, as the case may be, pursuant to Section 7.02 of this Agreement); and

(vi)                         not be a person that would be a Prohibited Party if it was a proposed Servicing Function Participant.

Notwithstanding the foregoing, if the Trustee meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clauses (i) through (vi) above and shall have assumed in writing all obligations of the Trustee to make Advances under this Agreement as and when required of the Trustee. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of either Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement.

Section 8.07        Resignation and Removal of Trustee and Certificate Administrator. The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”); provided that such resignation shall not be effective until its successor shall have accepted the appointment. Upon notice of resignation from the Trustee, the Depositor shall promptly appoint a successor trustee acceptable to the Master Servicer, the appointment of which successor is subject to the requirements contained in Section 8.06 of this Agreement. Upon notice of resignation from the Certificate Administrator, the Trustee shall promptly appoint a successor certificate administrator, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor. The Trustee or the Certificate Administrator, as applicable, shall bear all reasonable out of pocket costs and expenses of each other party hereto and the Rating Agency in connection with its resignation.

If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 of this Agreement and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as the case may be (or of its property), shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as the case may be (or of its property or affairs), for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Master Servicer may remove the Trustee or the Certificate Administrator, as the case may be, and the Depositor or the Master Servicer shall promptly appoint a successor by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as the case may be, so removed and to the successor.

The Certificateholders entitled to at least 50% of the Voting Rights may with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the Trustee or the Certificate Administrator and appoint a successor by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer and Special Servicer, one complete set to the Trustee, one complete set to the Certificate Administrator, and one complete set to the successor trustee or certificate administrator, as applicable.

In addition, if the Trustee or the Certificate Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Certificate Administrator, as the case may be, necessary to affect the transfer of its responsibilities to the successor.

In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Trust Loan shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses, indemnities, and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal) and such termination or removal shall be effective with respect to each of its other capacities hereunder except in its capacity as Custodian (but including, without limitation, its capacities as Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

In the event that the Certificate Administrator is terminated or removed pursuant to this Section 8.07, (i) all of its rights and obligations under this Agreement and in and to the Trust Loan shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, indemnities, expenses and other amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination or removal) and (ii) such termination or removal shall be effective with respect to each of its other capacities hereunder.

Upon the resignation, assignment, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee, at its own expense without right to reimbursement therefor, shall (A) endorse the original executed Trust Notes for the Trust Loan (to the extent that the original executed note for the Trust Loan was endorsed to the outgoing Trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates or in blank, and (B) in the case of the other assignable Loan Documents (to the extent other Loan Documents were assigned to the outgoing Trustee), assign and record Loan Documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to the Trust Loan, and certify in writing that, as to the Trust Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Trust Note for the Trust Loan was not endorsed to the outgoing Trustee, the Custodian shall deliver such Trust Note to the successor trustee and the Custodian shall cooperate with any successor trustee to ensure that such Trust Note is endorsed (without recourse, representation and warranty, express or implied) to the order of the successor trustee, as trustee for the registered holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, or in blank. If any assignable Loan Document (other than the Trust Notes) was not assigned to the outgoing Trustee or if the Trustee is removed pursuant to Section 8.07 without cause, with respect to the Loan Documents identified in clause (B) of the preceding sentence, the Custodian shall deliver the Loan Document to the successor trustee and, if appropriate the Loan Documents shall be recorded at the expense of the Trust and the reasonable cooperation (as determined by the Depositor) of the Depositor.

Section 8.08        Successor Trustee and Certificate Administrator. (a)  Any successor trustee or certificate administrator shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator) and the Trustee, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that such successor shall satisfy the requirements contained in Section 8.06 of this Agreement. The predecessor Trustee or Certificate Administrator, as applicable, shall deliver to its successor all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor all such rights, powers, duties and obligations. No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor shall be eligible under the provisions of Section 8.06 of this Agreement.

Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates and the RR Interest Owners at their addresses as shown in the Certificate Register (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”). If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”).

(b)               Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09        Merger or Consolidation of Trustee or Certificate Administrator. Any corporation into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06 of this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee or the Certificate Administrator, as applicable, will notify the other parties hereto (with a copy to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”), and the Certificate Administrator shall post notice of such merger or consolidation to the Certificate Administrator’s Website in accordance with Section 3.14(d) of this Agreement and provide notice of such event to the Master Servicer, the Special Servicer, the Depositor, the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

Section 8.10        Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trust) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates or the RR Interest Owners of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement; provided that except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

ARTICLE IX

TERMINATION

Section 9.01        Termination. (a)  The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the RR Interest (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders and the RR Interest Owners as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders, the RR Interest Owners and the Companion Loan Holders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Trust Loan and all other property held by the Trust Fund in accordance with Section 9.01(c) of this Agreement; (ii) the exchange by the Sole Owner of its Certificates and the VRR Interest for the Trust Loan in accordance with Section 9.01(g) of this Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on the Trust Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof. Upon termination of the Trust pursuant to the preceding sentence, the Custodian shall release or cause to be released to the Master Servicer, at the address provided in Section 10.05 of this Agreement or to such other address designated by the Master Servicer in writing, any Mortgage Files remaining in its possession. In connection with a termination of the Trust under this ARTICLE IX, the Custodian shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer or Special Servicer, as applicable, as shall be necessary to effectuate the transfer of the Trust Loan, any REO Property and any other collateral for the Trust Loan, as applicable.

For purposes of this Section 9.01, the Sole Owner shall have the first option to terminate the Trust Fund, pursuant to subsection (g), and then the Directing Holder, and then the Special Servicer and then the Master Servicer and then the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, in that order, pursuant to subsection (c).

(b)               The Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a “plan of complete liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) of this Agreement shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator (based on information provided by the Master Servicer) in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for each Trust REMIC for the period ending with such termination, and shall retain books and records with respect to each Trust REMIC for the same period of retention for which it maintains its own tax returns or such other reasonable period. The Trustee shall sign all Tax Returns and other reports required by this Section.

(c)               The Directing Holder and, if the Directing Holder does not exercise such option, then the Special Servicer and if the Special Servicer does not exercise such option, then the Master Servicer, and if the Master Servicer does not exercise such option, then the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, may effect an early termination of the Trust Fund (provided that such party has provided 15 Business Days’ prior notice to each of the parties with such option and none of the parties with a higher priority has elected to exercise such option within such 15 Business Day period), upon not less than 30 days’ prior Notice of Termination (which Notice of Termination shall satisfy the notice requirement of the proviso) given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Final Termination Date, by purchasing on such date all, but not less than all, of the Trust Loan then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of the Trust Loan, at a purchase price, payable in cash, equal to the greater of,

(i)                                the sum of, without duplication

(A)             100% the outstanding principal balance of the Trust Loan as of the last day of the month preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of principal);

(B)              the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Final Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)              all unpaid interest accrued on the outstanding principal balance of the Trust Loan (including circumstances where title to the Mortgaged Property has been acquired) at the Trust Loan Rate to the last day of the Whole Loan Interest Accrual Period preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of interest);

(D)             the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees, the CREFC® License Fee,

the EU Reporting Administrator Fee and Trust Fund expenses and indemnity amounts owed by the Trust; and

(ii)                             the aggregate fair market value of the Trust Loan, and all other property acquired in respect of the Trust Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon at the Trust Loan Rate.

In the event that the Directing Holder, the Special Servicer, the Master Servicer or the Holder of a majority Percentage Interest in the Class R or Class LR Certificates purchases the Trust Loan and all property acquired in respect of the Trust Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Directing Holder, the Special Servicer, the Master Servicer or the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the Servicer Remittance Date relating to the Anticipated Final Termination Date on which the final distribution on the Certificates and the RR Interest is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a) of this Agreement, which portion shall be deposited in the Collection Account). In addition, the Master Servicer shall transfer to the Certificate Administrator for deposit in the Lower-Tier Distribution Account all amounts required to be transferred thereto on the Servicer Remittance Date from the Collection Account, together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. The Certificate Administrator shall deposit all amounts deposited into the Lower-Tier Distribution Account into the Upper-Tier Distribution Account for distribution in accordance with (a) and (b) of this Agreement. Upon confirmation that such final deposits have been made and upon direction from the Master Servicer, the Custodian shall, release or cause to be released to the Directing Holder, the Special Servicer, the Master Servicer or the Holder of a majority Percentage Interest in the Class R or Class LR Certificates, as applicable, the Mortgage File for the Trust Loan and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Trust Loan and all property acquired in respect of the Trust Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee and the Certificate Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a “qualified liquidation” under Section 860F(a)(4)(A) of the Code. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Trust Loan and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

Any such party effecting an early termination as described in this Section 9.01(c) may be an affiliate of a Trust Loan Seller.

(d)               If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Trust Loan previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Principal Balance Certificates and the RR Interest Owners of the outstanding RR Interest, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Class of Principal Balance Certificates and/or the RR Interest Balance of the RR Interest, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(b) of this Agreement and (ii) if no such Classes of Principal Balance Certificates are then outstanding, the final distribution shall be made (i) to the Holders of the Class LR Certificates of any amount remaining in the Collection Account or the Lower-Tier Distribution Account, and (ii) to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account.

(e)               Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders and RR Interest Owners with a copy to the Trustee, the Master Servicer, the Special Servicer, the Trust Loan Sellers, the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) at their addresses shown in the Certificate Registrar not more than 30 days, and not less than ten (10) days, prior to the Anticipated Final Termination Date. The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)                                specify the Anticipated Final Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)                             specify the amount of any such final distribution, if known; and

(iii)                          state that the final distribution to Certificateholders and RR Interest Owners will be made only upon presentation and surrender of Certificates and RR Interest Owners at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Final Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder and RR Interest Owner.

(f)                Any funds not distributed on the Termination Date because of the failure of any Certificateholders or RR Interest Owners to tender their Certificates or RR Interest, as applicable, shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders and/or RR Interest Owners, whereupon the Trust Fund shall terminate. If any Certificates or RR Interest as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders and RR Interest Owners, at their last addresses shown in the Certificate Register, to surrender their Certificates or RR Interest for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one (1) year after the second notice any Certificate or RR Interest shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders and the RR Interest Owners concerning surrender of their Certificates or the RR Interest. The costs and expenses of maintaining such funds and of contacting Certificateholders and the RR Interest Owners shall be paid out of the assets which remain held. If within two (2) years after the second notice any Certificates or the RR Interest shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders and/or the RR Interest Owners thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders and/or the RR Interest Owners until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts, subject to applicable law, to the Holders of the Residual Certificates. No interest shall accrue or be payable to any Certificateholder or RR Interest Owner on any amount held as a result of such Certificateholder’s or RR Interest Owner’s failure to surrender its Certificate(s) or the RR Interest for final payment thereof in accordance with this Section 9.01.

(g)               The Sole Owner shall have the right to exchange all of its Certificates and the VRR Interest for the Trust Loan or REO Property, as applicable, as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Sole Owner compensates the Certificate Administrator for the amount of investment income the Certificate Administrator would have earned if the outstanding Certificate Balance of the then outstanding Principal Balance Certificates and the VRR Interest Balance of the then outstanding VRR Interest were on deposit with the Certificate Administrator as of the first day of the current calendar month and such Sole Owner pays to the Master Servicer as additional compensation an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Balance of the then-outstanding Principal Balance Certificates and the aggregate RR Interest Balance of the then-outstanding RR Interest as of the day of the exchange and (C) three, divided by (ii) 360. In the event that the Sole Owner elects to exchange all of its Certificates and the VRR Interest for the Trust Loan or REO Property, as applicable, remaining in the Trust Fund in accordance with the preceding sentence, such Sole Owner, not later than the Business Day prior to the Distribution Date on which the final distribution on the Certificates and the RR Interest is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06 of this Agreement or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(e) and Section 3.06(f) of this Agreement, but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, the Master Servicer shall transfer all amounts required to be transferred to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on or prior to the Servicer Remittance Date from the Collection Account pursuant to Section 3.05 of this Agreement. Upon confirmation from the Certificate Administrator that such final deposits have been made and following the surrender of all its Certificates (other than the Class R and Class LR Certificates) and the RR Interest on the final Distribution Date to the Certificate Administrator, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Sole Owner or any designee thereof, the Mortgage File for the Trust Loan or shall execute all assignments, endorsements and other instruments furnished to it by the Sole Owner as shall be necessary to effectuate transfer of the Trust Loan or REO Property, as applicable remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX. The Trust Loan or REO Property, as applicable, is deemed distributed to the Sole Owner in liquidation of the Trust Fund pursuant to this Article IX. Solely for federal income tax purposes, the Sole Owner shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to (a) if the Trust Loan is a Performing Loan, the remaining Certificate Balance of its Certificates (other than the Class R and Class LR Certificates) and the remaining VRR Interest Balance of the RR Interest, plus accrued, unpaid interest with respect thereto, or (b) if the Trust Loan is a Specially Serviced Mortgage Loan or has been converted to REO Property, the fair market value thereof, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of the Lower-Tier Regular Interests and such Certificates and the RR Interest.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01    Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

Section 10.02    Limitation on Rights of Certificateholders and RR Interest Owners. The death or incapacity of any Certificateholder or RR Interest Owner shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder’s or RR Interest Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder or RR Interest Owner shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates or the RR Interest, shall be construed so as to constitute the Certificateholders or the RR Interest Owners from time to time as partners or members of an association; and neither any Certificateholder nor any RR Interest Owner shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder, RR Interest Owner or Companion Loan Holder, as applicable, shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, the Trust Loan, the Certificates or the RR Interest, unless such Certificateholder, RR Interest Owner or Companion Loan Holder, as applicable, previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also Companion Loan Holders or Certificateholders representing Percentage Interests of at least 25% of each affected Class of Certificates or the RR Interest Owners, as applicable, have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and has or have offered to the Trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder and RR Interest Owner with every other Certificateholder and/or RR Interest Owner, as applicable, and the Trustee, that no Certificateholder of any Class or RR Interest Owner shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates and/or RR Interest Owners, or to obtain or seek to obtain priority over or preference to any other such Certificateholder and/or RR Interest Owner, or to enforce any right under this Agreement, the Certificates or the RR Interest, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class and the RR Interest Owners, as applicable. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and RR Interest Owner and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 10.03    Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 10.04    Waiver of Jury Trial; Consent to Jurisdiction. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY

ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 10.05    Notices. Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

If to the Trustee, to:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – TYSN 2023-CRNR

with a copy to:

Email: TrustAdministrationGroup@computershare.com; CCTCMBSBondAdmin@computershare.com

If to the Certificate Administrator, to:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – TYSN 2023-CRNR

with a copy to:

Email: TrustAdministrationGroup@computershare.com; CCTCMBSBondAdmin@computershare.com or in the case of surrender, transfer or exchange of any Certificate (other than the Class RR Certificates after the expiration of the Transfer Restriction Period) or the RR Interest (during the Transfer Restriction Period) to:

Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Corporate Trust Services – TYSN 2023-CRNR

or in the case of surrender, transfer or exchange of any VRR Interest (other than during the Transfer Restriction Period) to:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS) – TYSN 2023-CRNR

with a copy to:

Email: CCTRiskRetentionCustody@computershare.com

If to the Custodian, to:

Computershare Trust Company, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group – TYSN 2023-CRNR

with a copy to:

Email: cmbscustody@computershare.com

If to the Depositor, to:

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via e-mail to:

Email: cmbs.requests@db.com

If to the Master Servicer, to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President – Servicing

Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

With respect to notices related to Article XI Exchange Act Reporting:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Michael Gerdy
Email: michael.gerdy@berkadia.com

with a copy to:

Katie Schwarting:
KSchwarting@seyfarth.com

If to the Special Servicer, to:

Situs Holdings, LLC
2 Embarcadero Center, 8th Floor
San Francisco, California 94111
Attention: Stacey Ciarlanti
E-mail: staceyciarlanti@situsamc.com and samnotice@situsamc.com with a copy to:

Situs Holdings, LLC
5065 Westheimer Road, Suite 700E
Houston, Texas 77056
Attention: Legal Department
E-mail: legal@situsamc.com

If to Deutsche Bank AG, New York Branch, as a Trust Loan Seller or initial Risk Retention Consultation Party, to:

Deutsche Bank AG, New York Branch
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye
with a copy via e-mail to:
Email: cmbs.requests@db.com

If to Goldman Sachs Mortgage Company, as a Trust Loan Seller or initial Risk Retention Consultation Party, to:

Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Scott Epperson
E-mail: scott.epperson@gs.com and gs-refgsecuritization@gs.com with a copy to:

Structured Finance Legal (REFG)
gs-refglegal@gs.com

If to Bank of Montreal, as a Trust Loan Seller or initial Risk Retention Consultation Party, to:

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Michael Birajiclian and David Schell
Email: Michael.Birajiclian@bmo.com and David.Schell@bmo.com

with a copy to:

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Legal Department
Email: BMOCMBSNotices@bmo.com

If to JPMorgan Chase Bank, National Association, as a Trust Loan Seller or initial Risk Retention Consultation Party, to:

JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Kunal K. Singh
E-mail: US_CMBS_Notice@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: SPG Legal
Email: US_CMBS_Notice@jpmorgan.com

If to Deutsche Bank Securities Inc., as an Initial Purchaser, to:

Deutsche Bank Securities Inc.
Commercial Mortgage-Backed Securities
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye
Email: cmbs.requests@db.com

If to Goldman Sachs & Co. LLC, as an Initial Purchaser, to:

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Attention: Scott Epperson

E-mail: scott.epperson@gs.com and gs-refgsecuritization@gs.com with a copy to:

Structured Finance Legal (REFG)

gs-refglegal@gs.com

If to BMO Capital Markets Corp., as an Initial Purchaser, to:

BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Michael Birajiclian and David Schell
Email: Michael.Birajiclian@bmo.com and David.Schell@bmo.com

with a copy to:

BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Legal Department
Email: BMOCMBSNotices@bmo.com

If to J.P. Morgan Securities LLC, as an Initial Purchaser, to:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: SPG Syndicate

E-mail: ABS_Synd@jpmorgan.com

with a copy to:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: SPG Legal
Email: US_CMBS_Notice@jpmorgan.com

If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the 17g-5 Information Provider, electronically to:

17g5informationprovider@computershare.com
(in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “TYSN 2023-CRNR” and an identification of the type of information being provided in the body of such electronic mail)

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Section 10.06    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 10.07    Notice to the Depositor and the Rating Agency. (a)  The Certificate Administrator shall promptly provide notice to the Depositor, the Initial Purchasers, the Trustee, and the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website), and, with respect to clause (i), (ii), or (iii) below, email such notice to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(k) of TSA”, with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge and to the extent the below information has not already been provided to the Depositor, the Initial Purchasers, the Trustee, and the 17g-5 Information Provider pursuant to the terms of this Agreement:

(i)                                any material change or amendment to this Agreement;

(ii)                             the occurrence of any Servicer Termination Event that has not been cured;

(iii)                          the merger, consolidation, resignation or termination of the Certificate Administrator, the Master Servicer, the Special Servicer or the Trustee; and

(iv)                         the repurchase of the Trust Loan pursuant to Section 2.03(e) of this Agreement.

(b)               The Certificate Administrator shall promptly furnish to the Depositor, the Initial Purchasers, and the 17g-5 Information Provider (which shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)                                notice of the final payment to any Class of Certificateholders;

(ii)                             notice of any change in the location of the Distribution Accounts; and

(iii)                          each report to Certificateholders or the RR Interest Owners described in Section 4.02 and Section 3.13 of this Agreement.

(c)               The Master Servicer shall promptly furnish to the 17g-5 Information Provider (which shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)                                a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under the Trust Loan, in each case to the extent collected pursuant to Section 3.03 of this Agreement;

(ii)                             notice of any change in the location of the Collection Account,

(iii)                          a copy of any notice with respect to a breach of a representation or warranty with respect to the Trust Loan;

(iv)                         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

(v)                            any change in the lien priority of the Trust Loan;

(vi)                         any material damage to the Mortgaged Property;

(vii)                      any amendment, modification, consent or waiver to or of any provision of the Trust Loan (including any modification to the related Loan Documents that remove a requirement for a No Downgrade Confirmation); and

(viii)                   any amendment to any intercreditor agreement or the Co-Lender Agreement.

(d)               Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agency shall deliver such written notice of the events or information specified in Section 3.14(d) to the Rating Agency at the address listed below, promptly following the occurrence thereof. The Master Servicer or Special Servicer, as applicable, and the Certificate Administrator and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agency to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.14(d). Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agency required hereunder shall be in writing.

Notices to the Rating Agency shall be addressed as follows:

Fitch Ratings, Inc.
300 West 57th Street
New York, NY 10019
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
Email: info.cmbs@fitchratings.com

or in each case to such other address as the Rating Agency shall specify by written notice to the parties hereto.

(e)               In connection with the delivery by the Master Servicer or the Special Servicer to the Rule 17g-5 Information Provider of any information, report, notice or document for posting to the Rule 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Master Servicer or Special Servicer, as applicable, of when such information, report, notice or document has been posted to the 17g-5 Information Provider’s Website. The Master Servicer or Special Servicer, as applicable, may, but is not obligated to, send such information, report, notice or other document to the Rating Agency so long as such information, report, notice or document was (i) previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided to the 17g-5 Information Provider.

Section 10.08    Amendment. This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the RR Interest, the Trust or this

Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision hereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or the Companion Loan Securities by the Rating Agency (provided that such amendment does not adversely affect in any material respect (x) the rights or interests of any Certificateholder, RR Interest Owner or the Companion Loan Holders not consenting thereto or (y) the rights or interests of the Directing Holder without the consent of the Holders of Certificates representing 100% of the Controlling Class); (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of this Agreement, or any other change that will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or Companion Loan Holders not consenting thereto (as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or a Companion Loan Holder of rated Companion Loan Securities, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates or the Companion Loan Securities, if applicable); (v) to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the U.S. Credit Risk Retention Rules or the EU Securitization Regulation, as evidenced by an opinion of counsel, or (ii) in the event the U.S. Credit Risk Retention Rules or the EU Securitization Regulation or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal; in each case, subject to the consent of the Retaining Sponsor, not to be unreasonably withheld; and (vi) to modify the procedures herein relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification would not (a) materially increase the obligations or decrease the rights of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such parties’ consent; (b) reduce the consent or consultation rights or the right to receive information under this Agreement of the Directing Holder without the consent of the Directing Holder or (c) adversely affect in any material respect the interests of any Certificateholders, RR Interest Owners or Companion Loan Holders not consenting thereto, as evidenced by in the case of clauses (iii), (iv) and (vi) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to any Companion Loan Securities; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(c) of this Agreement). In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or subject either Trust REMIC to tax.

This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the RR Interest Owners (if affected by such amendment), the Holders of Certificates representing not less than 66-⅔% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents or the Trust Loan Sellers) and the Companion Loan Holders affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the RR Interest Owners; provided, however, that no such amendment may:

(i)                                reduce in any manner the amount of, or delay the timing of, payments received on the Whole Loan which are required to be distributed on any Certificate or the RR Interest, without the consent of the RR Interest Owners, the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the RR Interest Owners or which are required to be distributed to the Companion Loan Holders without the consent of the Companion Loan Holders;

(ii)                             alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a Monthly Advance, Administrative Advance or a Property Advance, without the consent of the RR Interest Owners (if affected thereby) and the Holders of the Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby);

(iii)                          change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under this Agreement without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, the consent of the RR Interest Owners (if affected thereby) and the consent of the Companion Loan Holders (if affected thereby); or

(iv)                         amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the RR Interest Owner (if affected thereby) and the consent of the Companion Loan Holders (if affected thereby).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary: (i) to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholders, RR Interest Owners or Companion Loan Holders or (ii) to comply with the Investment Company Act of 1940, as amended, and/or any related regulatory actions and/or interpretations.

In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 10.08 shall be effective with the consent of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, in writing, and to the extent required by this Section 10.08, the Certificateholders, the RR Interest Owners and the Companion Loan Holders. Promptly after the execution of any amendment, the requesting party shall forward to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, and the Certificate Administrator shall furnish a copy of such amendment to each Certificateholder, RR Interest Owner, the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

It shall not be necessary for the consent of Certificateholders or RR Interest Owners under this Section 10.08 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders, RR Interest Owners and the Companion Loan Holders shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee, the Certificate Administrator and the Special Servicer have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by the Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of first sentence of this Section, then at the expense of the Trust Fund) confirming that such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied, respectively, hereunder and such amendment will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, at any time that any Certificates are outstanding, or cause a tax to be imposed on the Trust Fund or either Trust REMIC.

Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel and an Officer’s Certificate, at the expense of the party requesting such amendment (or, if such amendment is required by the Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section 10.08 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator), then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied. The Trustee or the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s or the Certificate Administrator’s own rights, duties or immunities under this Agreement.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement (i) that adversely affects the rights, including (without limitation) as a third-party beneficiary hereunder, and/or obligations of the Trust Loan Sellers or the Initial Purchasers without the consent of the Trust Loan Sellers or the Initial Purchasers, as applicable, (ii) that adversely affects the rights, including (without limitation) as a third-party beneficiary hereunder, and/or obligations of the Companion Loan Holders without the consent of the Companion Loan Holders or (iii) that would constitute an EU Transparency Amendment without the written consent of the EU Transparency Designee.

Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider which shall post a copy of the same on the

17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement and deliver a copy of the same to CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR – Post per Section 4.02(j) of TSA”, and thereafter, the Certificate Administrator shall furnish a copy of such amendment to each Certificateholder, RR Interest Owner, the Companion Loan Holders, the Depositor, the Master Servicer, the Special Servicer, and the Initial Purchasers.

Section 10.09    Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Trust Loan) by the Depositor to the Trustee on behalf of Certificateholders and RR Interest Owners as contemplated by this Agreement and the sale by the Depositor of the Certificates and the RR Interest be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates and the RR Interest. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders and RR Interest Owners of a first priority security interest in all of the Depositor’s right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Trust Loan in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account, the Distribution Accounts, the Interest Reserve Account and any REO Account whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 of the New York Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request and direction of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Loan, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates or the RR Interest are sold, pledged or assigned.

Section 10.10    No Intended Third-Party Beneficiaries. Except as specified in Section 10.12 of this Agreement, no Person other than a party to this Agreement, the Trust Loan Sellers, the Initial Purchasers or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to the Trust Loan is an intended third-party beneficiary of this Agreement.

Section 10.11    Entire Agreement. This Agreement, together with the Co-Lender Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 10.12    Third Party Beneficiaries. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer acknowledge that (i) each Trust Loan Seller and each Initial Purchaser is a third party beneficiary with respect to Section 8.05(h) of this Agreement, the obligations of any such party to deliver information to the 17g-5 Information Provider hereunder and the obligations of the 17g-5 Information Provider to post information to the 17g-5 Information Provider’s Website and the express obligations of any party hereto to deliver documents, notices, information or funds to the Trust Loan Sellers, (ii) each Trust Loan Seller is a third party beneficiary in respect of the rights afforded it under this Agreement of this Agreement, (iii) the Initial Purchasers are third party beneficiaries with respect to their rights to receive any notices, documents, certifications and/or information hereunder and their rights under Section 10.08 of this Agreement, (iv) each holder of the Companion Loan and any related Other Depositor is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly (or, in the case of a holder of the Companion Loan, the related Other Servicer may) enforce such rights, and (v) each of the Companion Loan Service Providers under an applicable Other Pooling and Servicing Agreement is an intended third party beneficiary under this Agreement with respect to any provision herein expressly relating to compensation, reimbursement or indemnification of such Companion Loan Service Provider and the provisions regarding the coordination of Advances and (vi) the EU Transparency Designee is a third party beneficiary of this Agreement with respect to its right to the EU Reporting Administrator Fee and each provision hereof whose amendment would constitute an EU Transparency Amendment.

ARTICLE XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01    Intent of the Parties; ReasonablenessSection 11.02. The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is, among other things, to facilitate compliance by any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Except as expressly required by Section 11.07, Section 11.08 and Section 11.09, the Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit any Other Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Custodian, as applicable, and any Sub-Servicer, or the servicing of the Whole Loan, reasonably believed by the Depositor or any Other Depositor, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor or any Other Depositor, as applicable, to satisfy any related filing requirements. For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02    Succession; Sub-Servicers; Subcontractors.

(a)                 For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.07 of this Agreement), in connection with the succession to the Master Servicer and Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a “servicer” meeting the criteria contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Master Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer and Special Servicer or any such Sub-Servicer, the Master Servicer or Special Servicer, as applicable (depending on whether such succession involves it or one of its Sub-Servicers), or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 3.22 or Section 7.02, the Master Servicer, the Special Servicer or any Servicing Function Participant (with respect to the foregoing clauses (i) and (ii)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (iii)) shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such succession pursuant to this Agreement, provide to the Depositor and any Other Depositor as to which the Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each such Other Depositor, all information relating to such successor servicer reasonably requested by any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)               For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, any Sub-Servicer, the Certificate Administrator, the Trustee and the Custodian (each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Custodian and each Sub-Servicer, for purposes of this Section 11.02(a) and Section 11.02(c), a “Servicing Party”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicing Party shall promptly upon request provide to any Other Depositor as to which the Companion Loan is affected, a written description (in form and substance satisfactory to each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicing Party during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicing Party shall cause any Subcontractor utilized by such Servicing Party that is determined to be a Servicing Function Participant to comply with the provisions of Section 11.08 and Section 11.09 of this Agreement to the same extent as if such Subcontractor were such Servicing Party. Such Servicing Party shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit BB, shall use commercially reasonable efforts to obtain from such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.08 and Section 11.09 of this Agreement, in each case, as and when required to be delivered.

(c)               For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicing Party engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicing Party shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicing Party determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the Companion Loan is affected, of any such Sub-Servicer and Sub-Servicing Agreement. No Sub-Servicing Agreement (other than such agreements relating to a Sub-Servicer set forth in Exhibit BB) shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Other Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Other Exchange Act Reporting Party as to which the Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)               For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 11.06 of this Agreement) and shall furnish pursuant to Section 11.06 of this Agreement to each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 11.03    Other Securitization Trust’s Filing Obligations For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Custodian shall (and shall cause (or, in the case of each Sub-Servicer set forth on Exhibit BB, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with each Other Depositor in connection with the satisfaction of each Other Securitization Trust’s reporting requirements under the Exchange Act.

Section 11.04    Form 10 D Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within five (5) calendar days after the related Distribution Date (using commercially reasonable efforts), (i) the parties as set forth on Exhibit X to this Agreement, shall be required to provide to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, and (ii) the parties listed on Exhibit X to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit BB, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit AA to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit X to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.

Section 11.05    Form 10-K Disclosure For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, by March 1st, commencing in March 2024, (i) the parties listed on Exhibit Y to this Agreement shall be required to provide (and with respect to any Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K

Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit Y to this Agreement applicable to such party, and (ii) the parties listed on Exhibit Y to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit BB, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit AA to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Y to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

Section 11.06    Form 8-K Disclosure For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), within one Business Day after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”) (using commercially reasonable efforts), but in no event later than the end of business (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit Z to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit BB, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Depositor and each Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties, any Form 8-K Disclosure described on Exhibit Z to this Agreement as applicable to such party, if applicable, and (ii) the parties listed on Exhibit Z to this Agreement shall include with such Form 8-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit BB, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit AA. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Z of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure.

Section 11.07    Annual Compliance Statements. On or before March 1 of each year, commencing in 2024 each of the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Whole Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Custodian, any Additional Servicer and each Servicing Function Participant, each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit BB with which it has entered into a servicing relationship with respect to the Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each such Servicing Function Participant and each of the Master Servicer, Special Servicer, the Certificate Administrator, the Trustee and the Custodian, a “Certifying Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Person’s activities during the preceding calendar year or portion thereof and of such Person’s performance under this Agreement or the applicable sub-servicing agreement, as applicable, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Person has fulfilled all its obligations under this Agreement or the applicable sub-servicing agreement, as applicable, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Servicing Function Participant with which the Master Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Trust Loan or the Companion Loan in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each such Certifying Servicer that serviced the Trust Loan or a Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered. Copies of all Officer’s Certificates delivered pursuant to this Section 11.07 shall be made available to any Privileged Person by the Certificate Administrator by posting such compliance report to the Certificate Administrator’s Website. Notwithstanding the foregoing, the Trustee shall not be required to deliver an annual compliance statement with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Section 11.08    Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1 of each year, commencing in 2024 the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Whole Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Trustee and the Custodian, each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit BB with which it has entered into a servicing relationship with respect to the Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall promptly post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that, to the best of such Reporting Servicer’s knowledge, such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 11.08 shall be provided to any Certificateholder and RR Interest Owner, upon the written request therefor, by the Certificate Administrator. Notwithstanding the foregoing, the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such report, the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria.

(b)               On the Closing Date, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee each acknowledge and agree that Schedule I to this Agreement sets forth the Relevant Servicing Criteria for such party.

(c)               No later than 30 days after the end of each fiscal year for the Trust, the Master Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Trustee and the Custodian shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, in each case, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Trustee and the Custodian submit their assessments pursuant to Section 11.08(a) of this Agreement, such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.09) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)               In the event the Master Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Trustee or the Custodian is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Sub-Servicer set forth on Exhibit BB, shall use commercially reasonable efforts to cause) any Servicing Function Participant engaged by it to provide (and the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Custodian shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 11.08, coupled with an attestation as required in Section 11.09 in respect of the period of time that the Master Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Trustee or the Custodian was subject to this Agreement or the period of time that the Servicing Function Participant was subject to such other servicing agreement.

Section 11.09    Annual Independent Public Accountants’ Servicing Report. On or before March 1 of each year, commencing in 2024, the Master Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Trustee and the Custodian, each at its own expense, shall cause (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit BB with which it has entered into a servicing relationship with respect to the Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to cause, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website), the Depositor, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 11.09 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.14(b). Notwithstanding the foregoing, the Trustee shall not be required to deliver an annual independent public accountants’ servicing report with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of such report from the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or any Servicing Function Participant, the Depositor and each Other Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator as to the nature of any defaults by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Trust Loan or the Companion Loan, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Trustee’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing agreement.

Section 11.10    Significant Obligor. With respect to a Companion Loan that an applicable Other Depositor has notified the Master Servicer in writing that the Mortgaged Property is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust that includes such Companion Loan and of the distribution date in such Other Pooling and Servicing Agreement, the Master Servicer shall, solely to the extent the Master Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) (beginning with the first calendar quarter following receipt of such notice from the Other Depositor) or the updated financial statements of such “significant obligor” for any calendar year (beginning with the first calendar year following receipt of such notice from the Other Depositor), as applicable, from the Borrower or the Special Servicer, as applicable, deliver to the Other Certificate Administrator on or prior to the day that occurs two Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs 12 or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or 17 or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such “significant obligor”, together with the net operating income of such significant obligor for the applicable period as calculated by the Master Servicer in accordance with the CREFC® guidelines and (B) if such financial statement receipt occurs less than 12 Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than 17 Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such “significant obligor”, together with the net operating income for the applicable period as reported by the Borrower in such financial statements.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the Loan Documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization Trust that includes such related Companion Loan (and shall cause each applicable sub-servicing agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received them. The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the Borrower under the Loan Documents.

The Master Servicer shall (and shall cause each applicable sub-servicing agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Borrower to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 11.11    Sarbanes-Oxley Backup Certification For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer and the Special Servicer shall provide (and with respect to any other Servicing Function Participant of such party, shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization Trust (the “Certifying Person”) no later than March 15 of the year following the year to which the Form 10-K of such Other Securitization Trust relates or, if March 15 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit CC, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 11.11 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Notwithstanding the foregoing, the Trustee shall not be required to deliver such certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Notwithstanding the foregoing, nothing in this Section 11.11 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer, Additional Servicer or any other third party retained by it that is not a Sub-Servicer listed on Exhibit BB or a Sub-Servicer appointed pursuant to Section 3.01(c)), (ii) to certify information other than to such

Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Section 11.12    Indemnification. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Custodian (if the Custodian is a separate entity from the Certificate Administrator), the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor (and any Other Depositor related to an Other Securitization Trust that includes such Companion Loan), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (i) the failure to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization Trust that includes such Companion Loan) or Certificate Administrator (or any Other Trustee related to an Other Securitization Trust that includes such Companion Loan) under this Article XI by the time required after giving effect to any applicable grace period or cure period, (ii) any untrue statement or alleged untrue statement of a material fact contained in any information (x) regarding such party or any Servicing Function Participant, Additional Servicer or subcontractor engaged by it (other than a Trust Loan Seller Sub-Servicer), (y) prepared by any such party described in clause (x) or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party in connection with the performance of such party’s obligations described in this Article XI, or the omission or alleged omission to state in any such information a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the applicable party shall be entitled to participate in any action arising out of the foregoing and the Depositor shall consult with such party with respect to any litigation or audit strategy, as applicable, in connection with the foregoing and any potential settlement terms related thereto, (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Trust Loan Seller Sub-Servicer) to perform its obligations to the Depositor (or any Other Depositor related to an Other Securitization Trust that includes such Companion Loan) or Certificate Administrator (or any Other Trustee related to an Other Securitization Trust that includes such Companion Loan) under this Article XI by the time required after giving effect to any applicable grace period and cure period or (iv) any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor or the Other Depositor as necessary for the Depositor or the Other Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission regarding information (x) delivered by the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report filed by the Depositor or Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or Other Depositor’s filing of such report, the Depositor or Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s or Other Depositor’s response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor or Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this paragraph. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided, that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or Other Depositor informed of its progress with the Commission and copy the Depositor or Other Depositor on all correspondence with the Commission and provide the Depositor or Other Depositor with the opportunity to participate (at the Depositor’s or Other Depositor’s expense) in any telephone conferences and meetings with the Commission and (ii) the Depositor or Other Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor (or Other Depositor) and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or Other Depositor, as the case may be) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission therewith shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or Other Depositor, as the case may be. Each of the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Additional Servicer retained by it to comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

The Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Custodian shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Trust Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Trust Loan to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement, as applicable or (ii) any Deficient Exchange Act Deliverable.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall, and the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than (x) a party to this Agreement or (y) the Trust Loan Seller Sub-Servicer) with respect to the Trust Loan to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article XI. The Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) Trust Loan Seller Sub-Servicers) with which it has entered into a servicing relationship with respect to the Trust Loan to agree to the foregoing indemnification and contribution obligations.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party. In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties and, in the case of an investigation by the Commission, any parties that are, or whose reporting materials are, the subject of such investigation) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 11.13    Amendments. This Article XI may be amended by the parties hereto pursuant to Section 11.08 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, No Downgrade Confirmations or the consent of any Certificateholder or RR Interest Owner, notwithstanding anything to the contrary contained in this Agreement.

Section 11.14   Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor or any Other Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article XI; provided that such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment.

Section 11.15    Termination of Sub-Servicing Agreements. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Certificate Administrator, the Trustee and the Custodian, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor or any Other Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article XI and (ii) promptly notify the Depositor and any Other Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article XI. The Depositor and any Other Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor and any Other Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right the Master Servicer, the Certificate Administrator, the Trustee or the Custodian, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 11.16    Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan. (a)  Any other provision of this Article XI to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article XI, in connection with the requirements contained in this Article XI that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party (i) until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once and each party shall be entitled to conclusively rely on such notice until a Responsible Officer thereof has received a subsequent notice), setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 11.07, Section 11.08 and Section 11.09 of this Agreement, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Master Servicer, Special Servicer, Trustee, Certificate Administrator and Custodian in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article XI to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article XI in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article XI with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation shall be required in connection with any delivery of the items contemplated by Section 11.07, Section 11.08 and Section 11.09 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(c)               Each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Custodian shall, upon reasonable prior written request given in accordance with the terms of Section (a) above, and subject to a right of the Master Servicer, Special Servicer, Certificate Administrator, Trustee or Custodian, as the case may be, to review and approve such disclosure materials, permit the Companion Loan Holders to use such party’s description contained in the Offering Circular (updated as appropriate by the Master Servicer, the Special Servicer, Certificate Administrator, Trustee or Custodian, as applicable, at the reasonable cost of the Other Depositor) for inclusion in the disclosure materials relating to any securitization of a Companion Loan.

(d)               The Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Custodian, upon reasonable prior written request given in accordance with the terms of Section (a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 11.16(b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as the case may be, or their respective counsel, in connection with the information concerning such party in the Offering Circular and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, or their respective legal counsel, as the case may be, and sufficient to comply with Regulation AB). None of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian shall be obligated to deliver any such item with respect to the securitization of a Companion Loan if it did not deliver a corresponding item with respect to this Trust.

ARTICLE XII

Current Reports

Section 12.01    Current Reports.

(a)               The Master Servicer, the Special Servicer and the Certificate Administrator are each authorized to execute and deliver, in their respective sole discretion, one or more agreements with the EU Transparency Designee with respect to the reporting or provision of information in connection with the performance by the EU Transparency Designee of its obligations under the EU Transparency Requirements or the EU Risk Retention Agreement. None of the Master Servicer, the Special Servicer or the Certificate Administrator shall have any duty or liability hereunder (whether to the Certificateholders, the RR Interest Owners or Beneficial Owners, the other parties hereto or otherwise) with respect to or related to any such agreement. In no event shall the Master Servicer, the Special Servicer or the Certificate Administrator have any duty for any purpose to evaluate or otherwise make determinations regarding the sufficiency, adequacy, completeness or suitability of any reports or other information (including reports using a data reporting template) prepared by or on behalf of the EU Transparency Designee in connection with its obligations under the EU Transparency Requirements or the EU Risk Retention Agreement.

(b)               Within four (4) Business Days after the occurrence of a Specified Event (as defined below), to the extent that it receives the Current Report Disclosure Information (as defined below) by means of a completed version of the form attached hereto as Exhibit W-3 as described in the next succeeding paragraph, the Certificate Administrator shall, subject to the review and approval procedures set forth below, prepare and post to the “EU Risk Retention” tab on the Certificate Administrator’s Website a report thereof (a “Current Report”) substantially in the form attached hereto as Exhibit W-1, with such completed Exhibit W-3 attached thereto, and setting forth the information regarding such Specified Event that would be required by Form 8-K under the Exchange Act. “Specified Event” means any event identified in Exhibit W-2, which will have substantially the same meaning as the related item in Form 8-K under the Exchange Act. “Current Report Disclosure Information” means, with respect to each Specified Event, any disclosure or information regarding such Specified Event that would be required by Form 8-K under the Exchange Act.

(c)               The parties listed on Exhibit W-2 shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge, use their commercially reasonable efforts to provide via e-mail to the EU Transparency Designee and to the Certificate Administrator (at CCTEURRCompliance@computershare.com under the subject line “EURR: TYSN 2023-CRNR - Current Report Disclosure for Review”) within one (1) Business Day after the occurrence of a relevant Specified Event, and in no event later than 5:30 p.m. (New York City Time) on the second Business Day after the occurrence of such Specified Event, the form and substance of the Current Report Disclosure Information described on Exhibit W-2 as applicable to such party, which shall be set forth by such party in a notification in the form attached hereto as Exhibit W-3 (a “Current Report Disclosure Notification”) in electronic format sufficient for posting to the Certificate Administrator’s website. If the Certificate Administrator does not receive a response from the EU Transparency Designee by 12:00 p.m. (New York City Time) on the fourth Business Day after the Specified Event, the EU Transparency Designee will be deemed to have consented to such Current Report Disclosure Information. The Certificate Administrator shall have no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit W-2 of their duties under this Section 12.01 or proactively solicit or procure from such parties any Current Report Disclosure Information; provided, however, that (i) to the extent the Certificate Administrator is notified of such Specified Event via its e-mail address set forth in this Section 12.01 and does not receive the necessary Current Report Disclosure Information, the Certificate Administrator shall notify the EU Transparency Designee that it has not received such information; and (ii) the limitation on liability set forth in this sentence shall not be applicable if the Specified Event relates to the Certificate Administrator or any Person that the Certificate Administrator has engaged to perform its obligations under this Agreement.

(d)               After preparing each Current Report, the Certificate Administrator shall, no later than the later of (x) the close of the Business Day (New York City Time) on the third Business Day after the Specified Event or (y) 24 hours after having received the Current Report Disclosure Notification in the form attached hereto as Exhibit W-3 pursuant to the immediately preceding paragraph, forward electronically a copy of such Current Report to the EU Transparency Designee for review and approval. If the Certificate Administrator does not receive a response from the EU Transparency Designee by 12:00 p.m. (New York City Time) on the 4th Business Day after the Specified Event, the EU Transparency Designee shall be deemed to have consented to such Current Report (including the Current Report Disclosure Information therein)..

(e)               The performance by the Certificate Administrator of its duties under this Section 12.01 related to the timely preparation and posting of Current Reports is contingent upon such parties observing all applicable deadlines in the performance of their duties set forth or described under this Section 12.01. The Certificate Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare and/or timely post any Current Report if and to the extent that such failure results from the Certificate Administrator’s inability or failure to receive approved Current Report Disclosure Information from the applicable party within the applicable timeframes set forth in this Section 12.01 and does not result from the Certificate Administrator’s own negligence, bad faith or willful misconduct; provided, however, that (i) to the extent that the Certificate Administrator is notified of such Specified Event via its e-mail address set forth in this Section

12.01 and does not receive the necessary Current Report Disclosure Information, the Certificate Administrator shall notify the EU Transparency Designee that it has not received such information; and (ii) the limitation on liability set forth in this sentence shall not be applicable if the Specified Event relates to the Certificate Administrator or any Person that the Certificate Administrator has engaged to perform its obligations under this Agreement.

Section 12.02    No Submission to European Jurisdiction. No provision of this Article XII or any other provision of this Agreement, shall be construed as a consent or submission by any party hereto to the jurisdiction of, or to the service of notice or process within any geographical area subject in whole or in part to the jurisdiction of, the European Union, any member state of the European Union, the United Kingdom, any non-EU member state of the European Economic Area or any authority, commission, council or other body (including, without limitation, the European Commission and the supervisory, banking, securities, insurance and other financial authorities of the European Union) established or otherwise composed pursuant to the Union Treaty or any exercise of sovereign power by or any treaty, constitution, act of parliament, law, rule or regulation of any member state of the European Union, the United Kingdom or any non-EU member state of the European Economic Area.

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IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor

By:	/s/ Matt Smith
Name: Matt Smith
Title: Director

By:	/s/ Robert-Christopher Jones
Name: Robert-Christopher Jones
Title: Managing Director

TYSN 2023-CRNR – Trust and Servicing Agreement

STATE OF New York	)
: ss.:
COUNTY OF New York	)

On the    6th    day of December in the year 2023, before me, the undersigned, personally appeared      Matt Smith and R. Christopher Jones             , proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the      New York, NY                 (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ Theresa Ellel
Signature and Office of individual taking acknowledgement

This instrument prepared by:	SEAL	Theresa Ellel
Notary Public - State of New York
No. 01EL6276003
Qualified in Queens County
My Commission Expires 02/04/2025

Name:	Sidley Austin LLP
Address:	787 Seventh Avenue
New York, New York 10019
TYSN 2023-CRNR – Trust and Servicing Agreement

BERKADIA COMMERCIAL MORTGAGE LLC, as Master Servicer

By:	/s/ Mark E. McCool
Name: Mark E. McCool
Title: Executive Vice President

TYSN 2023-CRNR – Trust and Servicing Agreement

STATE OF PENNSYLVANIA	)
: ss.:
COUNTY OF MONTGOMERY	)

On the   5th      day of December in the year 2023, before me, the undersigned, personally appeared      Mark E. McCool                              , proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the    Ambler                      (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

Commonwealth of Pennsylvania - Notary Seal
Margaret Benner, Notary Public	/s/ Margaret Benner
Montgomery County	Signature and Office of individual taking acknowledgement
My commission expires October 6, 2025
Commission number 1131740
Member, Pennsylvania Association of Notaries

This instrument prepared by:

Name:	Sidley Austin LLP
Address:	787 Seventh Avenue
New York, New York 10019
TYSN 2023-CRNR – Trust and Servicing Agreement

SITUS HOLDINGS, LLC,
as Special Servicer

By:	/s/ Curt Spaugh
Name: Curt Spaugh
Title: Senior Director, Special Servicing
TYSN 2023-CRNR – Trust and Servicing Agreement

ACKNOWLEDGMENT

A notary public or other officer completing this

certificate verifies only the identity of the individual

who signed the document to which this certificate is

attached, and not the truthfulness, accuracy, or

validity of that document.

State of California
County of San Francisco)

On December 13, 2023 before me, Theresa R. Dye, Notary Public

(insert name and title of the officer)

personally appeared Curt Spaugh

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

THERESA R. DYE
Notary Public - California
San Francisco County
Commission # 2406322
Signature /s/ Theresa R. Dye (Seal)	My Comm. Expires Jun 26, 2026

TYSN 2023-CRNR – Trust and Servicing Agreement

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Certificate Administration, Custodian and Paying Agent

By:	/s/ Nancy Chouanard
Name: Nancy Chouanard
Title: Vice President

TYSN 2023-CRNR – Trust and Servicing Agreement

STATE OF MN	)
: ss.:
COUNTY OF RAMSEY	)

On the     5     day of December in the year 2023, before me, the undersigned, personally appeared   Nancy Chouanard                , proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the         1505 Energy Park Drive St. Paul MN 55108         (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ Mary Guy Monson-Owen
Signature and Office of individual taking acknowledgement

This instrument prepared by:	SEAL	MARY GUY MONSON-OWEN
Notary Public - MINNESOTA
My Commission Expires 01/31/2025

Name:	Sidley Austin LLP
Address:	787 Seventh Avenue
New York, New York 10019
TYSN 2023-CRNR – Trust and Servicing Agreement

SCHEDULE I

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria” (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Master Servicer Special Servicer Certificate Administrator
Cash Collection and Administration
Sch. I

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Master Servicer Trustee (as applicable)
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
Sch. I-2

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Certificate Administrator
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Certificate Administrator’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Master Servicer Special Servicer Custodian
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
Sch. I-3

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Master Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
Sch. I-4

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A
Sch. I-5

SCHEDULE II

INITIAL COMPANION LOAN HOLDERS

Initial Companion Loan Holder	Address

Deutsche Bank AG, New York Branch (Promissory Note A-1-2 Holder, Promissory Note A-1-3 Holder, Promissory Note A-1-4 Holder, Promissory Note A-1-5 Holder and Promissory Note A-1-6 Holder)

Deutsche Bank AG, New York Branch
1 Columbus Circle
New York, New York 10019
Attention: Robert W. Pettinato, Jr.
Facsimile No. (212) 797-4489
Email: Robert.Pettinato@db.com

With a copy to:

Deutsche Bank AG, New York Branch
1 Columbus Circle
New York, New York 10019
Attention: General Counsel
Facsimile No. (646) 736-5721
Email: cmbs.requests@db.com

Goldman Sachs Bank USA (Promissory Note A-2-2 Holder, Promissory Note A-2-3 Holder and Promissory Note A-2-4 Holder)

Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Scott Epperson
E-mail: scott.epperson@gs.com and gs-refgsecuritization@gs.com

With a copy to:

Structured Finance Legal (REFG)
gs-refglegal@gs.com

JPMorgan Chase Bank, National Association (Promissory Note A-3-2 Holder, Promissory Note A-3-3 Holder and Promissory Note A-3-4 Holder)

JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Email: US_CMBS_Notice@jpmorgan.com
Attention: Kunal K. Singh

with a copy to :

JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Email: US_CMBS_Notice@jpmorgan.com
Attention: SPG Legal

Sch. II-1

Bank of Montreal (Promissory Note A-4-2 Holder and Promissory Note A-4-3 Holder)

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Mike Birajiclian and David Schell
Email: Michael.Birajiclian@bmo.com and David.Schell@bmo.com

with a copy to:

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMBSNotices@bmo.com

Sch. I-2

EXECUTION VERSION

EXHIBIT A-1

FORM OF CLASS A [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]4

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTION THAT IS AN

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

4 Global Certificate legend.

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“ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE SUCH “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE TRUST AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE OR THE CLASS ELP CERTIFICATES) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO CODE SECTION 4975 (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3 101, AS MODIFIED IN OPERATION BY SECTION 3(42) OF ERISA)), UNLESS (X) THE TRANSFEREE HAS ACQUIRED AND IS HOLDING THIS CERTIFICATE IN RELIANCE ON THE EXEMPTION GRANTED TO (I) DEUTSCHE BANK SECURITIES INC., AS DEPARTMENT FINAL AUTHORIZATION NUMBER 97-03E, (II) GOLDMAN SACHS & CO. LLC, AS PROHIBITED TRANSACTION EXEMPTION 89-88, (III) BMO CAPITAL MARKETS CORP., AS PROHIBITED TRANSACTION EXEMPTION 2006-07 AND (IV) J.P.

A-1-2

MORGAN SECURITIES LLC, AS PROHIBITED TRANSACTION EXEMPTION 2002-19 (EACH, AS AMENDED BY PROHIBITED TRANSACTION EXEMPTION 2013-08) (COLLECTIVELY, THE “EXEMPTION”) AND IT UNDERSTANDS THAT THERE ARE CERTAIN CONDITIONS TO THE AVAILABILITY OF THE EXEMPTION, INCLUDING THAT THIS CERTIFICATE MUST BE RATED, AT THE TIME OF PURCHASE, NOT LOWER THAN “BBB-” (OR ITS EQUIVALENT) BY THE RATING AGENCY SET FORTH THEREIN AND THAT THIS CERTIFICATE IS SO RATED AND IT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, OR (Y) IT IS AN INSURANCE COMPANY, GENERAL ACCOUNT PURCHASING AND HOLDING UNDER CIRCUMSTANCES THAT MEET ALL OF THE REQUIREMENTS OF SECTIONS I AND II OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (Z) IN THE CASE OF A TRANSFEREE WHICH IS SUBJECT TO SIMILAR LAW, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE WILL NOT RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATORS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-1-3

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

5 For Reg S Global Certificates only.

A-1-4

TYSN 2023-CRNR MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS A

Class A Pass-Through Rate: The Net Mortgage Rate	CUSIP: 87332PAA8[6] U89067AA7[7] 87332PAB6[8] ISIN: US87332PAA84[9] USU89067AA79[10] US87332PAB67[11]
Original Aggregate Certificate Balance of the Class A Certificates: $415,245,000	Initial Certificate Balance of this Certificate: $[______] [FOR GLOBAL CERTIFICATES ONLY: (SUBJECT TO SCHEDULES OF EXCHANGES ATTACHED)]
First Distribution Date: January 12, 2024	Cut-off Date: December 6, 2023
Assumed Final Distribution Date: December 12, 2028	No.: A-[__]

This certifies that [_______] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A Certificates. The Trust Fund, described more fully below, consists primarily of a Trust Loan secured by, among other things, a first priority mortgage in the Borrowers’ fee simple and leasehold interests in a super-regional shopping center located in McLean, Virginia, and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby.

The Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “Depositor”), Berkadia Commercial Mortgage LLC, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”), custodian and paying agent,

6 For Rule 144A Certificates.

7 For Regulation S Certificates.

8 For IAI Certificates.

9 For Rule 144A Certificates.

10 For Regulation S Certificates.

11 For IAI Certificates.

A-1-5

evidences the issuance of the Class A, Class B, Class LR, Class R and Class RR Certificates (the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the creation of the RR Interest. This Certificate is issued pursuant to, and in accordance with, the terms of the Trust and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Trust and Servicing Agreement, such provision of this Certificate shall be superseded by the Trust and Servicing Agreement to the extent of such inconsistency.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement. “Determination Date” is defined in the Trust and Servicing Agreement as the 6th day of each calendar month, or if such 6th day is not a Business Day, then the immediately succeeding Business Day, commencing in January 2024. Holders of this Certificate may be entitled to Prepayment Charges as provided in the Trust and Servicing Agreement.

During each Certificate Interest Accrual Period (as defined below), interest on the Class A Certificates will be calculated based on a 360-day year consisting of twelve 30-day months, on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during a Certificate Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Trust and Servicing Agreement. The “Certificate Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the

A-1-6

calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders or RR Interest Owners to tender their Certificates or RR Interest, as applicable, shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders and/or RR Interest Owners, whereupon the Trust Fund shall terminate. If any Certificates or RR Interest as to which notice of the Termination Date has been given pursuant to the Trust and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders and RR Interest Owners, at their last addresses shown in the Certificate Register, to surrender their Certificates or RR Interest for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate or RR Interest shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders and the RR Interest Owners concerning surrender of their Certificates or the RR Interest. The costs and expenses of maintaining such funds and of contacting Certificateholders and the RR Interest Owners shall be paid out of the assets which remain held. If within two years after the second notice any Certificates or the RR Interest shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders and/or the RR Interest Owners thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders and/or the RR Interest Owners until the earlier of (i) its termination as Certificate Administrator under the Trust and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts, subject to applicable law, to the Holders of the Residual Certificates. No interest shall accrue or be payable to any Certificateholder or RR Interest Owner on any amount held as a result of such Certificateholder’s or RR Interest Owner’s failure to surrender its Certificate(s) or the RR Interest for final payment thereof in accordance with the Trust and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

As provided in the Trust and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of

A-1-7

the Companion Loan Holders therein) (i) the Trust Loan, together with the Mortgage File relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Trust Loan due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any indemnities or guaranties given as additional security for the Trust Loan; (vi) a security interest in all assets deposited in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (vii) amounts on deposit in the Collection Account attributable to the Trust Loan as identified on the Trust Ledger, the Distribution Accounts, the Interest Reserve Account or the REO Account, including any reinvestment income, as applicable; (viii) a security interest in any environmental indemnity agreements relating to the Mortgaged Property; (ix) a security interest in all insurance policies with respect to the Trust Loan and the Mortgaged Property; (x) the rights and remedies under the Trust Loan Purchase Agreements relating to document delivery requirements with respect to the Trust Loan and the representations and warranties of the Trust Loan Sellers regarding the Trust Loan; (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the Borrowers). As provided in the Trust and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Trust and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Trust and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Trust and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Trust and Servicing Agreement other than for transfers to Institutional Accredited Investors that

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are not Qualified Institutional Buyers as provided in Section 5.02(h) of the Trust and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Trust and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Trust and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Trust and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the RR Interest, the Trust or the Trust and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Trust and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or the Companion Loan Securities by the Rating Agency (provided that such amendment does not adversely affect in any material respect (x) the rights or interests of any Certificateholder, RR Interest Owner or the Companion Loan Holders not consenting thereto or (y) the rights or interests of the Directing Holder without the consent of the Holders of Certificates representing 100% of the Controlling Class); (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Trust and Servicing Agreement, or any other change that will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or Companion Loan Holders not consenting thereto (as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or a Companion Loan Holder of rated Companion Loan Securities, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates or the Companion Loan Securities, if applicable); (v) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the U.S. Credit Risk Retention Rules or the EU Securitization Regulation, as evidenced by an opinion of counsel, or (b) in the event the U.S. Credit Risk Retention Rules or the EU Securitization Regulation or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal; and (vi) to modify the procedures of the Trust and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification would not (a) materially increase the obligations or decrease the rights of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such parties’ consent, (b) reduce the consent or consultation rights or the right to receive information under the Trust and Servicing Agreement of the Directing Holder without the consent of the Directing Holder or (c) adversely affect in any material respect the interests of any Certificateholders, RR Interest Owners or Companion Loan Holders not consenting thereto, as evidenced by in the case of clauses (iii), (iv) and (vi) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a

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rated Class, receipt of a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to any Companion Loan Securities; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(c) of the Trust and Servicing Agreement). In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or subject either Trust REMIC to tax.

The Trust and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the RR Interest Owners (if affected by such amendment), the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents or the Trust Loan Sellers) and the Companion Loan Holders affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the RR Interest Owners; provided, however, that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Whole Loan which are required to be distributed on any Certificate or the RR Interest, without the consent of the RR Interest Owners, the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to the Companion Loan Holders without the consent of the Companion Loan Holders;
(ii)	alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a Monthly Advance, Administrative Advance or a Property Advance, without the consent of the RR Interest Owners and the Holders of the Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby);
(iii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Trust and Servicing Agreement without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby); or
(iv)	amend any section of the Trust and Servicing Agreement which relates to the amendment of the Trust and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the RR Interest Owner (if affected thereby) and the consent of the Companion Loan Holders (if affected thereby).
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Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, may amend the Trust and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary: (i) to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder, RR Interest Owner or Companion Loan Holder or (ii) to comply with the Investment Company Act of 1940, as amended, and/or any related regulatory actions and/or interpretations.

The Directing Holder and, if the Directing Holder does not exercise such option, then the Special Servicer and if the Special Servicer does not exercise such option, then the Master Servicer, and if the Master Servicer does not exercise such option, then the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, may effect an early termination of the Trust Fund (provided that such party has provided 15 Business Days’ prior notice to each of the parties with such option and none of the parties with a higher priority has elected to exercise such option within such 15 Business Day period), upon not less than 30 days’ prior Notice of Termination (which Notice of Termination shall satisfy the notice requirement of the proviso) given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Final Termination Date, by purchasing on such date all, but not less than all, of the Trust Loan then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of the Trust Loan, at a purchase price, payable in cash, equal to the greater of,

(i)        the sum of, without duplication:

(A)	100% the outstanding principal balance of the Trust Loan as of the last day of the month preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Final Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the outstanding principal balance of the Trust Loan (including circumstances where title to the Mortgaged Property has been acquired) at the Trust Loan Rate to the last day of the Whole Loan Interest Accrual Period preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of interest);
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(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees, the EU Reporting Administrator Fee, the CREFC® License Fee and Trust Fund expenses and indemnity amounts owed by the Trust; and

(ii)       the aggregate fair market value of the Trust Loan, and all other property acquired in respect of the Trust Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon at the Trust Loan Rate.

In addition, the Trust and Servicing Agreement provides that the Sole Owner shall have the right to exchange all of its Certificates and the VRR Interest for the Trust Loan or REO Property, as applicable, as contemplated by clause (ii) of Section 9.01(a) of the Trust and Servicing Agreement by giving written notice to all the parties to the Trust and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Trust and Servicing Agreement or by the Trust Fund in connection with the purchase of the Trust Loan and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Trust and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Trust and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Trust and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Trust and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Companion Loan Holders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Trust and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Trust Loan and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Trust and Servicing Agreement; (ii) the exchange by the Sole Owner of its Certificates and the VRR Interest for the Trust Loan in accordance with Section 9.01(g) of the Trust and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on the Trust Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Trust and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof. Upon termination of the Trust pursuant to the preceding sentence, the Custodian shall release or cause to be released to the Master Servicer, at the address provided in Section 10.05 of the Trust and Servicing Agreement or to such other

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address designated by the Master Servicer in writing, any Mortgage Files remaining in its possession. In connection with a termination of the Trust under Article IX of the Trust and Servicing Agreement, the Custodian shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer or Special Servicer, as applicable, as shall be necessary to effectuate the transfer of the Trust Loan, any REO Property and any other collateral for the Trust Loan, as applicable.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

This Certificate does not purport to summarize the Trust and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust and Servicing Agreement, to which Trust and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A Certificate to be duly executed.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class A Certificates referred to in the Trust and Servicing Agreement.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
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[TO BE ATTACHED TO GLOBAL CERTIFICATES] SCHEDULE OF EXCHANGES OF
GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Dated:

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number:

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title:

Taxpayer Identification Number:
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EXHIBIT A-2

FORM OF CLASS B [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]4

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTION THAT IS AN

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

4 Global Certificate legend.

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“ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE SUCH “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE TRUST AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE OR THE CLASS ELP CERTIFICATES) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO CODE SECTION 4975 (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3 101, AS MODIFIED IN OPERATION BY SECTION 3(42) OF ERISA)), UNLESS (X) THE TRANSFEREE HAS ACQUIRED AND IS HOLDING THIS CERTIFICATE IN RELIANCE ON THE EXEMPTION GRANTED TO (I) DEUTSCHE BANK SECURITIES INC., AS DEPARTMENT FINAL AUTHORIZATION NUMBER 97-03E, (II) GOLDMAN SACHS & CO. LLC, AS PROHIBITED TRANSACTION EXEMPTION 89-88, (III) BMO CAPITAL MARKETS CORP., AS PROHIBITED TRANSACTION EXEMPTION 2006-07 AND (IV) J.P.

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MORGAN SECURITIES LLC, AS PROHIBITED TRANSACTION EXEMPTION 2002-19 (EACH, AS AMENDED BY PROHIBITED TRANSACTION EXEMPTION 2013-08) (COLLECTIVELY, THE “EXEMPTION”) AND IT UNDERSTANDS THAT THERE ARE CERTAIN CONDITIONS TO THE AVAILABILITY OF THE EXEMPTION, INCLUDING THAT THIS CERTIFICATE MUST BE RATED, AT THE TIME OF PURCHASE, NOT LOWER THAN “BBB-” (OR ITS EQUIVALENT) BY THE RATING AGENCY SET FORTH THEREIN AND THAT THIS CERTIFICATE IS SO RATED AND IT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, OR (Y) IT IS AN INSURANCE COMPANY, GENERAL ACCOUNT PURCHASING AND HOLDING UNDER CIRCUMSTANCES THAT MEET ALL OF THE REQUIREMENTS OF SECTIONS I AND II OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (Z) IN THE CASE OF A TRANSFEREE WHICH IS SUBJECT TO SIMILAR LAW, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE WILL NOT RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATORS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT

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CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]5

5 For Reg S Global Certificates only.

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TYSN 2023-CRNR MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: The Net Mortgage Rate	CUSIP: 87332PAC4[6] U89067AB5[7] 87332PAD2[8] ISIN: US87332PAC41[9] USU89067AB52[10] US87332PAD24[11]
Original Aggregate Certificate Balance of the Class B Certificates: $2,945,000	Initial Certificate Balance of this Certificate: $[______] [FOR GLOBAL CERTIFICATES ONLY: (SUBJECT TO SCHEDULES OF EXCHANGES ATTACHED)]
First Distribution Date: January 12, 2024	Cut-off Date: December 6, 2023
Assumed Final Distribution Date: December 12, 2028	No.: B-[__]

This certifies that [_______] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a Trust Loan secured by, among other things, a first priority mortgage in the Borrowers’ fee simple and leasehold interests in a super-regional shopping center located in McLean, Virginia, and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby.

The Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “Depositor”), Berkadia Commercial Mortgage LLC, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”), custodian and paying agent,

6 For Rule 144A Certificates.

7 For Regulation S Certificates.

8 For IAI Certificates.

9 For Rule 144A Certificates.

10 For Regulation S Certificates.

11 For IAI Certificates.

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evidences the issuance of the Class A, Class B, Class LR, Class R and Class RR Certificates (the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the creation of the RR Interest. This Certificate is issued pursuant to, and in accordance with, the terms of the Trust and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Trust and Servicing Agreement, such provision of this Certificate shall be superseded by the Trust and Servicing Agreement to the extent of such inconsistency.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement. “Determination Date” is defined in the Trust and Servicing Agreement as the 6th day of each calendar month, or if such 6th day is not a Business Day, then the immediately succeeding Business Day, commencing in January 2024. Holders of this Certificate may be entitled to Prepayment Charges as provided in the Trust and Servicing Agreement.

During each Certificate Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months, on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during a Certificate Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Trust and Servicing Agreement. The “Certificate Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the

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calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders or RR Interest Owners to tender their Certificates or RR Interest, as applicable, shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders and/or RR Interest Owners, whereupon the Trust Fund shall terminate. If any Certificates or RR Interest as to which notice of the Termination Date has been given pursuant to the Trust and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders and RR Interest Owners, at their last addresses shown in the Certificate Register, to surrender their Certificates or RR Interest for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate or RR Interest shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders and the RR Interest Owners concerning surrender of their Certificates or the RR Interest. The costs and expenses of maintaining such funds and of contacting Certificateholders and the RR Interest Owners shall be paid out of the assets which remain held. If within two years after the second notice any Certificates or the RR Interest shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders and/or the RR Interest Owners thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders and/or the RR Interest Owners until the earlier of (i) its termination as Certificate Administrator under the Trust and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts, subject to applicable law, to the Holders of the Residual Certificates. No interest shall accrue or be payable to any Certificateholder or RR Interest Owner on any amount held as a result of such Certificateholder’s or RR Interest Owner’s failure to surrender its Certificate(s) or the RR Interest for final payment thereof in accordance with the Trust and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

As provided in the Trust and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of

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the Companion Loan Holders therein) (i) the Trust Loan, together with the Mortgage File relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Trust Loan due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any indemnities or guaranties given as additional security for the Trust Loan; (vi) a security interest in all assets deposited in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (vii) amounts on deposit in the Collection Account attributable to the Trust Loan as identified on the Trust Ledger, the Distribution Accounts, the Interest Reserve Account or the REO Account, including any reinvestment income, as applicable; (viii) a security interest in any environmental indemnity agreements relating to the Mortgaged Property; (ix) a security interest in all insurance policies with respect to the Trust Loan and the Mortgaged Property; (x) the rights and remedies under the Trust Loan Purchase Agreements relating to document delivery requirements with respect to the Trust Loan and the representations and warranties of the Trust Loan Sellers regarding the Trust Loan; (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the Borrowers). As provided in the Trust and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Trust and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Trust and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Trust and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Trust and Servicing Agreement other than for transfers to Institutional Accredited Investors that

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are not Qualified Institutional Buyers as provided in Section 5.02(h) of the Trust and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Trust and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Trust and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Trust and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the RR Interest, the Trust or the Trust and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Trust and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or the Companion Loan Securities by the Rating Agency (provided that such amendment does not adversely affect in any material respect (x) the rights or interests of any Certificateholder, RR Interest Owner or the Companion Loan Holders not consenting thereto or (y) the rights or interests of the Directing Holder without the consent of the Holders of Certificates representing 100% of the Controlling Class); (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Trust and Servicing Agreement, or any other change that will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or Companion Loan Holders not consenting thereto (as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or a Companion Loan Holder of rated Companion Loan Securities, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates or the Companion Loan Securities, if applicable); (v) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the U.S. Credit Risk Retention Rules or the EU Securitization Regulation, as evidenced by an opinion of counsel, or (b) in the event the U.S. Credit Risk Retention Rules or the EU Securitization Regulation or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal; and (vi) to modify the procedures of the Trust and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification would not (a) materially increase the obligations or decrease the rights of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such parties’ consent, (b) reduce the consent or consultation rights or the right to receive information under the Trust and Servicing Agreement of the Directing Holder without the consent of the Directing Holder or (c) adversely affect in any material respect the interests of any Certificateholders, RR Interest Owners or Companion Loan Holders not consenting thereto, as evidenced by in the case of clauses (iii), (iv) and (vi) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a

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rated Class, receipt of a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to any Companion Loan Securities; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(c) of the Trust and Servicing Agreement). In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or subject either Trust REMIC to tax.

The Trust and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the RR Interest Owners (if affected by such amendment), the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents or the Trust Loan Sellers) and the Companion Loan Holders affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the RR Interest Owners; provided, however, that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Whole Loan which are required to be distributed on any Certificate or the RR Interest, without the consent of the RR Interest Owners, the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to the Companion Loan Holders without the consent of the Companion Loan Holders;
(ii)	alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a Monthly Advance, Administrative Advance or a Property Advance, without the consent of the RR Interest Owners and the Holders of the Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby);
(iii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Trust and Servicing Agreement without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby); or
(iv)	amend any section of the Trust and Servicing Agreement which relates to the amendment of the Trust and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the RR Interest Owner (if affected thereby) and the consent of the Companion Loan Holders (if affected thereby).
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Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, may amend the Trust and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary: (i) to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder, RR Interest Owner or Companion Loan Holder or (ii) to comply with the Investment Company Act of 1940, as amended, and/or any related regulatory actions and/or interpretations.

The Directing Holder and, if the Directing Holder does not exercise such option, then the Special Servicer and if the Special Servicer does not exercise such option, then the Master Servicer, and if the Master Servicer does not exercise such option, then the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, may effect an early termination of the Trust Fund (provided that such party has provided 15 Business Days’ prior notice to each of the parties with such option and none of the parties with a higher priority has elected to exercise such option within such 15 Business Day period), upon not less than 30 days’ prior Notice of Termination (which Notice of Termination shall satisfy the notice requirement of the proviso) given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Final Termination Date, by purchasing on such date all, but not less than all, of the Trust Loan then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of the Trust Loan, at a purchase price, payable in cash, equal to the greater of,

(i)        the sum of, without duplication:

(A)	100% the outstanding principal balance of the Trust Loan as of the last day of the month preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Final Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the outstanding principal balance of the Trust Loan (including circumstances where title to the Mortgaged Property has been acquired) at the Trust Loan Rate to the last day of the Whole Loan Interest Accrual Period preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of interest);
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(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees, the EU Reporting Administrator Fee, the CREFC® License Fee and Trust Fund expenses and indemnity amounts owed by the Trust; and

(ii)       the aggregate fair market value of the Trust Loan, and all other property acquired in respect of the Trust Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon at the Trust Loan Rate.

In addition, the Trust and Servicing Agreement provides that the Sole Owner shall have the right to exchange all of its Certificates and the VRR Interest for the Trust Loan or REO Property, as applicable, as contemplated by clause (ii) of Section 9.01(a) of the Trust and Servicing Agreement by giving written notice to all the parties to the Trust and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Trust and Servicing Agreement or by the Trust Fund in connection with the purchase of the Trust Loan and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Trust and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Trust and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Trust and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Trust and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Companion Loan Holders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Trust and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Trust Loan and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Trust and Servicing Agreement; (ii) the exchange by the Sole Owner of its Certificates and the VRR Interest for the Trust Loan in accordance with Section 9.01(g) of the Trust and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on the Trust Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Trust and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof. Upon termination of the Trust pursuant to the preceding sentence, the Custodian shall release or cause to be released to the Master Servicer, at the address provided in Section 10.05 of the Trust and Servicing Agreement or to such other

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address designated by the Master Servicer in writing, any Mortgage Files remaining in its possession. In connection with a termination of the Trust under Article IX of the Trust and Servicing Agreement, the Custodian shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer or Special Servicer, as applicable, as shall be necessary to effectuate the transfer of the Trust Loan, any REO Property and any other collateral for the Trust Loan, as applicable.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

This Certificate does not purport to summarize the Trust and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust and Servicing Agreement, to which Trust and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class B Certificates referred to in the Trust and Servicing Agreement.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
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[TO BE ATTACHED TO GLOBAL CERTIFICATES] SCHEDULE OF EXCHANGES OF
GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number:

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title:

Taxpayer Identification Number:
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EXHIBIT A-3

FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATORS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

(1)       FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02 OF THE TRUST AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT IT IS A PERMITTED TRANSFEREE AND, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. TAX PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. BECAUSE THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860-E 1(c), CERTAIN TRANSFERS OF THIS CERTIFICATE WILL BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

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(2)       THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO THE DESIGNATION OF THE CERTIFICATE ADMINISTRATOR AS THE “PARTNERSHIP REPRESENTATIVE” (WITHIN THE MEANING OF SECTION 6223 OF THE CODE) OF THE LOWER TIER REMIC.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO CODE SECTION 4975 (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED IN OPERATION BY SECTION 3(42) OF ERISA)). TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE TRUST AND SERVICING AGREEMENT TO SUCH EFFECT.

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TRANSFERS AND EXCHANGES OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

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TYSN 2023-CRNR MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS LR

No.: LR-[__]	Percentage Interest: ___%
CUSIP: 87332PAG5[1] ISIN: US87332PAG54[2]

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions. The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the final scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Lower-Tier REMIC or Trust Fund on the final scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a Trust Loan secured by, among other things, a first priority mortgage in the Borrowers’ fee simple and leasehold interests in a super-regional shopping center located in McLean, Virginia, and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby.

The Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “Depositor”), Berkadia Commercial Mortgage LLC, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”), custodian and paying agent, evidences the issuance of the Class A, Class B, Class LR, Class R and Class RR Certificates (the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the creation of the RR Interest. This Certificate is issued pursuant to, and in accordance with, the terms of the Trust and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance

1 For Rule 144A Certificates.

2 For Rule 144A Certificates.

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hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Certificate Administrator shall be the “partnership representative” within the meaning of Section 6223 of the Code of the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d). In addition, each Holder agrees to the irrevocable designation of the Certificate Administrator as the “partnership representative” as defined in Section 6223 of the Code of the Lower-Tier REMIC and to the Certificate Administrator making any elections allowed under the Code to avoid (i) the application of Section 6221 of the Code (or successor provisions) to the Lower-Tier REMIC and (ii) payment by the Lower-Tier REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any holder of a Class LR Certificate, past or present.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Trust and Servicing Agreement, such provision of this Certificate shall be superseded by the Trust and Servicing Agreement to the extent of such inconsistency.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders or RR Interest Owners to tender their Certificates or RR Interest, as applicable, shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders and/or RR Interest Owners, whereupon the Trust Fund shall terminate. If any Certificates or RR Interest as to which notice of the Termination Date has been given pursuant to the Trust and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders and RR Interest Owners, at their last addresses shown in the Certificate Register, to surrender their Certificates or RR Interest for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate or RR Interest shall not have been surrendered for cancellation,

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the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders and the RR Interest Owners concerning surrender of their Certificates or the RR Interest. The costs and expenses of maintaining such funds and of contacting Certificateholders and the RR Interest Owners shall be paid out of the assets which remain held. If within two years after the second notice any Certificates or the RR Interest shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders and/or the RR Interest Owners thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders and/or the RR Interest Owners until the earlier of (i) its termination as Certificate Administrator under the Trust and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts, subject to applicable law, to the Holders of the Residual Certificates. No interest shall accrue or be payable to any Certificateholder or RR Interest Owner on any amount held as a result of such Certificateholder’s or RR Interest Owner’s failure to surrender its Certificate(s) or the RR Interest for final payment thereof in accordance with the Trust and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

As provided in the Trust and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of the Companion Loan Holders therein) (i) the Trust Loan, together with the Mortgage File relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Trust Loan due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any indemnities or guaranties given as additional security for the Trust Loan; (vi) a security interest in all assets deposited in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (vii) amounts on deposit in the Collection Account attributable to the Trust Loan as identified on the Trust Ledger, the Distribution Accounts, the Interest Reserve Account or the REO Account, including any reinvestment income, as applicable; (viii) a security interest in any environmental indemnity agreements relating to the Mortgaged Property; (ix) a security interest in all insurance policies with respect to the Trust Loan and the Mortgaged Property; (x) the rights and remedies under the Trust Loan Purchase Agreements relating to document delivery requirements with respect to the Trust Loan and the representations and warranties of the Trust Loan Sellers regarding the Trust Loan; (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the Borrowers). As provided in the Trust and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

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As provided in the Trust and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Trust and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Trust and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Trust and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Trust and Servicing Agreement other than for transfers to Institutional Accredited Investors that are not Qualified Institutional Buyers as provided in Section 5.02(h) of the Trust and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Trust and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Trust and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Trust and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the RR Interest, the Trust or the Trust and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Trust and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or the Companion Loan Securities by the Rating Agency (provided that such amendment does not adversely affect in any material respect (x) the rights or interests of any Certificateholder, RR Interest Owner or the Companion Loan Holders not consenting thereto or (y) the rights or interests of the Directing Holder without the consent of the Holders of Certificates representing 100% of the Controlling Class); (iv) to amend or supplement a provision, or to supplement any other

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provisions to the extent not inconsistent with the provisions of the Trust and Servicing Agreement, or any other change that will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or Companion Loan Holders not consenting thereto (as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or a Companion Loan Holder of rated Companion Loan Securities, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates or the Companion Loan Securities, if applicable); (v) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the U.S. Credit Risk Retention Rules or the EU Securitization Regulation, as evidenced by an opinion of counsel, or (b) in the event the U.S. Credit Risk Retention Rules or the EU Securitization Regulation or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal; and (vi) to modify the procedures of the Trust and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification would not (a) materially increase the obligations or decrease the rights of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such parties’ consent, (b) reduce the consent or consultation rights or the right to receive information under the Trust and Servicing Agreement of the Directing Holder without the consent of the Directing Holder or (c) adversely affect in any material respect the interests of any Certificateholders, RR Interest Owners or Companion Loan Holders not consenting thereto, as evidenced by in the case of clauses (iii), (iv) and (vi) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to any Companion Loan Securities; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(c) of the Trust and Servicing Agreement). In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or subject either Trust REMIC to tax.

The Trust and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the RR Interest Owners (if affected by such amendment), the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents or the Trust Loan Sellers) and the Companion Loan Holders affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the RR Interest Owners; provided, however, that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Whole Loan which are required to be distributed on any Certificate or the RR Interest, without the consent of the RR Interest Owners, the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to

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be distributed to the Companion Loan Holders without the consent of the Companion Loan Holders;
(ii)	alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a Monthly Advance, Administrative Advance or a Property Advance, without the consent of the RR Interest Owners and the Holders of the Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby);
(iii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Trust and Servicing Agreement without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby); or
(iv)	amend any section of the Trust and Servicing Agreement which relates to the amendment of the Trust and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the RR Interest Owner (if affected thereby) and the consent of the Companion Loan Holders (if affected thereby).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, may amend the Trust and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary: (i) to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder, RR Interest Owner or Companion Loan Holder or (ii) to comply with the Investment Company Act of 1940, as amended, and/or any related regulatory actions and/or interpretations.

The Directing Holder and, if the Directing Holder does not exercise such option, then the Special Servicer and if the Special Servicer does not exercise such option, then the Master Servicer, and if the Master Servicer does not exercise such option, then the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, may effect an early termination of the Trust Fund (provided that such party has provided 15 Business Days’ prior notice to each of the parties with such option and none of the parties with a higher priority has elected to exercise such option within such 15 Business Day period), upon not less than 30 days’ prior Notice of Termination (which Notice of Termination shall satisfy the notice requirement of the proviso) given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Final

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Termination Date, by purchasing on such date all, but not less than all, of the Trust Loan then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of the Trust Loan, at a purchase price, payable in cash, equal to the greater of,

(i)        the sum of, without duplication:

(A)	100% the outstanding principal balance of the Trust Loan as of the last day of the month preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Final Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the outstanding principal balance of the Trust Loan (including circumstances where title to the Mortgaged Property has been acquired) at the Trust Loan Rate to the last day of the Whole Loan Interest Accrual Period preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of interest);
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees, the EU Reporting Administrator Fee, the CREFC® License Fee and Trust Fund expenses and indemnity amounts owed by the Trust; and

(ii)       the aggregate fair market value of the Trust Loan, and all other property acquired in respect of the Trust Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon at the Trust Loan Rate.

In addition, the Trust and Servicing Agreement provides that the Sole Owner shall have the right to exchange all of its Certificates and the VRR Interest for the Trust Loan or REO Property, as applicable, as contemplated by clause (ii) of Section 9.01(a) of the Trust and Servicing Agreement by giving written notice to all the parties to the Trust and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Trust and Servicing Agreement or by the Trust Fund in connection with the purchase of the Trust Loan and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Trust and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate

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Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Trust and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Trust and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Trust and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Companion Loan Holders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Trust and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Trust Loan and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Trust and Servicing Agreement; (ii) the exchange by the Sole Owner of its Certificates and the VRR Interest for the Trust Loan in accordance with Section 9.01(g) of the Trust and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on the Trust Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Trust and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof. Upon termination of the Trust pursuant to the preceding sentence, the Custodian shall release or cause to be released to the Master Servicer, at the address provided in Section 10.05 of the Trust and Servicing Agreement or to such other address designated by the Master Servicer in writing, any Mortgage Files remaining in its possession. In connection with a termination of the Trust under Article IX of the Trust and Servicing Agreement, the Custodian shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer or Special Servicer, as applicable, as shall be necessary to effectuate the transfer of the Trust Loan, any REO Property and any other collateral for the Trust Loan, as applicable.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

This Certificate does not purport to summarize the Trust and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust and Servicing Agreement, to which Trust and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class LR Certificate to be duly executed.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class LR Certificates referred to in the Trust and Servicing Agreement.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
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SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Definitive Certificate][Rule 144A Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number:

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title:

Taxpayer Identification Number:
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EXHIBIT A-4

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATORS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

(1)       FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02 OF THE TRUST AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT IT IS A PERMITTED TRANSFEREE AND, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. TAX PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. BECAUSE THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860-E 1(c), CERTAIN TRANSFERS OF THIS CERTIFICATE WILL BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

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(2)       THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO THE DESIGNATION OF THE CERTIFICATE ADMINISTRATOR AS THE “PARTNERSHIP REPRESENTATIVE” (WITHIN THE MEANING OF SECTION 6223 OF THE CODE) OF THE UPPER TIER REMIC.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO CODE SECTION 4975 (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED IN OPERATION BY SECTION 3(42) OF ERISA)). TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE TRUST AND SERVICING AGREEMENT TO SUCH EFFECT.

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TRANSFERS AND EXCHANGES OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

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TYSN 2023-CRNR MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS R

No.: R-[__]	Percentage Interest: ___%
CUSIP: 87332PAE0[1] ISIN: US87332PAE07[2]

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the final scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the final scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a Trust Loan secured by, among other things, a first priority mortgage in the Borrowers’ fee simple and leasehold interests in a super-regional shopping center located in McLean, Virginia, and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby.

The Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “Depositor”), Berkadia Commercial Mortgage LLC, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”), custodian and paying agent, evidences the issuance of the Class A, Class B, Class LR, Class R and Class RR Certificates (the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the creation of the RR Interest. This Certificate is issued pursuant to, and in accordance with, the terms of the Trust and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance

1 For Rule 144A Certificates.

2 For Rule 144A Certificates.

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hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Certificate Administrator shall be the “partnership representative” within the meaning of Section 6223 of the Code of the Upper-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d). In addition, each Holder agrees to the irrevocable designation of the Certificate Administrator as the “partnership representative” as defined in Section 6223 of the Code of the Upper-Tier REMIC and to the Certificate Administrator making any elections allowed under the Code to avoid (i) the application of Section 6221 of the Code (or successor provisions) to the Upper-Tier REMIC and (ii) payment by the Upper-Tier REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any holder of a Class R Certificate, past or present.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Trust and Servicing Agreement, such provision of this Certificate shall be superseded by the Trust and Servicing Agreement to the extent of such inconsistency.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders or RR Interest Owners to tender their Certificates or RR Interest, as applicable, shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders and/or RR Interest Owners, whereupon the Trust Fund shall terminate. If any Certificates or RR Interest as to which notice of the Termination Date has been given pursuant to the Trust and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders and RR Interest Owners, at their last addresses shown in the Certificate Register, to surrender their Certificates or RR Interest for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate or RR Interest shall not have been surrendered for cancellation,

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the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders and the RR Interest Owners concerning surrender of their Certificates or the RR Interest. The costs and expenses of maintaining such funds and of contacting Certificateholders and the RR Interest Owners shall be paid out of the assets which remain held. If within two years after the second notice any Certificates or the RR Interest shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders and/or the RR Interest Owners thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders and/or the RR Interest Owners until the earlier of (i) its termination as Certificate Administrator under the Trust and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts, subject to applicable law, to the Holders of the Residual Certificates. No interest shall accrue or be payable to any Certificateholder or RR Interest Owner on any amount held as a result of such Certificateholder’s or RR Interest Owner’s failure to surrender its Certificate(s) or the RR Interest for final payment thereof in accordance with the Trust and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

As provided in the Trust and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of the Companion Loan Holders therein) (i) the Trust Loan, together with the Mortgage File relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Trust Loan due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any indemnities or guaranties given as additional security for the Trust Loan; (vi) a security interest in all assets deposited in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (vii) amounts on deposit in the Collection Account attributable to the Trust Loan as identified on the Trust Ledger, the Distribution Accounts, the Interest Reserve Account or the REO Account, including any reinvestment income, as applicable; (viii) a security interest in any environmental indemnity agreements relating to the Mortgaged Property; (ix) a security interest in all insurance policies with respect to the Trust Loan and the Mortgaged Property; (x) the rights and remedies under the Trust Loan Purchase Agreements relating to document delivery requirements with respect to the Trust Loan and the representations and warranties of the Trust Loan Sellers regarding the Trust Loan; (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the Borrowers). As provided in the Trust and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

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As provided in the Trust and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Trust and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Trust and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Trust and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Trust and Servicing Agreement other than for transfers to Institutional Accredited Investors that are not Qualified Institutional Buyers as provided in Section 5.02(h) of the Trust and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Trust and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Trust and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Trust and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the RR Interest, the Trust or the Trust and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Trust and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or the Companion Loan Securities by the Rating Agency (provided that such amendment does not adversely affect in any material respect (x) the rights or interests of any Certificateholder, RR Interest Owner or the Companion Loan Holders not consenting thereto or (y) the rights or interests of the Directing Holder without the consent of the Holders of Certificates representing 100% of the Controlling Class); (iv) to amend or supplement a provision, or to supplement any other

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provisions to the extent not inconsistent with the provisions of the Trust and Servicing Agreement, or any other change that will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or Companion Loan Holders not consenting thereto (as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or a Companion Loan Holder of rated Companion Loan Securities, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates or the Companion Loan Securities, if applicable); (v) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the U.S. Credit Risk Retention Rules or the EU Securitization Regulation, as evidenced by an opinion of counsel, or (b) in the event the U.S. Credit Risk Retention Rules or the EU Securitization Regulation or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal; and (vi) to modify the procedures of the Trust and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification would not (a) materially increase the obligations or decrease the rights of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such parties’ consent, (b) reduce the consent or consultation rights or the right to receive information under the Trust and Servicing Agreement of the Directing Holder without the consent of the Directing Holder or (c) adversely affect in any material respect the interests of any Certificateholders, RR Interest Owners or Companion Loan Holders not consenting thereto, as evidenced by in the case of clauses (iii), (iv) and (vi) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to any Companion Loan Securities; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(c) of the Trust and Servicing Agreement). In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or subject either Trust REMIC to tax.

The Trust and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the RR Interest Owners (if affected by such amendment), the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents or the Trust Loan Sellers) and the Companion Loan Holders affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the RR Interest Owners; provided, however, that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Whole Loan which are required to be distributed on any Certificate or the RR Interest, without the consent of the RR Interest Owners, the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to
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be distributed to the Companion Loan Holders without the consent of the Companion Loan Holders;

(ii)	alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a Monthly Advance, Administrative Advance or a Property Advance, without the consent of the RR Interest Owners and the Holders of the Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby);
(iii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Trust and Servicing Agreement without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby); or
(iv)	amend any section of the Trust and Servicing Agreement which relates to the amendment of the Trust and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the RR Interest Owner (if affected thereby) and the consent of the Companion Loan Holders (if affected thereby).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, may amend the Trust and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary: (i) to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder, RR Interest Owner or Companion Loan Holder or (ii) to comply with the Investment Company Act of 1940, as amended, and/or any related regulatory actions and/or interpretations.

The Directing Holder and, if the Directing Holder does not exercise such option, then the Special Servicer and if the Special Servicer does not exercise such option, then the Master Servicer, and if the Master Servicer does not exercise such option, then the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, may effect an early termination of the Trust Fund (provided that such party has provided 15 Business Days’ prior notice to each of the parties with such option and none of the parties with a higher priority has elected to exercise such option within such 15 Business Day period), upon not less than 30 days’ prior Notice of Termination (which Notice of Termination shall satisfy the notice requirement of the proviso) given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Final

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Termination Date, by purchasing on such date all, but not less than all, of the Trust Loan then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of the Trust Loan, at a purchase price, payable in cash, equal to the greater of,

(i)        the sum of, without duplication:

(A)	100% the outstanding principal balance of the Trust Loan as of the last day of the month preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Final Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the outstanding principal balance of the Trust Loan (including circumstances where title to the Mortgaged Property has been acquired) at the Trust Loan Rate to the last day of the Whole Loan Interest Accrual Period preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of interest);
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees, the EU Reporting Administrator Fee, the CREFC® License Fee and Trust Fund expenses and indemnity amounts owed by the Trust; and

(ii)       the aggregate fair market value of the Trust Loan, and all other property acquired in respect of the Trust Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon at the Trust Loan Rate.

In addition, the Trust and Servicing Agreement provides that the Sole Owner shall have the right to exchange all of its Certificates and the VRR Interest for the Trust Loan or REO Property, as applicable, as contemplated by clause (ii) of Section 9.01(a) of the Trust and Servicing Agreement by giving written notice to all the parties to the Trust and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Trust and Servicing Agreement or by the Trust Fund in connection with the purchase of the Trust Loan and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Trust and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate

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Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Trust and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Trust and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Trust and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Companion Loan Holders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Trust and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Trust Loan and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Trust and Servicing Agreement; (ii) the exchange by the Sole Owner of its Certificates and the VRR Interest for the Trust Loan in accordance with Section 9.01(g) of the Trust and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on the Trust Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Trust and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof. Upon termination of the Trust pursuant to the preceding sentence, the Custodian shall release or cause to be released to the Master Servicer, at the address provided in Section 10.05 of the Trust and Servicing Agreement or to such other address designated by the Master Servicer in writing, any Mortgage Files remaining in its possession. In connection with a termination of the Trust under Article IX of the Trust and Servicing Agreement, the Custodian shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer or Special Servicer, as applicable, as shall be necessary to effectuate the transfer of the Trust Loan, any REO Property and any other collateral for the Trust Loan, as applicable.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

This Certificate does not purport to summarize the Trust and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust and Servicing Agreement, to which Trust and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class R Certificates referred to in the Trust and Servicing Agreement.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
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SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Definitive Certificate][Rule 144A Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number:

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:  _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title:

Taxpayer Identification Number:
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EXHIBIT A-5

FORM OF CLASS RR CERTIFICATE

THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS, HEDGING AND PLEDGING PURSUANT TO THE U.S. CREDIT RISK RETENTION RULE. THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH THE TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. THE CERTIFICATE REGISTRAR SHALL REFUSE TO REGISTER THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH TRANSFER IS IN ACCORDANCE WITH SECTION 5.02(m) OF THE TRUST AND SERVICING AGREEMENT.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE SUCH “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND

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SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE TRUST AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE OR THE CLASS ELP CERTIFICATES) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS OR BECOMES (A) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN OR RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR TO CODE SECTION 4975 (EACH, A “PLAN”), OR (B) ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED IN OPERATION BY SECTION 3(42) OF ERISA)). TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE TRUST AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATORS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING

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CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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TYSN 2023-CRNR MORTGAGE TRUST COMMERCIAL MORTGAGE
PASS-THROUGH CERTIFICATES, CLASS RR

Class RR Pass-Through Rate: N/A	CUSIP: 87332PAJ9[1] 87332PAL4[2] ISIN: US87332PAJ93[3] US87332PAL40[4]
Original Aggregate Certificate Balance of the Class RR Certificates: $8,804,000	Initial Certificate Balance of this Certificate: $[_____] [FOR GLOBAL CERTIFICATES ONLY: (SUBJECT TO SCHEDULES OF EXCHANGES ATTACHED)]
First Distribution Date: January 12, 2024	Cut-off Date: December 6, 2023
Assumed Final Distribution Date: December 12, 2028	No.: RR-[__]

This certifies that [_______] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class RR Certificates. The Trust Fund, described more fully below, consists primarily of a Trust Loan secured by, among other things, a first priority mortgage in the Borrowers’ fee simple and leasehold interests in a super-regional shopping center located in McLean, Virginia, and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby.

The Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “Depositor”), Berkadia Commercial Mortgage LLC, as master servicer (the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”), custodian and paying agent, evidences the issuance of the Class A, Class B, Class LR, Class R and Class RR Certificates (the “Certificates”; the Holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”) and the creation of the RR Interest. This Certificate is issued pursuant to, and in accordance with, the terms of the Trust and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

1 For Rule 144A Certificates.

2 For IAI Certificates.

3 For Rule 144A Certificates.

4 For IAI Certificates.

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This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement. In the event that there is any conflict between any provision of this Certificate and any provision of the Trust and Servicing Agreement, such provision of this Certificate shall be superseded by the Trust and Servicing Agreement to the extent of such inconsistency.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class RR Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement. “Determination Date” is defined in the Trust and Servicing Agreement as the 6th day of each calendar month, or if such 6th day is not a Business Day, then the immediately succeeding Business Day, commencing in January 2024. Holders of this Certificate may be entitled to Prepayment Charges as provided in the Trust and Servicing Agreement.

During each Certificate Interest Accrual Period (as defined below), interest on the Class RR Certificates will be calculated based on a 360-day year consisting of twelve 30-day months, on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during a Certificate Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Trust and Servicing Agreement. The “Certificate Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate

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Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders or RR Interest Owners to tender their Certificates or RR Interest, as applicable, shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders and/or RR Interest Owners, whereupon the Trust Fund shall terminate. If any Certificates or RR Interest as to which notice of the Termination Date has been given pursuant to the Trust and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders and RR Interest Owners, at their last addresses shown in the Certificate Register, to surrender their Certificates or RR Interest for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate or RR Interest shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders and the RR Interest Owners concerning surrender of their Certificates or the RR Interest. The costs and expenses of maintaining such funds and of contacting Certificateholders and the RR Interest Owners shall be paid out of the assets which remain held. If within two years after the second notice any Certificates or the RR Interest shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders and/or the RR Interest Owners thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders and/or the RR Interest Owners until the earlier of (i) its termination as Certificate Administrator under the Trust and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts, subject to applicable law, to the Holders of the Residual Certificates. No interest shall accrue or be payable to any Certificateholder or RR Interest Owner on any amount held as a result of such Certificateholder’s or RR Interest Owner’s failure to surrender its Certificate(s) or the RR Interest for final payment thereof in accordance with the Trust and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loan, as more specifically set forth herein and in the Trust and Servicing Agreement.

As provided in the Trust and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of the Companion Loan Holders therein) (i) the Trust Loan, together with the Mortgage File relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Trust Loan due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any indemnities or guaranties given as additional security for the Trust Loan; (vi) a security interest in all assets deposited in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (vii) amounts on deposit in the Collection Account attributable to the Trust Loan as identified on the Trust Ledger, the Distribution Accounts, the

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Interest Reserve Account or the REO Account, including any reinvestment income, as applicable; (viii) a security interest in any environmental indemnity agreements relating to the Mortgaged Property; (ix) a security interest in all insurance policies with respect to the Trust Loan and the Mortgaged Property; (x) the rights and remedies under the Trust Loan Purchase Agreements relating to document delivery requirements with respect to the Trust Loan and the representations and warranties of the Trust Loan Sellers regarding the Trust Loan; (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lockbox Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the Borrowers). As provided in the Trust and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Trust and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Trust and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Trust and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Trust and Servicing Agreement other than for transfers to Institutional Accredited Investors that are not Qualified Institutional Buyers as provided in Section 5.02(h) of the Trust and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Trust and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require

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payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Trust and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Trust and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the RR Interest, the Trust or the Trust and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Trust and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or the Companion Loan Securities by the Rating Agency (provided that such amendment does not adversely affect in any material respect (x) the rights or interests of any Certificateholder, RR Interest Owner or the Companion Loan Holders not consenting thereto or (y) the rights or interests of the Directing Holder without the consent of the Holders of Certificates representing 100% of the Controlling Class); (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Trust and Servicing Agreement, or any other change that will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or Companion Loan Holders not consenting thereto (as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder of a rated Class or a Companion Loan Holder of rated Companion Loan Securities, in respect of which a No Downgrade Confirmation has been obtained relating to the Certificates or the Companion Loan Securities, if applicable); (v) to modify, eliminate or add to any of its provisions (a) to such extent as will be necessary to comply with the requirements of the U.S. Credit Risk Retention Rules or the EU Securitization Regulation, as evidenced by an opinion of counsel, or (b) in the event the U.S. Credit Risk Retention Rules or the EU Securitization Regulation or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal; and (vi) to modify the procedures of the Trust and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification would not (a) materially increase the obligations or decrease the rights of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such parties’ consent, (b) reduce the consent or consultation rights or the right to receive information under the Trust and Servicing Agreement of the Directing Holder without the consent of the Directing Holder or (c) adversely affect in any material respect the interests of any Certificateholders, RR Interest Owners or Companion Loan Holders not consenting thereto, as evidenced by in the case of clauses (iii), (iv) and (vi) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated Class, receipt of a No Downgrade Confirmation from the Rating Agency and a No Downgrade Confirmation with respect to any Companion Loan Securities; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider (which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(c) of the Trust and Servicing Agreement). In no event shall any

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such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or subject either Trust REMIC to tax.

The Trust and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the RR Interest Owners (if affected by such amendment), the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor’s Affiliates and/or agents or the Trust Loan Sellers) and the Companion Loan Holders affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the RR Interest Owners; provided, however, that no such amendment may:

(i)	reduce in any manner the amount of, or delay the timing of, payments received on the Whole Loan which are required to be distributed on any Certificate or the RR Interest, without the consent of the RR Interest Owners, the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to the Companion Loan Holders without the consent of the Companion Loan Holders;
(ii)	alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a Monthly Advance, Administrative Advance or a Property Advance, without the consent of the RR Interest Owners and the Holders of the Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby);
(iii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Trust and Servicing Agreement without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of the Companion Loan Holders (if affected thereby); or
(iv)	amend any section of the Trust and Servicing Agreement which relates to the amendment of the Trust and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the RR Interest Owner (if affected thereby) and the consent of the Companion Loan Holders (if affected thereby).

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders, the RR Interest Owners or the Companion Loan Holders, may amend the Trust and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as

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shall be necessary: (i) to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder, RR Interest Owner or Companion Loan Holder or (ii) to comply with the Investment Company Act of 1940, as amended, and/or any related regulatory actions and/or interpretations.

The Directing Holder and, if the Directing Holder does not exercise such option, then the Special Servicer and if the Special Servicer does not exercise such option, then the Master Servicer, and if the Master Servicer does not exercise such option, then the Holder of a majority Percentage Interest in the Class R and Class LR Certificates, may effect an early termination of the Trust Fund (provided that such party has provided 15 Business Days’ prior notice to each of the parties with such option and none of the parties with a higher priority has elected to exercise such option within such 15 Business Day period), upon not less than 30 days’ prior Notice of Termination (which Notice of Termination shall satisfy the notice requirement of the proviso) given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Final Termination Date, by purchasing on such date all, but not less than all, of the Trust Loan then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of the Trust Loan, at a purchase price, payable in cash, equal to the greater of,

(i)        the sum of, without duplication:

(A)	100% the outstanding principal balance of the Trust Loan as of the last day of the month preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of principal);
(B)	the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Final Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;
(C)	all unpaid interest accrued on the outstanding principal balance of the Trust Loan (including circumstances where title to the Mortgaged Property has been acquired) at the Trust Loan Rate to the last day of the Whole Loan Interest Accrual Period preceding such Anticipated Final Termination Date (less any Monthly Advances previously made on account of interest);
(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees, the EU Reporting Administrator Fee, the CREFC® License
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Fee and Trust Fund expenses and indemnity amounts owed by the Trust; and

(ii)       the aggregate fair market value of the Trust Loan, and all other property acquired in respect of the Trust Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon at the Trust Loan Rate.

In addition, the Trust and Servicing Agreement provides that the Sole Owner shall have the right to exchange all of its Certificates and the VRR Interest for the Trust Loan or REO Property, as applicable, as contemplated by clause (ii) of Section 9.01(a) of the Trust and Servicing Agreement by giving written notice to all the parties to the Trust and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Trust and Servicing Agreement or by the Trust Fund in connection with the purchase of the Trust Loan and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Trust and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Trust and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Trust and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Trust and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Companion Loan Holders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Trust and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Trust Loan and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Trust and Servicing Agreement; (ii) the exchange by the Sole Owner of its Certificates and the VRR Interest for the Trust Loan in accordance with Section 9.01(g) of the Trust and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on the Trust Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Trust and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Trust and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof. Upon termination of the Trust pursuant to the preceding sentence, the Custodian shall release or cause to be released to the Master Servicer, at the address provided in Section 10.05 of the Trust and Servicing Agreement or to such other address designated by the Master Servicer in writing, any Mortgage Files remaining in its possession. In connection with a termination of the Trust under Article IX of the Trust and Servicing Agreement, the Custodian shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer or Special Servicer, as applicable, as shall be

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necessary to effectuate the transfer of the Trust Loan, any REO Property and any other collateral for the Trust Loan, as applicable.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

This Certificate does not purport to summarize the Trust and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust and Servicing Agreement, to which Trust and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class RR Certificate to be duly executed.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class RR Certificates referred to in the Trust and Servicing Agreement.

Dated:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:
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SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Definitive Certificate][Rule 144A Global Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________
__________	__________	__________	__________	_________	_________

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number:

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions:  _____________________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title:

Taxpayer Identification Number:

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EXECUTION VERSION

EXHIBIT B

MORTGAGE LOAN SCHEDULE

B-1-1

TYSN 2023-CRNR

Loan Name	Address	City	State	Zip Code	Trust Loan Interest Rate	Whole Loan Interest Rate	Trust Loan Original Principal Balance	Whole Loan Original Principal Balance	Trust Loan Cut-off Date Principal Balance	Whole Loan Cut-off Date Principal Balance	Payment Day	First Pmt Date	Trust Loan Monthly Debt Service	Whole Loan Monthly Debt Service	Maturity Date	Master & Primary Fee Rate	Cert Admin / Trustee Fee Rate	EU Risk Retention Fee	CREFC Fee	Admin Fee Rate	Letter of Credit
Tysons Corner Center	1961 Chain Bridge Road	McLean	VA	22102	6.60060%	6.60060%	$440,200,000	$710,000,000	$440,200,000	$710,000,000	6	1/6/2024	$2,502,030.77	$4,035,533.50	12/6/2028	0.00523%	0.01102%	0.00411%	0.00050%	0.020855%	N/A

EXHIBIT C-1

FORM OF TRANSFEREE AFFIDAVIT

AFFIDAVIT PURSUANT TO
SECTION 860E(e)(4) OF THE
INTERNAL REVENUE CODE OF
1986, AS AMENDED

STATE OF	)
	)	ss.:
COUNTY OF	)

                                , being first duly sworn, deposes and says:

1.      That he/she is a                       of                       (the “Purchaser”), a                         duly organized and existing under the laws of the State of                       on behalf of which he/she makes this affidavit.

2.      That the Purchaser’s Taxpayer Identification Number is                      .

3.      That the Purchaser of the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [R][LR] (the “Class [R][LR] Certificate”) is a Permitted Transferee (as defined in Article I of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), entered into in connection with the TYSN 2023-CRNR Mortgage Trust securitization transaction) or is acquiring the Class [R][LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

4.      That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R][LR] Certificate as they become due.

5.      That the Purchaser understands that it may incur tax liabilities with respect to the Class [R][LR] Certificate in excess of any cash flow generated by the Class [R][LR] Certificate.

6.      That the Purchaser will not transfer the Class [R][LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

7.      That the Purchaser is not a Disqualified Non-U.S. Tax Person and is not purchasing the Class [R][LR] Certificate for the account of, or as an agent (including as a broker, nominee or

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other middleman) for, a Disqualified Non-U.S. Tax Person and is otherwise a Permitted Transferee.

8.      That the Purchaser agrees to such amendments of the Trust and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R][LR] Certificate to a “disqualified organization,” an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

9.      The Purchaser agrees to the irrevocable designation of the Certificate Administrator as the “partnership representative” within the meaning of Section 6223 of the Code of the [Upper-Tier REMIC][Lower-Tier REMIC] and to the Certificate Administrator making any elections allowed under the Code to avoid (i) the application of Section 6221 of the Code (or successor provisions) to the [Upper-Tier REMIC][Lower-Tier REMIC] and (ii) payment by the [Upper-Tier REMIC][Lower-Tier REMIC] under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any holder of a Class [R][LR] Certificate, past or present.

10.   The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Trust and Servicing Agreement concerning registration of the transfer and exchange of the Class [R][LR] Certificate.

11.   The Purchaser will not cause income from the Class [R][LR] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Tax Person.

12.   Check the applicable paragraph:

☐       The present value of the anticipated tax liabilities associated with holding the Class [R][LR] Certificate, as applicable, does not exceed the sum of:

(i)	the present value of any consideration given to the Purchaser to acquire such Class [R][LR] Certificate;
(ii)	the present value of the expected future distributions on such Certificate; and
(iii)	the present value of the anticipated tax savings associated with holding such Class [R][LR] Certificate as the related Trust REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Code Section 11(b) (but the tax rate in Code Section 55(b)(1)(B) (as in effect for tax years beginning on or before December 31, 2017) may be used in lieu of the highest rate specified in Code Section 11(b) if the Purchaser has been subject to the alternative minimum tax under Code Section 55 in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Code Section 1274(d) for the month of the transfer and the compounding period used by the Purchaser.

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☐       The transfer of the Class [R][LR] Certificate complies with U.S. Treasury Regulations Section 1.860E-1(c)(5) and (6) and, accordingly,

(i)	the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class [R][LR] Certificate will only be taxed in the United States;
(ii)	at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;
(iii)	the Purchaser will transfer the Class [R][LR] Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Section 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and
(iv)	the Purchaser determined the consideration paid to it to acquire the Class [R][LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐       None of the above.

Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its                              this day of          ,               .

[The Purchaser]

By:
Name:
Title:
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Personally appeared before me the above named [_____], known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

Subscribed and sworn before me this      day of               , 20    .

NOTARY PUBLIC
COUNTY OF

STATE OF

My commission expires the      day of               , 20    .

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EXHIBIT C-2

FORM OF TRANSFEROR CERTIFICATE

[Date]

Computershare Trust Company, National Association

as Certificate Registrar
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Corporate Trust Services TYSN 2023-CRNR

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [R][LR]

Ladies and Gentlemen:

[Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Trust and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in the attached affidavit is not true. No purpose of [Transferor]’s transfer of the Class [R][LR] Certificate[s] to [Transferee] is or will be to impede the assessment of any tax.

Very truly yours,

[Transferor]

By:
Name:
Title:
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EXHIBIT C-3

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF CLASS RR
CERTIFICATES OR THE RR INTEREST

[Date]

Computershare Trust Company, National Association
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951
Attention: Risk Retention Custody (CMBS) – TYSN 2023-CRNR

Deutsche Bank AG, New York Branch,
as a Retaining Sponsor

1 Columbus Circle

New York, New York 10019
Attention: Lainie Kaye
Email: cmbs.requests@db.com

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle

New York, New York 10019
Attention: Lainie Kaye
Email: cmbs.requests@db.com

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”) issued pursuant to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Berkadia Commercial Mortgage LLC, as Master Servicer, Situs Holdings, LLC, as Special Servicer, Computershare Trust Company, National Association, as Trustee and as Certificate Administrator

[_____] (the “Purchaser”) hereby certifies, represents and warrants to each of the addressees hereto:

1.	The Purchaser is acquiring from [__________] (the “Transferor”) [$[_____] principal balance of the Class RR Certificates][$[____] RR Interest Balance of the RR Interest] (the “Transferred Interest”).
2.	The Purchaser has attached hereto the following:
a)	a request to release the Transferred Interest, which direction is signed by the Retaining Sponsor, the Depositor and the Transferor;
b)	an executed Internal Revenue Service (“IRS”) Form W-9 (or successor form); and

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c)	its contact information in connection with the transfer of the Transferred Interest.
3.	[The Purchaser acknowledges and agrees that the Class RR Certificates it holds shall at all times represent, and may only transfer any Class RR Certificates if the transferred Certificates to any particular Person represent, the same Percentage Interest in each and every outstanding Class of Class RR Certificates.]
4.	The Purchaser is aware that, following its acquisition of the Transferred Interest, the Certificate Registrar will not register any transfer of the Transferred Interest by the Purchaser unless the transferee, or such transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.
5.	If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Class RR Certificates, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Class RR Certificates and (b) the acquisition of the Class RR Certificates will be effected through Deutsche Bank Securities Inc., BMO Capital Markets Corp., J.P. Morgan Securities LLC or Goldman Sachs & Co. LLC.
6.	Check one of the following:
☐	The Transfer will occur after the expiration of the Transfer Restriction Period.

☐       The Transfer will occur during the Transfer Restriction Period, and the Purchaser certifies, represents and warrants to each of the addressees hereto that:

A.	It is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).
B.	It is not acquiring the Class RR Certificates as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Class RR Certificates, it will remain a Majority-Owned Affiliate.

☐                       The Transfer will occur on and after the fifth anniversary of the Closing Date, and the Purchaser certifies, represents and warrants to each of the addressees hereto that:

A.	It will execute and deliver to the Retaining Sponsor a new credit risk retention agreement in form and substance satisfactory to the Retaining Sponsor in accordance with the Risk Retention Agreement.
B.	If required by the Retaining Sponsor, an affiliate of the Purchaser will execute and deliver a guaranty, which shall be substantially the same in the form and substance of the guaranty provided pursuant to the Risk Retention Agreement.
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Capitalized terms used but not defined herein have the meanings assigned thereto in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[Purchaser]

By:
Name:
Title:
C-3-3

EXHIBIT C-4

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF CLASS RR
CERTIFICATES OR THE RR INTEREST

[Date]

Computershare Trust Company, National Association
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951
Attention: Risk Retention Custody (CMBS) – TYSN 2023-CRNR

Deutsche Bank AG, New York Branch,
as Retaining Sponsor

1 Columbus Circle

New York, New York 10019

Attention: Lainie Kaye

Email: cmbs.requests@db.com

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye
Email: cmbs.requests@db.com

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer (the “Transfer”) by [______] (the “Transferor”) to [______] (the “Transferee”) $[_____] aggregate Certificate Balance of the Class RR Certificates. The Certificates were issued pursuant to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Berkadia Commercial Mortgage LLC, as Master Servicer, Situs Holdings, LLC, as Special Servicer, Computershare Trust Company, National Association, as Trustee and as Certificate Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

1.	The Transfer is in compliance with any applicable credit risk retention agreement between the Retaining Sponsor and the Transferor in effect on the date of such Transfer (the “Risk Retention Agreement”) and the Trust and Servicing Agreement.
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2.	If the Transferee is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Class RR Certificates, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Class RR Certificates and (b) the acquisition of the Class RR Certificates will be effected through Deutsche Bank Securities Inc., BMO Capital Markets Corp., J.P. Morgan Securities LLC or Goldman Sachs & Co. LLC.
3.	Check one of the following:
☐	The Transfer will occur after the expiration of the Transfer Restriction Period.
☐	The Transferor certifies, represents and warrants to you that:
A.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).
B.	The Transferor has satisfied all of the conditions under the Risk Retention Agreement applicable to transfers by the Transferor to a Majority-Owned Affiliate.
☐	The Transfer will occur on and after the fifth anniversary of the Closing Date, and the Transferor certifies, represents and warrants to you that:
A.	The Transferor has satisfied all of the conditions under the Risk Retention Agreement applicable to transfers by the Transferor to the Transferee.
4.	If the Transfer will occur during the Transfer Restriction Period, then the Transferor certifies, represents and warrants to you that the Transferor has provided notice of the Transfer to the Retaining Sponsor and [check one of the following]:
☐	The Retaining Sponsor has consented to the Transfer, a copy of which is attached hereto.
☐	At least ten (10) Business Days have passed since the Retaining Sponsor’s receipt of such written notice, and the Retaining Sponsor has not responded to the Transferor.
5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Trust and Servicing Agreement as Exhibit C-3. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

C-4-2

[TRANSFEROR]

By:
Name:
Title:
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EXHIBIT D-1

FORM OF INVESTMENT REPRESENTATION LETTER

Computershare Trust Company, National Association
Certificate Registrar
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Corporate Trust Services (CMBS) — TYSN 2023-CRNR

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Helaine M. Kaplan

with a copy via e-mail to: cmbs.requests@db.com

Re:	Transfer of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates: Class [__]

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.02 of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), entered into in connection with the TYSN 2023-CRNR securitization transaction and the issuance of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”) in connection with the transfer by [_______] (the “Seller”) to the undersigned (the “Purchaser”) of [$_____ aggregate [Certificate Balance][_____% Percentage Interest]] of Class [__] Certificates, in certificated fully registered form (such registered interest, the “Certificate”). Capitalized terms used but not defined herein have the respective meanings set forth in the Trust and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

[For Institutional Accredited Investors only]

(i)	The Purchaser is an “institutional accredited investor” (i.e., an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or an entity in which all of the equity owners meet the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an “institutional accredited investor”) as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby
D-1-1

undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

[For Qualified Institutional Buyers only]

(i)	The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.
(ii)	The Purchaser’s intention is to acquire the certificate (A) for investment for the Purchaser’s own account or (B) for resale to (1) “qualified institutional buyers” in transactions under Rule 144A, (2) “institutional accredited investors” meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), or an entity in which all of the equity owners meet the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, or (3) pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (3) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or other transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or other transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.
(iii)	The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.
(iv)	The Purchaser has reviewed the applicable Offering Circular dated November 29, 2023, relating to the Certificates (the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.
D-1-2

(v)	The Purchaser hereby undertakes to be bound by the terms and conditions of the Trust and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Trustee, the Certificate Administrator, the Certificate Registrar and all Certificateholders present and future.
(vi)	The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Trust and Servicing Agreement.
(vii)	Check one of the following:

☐       The Purchaser is a “U.S. Tax Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐       The Purchaser is not a “U.S. Tax Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate(s). The Purchaser has attached hereto [(i) in the case of an individual, a duly executed IRS Form W 8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Tax Person, (ii) in the case of an entity, a duly executed IRS Form W 8BEN-E (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Tax Person, (iii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachments) or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Forms W-8BEN or W-8BEN-E, as applicable, IRS Forms W-8IMY or]* IRS Forms W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph (vii), “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

Please make all payments due on the Certificates:**

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(a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:
Institution:

(b) by mailing a check or draft to the following address:

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Dated: , 20

*	Delete for Class R and Class LR.
**	Only to be filled out by Purchasers of Individual Certificates. Please select (a) or (b).
D-1-4

EXHIBIT D-2

FORM OF ERISA REPRESENTATION LETTER

[Date]

Computershare Trust Company, National Association
Certificate Registrar
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Certificate Transfer Services, (CMBS) — TYSN 2023-CRNR

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019
Attention: Helaine M. Kaplan

with a copy via e-mail to: cmbs.requests@db.com

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [ ]

Ladies and Gentlemen:

[_____] (the “Purchaser”) intends to purchase from [______] (the “Seller”) [$[_] initial Certificate Balance][[    ]% Percentage Interest] of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [ ], CUSIP No. [_____] (the “Certificates”), issued pursuant to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), entered into in connection with the TYSN 2023-CRNR Mortgage Trust securitization transaction. Capitalized terms used but not defined herein have the respective meanings set forth in the Trust and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Administrator, the Certificate Registrar and the Trustee that:

The Purchaser is not and will not become (a) an employee benefit plan or other plan or retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (b) any person acting on behalf of any such Plan or using the assets of any such Plan (including any entity whose underlying assets include plan assets by reason of a Plan’s investment in the entity (within the meaning of Department of Labor Regulations Section 2510.3-101, as modified in operation by Section 3(42) of ERISA)).

D-2-1

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this ___ day of __________, 20__.

Very truly yours,

[Purchaser]

By:
Name:
Title:
D-2-2

EXHIBIT E

FORM OF REQUEST FOR RELEASE

Loan Information

Name of Borrower:	Tysons Corner Property Holdings LLC and Tysons Corner
Holdings LLC

[Master Servicer][Special
Servicer] Loan No.:

Custodian

Name:	Computershare Trust Company, National Association
Address:	Computershare Trust Company, National Association
1055 10th Avenue SE
St. Paul, Minnesota 55414
Attention: Document Custody Group TYSN 2023-CRNR
E-mail: cmbscustody@computershare.com

Custodian Mortgage File
No.:

Depositor

Name:	Deutsche Mortgage & Asset Receiving Corporation

Address:	Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle
New York, New York 10019

Certificates:	TYSN 2023-CRNR Mortgage Trust Commercial
Mortgage Pass-Through Certificates

The undersigned [Master Servicer][Special Servicer] hereby requests delivery from Computershare Trust Company, National Association, as Custodian for the Holders of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, the documents (the “Documents”) specified below. All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction.

( )

( )

( )

( )
E-1

The undersigned [Master Servicer][Special Servicer] hereby acknowledges and agrees as follows:

(i)                                           The [Master Servicer][Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Trust and Servicing Agreement.

(ii)                                        The [Master Servicer][Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the [Master Servicer][Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Trust and Servicing Agreement.

(iii)                                     The [Master Servicer][Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Whole Loan has been liquidated or the Whole Loan has been paid in full and the proceeds thereof have been remitted to the Collection Account, except as expressly provided in the Trust and Servicing Agreement.

(iv)                                    The Documents coming into the possession or control of the [Master Servicer][Special Servicer] shall at all times be held for the account of the Trustee, and the [Master Servicer][Special Servicer] shall keep the Documents and any proceeds separate and distinct from all other property in the [Master Servicer][Special Servicer]’s possession, custody or control.

[MASTER SERVICER/SPECIAL SERVICER]

By:
Name:
Title:
Dated:
E-2

EXHIBIT F

SECURITIES LEGEND

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “Securities Act”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE Securities Act AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE Securities Act, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE Securities Act (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE Securities Act OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE SUCH “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE Securities Act, OR (4) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE TRUST AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

F-1

EXHIBIT G

FORM OF REGULATION S TRANSFER CERTIFICATE

Computershare Trust Company, National Association
Certificate Registrar
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS - Certificate Transfer Services, TYSN 2023-CRNR

Re:	Transfer of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [ ]

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 5.02 of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, on behalf of the holders of the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [    ] (the “Certificates”) in connection with the transfer by the undersigned (the “Transferor”) to [_____] (the “Transferee”) of $[_____] Certificate Balance of Certificates, in fully registered form (each, an “Individual Certificate”), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the “Global Certificate”) maintained by The Depository Trust Company or its successor as Depository under the Trust and Servicing Agreement (such transferred interest, in either form, being the “Transferred Interest”).

In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Trust and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)       the offer of the Transferred Interest was not made to a person in the United States;

[(2)     at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;]*

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

G-1

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: , 20
G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE DURING THE RESTRICTED PERIOD

(Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Trust and Servicing Agreement)

Computershare Trust Company, National Association
Certificate Registrar
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS - Certificate Transfer Services, TYSN 2023-CRNR

Re:	Transfer of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [ ]

Reference is hereby made to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[_____] aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of a Rule 144A Global Certificate (CUSIP No. [_____]) with the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No. [_____]) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depository.

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

* Select appropriate depository.

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

H-1

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: , 20
H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE AFTER THE RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.02(c)(ii)(B) of the Trust and Servicing Agreement)

Computershare Trust Company, National Association
Certificate Registrar
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS - Certificate Transfer Services, TYSN 2023-CRNR

Re:	Transfer of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates Class [ ]

Reference is hereby made to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

The letter relates to U.S. $[_____] aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Rule 144A Global Certificate (CUSIP No. [_____]) with the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No. [_____]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Trust and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-1

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: , 20
I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
of the Trust and Servicing Agreement)

Computershare Trust Company, National Association
Certificate Registrar
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: CTS - Certificate Transfer Services, TYSN 2023-CRNR

Re:	Transfer of TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class [ ]

Reference is hereby made to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to U.S. $[_____] aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Regulation S Global Certificate (CUSIP No. [_____]) with [Euroclear] [Clearstream]* (Common Code [_____]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No. [_____]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Trust and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or an jurisdiction.

* Select appropriate depositary.

J-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: , 20
J-2

EXHIBIT K

FORM OF DISTRIBUTION DATE STATEMENT

K-1

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Contacts
Role	Party and Contact Information
Depositor	Deutsche Mortgage & Asset Receiving Corporation
	Attention: Lainie Kaye	cmbs.requests@db.com
1 Columbus Circle | New York, NY 10019 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Berkadia Commercial Mortgage LLC
	Attention: Executive Vice President – Servicing	Fax Number: (215) 328-3478
323 Norristown Road, Suite 300 | Ambler, PA 19002 | United States
Special Servicer	Situs Holdings, LLC
	Attention: Stacey Ciarlanti	staceyciarlanti@situsamc.com; legal@situsamc.com
2 Embarcadero Center, 8th Floor | San Francisco, CA 94111 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Rating Agency	Fitch Ratings, Inc.
	Commercial Mortgage Surveillance Group	info.cmbs@fitchratings.com
300 West 57th Street | New York, NY 10019 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
LR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)

Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
LR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Additional Information

Total Available Distribution Amount (1)	0.00
Non-VRR Interest Available Funds	0.00
VRR Interest Available Funds	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00

Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Borrower Option Extension Fees	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Certificate Ratings Detail

Fitch Ratings, Inc.
Class	CUSIP	Original	Current¹	Date Last Changed
A				MM/DD/YY
B				MM/DD/YY
RR				MM/DD/YY
RR Interest				MM/DD/YY

NR	- Designates that the class was not rated by the above agency at the time of original issuance.
N/A	- Data not available this period.
X	- Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.
(1)	For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained. Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Oct-23	0	0	0	0	0	0
Sep-23	0	0	0	0	0	0
Aug-23	0	0	0	0	0	0
Jul-23	0	0	0	0	0	0
Jun-23	0	0	0	0	0	0
May-23	0	0	0	0	0	0
Apr-23	0	0	0	0	0	0
Mar-23	0	0	0	0	0	0
Feb-23	0	0	0	0	0	0
Jan-24	0	0	0	0	0	0
Dec-23	0	0	0	0	0	0
Nov-23	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 21

Distribution Date:	01/12/24	TYSN 2023-CRNR Mortgage Trust
Determination Date:	01/08/24
Record Date:	12/29/23	Commercial Mortgage Pass-Through Certificates Series 2023-CRNR

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 21

EXHIBIT L-1-A

Form of Investor Certification for Non-Borrower Related
Parties and/or risk retention consultation Party

[Date]

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President –
Servicing

Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN
2023-CRNR

Situs Holdings, LLC 2 Embarcadero Center, 8th Floor San Francisco, California 94111 Attention: Stacey Ciarlanti E-mail: staceyciarlanti@situsamc.com

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

In accordance with the requirements for obtaining certain information under the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a [certificateholder][Directing Holder][a Controlling Class Certificateholder][Risk Retention Consultation Party] [beneficial owner][prospective purchaser] of the Class [_] Certificates.

2.        The undersigned is (a) not a Borrower Related Party or (b) is the Risk Retention Consultation Party.

3.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the [Master Servicer’s Website][Certificate Administrator’s

L-1-A-1

Website] and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.       At any time the undersigned becomes a Borrower Related Party, the undersigned shall deliver the certification attached as Exhibit L-1-B to the Agreement.

6.       The undersigned agrees that each time it accesses the [Master Servicer’s Website][Certificate Administrator’s Website], the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

L-1-A-2

[Certificateholder][Directing Holder][a Controlling Class Certificateholder][Risk Retention Consultation Party][Beneficial Owner][Prospective Purchaser]

By:
Title:
Company:
Phone:
L-1-A-3

EXHIBIT L-1-B

FORM OF INVESTOR CERTIFICATION FOR BORROWER RELATED PARTIES

[Date]

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President –
Servicing

Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN
2023-CRNR

Situs Holdings, LLC 2 Embarcadero Center, 8th Floor San Francisco, California 94111 Attention: Stacey Ciarlanti E-mail: staceyciarlanti@situsamc.com
Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

In accordance with the requirements for obtaining certain information under the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a [certificateholder][Directing Holder][a Controlling Class Certificateholder][beneficial owner][prospective purchaser] of the Class [_] Certificates.

2       The undersigned is a Borrower Related Party.

3.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or

L-1-B-1

banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Privileged Information (as defined in the Agreement) to the extent the undersigned receives access to such Privileged Information on the Certificate Administrator’s Website or otherwise receives access to such Privileged Information in connection with its duties, or exercise of its rights pursuant to the Agreement.

5.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify each party to the Agreement, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       To the extent the undersigned receives access to any Privileged Information on the Certificate Administrator’s Website or otherwise receives access to such Privileged Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide such Privileged Information to the Borrowers or (A) any employees or personnel of the undersigned or any Affiliate involved in the management of any investment in the Borrowers or the Mortgaged Property or (B) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the Borrowers, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

7.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

8.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

[BY ITS CERTIFICATION HEREOF, the undersigned shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.]

L-1-B-2

[Certificateholder][Directing Holder][a Controlling Class Certificateholder] [Beneficial Owner][Prospective Purchaser]

By:
Title:
Company:
Phone:
L-1-B-3

EXHIBIT L-1-C

Form of Certification of the DIRECTING HOLDER

[Date]

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President –
Servicing
Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN
2023-CRNR

Situs Holdings, LLC 2 Embarcadero Center, 8th Floor San Francisco, California 94111 Attention: Stacey Ciarlanti E-mail: staceyciarlanti@situsamc.com
Re:	Trust and Servicing Agreement (“Trust and Servicing Agreement”) relating to TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

In accordance with Section 6.07(e) of the Trust and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Directing Holder.

2.       The undersigned is not a Borrower Related Party.

3.       If the undersigned becomes a Borrower Related Party, the undersigned agrees to and shall deliver the certification attached as Exhibit L-1-B to the Trust and Servicing Agreement.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) and shall indemnify each party to the Trust and Servicing Agreement, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

L-1-C-1

5.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Trust and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

6.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

[BY ITS CERTIFICATION HEREOF, the undersigned shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.]

[The Directing Holder][a Controlling Class Certificateholder]

By:
Title:
Company:
Phone:
L-1-C-2

EXHIBIT L-1-D

FORM OF NOTICE OF CONFLICTED CONTROLLING CLASS HOLDER WHO
BECOMES A BORROWER RELATED PARTY

[Date]

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President –
Servicing

Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN
2023-CRNR

Situs Holdings, LLC 2 Embarcadero Center, 8th Floor San Francisco, California 94111 Attention: Stacey Ciarlanti E-mail: staceyciarlanti@situsamc.com
Re:	Trust and Servicing Agreement (“Trust and Servicing Agreement”) relating to TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

THIS NOTICE IDENTIFIES A “CONFLICTED CONTROLLING CLASS HOLDER” RELATING TO THE CERTIFICATEHOLDER OF THE TYSN 2023-CRNR COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO ARTICLE IX OF THE TRUST AND SERVICING AGREEMENT.

In accordance with Section 4.02 of the Trust and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Conflicted Controlling Class Holder”) hereby certifies and agrees as follows:

L-1-D-1

1.                  The undersigned is [the Directing Holder][a Controlling Class Certificateholder] as of the date hereof.

2.                  The undersigned has become a Borrower Related Party with respect to the Trust Loan and has become a Conflicted Controlling Class Holder.

3.                  As of the date above, the undersigned is the beneficial owner of the following certificates, and is providing the below information to the addressees hereto for purposes of their compliance with the Trust and Servicing Agreement:

CUSIP	Class	Outstanding Certificate Balance	Initial Certificate Balance

4.                  The undersigned hereby acknowledges and agrees that it is no longer a Privileged Person and shall only be entitled to access the Distribution Date Statements, and the following items to the extent that they are made available to the general public on the Certificate Administrator’s Website: the Trust and Servicing Agreement, the Trust Loan Purchase Agreements and any SEC filings.

5.                  The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the TYSN 2023-CRNR securitization should be revoked as to such users:

6.                  The undersigned shall be fully liable for any breach of the Trust and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.                  The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Trust and

L-1-D-2

Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

8.                  The undersigned is simultaneously providing an investor certification to the Certificate Administrator in the form of Exhibit L-1-B to the Trust and Servicing Agreement, requesting access to the Certificate Administrator’s site as a Borrower Related Party. The undersigned acknowledges that it is no longer a Privileged Person and shall only be entitled to access the Distribution Date Statements, and the following items to the extent that they are made available to the general public on the Certificate Administrator’s Website: the Trust and Servicing Agreement, the Trust Loan Purchase Agreements and any SEC filings unless and until it has (i) delivered notice of the termination of the related Conflicted Controlling Class Holder status and (ii) submitted a new investor certification in accordance with Section 4.02 of the Trust and Servicing Agreement.

9.                  The undersigned agrees to indemnify and hold harmless each party to the Trust and Servicing Agreement, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any such information relating to the Whole Loan.

Capitalized terms used but not defined herein have the respective meanings given to them in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Holder] [Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: Deutsche Mortgage & Asset Receiving Corporation
L-1-D-3

EXHIBIT L-1-E

Form of Certification of the RISK RETENTION CONSULTATION PARTy

[Date]

Deutsche Mortgage & Asset Receiving Corporation 1 Columbus Circle New York, New York 10019 Attention: Lainie Kaye with a copy to: cmbs.requests@db.com	Computershare Trust Company, National Association 9062 Old Annapolis Road Columbia, Maryland 21045 Attention: Corporate Trust Services – TYSN 2023-CRNR

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300

Ambler, Pennsylvania 19002

Attention: Executive Vice President –
Servicing

Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300

Ambler, Pennsylvania 19002

Attention: General Counsel

Situs Holdings, LLC 2 Embarcadero Center, 8th Floor San Francisco, California 94111 Attention: Stacey Ciarlanti E-mail: staceyciarlanti@situsamc.com

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates and the RR Interest

In accordance with Section 6.11 of the Trust and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.                              The undersigned has been appointed to act as a Risk Retention Consultation Party.

2.                              The undersigned is not a Borrower Related Party.

3.                              [For use with any party other than an initial Risk Retention Consultation Party] The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Trust and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

4.                              The contact information for the undersigned for all notices and other communications is as follows:

L-1-E-1

[_____]

5.                              Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:

Dated: _______
L-1-E-2

EXHIBIT L-2

FORM OF INVESTOR CERTIFICATION TO EXERCISE VOTING RIGHTS

[Date]

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President – Servicing

Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN 2023-CRNR

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

In accordance with the requirements for the exercise of Voting Rights pursuant to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a [beneficial certificateholder of the Class [_] Certificates in the original principal amount of $[_____], CUSIP number [_]].

2.       The undersigned is duly authorized to deliver this certification to the Certificate Administrator, such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely on this certification.

3.       The undersigned intends to exercise Voting Rights under the Agreement, and certifies that the undersigned is not the Depositor, the Certificate Administrator, the Trustee or a Borrower Related Party.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its officers, directors, partners, employees, agents or representatives, and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

L-2-1

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder]

By:
Name:
Title:
Company:
Phone:

[DTC Participant Name_________________

DTC Participant No. _________________]
L-2-2

EXHIBIT L-3

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.

In connection with the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”) issued pursuant to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of BlackRock Financial Management, Inc., Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., KBRA Analytics, LLC, Moody’s Analytics, Interactive Data Corporation, CMBS.com, Inc., Markit LLC, redIQ LLC or Thomson Reuters Corporation, a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices delivered or made available pursuant to Section 4.02 of the Trust and Servicing Agreement to Privileged Persons on https://www.ctslink.com (the “Website”) by request of the Depositor.
2.	The undersigned agrees that each time it accesses the Website, the undersigned is deemed to have recertified that the representation above remains true and correct.
3.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[______________________]

By:
Name:
Title:
Phone:
E-mail:

Dated:
L-3-1

EXHIBIT L-4

FORM OF CREFC® Certification

This Certification has been prepared for provision of information to the CRE Finance Council®.

In connection with the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of the CRE Finance Council® that has been given access to the Distribution Date Statements and CREFC® reports on https://www.ctslink.com.
2.	The undersigned agrees that each time it accesses https:// www.ctslink.com, the undersigned is deemed to have recertified that the representation above remains true and correct.
3.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and has caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[______________________]

By:
Name:
Title:
Phone:
E-mail:

Dated:
L-4-1

EXHIBIT M

FORM OF NOTIFICATION FROM CUSTODIAN

[DATE]

To the Persons Listed on the attached Schedule A

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

Ladies and Gentlemen:

In accordance with Section 2.02 of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Trust and Servicing Agreement, the Mortgage File for the Whole Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Whole Loan, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Trust and Servicing Agreement.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:
M-1

SCHEDULE A
TO
FORM OF NOTIFICATION FROM CUSTODIAN

To the Depositor:

Deutsche Mortgage & Asset Receiving Corporation
1 Columbus Circle

New York, New York 10019
Attention: Lainie Kaye

with a copy via e-mail to: cmbs.requests@db.com

To the Trustee:

Computershare Trust Company, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – TYSN 2023-CRNR

with a copy to:

Email: trustadministrationgroup@computershare.com;

CCTCMBSBondAdmin@computershare.com

To the Certificate Administrator:

Computershare Trust Company, National Association
9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – TYSN 2023-CRNR

with a copy to:

Email: trustadministrationgroup@computershare.com;

CCTCMBSBondAdmin@computershare.com

To the Master Servicer:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President – Servicing

Fax Number: (215) 328-3478

with a copy to:

M-2

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

To the Special Servicer:

Situs Holdings, LLC

2 Embarcadero Center, 8th Floor

San Francisco, California 94111

Attention: Stacey Ciarlanti

E-mail: staceyciarlanti@situsamc.com

To the Trust Loan Sellers:

Deutsche Bank AG, New York Branch
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy to:

Deutsche Bank AG, New York Branch

1 Columbus Circle

New York, New York 10019

Attention: General Counsel

Facsimile No.: (646) 736-5721

with a copy via e-mail to:

E-mail: cmbs.request@db.com

and

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Attention: Scott Epperson

Email: scott.epperson@gs.com and gs-refgsecuritization@gs.com with a copy to:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Attention: Structured Finance Legal (REFG)

Email: gs-refglegal@gs.com

M-3

and

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: Scott Epperson

Email: scott.epperson@gs.com and gs-refgsecuritization@gs.com

and

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Michael Birajiclian and David Schell

Email: Michael.Birajiclian@bmo.com and David.Schell@bmo.com

and

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMBSNotices@bmo.com

and

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Email: US_CMBS_Notice@jpmorgan.com

and

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Email: US_CMBS_Notice@jpmorgan.com

Attention: SPG Legal

M-4

DEFECT SCHEDULE
TO FORM OF NOTIFICATION FROM CUSTODIAN

M-5

EXHIBIT N-1

FORM OF CLOSING DATE CUSTODIAN CERTIFICATION

December 12, 2023

Deutsche Mortgage & Asset Receiving
Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN
2023-CRNR

with a copy to:

Email:
trustadministrationgroup@computershare.com;

CCTCMBSBondAdmin@computershare.com

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President –
Servicing

Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

Situs Holdings, LLC

2 Embarcadero Center, 8th Floor

San Francisco, California 94111

Attention: Stacey Ciarlanti

E-mail: staceyciarlanti@situsamc.com

Deutsche Bank AG, New York Branch

1 Columbus Circle

New York, New York 10019

Attention: Lainie Kaye

with a copy to:

Deutsche Bank AG, New York Branch

1 Columbus Circle

New York, New York 10019

Attention: General Counsel

Facsimile No.: (646) 736-5721

with a copy via e-mail to:

E-mail: cmbs.request@db.comGoldman Sachs
Bank USA

200 West Street

New York, New York 10282

Attention: Scott Epperson

Email: scott.epperson@gs.com and gs-
refgsecuritization@gs.com

with a copy to:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Attention: Structured Finance Legal (REFG)

Email: gs-refglegal@gs.com

Goldman Sachs Mortgage Company

200 West Street

New York, New York 10282

Attention: Scott Epperson

Email: scott.epperson@gs.com and gs-
refgsecuritization@gs.com

N-1-1

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Michael Birajiclian and David
Schell

Email: Michael.Birajiclian@bmo.com and
David.Schell@bmo.com

with a copy to:

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMBSNotices@bmo.com

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Email: US_CMBS_Notice@jpmorgan.com

with a copy to :

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Email: US_CMBS_Notice@jpmorgan.com

Attention: SPG Legal

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

In accordance with Section 2.02 of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, the Custodian hereby certifies that, with respect to the Trust Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Custodian has in its possession the Trust Notes, and (b) the foregoing documents delivered or caused to be delivered by the Trust Loan Sellers as described in clause (a) above have been reviewed by it and appear regular on their face, appear to be executed and purport to relate to the Whole Loan, except as identified on Schedule B attached hereto, and each of the documents specified in Section 2.01(a)(ii), Section 2.01(a)(vii) and, to the extent delivered, Section 2.01(a)(xviii) of the Agreement have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn or mutilated or otherwise defaced, and that such documents relate to the Whole Loan identified in the Mortgage Loan Schedule.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

N-1-2

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Custodian

By:
Name:
Title:
N-1-3

SCHEDULE A
TO CLOSING DATE CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-1-4

SCHEDULE B
TO CLOSING DATE CUSTODIAN CERTIFICATION

Exceptions to the Mortgage File Delivery and Review

N-1-5

EXHIBIT N-2

FORM OF POST-CLOSING CUSTODIAN CERTIFICATION

[Date]

Deutsche Mortgage & Asset Receiving
Corporation
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

Computershare Trust Company, National
Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN
2023-CRNR

with a copy to:

Email: trustadministrationgroup@computershare.com;
CCTCMBSBondAdmin@computershare.com

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President –
Servicing
Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: General Counsel

Situs Holdings, LLC
2 Embarcadero Center, 8th Floor
San Francisco, California 94111
Attention: Stacey Ciarlanti
E-mail: staceyciarlanti@situsamc.com

Deutsche Bank AG, New York Branch
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via e-mail to:
cmbs.request@db.com

Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Scott Epperson
Email: scott.epperson@gs.com and gs-
refgsecuritization@gs.com

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Michael Birajiclian and David
Schell
Email: Michael.Birajiclian@bmo.com and
David.Schell@bmo.com

JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Kunal K. Singh
Email: US_CMBS_Notice@jpmorgan.com

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates
N-2-1

In accordance with Section 2.02 of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, the Custodian hereby certifies, subject to the terms of the Agreement, that, with respect to the Trust Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, all documents (other than documents referred to in clause (xviii) Section 2.01(a) of the Agreement, which shall be delivered to the Master Servicer, the documents referred to in clause (iii) of Section 2.01(a) of the Agreement and the assignments of financing statements referred to in clause (xiv) of Section 2.01(a) of the Agreement) referred to in Section 2.01(a) of the Agreement (in the case of the documents referred to in Section 2.01(a) (iv), (v), (vi) and (vii) (in the case of any endorsement thereto), (viii) and (ix) through (xxi) of the Agreement, as identified to it in writing as a document required to be delivered by the Trust Loan Sellers) and any original recorded documents included in the delivery of the Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Whole Loan identified in the Mortgage Loan Schedule, in each case, except as set forth on the attached schedule hereto.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Custodian

By:
Name:
Title:

N-2-2

SCHEDULE A
TO POST-CLOSING CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-2-3

EXHIBIT O

FORM OF NRSRO CERTIFICATION

[Date]

Computershare Trust Company, National Association,
as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN 2023-CRNR

Attention:	Deutsche Mortgage & Asset Receiving Corporation, TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

In accordance with the requirements for obtaining certain information pursuant to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”) and executed in connection with the TYSN 2023-CRNR securitization transaction, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is either:

(a)                              a Rating Agency under the Trust and Servicing Agreement, or

(b)                             a nationally recognized statistical rating organization and either (x) has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), had access to the Depositor’s 17g-5 website prior to the Closing Date, is requesting access pursuant to the Trust and Servicing Agreement to certain information (the “Information”) on such 17g-5 website pursuant to the provisions of the Trust and Servicing Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website prior to the Closing Date shall also be applicable to information obtained from the 17g-5 Information Provider’s Website (including without limitation, to any information received by the Depositor for posting on the 17g-5 Information Provider’s Website), or (y), if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date.

2.	[The undersigned either (a) has not accessed information pursuant to Rule 17g–5(a)(3) ten (10) or more times during the most recently ended calendar year, or (b) has determined and maintained credit ratings for at least 10% of the issued securities and money market instruments for which it accessed information pursuant to Rule 17g–
O-1

5(a)(3)(iii) in the calendar year prior to the year covered by the SEC Certification, if it accessed such information for 10 or more issued securities or money market instruments.]

3.	The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website, it shall be deemed to have recertified that the representations above remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

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BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Nationally Recognized Statistical Rating Organization]

Name:

Title:

Company:

Phone:

Email:

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Annex A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with the [Depositor] (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Certificates”) pursuant to the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Berkadia Commercial Mortgage LLC, as Master Servicer, Situs Holdings, LLC, as Special Servicer, Computershare Trust Company, National Association, as Certificate Administrator and as Trustee, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Computershare Trust Company, National Association, as 17g-5 Information Provider under the Trust and Servicing Agreement, including the section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Trust and Servicing Agreement). Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y)  any of the terms, conditions or other facts with respect to the transactions contemplated by the Trust and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or is independently developed by the NRSRO without reference to any Confidential Information.

Information to Be Held in Confidence.

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       You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the

O-5

requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement. The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

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Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

[_____________]

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EXHIBIT P-1

[RESERVED]

P-1-1

EXHIBIT P-2

[RESERVED]

P-2-1

EXHIBIT Q-1

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR MASTER SERVICER

After recording, return to:

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300

Ambler, Pennsylvania 19002

Attention: Executive Vice President - Servicing

Fax Number: (215) 328-3478

LIMITED POWER OF ATTORNEY
TO Berkadia Commercial mortgage llc,
FROM COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,

AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS
OF DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION TYSN 2023-CRNR
MORTGAGE TRUST COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

KNOW ALL BY THESE PRESENTS:

WHEREAS, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Berkadia Commercial Mortgage LLC, as Master Servicer (the “Servicer”), Situs Holdings, LLC, as Special Servicer, and Computershare Trust Company, National Association, as Trustee (the “Trustee”) and Certificate Administrator, entered into a Trust and Servicing Agreement dated as of December 12, 2023 (the “TSA”), pertaining to a securitization trust formed for the benefit of the registered holders of Deutsche Mortgage & Asset Receiving Corporation TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Trust”), and which provides in part that the Master Servicer shall administer and service that certain mortgage loan (the “Trust Loan”) held in trust by the Trustee. The Trust Loan is secured by collateral comprised of mortgage (the “Mortgage”), and other forms of security instruments (collectively the “Security Instruments”), in each case, encumbering any and all real and personal property delineated therein (the “Mortgaged Property”) and the Notes secured thereby. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement; and

WHEREAS, pursuant to the terms of the TSA, the Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Trust Loan subject to the terms of the TSA; and

WHEREAS, the Trustee has been requested by the Servicer pursuant to Section 3.01(a) of the TSA to grant this Limited Power of Attorney to the Servicer to enable the Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Trust Loan thereby empowering the Servicer to take such actions as it deems necessary to

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comply with its servicing, administrative and management duties under and in accordance with the TSA.

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Computershare Trust Company, National Association, a nationally chartered banking association, not in its individual or banking capacity, but solely in its capacity as trustee for the registered holders of the above referenced Trust under the TSA, does make, constitute and appoint Berkadia Commercial Mortgage LLC, with principal corporate offices at 323 Norristown Road, Suite 300, Ambler, Pennsylvania 19002, as Servicer, by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Trust Loan and Mortgaged Property held by the Trustee to secure the obligations of the Trust Loan in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the TSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Borrowers, in each case subject to and in accordance with the terms of the Trust Loan and subject to the provisions of the TSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Trust Loan; (iv) to consent to any subordinate financing to be secured by the Mortgaged Property to the extent that such consent is required pursuant to the terms of the Trust Loan or which otherwise is required under the TSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the Mortgaged Property or to repayment of the Trust Loan or otherwise, in each case in accordance with the terms of the Trust Loan; (vi) to execute any and all instruments necessary or appropriate for judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to the Mortgaged Property securing a Trust Loan owned by the Trustee and serviced by the Servicer for the Trustee, and, consistent with the authority granted by the TSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Trust Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Trust Loan obligation in accordance with the terms of the TSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Property, including agreements and requests by the Borrowers with respect to modifications of the management of the Mortgaged Property or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Trust Loan under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Borrowers or their tenants in accordance with the terms of the Trust Loan; (x) to join the Borrowers in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Property to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute

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and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Trust Loan and the Mortgaged Property; (xii) to draw upon, replace, substitute, release or amend any letters of credit standing as collateral under the Trust Loan; and (xiii) to apply amounts in the various escrow accounts set up under the Trust Loan pursuant to the terms provided for therein.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Trust Loan consistent with the TSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the Servicer, the Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the TSA or the servicing standard imposed on the Servicer by the TSA, but any and all third parties dealing with the Servicer as the Trustee’s attorney-in-fact may rely completely, unconditionally and conclusively on the Servicer’s authority and need not make inquiry about whether the Servicer is acting pursuant to the TSA or such standard. Any purchaser, title company, recorder’s office or other third party may rely upon a written statement by the Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the TSA.

ARTICLE II

Any act or thing lawfully done by the Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

ARTICLE III

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)	the suspension or termination of this Limited Power of Attorney by the Trustee;
(ii)	the transfer of servicing under the TSA from the Servicer to another servicer;
(iii)	the termination, resignation or removal of the Trustee as trustee of such Trust;
(iv)	the appointment of a receiver or conservator with respect to the business of the Servicer;
(v)	the filing of a voluntary or involuntary petition in bankruptcy by or against the Servicer;
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(vi)	the termination of the TSA; or
(vii)	the termination of the Servicer.

Nothing herein shall be deemed to amend or modify the TSA or the respective rights, duties or obligations of the Trustee, or the Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of the __ day of _______________ 20___.

Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (and not in its individual capacity)

By: Computershare Trust Company, National Association, as attorney-in-fact

(SEA	L)
By:

Name:

Title:

ATTEST:

_______________________________

Witness

Witness

STATE OF MARYLAND	)
)ss.
COUNTY OF HOWARD	)

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On this day of ____________ 20___, before me personally appeared, to me personally known, who, being by me duly sworn, did acknowledge and say that she is the _________ of Computershare Trust Company, National Association, a nationally chartered banking association, and acknowledged to me that she executed the foregoing instrument on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Deutsche Mortgage & Asset Receiving Corporation TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (and not in its individual capacity).

Notary Public:
My Commission expires:
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EXHIBIT Q-2

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR SPECIAL SERVICER

After recording, return to:

Situs Holdings, LLC

2 Embarcadero Center, 8th Floor

San Francisco, California 94111

Attention: Stacey Ciarlanti

E-mail: staceyciarlanti@situsamc.com

LIMITED POWER OF ATTORNEY TO Situs Holdings, LLC,

FROM COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,

AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS OF

DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION TYSN 2023-CRNR
MORTGAGE TRUST COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

KNOW ALL BY THESE PRESENTS:

WHEREAS, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Berkadia Commercial Mortgage LLC, as Master Servicer, Situs Holdings, LLC, as Special Servicer (the “Special Servicer”), and Computershare Trust Company, National Association, as Trustee (the “Trustee”) and Certificate Administrator, entered into a Trust and Servicing Agreement dated as of December 12, 2023 (the “TSA”), pertaining to a securitization trust formed for the benefit of the registered holders of Deutsche Mortgage & Asset Receiving Corporation TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Trust”), and which provides in part that the Special Servicer shall administer and service the “Trust Loan” and provide services to the “Borrowers” as those terms are defined in the TSA, for the benefit of the Trustee in accordance with the terms of the TSA and the Trust Loan; and

WHEREAS, pursuant to the terms of the TSA, the Special Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Trust Loan subject to the terms of the TSA; and

WHEREAS, the Trustee has been requested by the Special Servicer pursuant to Section 3.01(a) of the TSA to grant this Limited Power of Attorney to the Special Servicer to enable the Special Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Trust Loan thereby empowering the Special Servicer to take such actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the TSA.

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Computershare Trust Company, National Association, a nationally chartered banking association, not in its individual or banking capacity, but solely in its capacity as trustee for the

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registered holders of the above referenced Trust (the “Trustee”) under the TSA, does make, constitute and appoint Situs Holdings, LLC, with principal corporate offices at 2 Embarcadero Center, 8th Floor, San Francisco, California 94111, as Special Servicer, by and through its designated officers, as the Trustee's true and lawful attorney-in-fact with respect to the Trust Loan and the mortgaged property and related collateral (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Trust Loan in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the TSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Borrowers, in each case subject to and in accordance with the terms of the Trust Loan and subject to the provisions of the TSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Trust Loan; (iv) to consent to any subordinate financing to be secured by the Mortgaged Property to the extent that such consent is required pursuant to the terms of the Trust Loan or which otherwise is required under the TSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loans or otherwise, in each case in accordance with the terms of the Trust Loan; (vi) to execute any and all instruments necessary or appropriate for judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to the Mortgaged Property securing the Trust Loan owned by the Trustee and serviced by the Special Servicer for the Trustee, and, consistent with the authority granted by the TSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of the Trust Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of the Trust Loan obligation in accordance with the terms of the TSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Property, including agreements and requests by the Borrowers with respect to modifications of the management of the Mortgaged Property or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Trust Loan under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Borrowers or their tenants in accordance with the terms of the Trust Loan; (x) to join the Borrowers in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Property to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Trust Loan and the Mortgaged Property; (xii) to draw upon, replace, substitute, release or amend any letters of credit standing as collateral under the Trust Loan; and (xiii) to apply amounts in the various escrow accounts set up under the Trust Loan pursuant to the terms provided for therein.

ARTICLE I

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The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the Special Servicer as the Trustee's attorney-in-fact of full power and authority with respect to the Trust Loan consistent with the TSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the Special Servicer, the Special Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the TSA or the servicing standard imposed on the Special Servicer by the TSA, but any and all third parties dealing with the Special Servicer as the Trustee's attorney-in-fact may rely completely, unconditionally and conclusively on the Special Servicer's authority and need not make inquiry about whether the Special Servicer is acting pursuant to the TSA or such standard. Any purchaser, title company, recorder's office or other third party may rely upon a written statement by the Special Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the TSA.

ARTICLE II

Any act or thing lawfully done by the Special Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee's successors and assigns.

ARTICLE III

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)	the suspension or termination of this Limited Power of Attorney by the Trustee;
(ii)	the transfer of servicing under the TSA from the Special Servicer to another servicer;
(iii)	the termination, resignation or removal of the Trustee as trustee of such Trust;
(iv)	the appointment of a receiver or conservator with respect to the business of the Special Servicer;
(v)	the filing of a voluntary or involuntary petition in bankruptcy by or against the Special Servicer;
(vi)	the termination of the TSA; or
(vii)	the termination of the Special Servicer.
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Nothing herein shall be deemed to amend or modify the TSA or the respective rights, duties or obligations of the Trustee, or the Special Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of the __ day of ______________ 20__.

Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION TYSN 2023-CRNR MORTGAGE TRUST COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES (and not in its individual capacity)

(SEA	L)
By:

Name:

Title:

ATTEST:

_______________________________

Witness

Witness

STATE OF MARYLAND	)
)ss.
COUNTY OF HOWARD	)

On this day of ____________ 20__, before me personally appeared , to me personally known, who, being by me duly sworn, did acknowledge and say that she is the _________ of Computershare Trust Company, National Association, a nationally chattered banking association, and acknowledged to me that she executed the foregoing instrument on behalf of Computershare Trust Company, National Association, as Trustee, for the benefit of the Holders of Deutsche

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Mortgage & Asset Receiving Corporation TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates (and not in its individual capacity).

Notary Public:
My Commission expires:
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EXHIBIT R

[RESERVED]

R-1

EXHIBIT S

[Reserved]

S-1

EXHIBIT T

[Reserved]

T-1

EXHIBIT U

Form of Certificate Administrator Receipt of Class RR
Certificates

[Date]

[Retaining Party]

Re:	TYSN 2023-CRNR Mortgage Trust Commercial Mortgage Pass-Through Certificates

In accordance with Section 5.02(a) of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Agreement”), pursuant to which the captioned series of commercial mortgage pass-through certificates (the “Certificates”) were issued, the undersigned, as Certificate Administrator, hereby acknowledges receipt and possession of, and further agrees that it will hereafter hold in the Class RR Certificates Safekeeping Account, the Certificates identified on Schedule I attached hereto (the “Subject Certificates”), which constitute some or all of the Class RR Certificates, for the benefit of [Retaining Party], the registered holder of the Subject Certificates, pursuant to the Agreement. Payments on the Subject Certificates will be made to the registered holder thereof in accordance with the Agreement, including pursuant to any written wiring instructions provided in accordance with the Agreement.

This receipt is solely for the benefit of the addressee and is non-transferable. Possession of this receipt by any other Person will not entitle such Person to delivery of, or any rights in respect of, the Subject Certificates. The Subject Certificates are subject to the restrictions on transfer set forth in, and may not be released from the Class RR Certificates Safekeeping Account except in accordance with, the Agreement.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

U-1

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

U-2

Schedule I

Certificates Registered in the Name of [Retaining Party]

Class (CUSIP)	Certificate No.	Initial Certificate Balance

U-3

EXHIBIT V

[RESERVED]

V-1

EXHIBIT W-1

FORM OF CURRENT REPORT

TYSN 2023-CRNR Mortgage Trust

Commercial Mortgage Pass-Through Certificates

_________________________________

CURRENT REPORT

OF

SPECIFIED EVENT
_________________________________

Date of Specified Event: _________, 20__

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EXHIBIT W-2

CURRENT REPORT DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated, pursuant to Section 12.01 of the Trust and Servicing Agreement, to report to each EU Transparency Designee and the Certificate Administrator the occurrence of any event described in the corresponding item described in the “Item Number” column to the extent such party has actual knowledge of such information (except that such qualification to knowledge shall not apply to information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular (other than information with respect to itself that is set forth in or omitted from the Offering Circular), in the absence of specific written notice to the contrary from one or more of the EU Transparency Designees, the Depositor and the Trust Loan Sellers.

Item Number (as referenced in Definition of “Specified Event”)	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the Offering Circular	● Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)
Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.	● Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)
Item 1.03- Bankruptcy or Receivership	● Depositor ● Each Trust Loan Seller
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Trust and Servicing Agreement.	● Certificate Administrator
Item 6.02- Change of Servicer or Trustee Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other material servicers or trustee.	● Master Servicer (as to itself or a servicer retained by it) ● Special Servicer (as to itself or a servicer retained by it) ● Certificate Administrator (as to itself or an entity
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Item Number (as referenced in Definition of “Specified Event”)	Party Responsible
retained by it) ● Trustee ● Depositor
Reg AB disclosure (Item 1108 of Reg AB) about any new servicer or master servicer is also required.	● Master Servicer or Special Servicer, as applicable
Reg AB disclosure (Item 1109 of Reg AB) about any new Trustee is also required.	● Trustee
Reg AB disclosure (Item 1109 of Reg AB) about any new Certificate Administrator is also required.	● Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	● Certificate Administrator
Item 8.01 – Other Events (Optional)	● Depositor
W-2-2

EXHIBIT W-3

CURRENT REPORT DISCLOSURE NOTIFICATION

**SEND VIA EMAIL TO CCTEURRCompliance@computershare.com
AND VIA OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

Computershare Trust Company, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: Corporate Trust Services – TYSN 2023-CRNR

with copies to:

CCTEURRCompliance@computershare.com

Deutsche Bank AG, New York Branch
as EU Transparency Designee
1 Columbus Circle
New York, New York 10019
Attention: Lainie Kaye

with a copy via email to:

cmbs.requests@db.com

**Current Report Disclosure Required **

Ladies and Gentlemen:

In accordance with Section 12.01 of the Trust and Servicing Agreement, dated as of December 12, 2023 between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Berkadia Commercial Mortgage LLC, as master servicer, Situs Holdings, LLC, as special servicer, and Computershare Trust Company, National Association, as certificate administrator, trustee, and custodian, the undersigned, as                          , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on a Current Report.

Description of Current Report Disclosure:

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List of any Attachments hereto to be included in the Current Report Disclosure:

Any inquiries related to this notification should be directed to                          , phone number:                          ; email address:                          .

[NAME OF PARTY], as [role]

By:
Name:
Title:
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EXHIBIT X

ADDITIONAL FORM 10-D DISCLOSURE

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.04 of the Trust and Servicing Agreement to disclose to each Other Exchange Act Reporting Party and the Other Depositor any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific written notice to the contrary from the Depositor, Other Depositor or Trust Loan Sellers. Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the prospectus supplement relating to the Other Securitization. For this TYSN 2023-CRNR Trust and Servicing Agreement and any Other Securitization Trust, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information: Only with respect to any information required by 1121 which is NOT included on the Distribution Date Statement

●        Each Master Servicer (only with respect to 1121(a)(12) as to non-Specially Serviced Loans)

●        Special Servicer (only with respect to 1121(a)(12) as to Specially Serviced Loans)

●        Depositor

●        Certificate Administrator

●         Each Trust Loan Seller (only with respect to 1121(c)(2))

Item 2: Legal Proceedings: Item 1117 of Regulation AB (to the extent material to Certificateholders)	● Master Servicer (as to itself) ● Special Servicer (as to itself) ● Trustee (as to itself) ● Certificate Administrator (as to itself) ● Depositor (as to itself)
X-1

●        Any other Reporting Servicer (as to itself)

●        Trustee/Certificate Administrator/Master Servicer/ Depositor/Special Servicer as to the Trust

●        Each Trust Loan Seller

●        Originators under Item 1110 of Regulation AB (to be provided by the Depositor)

●        Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator ● Trustee
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator
Item 6: Significant Obligors of Pool Assets	● Master Servicer
Item 7: Significant Enhancement Provider Information	● N/A
Item 8: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	● Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 9: Exhibits	● Depositor (exhibits required by Item 601 of Regulation S-K, such as material agreements) ● Certificate Administrator (Monthly Statement to Certificateholders)
X-2

EXHIBIT Y

ADDITIONAL FORM 10-K DISCLOSURE

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.05 of the Trust and Servicing Agreement to disclose to each Other Exchange Act Reporting Party and the Other Depositor any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific written notice to the contrary from the Depositor, the Other Depositor or Trust Loan Sellers. Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the prospectus supplement relating to the Other Securitization. For this TYSN 2023-CRNR Trust and Servicing Agreement and any Other Securitization, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor
Item 9B: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	● Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	● Certificate Administrator ● Depositor
Additional Item: Disclosure per Item 1112(b)(1) of Regulation AB	● Master Servicer
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	● N/A
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Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)

●      Master Servicer (as to itself)

●      Special Servicer (as to itself)

●      Certificate Administrator (as to itself)

●      Trustee (as to itself)

●      Depositor (as to itself)

●      Any other Reporting Servicer (as to itself)

●      Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust

●      Each Trust Loan Seller

●      Originators under Item 1110 of Regulation AB (to be provided by the Depositor)

●      Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

Additional Item: Disclosure per Item 1119 of Regulation AB

●      Master Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Special Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

●      Special Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Master Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

●      Certificate Administrator (as to itself) (to the extent material to Certificateholders)

●      Trustee (as to itself) (to the extent material to Certificateholders)

●      Depositor (as to itself)

●      Depositor (as to the Trust)

●      Each Trust Loan Seller

●      Originators under Item 1110 of Regulation AB (to be provided by the Depositor)

●      Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

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EXHIBIT Z

FORM 8-K DISCLOSURE INFORMATION

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.06 of the Trust and Servicing Agreement to disclose to each Other Exchange Act Reporting Party and the Other Depositor the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific written notice to the contrary from the Depositor, the Other Depositor or Trust Loan Sellers. Each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the prospectus supplement relating to the Other Securitization. For this TYSN 2023-CRNR Trust and Servicing Agreement and any Other Securitization, each of the Certificate Administrator, the Paying Agent, the Trustee, the Master Servicer, the Special Servicer (in its capacity as such), each Other Exchange Act Reporting Party and the Other Depositor shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.	● Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)
Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of  any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.	● Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)
Item 1.03- Bankruptcy or Receivership	● Depositor ● Each Trust Loan Seller
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Item on Form 8-K	Party Responsible
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.	● Depositor ● Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Trust and Servicing Agreement.	● Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	● Depositor
Item 5.06 – Change in Shell Company Status	● Depositor
Item 5.07 – Submission of Matters to a Vote of Security Holders	● Depositor
Item 5.08 – Shareholder Director Nomination	● Depositor
Item 6.01- ABS Informational and Computational Material	● Depositor
Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

●     Master Servicer (as to itself or a servicer retained by it)

●     Special Servicer (as to itself or a servicer retained by it)

●     Certificate Administrator (as to itself or an entity retained by it)

●     Trustee

●     Depositor

Reg AB disclosure about any new servicer or master servicer is also required.	● Master Servicer or Special Servicer, as applicable
Reg AB disclosure about any new Trustee is also required.	● Trustee
Reg AB disclosure about any new Certificate Administrator is also required.	● Certificate Administrator
Item 6.03- Change in Credit Enhancement or Other External Support	N/A
Item 6.04- Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05- Securities Act Updating Disclosure	● Depositor
Item 7.01- Regulation FD Disclosure	● Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	● Depositor
Item 9.01 – Financial Statements and Exhibits	● Responsible party for reporting/disclosing the financial statement or exhibit
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EXHIBIT AA

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA EMAIL TO cctsecnotifications@computershare.com
AND VIA OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

[Other Depositor Address]

[Each Other Exchange Act Reporting Party Address]

Re:	**Additional Form [10-D][10-K][8-K] Disclosure Required **

Ladies and Gentlemen:

In accordance with Section [11.04][11.05][11.06] of the Trust and Servicing Agreement, dated as of December 12, 2023 (the “Trust and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Berkadia Commercial Mortgage LLC, as master servicer (in such capacity, the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), and as certificate administrator (in such capacity, the “Certificate Administrator”), paying agent and custodian, the undersigned, as                          , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

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List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to                          , phone number:                          ; email address:                          .

[NAME OF PARTY], as [role]

By:
Name:
Title:
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EXHIBIT BB

INITIAL SUB-SERVICERS

None.

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EXHIBIT CC

FORM OF BACKUP CERTIFICATION

TYSN 2023-CRNR Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [identify position] of [identify party], as [identify role] under that certain Trust and Servicing Agreement dated as of December 12, 2023 (the “Trust and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Berkadia Commercial Mortgage LLC, as master servicer (in such capacity, the “Master Servicer”), Situs Holdings, LLC, as special servicer (the “Special Servicer”), Computershare Trust Company, National Association, as trustee (in such capacity, the “Trustee”), and as certificate administrator (in such capacity, the “Certificate Administrator”), as paying agent and custodian, on behalf of the [identify role], certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the [identify role] to the applicable Other Exchange Act Reporting Party pursuant to the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) have been submitted by the [identify role] to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;
2.	Based on my knowledge, the [identify role] information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;
3.	I am, or an officer under my supervision is, responsible for reviewing the activities performed by the [identify role] under the Trust and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the [identify role], and except as disclosed in the compliance certificate delivered by the [identify role] under Section 11.07 of the Trust and Servicing Agreement, the [identify role] has fulfilled its obligations under the Trust and Servicing Agreement in all material respects in the year to which such report applies;
4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [identify role] with respect to the Trust’s fiscal year _____ have been provided all information relating to the [identify role] assessment of compliance with the Relevant Servicing Criteria, in order to
CC-1

enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the [identify role] for asset-backed securities with respect to the [identify role] or any Servicing Function Participant retained by the [identify role] and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Trust and Servicing Agreement.

Date:
[IDENTIFY PARTY]

By:
Name:
Title:

CC-2

EXHIBIT DD

FORM OF COMPANION LOAN HOLDER CERTIFICATION

[Date]

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002
Attention: Executive Vice President – Servicing
Fax Number: (215) 328-3478

with a copy to:

Berkadia Commercial Mortgage LLC
323 Norristown Road, Suite 300
Ambler, Pennsylvania 19002

Attention: General Counsel

Computershare Trust Company, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – TYSN 2023-CRNR

with copies to:

trustadministrationgroup@computershare.com;

CCTCMBSBondAdmin@computershare.com

Re:	TYSN 2023-CRNR Mortgage Trust – Companion Loan

In accordance with the requirements for obtaining certain information under the Trust and Servicing Agreement (the “Agreement”), dated as of December 12, 2023, among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Berkadia Commercial Mortgage LLC, as Master Servicer, Situs Holdings, LLC, as Special Servicer, Computershare Trust Company, National Association, as Trustee, and as Certificate Administrator, with respect to any Companion Loan (as defined in the Agreement), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Companion Loan Holder (as defined in the Agreement).

2.       The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

DD-1

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

3.       The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

4.       The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Companion Loan Holder]

By:
Title:
Company:
Phone:
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